Registration Statement No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM F-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                          Ultrapetrol (Bahamas) Limited
             (Exact name of registrant as specified in its charter)


 Commonwealth of The Bahamas             4412                       N/A
(State or other jurisdiction        (Primary Standard         (I.R.S. Employer
of incorporation or organization) Industrial Classification  Identification No.)
                                       Code Number)


  Ultrapetrol (Bahamas) Limited                     Seward & Kissel LLP
  Attention: Felipe Menendez R.             Attention: Lawrence Rutkowski, Esq.
 Ocean Centre, Montagu Foreshore                One Battery Park Plaza
          East Bay St.                         New York, New York 10004
        Nassau, Bahamas                             (212) 574-1200
        P.O. Box SS-19084                     (Name, address and telephone
         (242) 364-4755                       number of agent for service)
    (Address and telephone number of
Registrant's principal executive offices)

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                                   Copies to:

    Lawrence Rutkowski, Esq.                       William J. Whelan, III, Esq.
      Seward & Kissel LLP                           Cravath, Swaine & Moore LLP
     One Battery Park Plaza                              Worldwide Plaza
    New York, New York 10004                           825 Eighth Avenue
(212) 574-1200 (telephone number)                 New York, New York 10019
(212) 480-8421 (facsimile number)             (212) 474-1000 (telephone number)
                                              (212) 474-3700 (facsimile number)

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                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.

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     If any of the securities being registered on this Form are being offered on
a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                         CALCULATION OF REGISTRATION FEE

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                                                  Proposed
Title of                                          Maximum
Each Class of                          Maximum    Aggregate
Securities to               Number     Price      Offering      Amount of
be Registered               of Shares  Per Share  Price(1)(2)   Registration Fee
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Common Stock,
par value $.01 per share                          $201,250,000   $6,200
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(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2) Includes common stock, if any, that may be sold pursuant to the underwriters' over-allotment option.

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       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

PRELIMINARY PROSPECTUS               Subject to Completion                , 2007

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Ultrapetrol (Bahamas) Limited

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The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
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COMMON STOCK

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We are offering shares of our common stock in this offering, and the selling shareholders identified in this prospectus are offering shares of our common stock. We will not receive any of the proceeds from any shares of common stock sold by the selling shareholders.

Our common stock is listed on The Nasdaq Global Market under the symbol "ULTR."
On           , 2007, the closing price of our common stock on the Nasdaq Global
Market was $           per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                                          Per Share      Total
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Public offering price                                     $              $
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Underwriting discounts and commissions                    $              $
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Proceeds, before expenses, to us                          $              $
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Proceeds, before expenses, to the selling shareholders    $              $
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The underwriters may purchase from one of our selling shareholders an additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discount and commissions will be $ and the total proceeds to the selling shareholders, before expenses, will be $ .

The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about , 2007.

UBS Investment Bank                                     Bear, Stearns & Co. Inc.

                                 --------------

Jefferies & Company               Raymond James              DVB Capital Markets

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

You should rely only on the information contained in this prospectus or to which we have referred you. We have not, and the underwriters have not authorized anyone to provide you with additional or different information. We are not, and the underwriters are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus may only be accurate on the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

TABLE OF CONTENTS

                                                                            Page

Enforceability of civil liabilities......................................    iii

Industry.................................................................    iii

Summary..................................................................      1

Risk factors.............................................................     13

Forward-looking statements...............................................     32

Use of proceeds..........................................................     33

Dividend policy..........................................................     34

Capitalization...........................................................     35

Selected financial and other data........................................     38

Management's discussion and analysis of financial
   condition and results of operations...................................     40

The international shipping industry......................................     60

Business.................................................................     75

Management...............................................................     92

Principal and selling shareholders.......................................     96

Related party transactions...............................................     97

Shares eligible for future sale..........................................    100

Description of capital stock.............................................    102

Description of credit facilities and other
   indebtedness..........................................................    106

Bahamian company considerations..........................................    109

Tax considerations.......................................................    111

Underwriting.............................................................    118

Notice to investors......................................................    121

Other expenses of issuance and distribution..............................    123

Legal matters............................................................    124

Experts..................................................................    124

Where you can find additional information................................    124

Glossary of shipping terms...............................................    125

Index to financial statements............................................   F-

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Bahamian corporation. Our subsidiaries are incorporated in Argentina, The Bahamas, Brazil, Chile, Colombia, Liberia, Mexico, Panama, Paraguay, Spain, the United Kingdom, the United States of America, Uruguay and Venezuela. All of our vessels and barges are flagged in Argentina, Bolivia, Brazil, Chile, Liberia, Panama or Paraguay. Most of our and our subsidiaries' offices, administrative activities and other assets, as well as those of the independent registered public accountants and the expert named herein, are located outside the United States. In addition, some of our directors and officers, and the directors and officers of our subsidiaries, are residents of jurisdictions other than the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or our subsidiaries or such persons, and it may be difficult for you to enforce judgments obtained in United States courts against us or our subsidiaries, our directors and officers, the directors and officers of our subsidiaries, the independent registered public accountants or the expert named herein, or the assets of any such parties located outside the United States. Further, it may be difficult for you to enforce judgments obtained in United States courts, including those predicated upon the civil liability provision of the federal securities laws of the United States, against such parties in courts outside of the United States.

INDUSTRY

The discussions relating to the international shipping industry contained under the sections of this prospectus entitled "Summary," "The international shipping industry" and "Business" have been reviewed by Doll Shipping Consultancy, or DSC, which has confirmed to us that the discussion contained in those sections accurately describes the international shipping markets subject to the reliability of the data supporting the statistical and graphical information present in this prospectus.

DSC is an independent company based in the United Kingdom that provides market analysis and strategic planning services to the shipping industry, and has provided us with statistical and other data regarding the shipping industry and the particular markets in which we operate. You can find these data in this prospectus in, among other locations, the section entitled "The international shipping industry." DSC has advised us that these data are drawn from published and private industry sources. DSC has also advised us that:

o some industry data they provided are based upon estimates or subjective judgments in circumstances where data for actual market transactions either do not exist or are not publicly available;

o the published information of other maritime data collection experts may differ from the data provided to us by DSC; and

o while DSC has taken reasonable care in the compilation of the data it has provided to us and believes such data to be accurate, data collection is subject to limited audit and validation procedures.

Neither we nor any of our affiliates have independently verified the information supplied to us by DSC and neither we nor any of our affiliates make any representations regarding its accuracy.

                          ULTRAPETROL (BAHAMAS) LIMITED
                          SUMMARY ORGANIZATIONAL CHART

                       |---------------------------------|
                       |                                 |
                       | Ultrapetrol (Bahamas) Limited   |
                       |                                 |
                       |---------------------------------|
                                      |
                                      |
                                      |
                                      |
                                      |
                                      |
     -------------------------------------------------------------------
     |                 |                |              |               |
100% |       94.45%(1) |           100% |         100% |          100% |
     |                 |                |              |               |
|----------|     |-----------|    |----------|  |-----------|   |--------------|
|          |     | Offshore  |    |          |  |           |   | Ship         |
|  River   |     |   Supply  |    |  Ocean   |  | Passenger |   | Management   |
| Business |     |  Business |    | Business |  |  Business |   | "Ravenscroft"|
|  "UABL"  |     |    "UP    |    |          |  |           |   |              |
|          |     | Offshore" |    |          |  |           |   |              |
|----------|     |-----------|    |----------|  |-----------|   |--------------|

>  44 Tank        >  4 Platform   >  8 Vessels  >  2 Vessels    >  Technical
   Barges            Supply       >  Total of   >  1,585 Total     management
>  458 Dry           Vessels         651,147       Berths          for
   Barges            ("PSVs")in      dwt                           Ultrapetrol's
>  24 Pushboats      service                                       vessels as
>  1 Transfer     >  2 PSVs under                                  well as
   Station           construction                                  third party
>  Total             in Brazil                                     technical
   828,000        >  2 PSVs under                                  and/or
   dwt capacity      construction                                  commercial
>  Two port          in India                                      management.
   facilities     >  4,200 dwt                                  >  Owns a
   (50% owned)       and 840 sq.                                   16,007
>  Two shipyards     meters of                                     square foot
   (one owned;       deck space                                    building
   one leased)       each                                          in Coral
                                                                   Gables,
                                                                   Florida

----------
(1) Our partner in Brazil, Comintra Enterprises Ltd., or Comintra, owns 5.55% of UP Offshore (Bahamas) Ltd.

SUMMARY

This summary highlights selected information in this prospectus. It may not contain all the information that may be important to you. You should review carefully the risk factors and the more detailed information and financial statements contained elsewhere in this prospectus, for a more complete understanding of our business and this offering. In this prospectus, unless the context otherwise indicates, the terms "we," "us" and "our" (and similar terms) refer to Ultrapetrol (Bahamas) Limited and its subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. Dollars. See the "Glossary of shipping terms" included in this prospectus for definitions of certain terms used in this prospectus that are commonly used in the shipping industry.

OUR COMPANY

We are an industrial transportation company serving the marine transportation needs of our clients in the markets on which we focus. We serve the shipping markets for grain, minerals, crude oil, petroleum, refined petroleum products and forest products, as well as the offshore oil platform supply market, and the leisure passenger cruise market through our operations in the following four segments of the marine transportation industry.

o Our River Business, with 502 barges, is the largest owner and operator of river barges and pushboats that transport dry bulk and liquid cargos through the Hidrovia Region of South America, a large area with growing agricultural, forest and mineral related exports. This region is crossed by navigable rivers that flow through Argentina, Bolivia, Brazil, Paraguay and Uruguay to ports serviced by ocean export vessels.

o Our Offshore Supply Business owns and operates vessels that provide critical logistical and transportation services for offshore petroleum exploration and production companies, in the North Sea and the coastal waters of Brazil. Our Offshore Supply Business fleet currently consists of proprietarily designed, technologically advanced platform supply vessels, or PSVs. We have four PSVs in operation and four under construction. Two PSVs are under construction in Brazil and are contracted to be delivered in the second quarter of 2007 and in 2008, respectively. We recently contracted with a shipyard in India to construct two PSVs for delivery commencing in 2009, with an option to build two more.

o Our Ocean Business owns and operates eight oceangoing vessels, including three Handysize/small product tankers which we intend to use in the South American coastal trade where we have preferential rights and customer relationships, three versatile Suezmax Oil-Bulk-Ore, or Suezmax OBO, vessels, one Aframax tanker and one semi-integrated tug/barge unit. Our Ocean Business fleet has an aggregate carrying capacity of approximately 651,000 deadweight tons, or dwt, and our three Suezmax OBOs are capable of carrying either dry bulk or liquid cargos, providing flexibility as dynamics change between these market sectors.

o Our Passenger Business fleet consists of two vessels with a total carrying capacity of approximately 1,600 passengers, and operates primarily in the European cruise market. We currently employ our largest passenger vessel under a multi-year seasonal charter with a European tour operator and the other passenger vessel in the Aegean Sea for the European summer season of 2007. In addition, we have operated one of our vessels during periods outside the European travel season for certain events.

We have a diverse customer base including large and well-known petroleum, agricultural, mining and tour operating companies. Some of our significant customers over the last three years include affiliates of Archer Daniels Midland, British Gas, Cargill, Chevron, Continental Grain, Empresa Nacional de Petroleo (ENAP), the national oil company of Chile, Industrias Oleaginosas, Panocean, Petrobras, the national oil company of Brazil, Petropar, the national oil company of Paraguay, Rio Tinto, Swissmarine, Total, Trafigura, Travelplan, and Vicentin.

We are focused on growing our businesses while maintaining the versatility of our fleet and the diversity of industries that we serve. We believe maintaining this versatility and diversity will maximize our ability to pursue new growth opportunities and minimize our dependence on any particular sector of the marine transportation industry.

OUR COMPETITIVE STRENGTHS

We believe that the following strengths have contributed to our success.

o Multiple Growth Opportunities. We believe that we have successfully identified a series of growth opportunities in the marine transportation industry and have built businesses with competitive advantages that have grown rapidly by meeting the needs of a range of multinational customers.

o Diversification. We believe that our diversification across multiple segments of the marine transportation industry provides significant protection against business cycles in any particular segment.

o Large Scale Generates Efficiencies. We are the largest provider of river transportation services in the Hidrovia Region, which gives us economies of scale and increased negotiating power. Our size has enabled us, alone among our competitors in the Hidrovia Region, to implement an operational system through which we provide our customers with a continuous stream of available barges while reducing our operating costs on a per ton basis.

o Advanced Technology. Our PSVs have advanced dynamic positioning systems and benefit from our proprietary design that includes oil recovery capabilities in most of our PSVs, azimuth thrusters, and greater cargo capacity and deck space than most PSVs of standard design. These capabilities enable us to better serve clients operating in challenging offshore environments. Our River Business uses a navigational system that allows around-the-clock operation on a river system that lacks the signals otherwise necessary for night navigation.

o Versatile Ocean Fleet. We can readily switch our Suezmax OBOs between dry bulk and liquid cargo carriage to take advantage of rate differentials in these markets. Further, because of her narrow beam, our Aframax tanker is able, despite her large Aframax dwt, to transit the Panama Canal. Our Handysize/small product tankers can transport a variety of different cargos, from heated crudes to multiple light products such as gasoline and jet fuel.

o Long-Term Customer Relationships. We have long-standing relationships with large, stable customers, including affiliates of major international oil and agriculture companies, including Petrobras and Cargill, which have been our customers for 13 years and nine years, respectively, as well as Archer Daniels Midland, Continental Grain and ENAP.

o High Standards of Performance and Safety. The quality of our vessels and the expertise of our vessel managers, crews and engineering resources help us maintain safe, reliable and consistent performance.

o Established History and Experienced Management Team. Our management team is led by members of the Menendez family, which has been in the shipping industry since 1876. Our senior executive officers have on average 34 years of experience in the shipping industry.

o Preferential Treatment in Certain Markets. Certain countries provide preferential treatment for vessels that are flagged in their jurisdiction or chartered in for operation by local ship operators. Brazilian law provides a preference for the utilization of Brazilian-flagged vessels in its cabotage trade. Through one of our Brazilian subsidiaries, we have the competitive advantage of being able to trade most of our PSVs in the Brazilian cabotage market, enabling them to obtain employment in preference to vessels without those cabotage privileges. In addition, certain of our ocean vessels enjoy special privileges in Argentina and Chile.

OUR BUSINESS STRATEGY

Our business strategy is to continue to operate as a diversified marine transportation company with an aim to maximize our growth and profitability while limiting our exposure to the cyclical behavior of individual sectors of the marine transportation industry. We plan to implement our business strategy by pursuing the following objectives.

o Capitalizing on Attractive Fundamentals in Our River Business. We plan to use our leading market position in the Hidrovia Region to grow our River Business by capitalizing on the region's growing agricultural, iron ore and other commodity exports, the cost effectiveness of river transport compared to available alternatives and our proprietary transportation infrastructure. We plan to increase the size and capacity of many of our existing barges and invest in river infrastructure in order to take advantage of this opportunity. We may also seek to add capacity by acquiring assets or companies currently operating in the Hidrovia Region.

o Expansion of Our Barge Construction Capability. We intend to use a portion of the proceeds of the offering to expand our shipyard in Argentina to facilitate the building of new barges, enabling us to design and construct barges that are best suited for the characteristics of our River Business. Certain new mining concerns have announced plans to produce and ship through the river system significant additional volumes of iron ore. This presents the challenge of creating significant new capacity in a cost-effective manner. We believe that having our own barge producing capability will enable us to meet this challenge at lower cost than purchasing the barges overseas and transporting them to South America.

o Expanding Our Offshore Supply Business. We have taken delivery of four proprietarily designed PSVs for our Offshore Supply Business and have four more PSVs under construction, with an option for another two PSVs, which, if exercised, would give us a total fleet of ten vessels.

o Growing Our Ocean Fleet. We plan on incorporating additional chemical/product tankers into our ocean fleet. We believe that these ships will fill a demand from our existing customers for vessels to service routes where both the point of origin and destination are in South America. In addition, we are studying alternative, efficient ways of expanding our ocean fleet in the current market, in which vessels generally sell at a premium by modifying or converting existing tonnage.

o Redeploying Vessels to the Most Attractive Markets. Under appropriate market conditions, we intend to take advantage of the versatility of some of our vessels and to alter the geographic and industry focus of our operations by redeploying vessels to the most profitable markets. In addition, we actively manage the deployment of our fleet between longer-term and shorter-term time charters.

o Expanding Our Passenger Fleet. We intend to further expand our Passenger Business through timely and selective acquisitions of secondhand passenger vessels in accordance with identified customer needs and to increase revenue by also employing our vessels outside of the European travel season.

o Generating Operational Efficiencies. We have identified opportunities and are implementing our plans to improve overall efficiency and profitability. For example, in our River Business, we plan to increase the size and capacity of many of our existing barges and invest in new engines that burn less expensive fuel for our line pushboats, which we use on our longer river voyages. We will also continue to focus on optimizing our barge and tug scheduling, maximizing loads and convoy size and minimizing empty return voyages.

CHARTERING STRATEGY AND FLEET MANAGEMENT

We continually monitor developments in the shipping industry and make charter-related decisions on an individual vessel and segment basis as well as our view of overall market conditions.

We conduct the day-to-day management and administration of our operations in-house and through our subsidiaries. Our subsidiary, Ravenscroft, provides technical ship management for the vessels in our Offshore Supply, Ocean and Passenger Businesses while our subsidiary, UABL Limited, or UABL, manages our River Business. In addition to servicing our own vessels, Ravenscroft also manages vessels owned by third parties.

IMPORTANT DEVELOPMENTS AND CURRENT INITIATIVES

We believe the following developments and initiatives will have a significant impact on the operations of our various businesses.

River Business
--------------

o New vessels. On March 7, 2007, we acquired ownership of an existing competitor in our river system adding to our fleet one 4,500 HP shallow drafted pushboat and twelve Jumbo 2,500 dwt barges, all of which were built in the United States in 1995.

o Expansion and fuel efficiency initiatives. We have begun a three year program to expand the size of approximately 130 of our barges. To date, we have expanded 12 barges, and we expect to have a total of 62 expanded by the end of 2007. We are also working on a four year program to replace the diesel engines in 16 of our line pushboats with new engines that will burn less expensive heavy fuel oil. We have to date contracted to purchase six of these new engines from MAN Diesel with expected delivery dates in July and November of 2007.

o Expansion of our barge construction capability. We plan to expand our shipyard in Argentina and adequately equip it to build new barges and grow our fleet in order to meet our expected future incremental demand in a cost effective manner. We expect that the most significant impact from these programs on our operations will occur after 2007.

Offshore Supply Business
------------------------

o Acquisition of additional 66.67% interest. On March 21, 2006, we acquired an additional 66.67% of UP Offshore, which is the holding company for our Offshore Supply Business, raising our ownership to 94.45%. Prior to this transaction, we used the equity method of accounting for our investment in UP Offshore. Since the date of the transaction, we consolidate UP Offshore into our financial results.

o New vessels. Our 2006 operating results reflect the partial year operations of two newly built PSVs, one that we received and placed into service in March 2006, and one that we received in August 2006 and placed into service in September 2006. We expect to take delivery of two more sister vessels currently under construction in Brazil in the second quarter 2007 and in 2008, respectively. In addition, we have recently signed contracts with a shipyard in India for the construction of two additional vessels to be delivered in 2009, with an option to build two more.

Ocean Business
--------------

o Vessel acquisitions and dispositions in our Ocean Business. On October 23, 2006, we purchased our Amadeo, a 39,530 mt dwt crude and product carrier. Upon delivery in December 2006, we sent this vessel to a Romanian shipyard where we have contracted for retro-fitting to double hull. We expect this vessel to commence service in South America in the second quarter 2007. On January 5, 2007 we took delivery of our new acquisition, Alejandrina, a 9,200 metric tons dwt 2006 built double hull product carrier which will commence service in South America in late March 2007.

Passenger Business
------------------

o Vessel deployment in our Passenger Business. We completed a refurbishment of all passenger accommodations on the New Flamenco in February 2006 and she has secured employment at increased rates for the European summer season of 2007 with an option for the 2008 summer season. We have entered into an agreement with Monarch Classic Cruises for the Grand Victoria (to be renamed Blue Monarch) to participate in their program in the Aegean Sea during the European summer season of 2007.

OUR CORPORATE HISTORY

We were originally formed by members of the Menendez family with a single oceangoing vessel in 1992, and were incorporated in our current form as a Bahamas corporation on December 23, 1997.

Our Ocean Business has grown through the investment of capital from the operation of our fleet along with other sources of capital to acquire additional vessels. In 1998, we issued $135.0 million of 10 1/2% First Preferred Ship Mortgage Notes due 2008, or the Prior Notes. By 2001, our fleet reached 13 oceangoing vessels with a total carrying capacity of 1.1 million dwt. During 2003, in an effort to remain ahead of changing environmental protection regulations, we began to sell all of our single hull Panamax and Aframax tankers (five vessels in total), a process that we completed in early 2004.

We began our River Business in 1993 with a fleet consisting of one pushboat and four barges. In October 2000, we formed a joint venture with American Commercial Barge Lines Ltd., or ACL. From 2000 to 2004, we built UABL into the leading river barge company in the Hidrovia Region of South America. Using some of the proceeds from the sale of our single hull Panamax tankers, in 2004, we purchased from ACL their 50% equity interest in UABL.

During 2000, we received a $50.0 million equity investment from an affiliate of Solimar Holdings, Ltd., or Solimar, a wholly-owned subsidiary of the AIG-GE Capital Latin American Infrastructure Fund L.P., or the Fund. The Fund was established at the end of 1996 to make equity investments in Latin America and the Caribbean countries. The Fund has also been our partner in other ventures, including UP Offshore.

In December 2002, we began our relationship with International Finance Corporation, or IFC, which is the private sector arm of the World Bank Group that provides loans, equity, and other services to support the private sector in developing countries. In total, IFC, together with its participant banks and co-lender, KfW, has provided us with $115.0 million of credit and equity commitments to support our River and Offshore Supply Businesses.

We formed our Offshore Supply Business during 2003 in a joint venture with a wholly-owned subsidiary of the Fund and Comintra. We capitalized the business with $45.0 million of common equity and $70.0 million of debt and preferred equity from IFC to construct our initial fleet of six PSVs. On March 21, 2006, we separately purchased 66.67% of the issued and outstanding capital stock of UP Offshore (Bahamas) Ltd., or UP Offshore, a company through which we operate our Offshore Supply Business from an affiliate of Solimar, one of the selling shareholders, for a purchase price of $48.0 million. Following this acquisition, we hold 94.45% of the issued and outstanding shares of UP Offshore.

In November 2004, we issued $180.0 million of 9% First Preferred Ship Mortgage Notes due 2014, or the Notes. The proceeds of the Notes offering were used principally to prepay the Prior Notes and to buy an additional Ocean Business asset, further invest in our River Business, and to diversify into the Passenger Business with the acquisition of two passenger vessels.

In October 2006, we completed our initial public offering (our "IPO") of 12.5 million shares of our common stock, which generated gross proceeds of $137.5 million. On November 10, 2006, the Underwriters of our IPO exercised their over-allotment option to purchase from the selling shareholders in our IPO an additional 232,712 shares of our common stock. We did not receive any of the proceeds from the sale of shares by these shareholders in the over-allotment option.

CORPORATE INFORMATION

We are incorporated in the Commonwealth of The Bahamas under the name Ultrapetrol (Bahamas) Limited. Our principal offices in The Bahamas are located at Ocean Centre, Montagu Foreshore, East Bay St., P.O. Box SS-19084, Nassau, Bahamas. Our telephone number there is 1 (242) 364-4755.

THE OFFERING

Common stock offered by us....................   shares.
Common stock offered by the
 selling shareholders.........................   shares.
Underwriters' over-allotment option...........   shares from one of our
                                                 selling shareholders.
Common stock to be outstanding
immediately after this offering...............   shares.
Use of proceeds...............................   We expect to use the net
                                                 proceeds of this offering
                                                 as follows:

                                                 o    $13.8 million to
                                                      replace cash on hand
                                                      used to fund
                                                      Otto Candies acquisition,
                                                      including related
                                                      expenses;

                                                 o    $43.3 million to
                                                      fund construction
                                                      costs of the two new
                                                      PSVs being built in
                                                      India, including
                                                      $8.7 million to
                                                      replenish cash on
                                                      hand used to fund
                                                      the first advance
                                                      under the
                                                      construction
                                                      contracts and $34.6
                                                      million to be held
                                                      as working capital
                                                      to fund the balance
                                                      of the construction
                                                      costs;

                                                 o    $6.0 million to fund
                                                      the expansion of our
                                                      shipyard in
                                                      Argentina for
                                                      construction of new
                                                      barges; and

                                                 o    the remainder for
                                                      general corporate
                                                      purposes.

                                                 We will not receive any of the
                                                 proceeds from any sale of our
                                                 common stock by the selling
                                                 shareholders. See "Use of
                                                 proceeds."

Dividend policy...............................   We anticipate retaining most
                                                 of our future earnings, if
                                                 any, for use in our operations
                                                 and the expansion of our
                                                 business. Any determination as
                                                 to dividend policy will be
                                                 made by our board of directors
                                                 and will depend on a number of
                                                 factors, including the
                                                 requirements of Bahamian law,
                                                 our future earnings, capital
                                                 requirements, financial
                                                 condition and future
                                                 prospects, restrictions
                                                 imposed by the terms of our
                                                 indebtedness, and such other
                                                 factors as our board of
                                                 directors may deem relevant.
                                                 See "Dividend policy."

Nasdaq Global Market listing..................   Our common stock is listed on
                                                 The Nasdaq Global Market under
                                                 the symbol "ULTR."

Special Voting Rights.........................   Under our Amended and Restated
                                                 Memorandum of Association, the
                                                 selling shareholders are
                                                 expressly entitled to seven
                                                 votes per share on all shares
                                                 held directly by them and all
                                                 other holders of shares of our
                                                 common stock are entitled to
                                                 one vote per share. The
                                                 special voting rights of the
                                                 selling shareholders are
                                                 transferable to each other but
                                                 are not transferable to any
                                                 other shareholders, and apply
                                                 only to shares held by them on
                                                 October 12, 2006 and not to
                                                 any shares they subsequently
                                                 purchase or repurchase. Our
                                                 Amended and Restated
                                                 Memorandum of Association also
                                                 provides certain protections
                                                 for our shareholders that do
                                                 not have these special voting
                                                 rights including certain
                                                 tag-along rights. After giving
                                                 effect to this offering, the
                                                 selling shareholders will have
                                                 % of the voting power of our
                                                 common stock. Please see
                                                 "Description of capital stock"
                                                 elsewhere in this prospectus.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

o    assumes that the underwriters do not exercise their over-allotment option;

o does not give effect to the warrant in favor of Solimar representing 146,384 shares of our common stock.

RISK FACTORS

Investing in our common stock involves substantial risks. We summarize some of these risks below.

o Some of the sectors of the shipping industry in which we operate are cyclical and volatile. Some of our businesses operate in highly volatile and cyclical markets characterized by large fluctuations in demand and charter rates. If these businesses suffer from adverse market conditions, our results of operations will be adversely affected.

o Our River Business can be affected by adverse weather conditions that reduce production of the goods we transport or navigability of the river system on which we operate. Droughts and other adverse weather conditions, such as floods, have in the past and could in the future result in a decline in production of the agricultural products we transport. Further, certain conditions, such as low water levels, could reduce or limit our ability to effectively transport cargo on the rivers.

o Our vessels are at risk of being damaged due to operational risks that may lead to unexpected consequences, which may adversely affect our earnings. Our vessels and their cargos are at risk of being damaged or lost because of events we cannot control, such as marine disasters, bad weather, mechanical failures, human error, war, terrorism, piracy and other circumstances or events. Although we insure our vessels against those types of risks commonly insured against by vessel owners and operators, we may not be adequately insured against all risks.

o We are an international company that is exposed to the risks of doing business in many different and often less developed emerging market countries. We conduct almost all of our operations outside of the United States, including in countries that are less developed, such as Argentina, Bolivia, Brazil, Chile, China, Paraguay, South Africa and Uruguay. By operating in these countries, we are subject to numerous risks, including political and economic instability, unfavorable legal, regulatory and tax changes, and others.

o Certain of our existing shareholders control the outcome of matters on which our shareholders are entitled to vote following this offering. Certain of our existing shareholders control a majority of the voting power of our common stock after this offering, in part because shares of common stock held by them prior to this offering have seven votes and shares of common stock held by others have one vote. In cases where their interests differ from yours, they will have the ability to control the management of our company.

o The price of our common stock has been volatile and after this offering may continue to be volatile. The market price of our common stock has historically fluctuated over a wide range and may continue to fluctuate significantly. You may encounter difficulties in trying to sell your shares of our common stock in the future.

This is not a comprehensive list of risks to which we are subject, and you should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the additional factors set forth in the section of this prospectus entitled "Risk factors" beginning on page 13.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary consolidated financial information and other operating data. You should carefully read our audited consolidated financial statements, and the information set forth under "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus for additional financial information about us. We derived our summary consolidated statement of operations data for the fiscal years ended December 31, 2004, 2005 and 2006, and our summary consolidated balance sheet data as of December 31, 2005 and 2006, from our audited consolidated financial statements included elsewhere in this prospectus. We derived our summary consolidated balance sheet data as of December 31, 2004 from our audited consolidated statements not included in this prospectus. We refer you to the footnotes to our consolidated financial statements for a discussion of the basis on which our consolidated financial statements are presented.

                                                     Year ended December 31,
                                              ----------------------------------
                                                2004(1)        2005     2006(2)
                                                   (Dollars in thousands)

Statement of Income Data:

Revenues:.................................    $ 95,160    $ 125,361   $ 173,466
Operating expenses(3).....................     (40,815)     (73,061)    (97,610)
  Depreciation and amortization...........     (18,688)     (21,333)    (28,340)
  Management fees to related parties(4)...      (1,513)      (2,118)       (511)
  Administrative and commercial expenses..      (7,494)      (7,617)    (13,905)
  Other operating income (expenses)(5)....         784       22,021        (198)
Operating profit..........................      27,434       43,253      32,902
Financial expense.........................     (16,134)     (19,141)    (19,025)
Financial gain (loss) on extinguishment
  of debt(6)..............................      (5,078)           -      (1,411)
Financial income..........................         119        1,152         733
Investment in affiliates(7)...............         406         (497)        588
Other income (expenses)...................         174          384         859
Income before income tax and minority
  interest................................       6,921       25,151      14,646
Income taxes..............................        (642)        (786)     (2,201)
Minority interest(8)......................      (1,140)      (9,797)     (1,919)
                                            ----------   ----------  ----------
Net income................................     $ 5,139     $ 14,568    $ 10,526
                                            ==========   ==========  ==========
Basic net income per share................     $  0.33       $ 0.94      $ 0.59
                                            ==========   ==========  ==========
Diluted net income per share..............     $  0.33       $ 0.94      $ 0.58
                                            ==========   ==========  ==========
Basic weighted average number of shares...  15,500,000   15,500,000  17,965,753
                                            ==========   ==========  ==========

Diluted weighted average number of shares.  15,500,000   15,500,000  18,079,091
                                            ==========  ===========  ==========

Balance Sheet Data (end of period):
Cash and cash equivalents.................    $ 11,602      $ 7,914    $ 20,648
Current restricted cash...................       2,975        3,638           -
Working capital(9)........................      13,441       26,723      31,999
Vessels and equipment, net................     160,535      182,069     333,191
Total assets..............................     273,648      278,282     426,379
Total debt................................     220,413      211,275     220,685
Shareholders' equity......................      28,910       43,474     179,429

Other Financial Data:
Net cash provided by operating activities.    $ 23,129     $ 16,671    $ 28,801
Net cash used in investing activities.....     (57,556)     (26,725)   (104,029)
Net cash provided by financing activities.      37,781        6,366      87,962

EBITDA(10)(11)............................      45,681       55,828      62,417

Selected Fleet Data (end of period):
River Business
Dry barges................................         411          446         446
Tank barges...............................          44           44          44
Total barges..............................         455          490         490
Total barge capacity (approximate dwt) ...     744,000      798,000     798,000
Number of pushboats.......................          21           23          23
Offshore Supply Business
Large PSVs................................          --           --           4
Ocean Business
Total ocean vessels.......................           6            6           7
Total ocean vessel capacity (approximate dwt) 747,000 602,000 643,000 Passenger Business
Passenger vessels........................           --            2           2
Total passenger berths...................           --        1,585       1,585

----------
(1) In a series of related transactions, on April 23, 2004, through two wholly owned subsidiaries, we acquired from American Commercial Barge Lines Ltd., or ACBL, the remaining 50% equity interest in UABL Limited, or UABL, that we did not previously own, along with a fleet of 50 river barges and seven river pushboats. The results of UABL's operations have been included in our consolidated financial statements since that date.

(2) On March 21, 2006 we acquired an additional 66.67% of UP Offshore, which is the holding company for our Offshore Supply Business, raising our ownership to 94.45%. The results of UP Offshore's operations have been included in our consolidated financial statements since that date.

(3) Operating expenses are voyage expenses and running costs. Voyage expenses, which are incurred when a vessel is operating under a contract of affreightment (as well as any time when they are not operating under time or bareboat charter), comprise all costs relating to a given voyage, including port charges, canal dues and fuel (bunkers) costs, are paid by the vessel owner and are recorded as voyage expenses. Voyage expenses also include charter hire payments made by us to owners of vessels that we have chartered in. Running costs, or vessel operating expenses, include the cost of all vessel management, crewing, repairs and maintenance, spares and stores, insurance premiums and lubricants and certain drydocking costs.

(4) Management fees to related parties included payments to our related companies Ravenscroft Shipping (Bahamas) S.A., or Ravenscroft, and Oceanmarine S.A., or Oceanmarine, for ship management and administration services that they provide to us. We purchased the business of Ravenscroft and hired the administrative personnel and purchased the administrative related assets of Oceanmarine on March 21, 2006; accordingly, ship management and administration costs appear as in-house expenses in our results from that date.

(5) Other operating income in 2005 includes $21.8 million gain from the sale of our Capesize bulk carrier, the Cape Pampas. This vessel was owned directly by Ultracape (Holdings) Ltd., or Ultracape, a company of which we owned 60%. Accordingly, the gain on sale attributable to the remaining 40% that we did not own is deducted from income as minority interest.

(6) During 2004, we repurchased $5.7 million principal amount of our Prior Notes for a price of $4.3 million and realized a gain of $1.3 million, and we incurred $6.4 million in expenses in relation to our tender offer and repurchase of our Prior Notes. During 2006, there was an early redemption of our indebtedness in our River Business and we incurred a loss of $1.4 million related to the unamortized balance of issuance costs.

(7) Prior to April 2004, we owned 50% of UABL through a joint venture with ACBL and, accordingly, we accounted for it using the equity method. Also, prior to March 2006, we owned 27.78% of UP Offshore (Bahamas) Ltd. and, accordingly, we accounted for it using the equity method.

(8) We own 60% of Ultracape, which owned the Capesize bulk carrier Cape Pampas prior to its sale in May 2005, and accordingly recognized minority interest for the 40% we did not own. Figures in 2004 principally represent 40% of the income earned by Ultracape, from operation of the Cape Pampas. The figure in 2005 represents 40% of the income from operations of the Cape Pampas as well as 40% of the gain on the sale of the vessel in May 2005. Minority interest in 2006 includes a loss of $0.9 million incurred through redemption of the preferred shares issued by our subsidiary UP Offshore owned by IFC, which was part of the use of proceeds from our IPO.

(9)  Current assets less current liabilities.

(10) EBITDA consists of net income (loss) prior to deductions for interest expense and other financial gains and losses, income taxes, depreciation of vessles and equipment and amortization of drydock expense, intangible assets, financial gain (loss) on extinguishment of debt and a premium paid for redemption of preferred shares. We have provided EBITDA in this report because we use it to, and believe it provides useful information to investors to, measure our performance and evaluate our ability to incur and service indebtedness. We also use EBITDA to assess the performance of our business units. We believe that EBITDA is intended to exclude all items that affect results relating to financing activities. The gain and losses associated with extinguishment of debt, including preferred shares issued for our subsidiaries, are a direct financing item that affects our results, and as such we exclude these items in our calculation of EBITDA. We do not intend for EBITDA to represent cash flows from operations, as defined by GAAP (on the date of calculation) and it should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows from operations as a measure of liquidity. This definition of EBITDA may not be comparable to similarly titled measures disclosed by other companies. Generally, funds represented by EBITDA are available for management's discretionary use.

     The following table reconciles our EBITDA to our net income:

                                                     Year ended December 31,

                                                    2004     2005      2006
                                                    ----     ----      ----
                                                     (Dollars in thousands)

Net income                                        $5,139  $14,568    $10,526
 Plus
 Financial expense                                 16,134   19,141     19,025
 Financial gain on extinguishment of debts         (1,344)      --         --
 Financial losses on extinguishment of debts        6,422       --      1,411(a)
 Income taxes                                         642      786      2,201
 Depreciation and amortization                     18,688   21,333     28,340
 Premium paid for redemption of preferred
   shares(b)                                           --       --        914
                                                  ------------------------------
 EBITDA                                           $45,681  $55,828(c) $62,417
                                                  ------------------------------

----------
(a) Corresponds to the loss incurred in the fourth quarter of 2006 through the early repayment of the loans granted by IFC to UABL, which was part of the use of proceeds from our IPO.

(b)  See note 8 above.

(c) EBITDA for 2005 includes $13.1 million, net of minority interest from the gain on the sale of Cape Pampas in May 2005. See "Management discussion and analysis of financial condition and results of operations-Developments in 2005."

(11) The following table reconciles our EBITDA to our operating profit for each of our business segments:

                                                                 Year Ended December 31, 2006
                                                                 ----------------------------

                                                                   (Dollars in thousand)
                                                                   ---------------------
                                                    Offshore
                                        River        Supply         Ocean     Passenger
                                       Business     Business      Business     Business      Total
                                       ---------    ---------    ---------    ---------    ---------
Segment operating profit ...........   $  10,755    $  11,480    $   5,566    $   5,101    $  32,902
Depreciation and amortization ......       8,136        2,340       14,238        3,626       28,340
Minority interest ..................        (285)      (1,409)        (225)          --       (1,919)
(Loss) income from
investment in affiliates ...........        (124)         328          384           --          588
Other, net (a) .....................          --           67          792           --          859
Premium paid for redemption of
preferred shares(b) ................          --           --           --           --          914
Segment EBITDA .....................   $  18,482    $  13,720    $  20,755    $   8,727    $  61,684
Items not included in segment EBITDA
Financial income ................... ...................................................   $     733
Consolidated EBITDA (c) ............ ...................................................   $  62,417
                                                                                           =========

     (a)  Individually not significant.

     (b) Correspond to a loss of $0.9 million incurred through redemption of the preferred shares issued by our subsidiary UP Offshore owned by IFC, which was part of the use of proceeds of our IPO.

     (c) The reconciliation of our consolidated EBITDA to our net income is set forth in note 10 above.

                                                                  Year Ended December 31, 2005
                                                                  -----------------------------
                                                                    (Dollars in thousand)
                                                                   ----------------------
                                                     Offshore
                                         River        Supply          Ocean         Passenger
                                        Business     Business       Business         Business           Total
                                        --------    -----------    -----------    --------------    --------------
Segment operating profit ............     $  366       $183          $39,289(a)      $ 3,415          $ 43,253
Depreciation and amortization .......      7,166         --           13,063           1,104            21,333
Minority interest ...................       (386)        --           (9,411)(a)          --            (9,797)
(Loss) income from
investment in affiliates ............       (306)       (12)            (179)             --              (497)
Other, net (b) ......................         --         --              384              --               384
Segment EBITDA ......................     $6,840       $171          $43,146         $ 4,519          $ 54,676
Items not included in segment EBITDA
Financial income .................... ..............................................................   $  1,152
Consolidated EBITDA(b) ..................... .......................................................   $ 55,828
                                                                                                       ========

----------
(a) For our Ocean Business, segment operating profit includes a $21.8 million gain on the sale of the Cape Pampas, and minority interest includes a deduction of $8.7 million related to that sale as well as the operating income from the vessel prior to its sale. See notes 5 and 8 above.

(b)  Individually not significant.

(c) The reconciliation of our consolidated EBITDA to our net income is set forth in note 10 above.

(12) During 2005, UP Offshore owned two PSVs. Because we owned only 27.78% of UP Offshore's equity interest at year's end, we do not show these vessels as being part of our fleet. We do recognize the revenue from these vessels in our consolidated statement of income because we operated them under a bareboat charter from UP Offshore. This revenue was substantially offset by related operating expenses and charterhire.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment in our common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our stock. Any of these risk factors could significantly and negatively affect our business, financial condition or operating results and the trading price of our stock. As a result of these risks, you may lose all or part of your investment.

RISKS RELATING TO OUR INDUSTRY

The oceangoing cargo transportation industry is cyclical and volatile, and this may lead to volatility in, and reductions of, our charter rates and volatility in our results of operations.

The oceangoing cargo transportation industry is both cyclical and volatile, with frequent and large fluctuations in charter rates. The charter rates earned by the vessels in our Ocean Business will depend in part upon the state of the vessel market at the time we seek to charter them. We cannot control the forces affecting the supply and demand for these vessels or for the goods that they carry or predict the state of the vessel market on any future date. If the vessel market is in a period of weakness when our vessels' charters expire, we may be forced to re-charter our vessels at reduced rates or even possibly at a rate at which we would incur a loss on operation of our vessels.

Some of the factors that influence the demand for oceangoing vessel capacity include:

o global production of and demand for petroleum and petroleum products and dry bulk commodities;

o the distance that these products and commodities must be transported by sea;

o the globalization of manufacturing and other developments in international trade;

o    global and regional economic and political conditions;

o    environmental and other regulatory developments;

o    weather; and

o changes in seaborne and other transportation patterns and the supply of and rates for alternative means of transportation.

Some of the factors that influence the supply of oceangoing vessel capacity include:

o    the number of newbuilding deliveries;

o    the scrapping rate of older vessels;

o    the price of steel;

o    the number of vessels that are out of service at a given time;

o changes in environmental and other regulations that may limit the useful life of vessels; and

o    port or canal congestion.

Our River Business can be affected by factors beyond our control, particularly adverse weather conditions that can affect production of the goods we transport and navigability of the river system on which we navigate.

We derive a significant portion of our River Business revenue from transporting soybeans and other agricultural products produced in the Hidrovia Region. Droughts and other adverse weather conditions, such as floods, could result in a decline in production of these products, which would likely result in a reduction in demand for our services. In 2005, our results of operations and financial condition were negatively impacted due to the decline in soybean production associated with that year's drought. Drought conditions also affected the size of the Paraguayan soybean crop in 2006. Further, most of the operations in our River Business occur on the Parana and Paraguay Rivers, and any changes adversely affecting navigability of either of these rivers, such as low water levels, could reduce or limit our ability to effectively transport cargo on the rivers.

The rates we charge and the quantity of freight we transport in our River Business can also be affected by:

o    demand for the goods we ship on our barges;

o adverse river conditions, such as flooding or lock outages, that slow or stop river traffic;

o any accidents or operational disruptions to ports, terminals or bridges along the rivers on which we operate;

o changes in the quantity of barges available for river transport through the entrance of new competitors or expansion of operations by existing competitors;

o the availability of transfer stations and cargo terminals for loading of cargo on and off barges; and

o the availability and price of alternate means of transporting goods out of the Hidrovia Region.

A prolonged drought or other series of events that is perceived by the market to have an impact on the region, the navigability of the Parana or Paraguay Rivers or our River Business in general may, in the short term, result in a reduction in the market value of the barges and pushboats that we operate in the region. These barges and pushboats are designed to operate in wide and relatively calm rivers, of which there are only a few in the world. If it becomes difficult or impossible to operate our barges and pushboats profitably in the Hidrovia Region and we are forced to sell them to a third party located outside of the region, there is a limited market in which we would be able to sell these vessels, and accordingly we may be forced to sell them at a substantial loss.

Demand for our PSVs depends on the level of activity in offshore oil and gas exploration, development and production.

The level of offshore oil and gas exploration, development and production activity has historically been volatile and is likely to continue to be so in the future. The level of activity is subject to large fluctuations in response to relatively minor changes in a variety of factors. A prolonged, material downturn in oil and natural gas prices is likely to cause a substantial decline in expenditures for exploration, development and production activity, which would likely result in a corresponding decline in the demand for PSVs and thus decrease the utilization and charter rates of our PSVs. Such decreases could have an adverse effect on our financial condition and results of operations. Moreover, increases in oil and natural gas prices and higher levels of expenditure by oil and gas companies may not result in increased demand for our PSVs. The factors affecting the supply and demand for PSVs are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. If the PSV market is in a period of weakness when our vessels' charters expire, we may be forced to re-charter our vessels at reduced rates or even possibly at a rate at which we would incur a loss on operation of our vessels.

Some of the factors that influence the supply and demand for PSVs include:

o    worldwide demand for oil and natural gas;

o prevailing oil and natural gas prices and expectations about future prices and price volatility;

o the cost of offshore exploration for, and production and transportation of, oil and natural gas;

o    consolidation of oil and gas service companies operating offshore;

o availability and rate of discovery of new oil and natural gas reserves in offshore areas;

o    local and international political and economic conditions and policies;

o    technological advances affecting energy production and consumption;

o    weather conditions;

o    environmental regulation;

o    volatility in oil and gas exploration, development and production activity;

o    the number of newbuilding deliveries; and

o    deployment of PSVs to areas in which we operate.

Our vessels and our reputation are at risk of being damaged due to operational risks that may lead to unexpected consequences, which may adversely affect our earnings.

Our vessels and their cargos are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, structural failures, human error, war, terrorism, piracy and other circumstances or events. All of these hazards can also result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates or loss of insurance cover, damage to our customer relationships that could limit our ability to successfully compete for charters, delay or rerouting, each of which could adversely affect our business. Further, if one of our vessels were involved in an accident with the potential risk of environmental contamination, the resulting media coverage could adversely affect our business.

If our vessels suffer damage, they may need to be repaired. The costs of repairs are unpredictable and can be substantial. We may have to pay repair costs that our insurance does not cover in full. The loss of revenue while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at repair facilities is sometimes limited and not all repair facilities are conveniently located. We may be unable to find space at a suitable repair facility or we may be forced to travel to a repair facility that is not conveniently located near our vessels' positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities would decrease our earnings.

Because the fair market value of vessels fluctuates significantly, we may incur losses when we sell vessels.

Vessel values have historically been very volatile. The market value of our vessels may fluctuate significantly in the future, and we may incur losses when we sell vessels, which would adversely affect our earnings. Some of the factors that affect the fair market value of vessels, all of which are beyond our control, are:

o general economic, political and market conditions affecting the shipping industry;

o number of vessels of similar type and size currently on the market for sale;

o the viability of other modes of transportation that compete with our vessels;

o    cost and number of newbuildings and vessels scrapped;

o    governmental or other regulations;

o    prevailing level of charter rates; and

o    technological advances that can render our vessels inferior or obsolete.

Compliance with safety, environmental, governmental and other requirements may be very costly and may adversely affect our business.

The shipping industry is subject to extensive and changing international conventions and treaties, national, state and local environmental and operational safety laws and regulations in force in international waters and the jurisdictional waters of the countries in which the vessels operate, as well as in the country or countries in which such vessels are registered. These laws and regulations govern, among other things, the management and disposal of hazardous materials and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges and ballast water management, and include (i) the U.S. Oil Pollution Act of 1990, as amended, or OPA, (ii) the International Convention on Civil Liability for Oil Pollution Damage of 1969, and its protocols of 1976, 1984, and 1992, (iii) International Convention for the Prevention of Pollution from Ships or, MARPOL, (iv) the International Maritime Organization, or IMO, International Convention for the Safety of Life at Sea of 1974, or SOLAS, (v) the International Convention on Load Lines of 1966, (vi) the U.S. Maritime Transportation Security Act of 2002 and (vii) the International Ship and Port Facility Security Code, among others. In addition, vessel classification societies also impose significant safety and other requirements on our vessels. Many of these environmental requirements are designed to reduce the risk of oil spills and other pollution, and our compliance with these requirements can be costly.

These requirements can affect the resale value or useful lives of our vessels, require a reduction in cargo capacity or other operational or structural changes, lead to decreased availability of insurance coverage for environmental matters, or result in the denial of access to, or detention in, certain ports. Local, national and foreign laws, as well as international treaties and conventions, can subject us to material liabilities in the event that there is a release of petroleum or other hazardous substances from our vessels. We could also become subject to personal injury or property damage claims relating to exposure to hazardous materials associated with our current or historic operations. In addition, environmental laws require us to satisfy insurance and financial responsibility requirements to address oil spills and other pollution incidents, and subject us to rigorous inspections by governmental authorities. Violations of such requirements can result in substantial penalties, and in certain instances, seizure or detention of our vessels. Additional laws and regulations may also be adopted that could limit our ability to do business or increase the cost of our doing business and that could have a material adverse effect on our operations. Government regulation of vessels, particularly in the areas of safety and environmental impact, may change in the future and require us to incur significant capital expenditure on our vessels to keep them in compliance, or to even scrap or sell certain vessels altogether. For example, beginning in 2003, we sold all of our single hull oceangoing tanker vessels in response to regulatory requirements in Europe and the United States. In addition, Annex VI of MARPOL, which became effective May, 2005, sets limits on sulphur oxide, nitrogen oxide and other emissions from vessel exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Future changes in laws and regulations may require us to undertake similar measures, and any such actions may be costly. We believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. For example, various jurisdictions are considering regulating the management of ballast water to prevent the introduction of non-indigenous species considered to be invasive, which could increase our costs relating to such matters.

All of our vessels will be subject to Annex VI regulations. While we expect that our newbuilding vessels will meet relevant Annex VI requirements at the time of their delivery and that our existing fleet will comply with such requirements, subject to classification society surveys, such compliance could require modifications to the engines or the addition of expensive emissions control systems, or both, as well as the use of low sulphur fuels. We expect that any such modifications will be fitted to existing vessels in the next intermediate or special survey for each vessel. We are still evaluating the costs of implementing these requirements, but do not expect them to have a material adverse effect on our operating costs.

MARPOL requirements impose phase-out dates for vessels that are not certified as double hull. Our new acquisition Alejandrina as well as our Aframax vessel Princess Marina and two of our Suezmax vessels, Princess Nadia and Princess Susana, are fully certified by class as double hull vessels. Our Princess Katherine currently does not meet the configuration criteria and will require modifications to comply with these criteria before the end of 2010. These modifications will not involve major steel work. Our vessel, Miranda I, does not currently comply with the double hull requirement unless she limits her loading to center tanks only. However, we expect to retrofit her to full double hull compliance during the second quarter of 2007. Our vessel Amadeo is currently being retrofitted to double hull at a shipyard in Romania and we expect to have her fully certified in the second quarter of 2007. Our oceangoing barge Alianza G3 although of double hull construction does not meet the minimum height criteria in double bottoms required by Rule 13G and therefore currently has a phase out date of December 2008. However, we are in the process of applying for an exemption, which if granted, will permit this unit to operate in her present state until the end of her useful life.

In the United States, OPA provides that owners, operators and bareboat charterers are strictly liable for the discharge of oil in U.S. waters, including the 200 nautical mile zone off the U.S. coasts. OPA provides for unlimited liability in some circumstances, such as a vessel operator's gross negligence or willful misconduct. OPA also permits states to set their own penalty limits. Most states bordering navigable waterways impose unlimited liability for discharges of oil in their waters. The IMO has adopted a similar liability scheme that imposes strict liability for oil spills, subject to limits that do not apply if the release is caused by the vessel owner's intentional or reckless conduct. The IMO and the European Union, or EU, also have adopted separate phase-out schedules applicable to non-double hull tankers operating in international and EU waters. These regulatory programs may require us to introduce modifications or changes to tank configuration to meet the EU double hull standards for our vessels or otherwise remove them from operation.

Under OPA, with certain limited exceptions, all newly built or converted tankers operating in U.S. waters must be built with double hulls conforming to particular specifications. Tankers that do not have double hulls are subject to structural and operational measures to reduce oil spills and will be precluded from operating in U.S. waters in most cases by 2015 according to size, age, hull configuration and place of discharge unless retrofitted with double hulls. In addition, OPA specifies annual inspections, vessel manning, equipment and other construction requirements applicable to new and existing vessels that are in various stages of development by the U.S. Coast Guard, or USCG.

Under OPA, and per USCG interpretations, our Aframax and Suezmax OBOs will be precluded from operation in U.S. waters in 2014. The following information has been extracted from the TVEL/COC corresponding to the vessels' last inspection at a U.S. port.

                                                               Last TVEL/COC
Name                                      Phase-out date*      issuance date**
----                                      ---------------      ---------------

Princess Katherine..................                N/A          March 26, 2003
Princess Nadia......................       January 2014         August 26, 2001
Princess Susana.....................      November 2014       February 18, 2003
Princess Marina.....................         March 2014         August 29, 2002

----------
* As per the last Tank Vessel Examination Letter, or TVEL/Certificate of Compliance, or COC.

** The USCG inspects vessels upon entry to U.S. ports and determines when such vessels will be phased out under OPA, the dates of which are recorded in the TVEL or the COC. On April 30, 2001, the USCG replaced the TVEL with a newly generated document, the COC. The USCG issues the COC for each tanker if and when the vessel calls on a U.S. port and the COC is valid for a period of two years, with mid-period examination. All above TVEL are therefore expired and these vessels must be re-inspected upon their next entry into a U.S. port.

There was no phase-out date imposed on Princess Katherine at the time of its last inspection by the USCG. Although Princess Nadia, Princess Marina and Princess Susana are double hull vessels, due to configuration requirements under the U.S. double hull standards, the phase-out dates indicated above are applicable. For the same reasons, Princess Katherine could be given a phase out date if or when next inspected by the USCG.

In 2010, the IMO will enforce mandatory SOLAS requirements so that all passenger vessels operating must be built under regulation SOLAS 60, Part H, restricting use of combustible material and requiring that all passenger vessels be fully outfitted with sprinklers in both the passenger and engine room spaces.

The Grand Victoria was built according to the rules of regulation SOLAS 60, but using method II, along with a sprinkler system installed during construction. However, under method II generally there was no restriction on any type of internal division and this method allowed combustible material to be used during construction which is now generally not permissible pursuant to the SOLAS amendments. Therefore, for trading beyond 2010, this vessel will require a complete refurbishment that we cannot assure you will be economically viable.

The oceangoing cargo transportation industry is highly competitive, and we may not be able to compete successfully for charters with new entrants or established companies with greater resources.

We employ our vessels in highly competitive markets. The oceangoing market is international in scope and we compete with many different companies, including other vessel owners and major oil companies, such as Transpetro, a subsidiary of Petrobras. In our Offshore Supply Business, we compete with companies that operate PSVs, such as Maersk, Seacor and Tidewater. Some of these competitors are significantly larger than we are and have significantly greater resources than we do. This may enable these competitors to offer their customers lower prices, higher quality service and greater name recognition than we do. Accordingly, we may be unable to retain our current customers or to attract new customers. Further, some of these competitors, such as Transpetro, are affiliated with or owned by the governments of certain countries, and may receive government aid or legally imposed preferences or other assistance, that are unavailable to us.

Our OBOs are less desired by certain charterers in the tanker market.

OBOs are versatile because they can transport both petroleum products and dry bulk cargos. Unlike the more traditional type of tanker, an OBO has fewer tanks, but each tank is generally larger. Prior to the advent of computerized loading systems, the possibility of cargo shifting that could result in a vessel becoming unstable, required the use of extra caution when loading an OBO. While this issue, like other concerns originally linked to OBOs, has been solved with new technology, OBOs are still less desired by certain charterers who prefer to use the more traditional form of tanker to transport oil and other petroleum products. To the extent any charterers elect not to use our OBOs and instead use standard tankers, this could have a negative impact on our business and financial results.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of our vessels or their cargos, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

Future changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Compliance with safety and other vessel requirements imposed by classification societies or flag states may be very costly and may adversely affect our business.

The hull and machinery of our offshore supply fleet, ocean fleet, passenger fleet and parts of our river fleet are classed by a classification society. The classification society certifies that a vessel is in class, and may also issue the vessel's safety certification in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Our classed vessels are currently enrolled with classification societies that are members of the International Association of Classification Societies.

A classed vessel must undergo Annual Surveys, Intermediate Surveys and Special Surveys. In lieu of a Special Survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection. Generally, classed vessels are also required to be drydocked every two to three years for inspection of the underwater parts of such vessels. However, classed vessels must be drydocked for inspection at least twice every five years.

If a vessel does not maintain its class, that vessel will, in practical terms, be unable to trade and will be unemployable, which would negatively impact our revenues, and could cause us to be in violation of certain covenants in our loan agreements and/or our insurance policies.

Our vessels could be subject to seizure through maritime arrest or government requisition.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting the vessel or, under the "sister ship" theory of liability followed in some jurisdictions, arrest the vessel that is subject to the claimant's maritime lien or any other vessel owned or controlled by the same owner. In addition, a government could seize ownership of one of our vessels or take control of a vessel and effectively become her charterer at charter rates dictated by the government. Generally, such requisitions occur during a period of war or emergency. The maritime arrest, government requisition or any other seizure of one or more of our vessels could interrupt our operations, reducing related revenue and earnings, and may require us to pay very large sums of money to have the arrest lifted.

The impact of terrorism and international conflict on the global or regional economy could lead to reduced demand for our services, which would adversely affect our revenues and earnings.

Terrorist attacks such as the attacks on the United States on September 11, 2001, and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world markets and may affect our business, results of operations and financial condition. The conflict in Iraq may lead to additional acts of terrorism, regional conflict and other armed conflict around the world, which may contribute to further instability in the global markets. In addition, future terrorist attacks could result in an economic recession affecting the United States or the entire world. The effects of terrorism on financial markets could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all.

Terrorist attacks have, in the past, targeted shipping interests, including ports or vessels. For example in October 2002, there was a terrorist attack on the VLCC Limburg, a vessel not related to us. Any future attack in the markets we serve may negatively affect our operations or demand for our services, and such attacks may also directly impact our vessels or our customers. Further, insurance may not cover our loss or liability for terrorist attacks on our vessels, cargo or passengers either fully or at all. Any of these occurrences could have a material adverse impact on our operating results, revenue and costs.

Demand for cruises in our Passenger Business may be affected by many factors that are outside our control.

Demand for cruises in our Passenger Business may be affected by a number of factors. Sales are dependent on the underlying economic strength of the countries in which we operate and the country of origin of our passengers, which is currently primarily countries in Europe. Adverse economic conditions can reduce the level of consumers' disposable income that is available for their vacation choices. In addition, events or circumstances that make cruises relatively less attractive relative to other vacation or leisure alternatives will reduce consumer demand for cruises. Finally, the overall increase in passenger capacity in the cruise industry could lead to reduced demand for our vessels, and if the charterer of one of our vessels does not perform under the charter, we will be unable to re-charter that vessel in the middle of a cruise season. When our vessels are not operating under charter, we do not have a guaranteed minimum number of passengers and we may not be able to attract enough passengers to fully cover our costs.

Moreover, adverse incidents involving passenger vessels and adverse media publicity concerning the cruise industry in general or our vessels in particular may reduce demand. The operation of passenger vessels involves the risk of accidents, fires, sicknesses and other incidents, which may bring into question passenger safety and security and adversely affect future industry performance. Any accidents and other incidents involving our passenger vessels would adversely affect our future revenues and earnings. In addition, accidents involving other cruise businesses or other adverse media publicity concerning the cruise industry in general could impact customer demand and, therefore, have an adverse impact on our revenues and earnings.

In addition, armed conflicts or political instability in areas where our passenger vessels operate can adversely affect demand for our cruises to those areas. Also, acts of terrorism and threats to public health can have an adverse effect on the public's attitude toward the safety and security of travel and the availability of air service and other forms of transportation, which some of our passengers use to travel.

Environmental, health, safety and security legislation and regulation of passenger vessels could increase our operating costs in our Passenger Business.

Some environmental groups have lobbied for more stringent regulation of passenger vessels. Some groups also have generated negative publicity about the cruise industry and its environmental impact. As a result of these and other actions, governmental and regulatory authorities around the world may enact new environmental, health, safety and security legislation and regulations, such as those governing wastewater discharges. Stricter environmental, health, safety and security legislation and regulations could increase the cost of compliance and adversely affect the cruise industry.

In addition, as a result of the 2002 Protocol of the Athens Convention, and any similar legislation, vessel operators are, and may be in the future, required to adopt enhanced security procedures and approved vessel security plans. Stricter environmental, health, safety, insurance and security legislation and regulations could increase the cost of compliance and adversely affect the cruise industry. We cannot assure you that our costs of complying with current and future laws and regulations, or liabilities arising from past or future releases of, or exposure to, hazardous substances, or to vessel discharges, will not have a material adverse effect on our financial results.

RISKS RELATING TO OUR COMPANY

We are an international company that is exposed to the risks of doing business in many different, and often less developed and emerging market countries.

We are an international company and conduct almost all of our operations outside of the United States, and we expect to continue doing so for the foreseeable future. Some of these operations occur in countries that are less developed and stable than the United States, such as Argentina, Bolivia, Brazil, Chile, China, Paraguay, South Africa and Uruguay. Some of the risks we are exposed to by operating in these countries include among others:

o political and economic instability, changing economic policies and conditions, and war and civil disturbances;

o    recessions in economies of countries in which we have business operations;

o the imposition of additional withholding taxes or other taxes on our foreign income, tariffs or other restrictions on foreign trade or investment, including currency exchange controls and currency repatriation limitations;

o the imposition of executive and judicial decisions upon our vessels by the different governmental authorities associated with some of these countries;

o the imposition of or unexpected adverse changes in foreign laws or regulatory requirements;

o longer payment cycles in foreign countries and difficulties in collecting accounts receivable;

o    difficulties and costs of staffing and managing our foreign operations; and

o    acts of piracy or terrorism.

These risks may result in unforeseen harm to our business and financial condition. Also, some of our customers are headquartered in South America, and a general decline in the economies of South America, or the instability of certain South American countries and economies, could adversely affect that part of our business.

Our business in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success in international markets depends, in part, upon our ability to succeed in different legal, regulatory, economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies which will be effective in each location where we do business. Further, the occurrence of any of the foregoing factors may have a material adverse effect on our business and results of operations.

Our earnings may be lower and more volatile if we do not efficiently deploy our vessels between longer term and shorter term charters.

We employ our ocean and offshore vessels on spot voyages, which are typically single voyages for a period of less than 60 days for our ocean vessels and five days for our PSVs, and on time charters and contracts of affreightment, which are longer term contracts for periods of typically three months to three years or more. As of December 31, 2006, four of our eight oceangoing vessels were employed under time charters expiring on dates ranging between four and 20 months, the vast majority of our fleet of pushboats and barges in our River Business were employed under contracts of affreightment ranging from one month to four years, and both of our PSVs operating in the North Sea were chartered for a period of three to five months. In addition, our two PSVs operating in Brazil and our PSV to be delivered in the second quarter of 2007 were time chartered to Petrobras for periods from eight to sixteen months.

Although time charters and contracts of affreightment provide steady streams of revenue, vessels committed to such contracts are unavailable for spot voyages or for entry into new longer term time charters or contracts of affreightment. If such periods of unavailability coincide with a time when market prices have risen, such vessels will be unable to capitalize on that increase in market prices. If our vessels are available for spot charter or entry into new time charters or contracts of affreightment, they are subject to market prices, which may vary greatly. If such periods of availability coincide with a time when market prices have fallen, we may have to deploy our vessels on spot voyages or under long term time charters or contracts of affreightment at depressed market prices, which would lead to reduced or volatile earnings and may also cause us to suffer operating losses.

We may not be able to grow our business or effectively manage our growth.

A principal focus of our strategy is to continue to grow, in part by increasing the number of vessels in our fleet. The rate and success of any future growth will depend upon factors which may be beyond our control, including our ability to:

o    identify attractive businesses for acquisitions or joint ventures;

o    identify vessels for acquisitions;

o integrate any acquired businesses or vessels successfully with our existing operations;

o hire, train and retain qualified personnel to manage and operate our growing business and fleet;

o    identify new markets;

o    expand our customer base;

o    improve our operating and financial systems and controls; and

o    obtain required financing for our existing and new operations.

We may not be successful in executing our growth plans and could incur significant expenses and losses in connection therewith.

Furthermore, because the volume of cargo we ship in our River Business is at or near the capacity of our barges during the peak season, our ability to increase volumes shipped in our River Business is limited by our ability to increase our barge fleet's carrying capacity, either through purchasing additional barges or increasing the size of our existing barges.

Our planned investments in our River Business vessels are subject to significant uncertainty.

We intend to invest in expanding the size of our barges, expanding our Argentine shipyard to build new barges and installing new engines that burn less expensive fuel in our line pushboats. It is possible that these initiatives will fail to result in increased revenues and lower fuel costs, fail to result in cost-effective barge construction, or that they will lead to other complications that would adversely affect our business.

The increased capacity created by expanding the size of our existing barges and by building new barges may not be utilized by the local transportation market at prevailing prices or at all. Our expansion activities may also be subject to delays, which may result in cost overruns or lost revenues. Any of these developments would adversely affect our revenue and earnings.

While we expect the heavier fuel that our new engines burn to continue to be available at a discount to the price of the fuel that we currently use, the heavier fuel may not be available at such a large discount or at any discount at all. In addition, operating our new engines will require specially trained personnel, and such personnel may not be readily available. Higher fuel or personnel costs would adversely affect our profitability. The operation of these new engines may also result in other complications that cannot easily be foreseen and that may adversely affect the quantity of cargo we carry or lead to additional costs, which could adversely affect our revenue and earnings.

We may not be able to charter our new PSVs at attractive rates.

We have contracted with a shipyard in Brazil to construct two new PSVs and expect to take delivery of these vessels during the second quarter of 2007 and in 2008 and have also contracted with a shipyard in India to build two PSVs for delivery commencing in 2009, with an option to build two additional vessels beyond 2009. Most of these vessels are not currently subject to charters and may not be subject to charters on their date of delivery. Although we intend to charter these vessels to Petrobras and other charterers, we may not be able to do so. Even if we do obtain charters for these vessels, the charters may be at rates lower than those that currently prevail or those that we anticipated at the time we ordered the vessels. If we fail to obtain charters or if we enter into charters with low charter rates, our financial condition and results of operations could suffer.

We may face delays in delivery under our newbuilding contracts for PSVs which could adversely affect our financial condition and results of operations.

Our four PSVs currently under construction and additional newbuildings for which we may enter into contracts may be subject to delays in their respective deliveries or non-delivery from the shipyards. The delivery of our PSVs could be delayed, canceled, become more expensive or otherwise not completed because of, among other things:

o    quality or engineering problems;

o changes in governmental regulations or maritime self-regulatory organization standards;

o    work stoppages or other labor disturbances at the shipyard;

o    bankruptcy or other financial crises of the shipyard;

o economic factors affecting the yard's ability to continue building the vessels as originally contracted;

o    a backlog of orders at the shipyard;

o weather interference or a catastrophic event, such as a major earthquake or fire or any other force majeure;

o    our requests for changes to the original vessel specifications;

o shortages of or delays in the receipt of necessary construction materials, such as steel or machinery, such as engines;

o our inability to obtain requisite permits or approvals or to receive the required classifications for the vessels from authorized classification societies; or

o a shipbuilder's failure to otherwise meet the scheduled delivery dates for the PSVs or failure to deliver the vessels at all.

If the delivery of any PSV is materially delayed or canceled, especially if we have committed that PSV to a charter for which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, financial condition and results of operations could be adversely affected. Although the building contracts typically incorporate penalties for late delivery, we cannot assure you that the vessels will be delivered on time or that we will be able to collect the late delivery payment from the shipyards.

We cannot assure you that we will be able to repossess the vessels under construction or their parts in case of a default of the shipyards and, in those cases where we may have performance guarantees, we cannot assure that we will always be able to collect or that it will be in our interest to collect these guarantees.

We depend on a few significant customers for a large part of our revenues, and the loss of one or more of these customers could adversely affect our revenues.

In each of our business segments, we derive a significant part of our revenues from a small number of customers. In 2006, our largest customer, Cargill, accounted for 14% of our total revenues, our second largest customer, Swissmarine Services, accounted for 11% of our total revenues, our third one, Travelplan, accounted for 10% of our total revenue and our five largest customers in terms of revenues, in aggregate, accounted for 48% of our total revenues. In addition, some of our customers, including many of our most significant customers such as Petrobras and Archer Daniels Midland, operate vessels of their own. These customers may decide to cease or reduce the use of our services for any number of reasons, including in order to utilize their own vessels. The loss of any one or a number of our significant customers, whether to our competitors or otherwise, could adversely affect our revenues and earnings.

Rising fuel prices may adversely affect our profits.

Fuel is the largest operating expense in our River Business where most of our contracts are contracts of affreightment under which we are paid per ton of cargo shipped. Currently, many of these agreements permit the adjustment of freight rates based on changes in the price of fuel. We may not be able to include this provision in these contracts when they are renewed or in future contracts with new customers. In our Ocean, Offshore Supply and Passenger Businesses, the risk of variation of fuel prices under the vessels' current employment is generally borne by the charterers, since the charterers are generally responsible for the supply of fuel, with the exception of our Blue Monarch's employment in the Aegean in 2007, where we will bear the risk of variation in fuel prices. In the future, we may become responsible for the supply of fuel to such vessels, in which case variations in the price of fuel could affect our earnings.

To the extent our contracts do not pass on changes in fuel prices, we will be forced to bear the cost of fuel price increases. We may hedge in the futures market all or part of our exposure to fuel price variations. We cannot assure you that we will be successful in hedging our exposure. In the event of a default by our charterers or other circumstance affecting the performance of a contract of affreightment, we are subject to exposure under, and may incur losses in connection with, our hedging instruments.

In certain jurisdictions, the price of fuel is affected by high local taxes and may become more expensive than prevailing international prices. We may not be able to pass onto our customers the additional cost of such taxes and may suffer losses as a consequence.

Our success depends upon our management team and other employees, and if we are unable to attract and retain key management personnel and other employees, our results of operations may be negatively impacted.

Our success depends to a significant extent upon the abilities and efforts of our management team and our ability to retain them. In particular, many members of our senior management team, including our CEO and Executive Vice President, have extensive experience in the shipping industry and have held their roles with us since our inception. If we were to lose their services for any reason, it is not clear whether any available replacements would be able to manage our operations as effectively. The loss of any of the members of our management team could adversely affect our business prospects and results of operations and could lead to an immediate decrease in the price of our common stock. We do not maintain "key man" insurance on any of our officers. Further, the efficient and safe operation of our vessels requires skilled and experienced crew members. Difficulty in hiring and retaining such crew members could adversely affect the operation of our vessels, and in turn, adversely affect our results of operations.

We may use the proceeds of this offering for general corporate purposes with which you may not agree.

We will use a portion of the proceeds of this offering for general corporate purposes. In addition, if the shipyard in India, where we intend to have our two additional PSVs built, fails to deliver the PSVs to us as agreed, if we cancel a contract because the shipyard has not met its obligations, if we decide that continuing with this program is no longer desirable, or if we decide to refinance the PSVs at some point in the future, our management will have the discretion to apply the $43.3 million of proceeds of this offering that we would have used to purchase those PSVs to acquire other vessels or for general corporate purposes. Similarly, we may decide not to complete the expansion of our shipbuilding facility, in which case, our management will have the discretion to apply $6.0 million to other uses, including general corporate purposes. You may not agree with the purposes for which we use such proceeds. We will not escrow the proceeds from this offering and will not return the proceeds to you if we do not take delivery of one or more PSVs or if we do not execute our plans to expand our shipbuilding facility. It may take a substantial period of time before we can locate and purchase other suitable vessels. During this period, the portion of the proceeds of this offering originally planned for these purposes may only be invested on a short-term basis and therefore may not yield returns at rates comparable to those these PSVs might have earned.

Secondhand vessels are more expensive to operate and repair than newbuildings and may have a higher likelihood of accidents.

We purchased all of our oceangoing vessels, and substantially all of our other vessels with the exception of our PSVs, secondhand and our current business strategy generally includes growth through the acquisition of additional secondhand vessels. While we inspect secondhand vessels prior to purchase, we may not discover defects or other problems with such vessels prior to purchase. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we are liable to third parties.

New vessels may experience initial operational difficulties.

New vessels, during their initial period of operation, have the possibility of encountering structural, mechanical and electrical problems. Normally, we will receive a warranty from the shipyard but we cannot assure you that it will always be effective to resolve the problem without additional costs to us.

As our fleet ages, the risks and costs associated with older vessels increase.

The costs to operate and maintain a vessel in operation increase with the age of the vessel. Charterers may prefer newer vessels which carry lower cargo insurance rates and are more fuel-efficient than older vessels. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which these vessels may engage. As our vessels age, market conditions may not justify the expenditures necessary for us to continue operation of our vessels, and charterers may no longer charter our vessels at attractive rates or at all. Either development could adversely affect our earnings.

We may not have adequate insurance to compensate us if our vessels or property are damaged or lost or if we harm third parties or their property or the environment.

We insure against tort claims and some contractual claims (including claims related to environmental damage and pollution) through memberships in protection and indemnity, or P&I, associations, or clubs. We also procure hull and machinery insurance and war risk insurance for our fleet. In some instances, we do not procure loss of hire insurance, which covers business interruptions that result in the loss of use of a vessel. We cannot assure you that such insurance will continue to be available on a commercially reasonable basis.

In addition to the P&I entry that we currently maintain for the PSVs in our fleet, we maintain third party liability insurance covering contractual claims that may not be covered by our P&I entry in the amount of $50.0 million. If claims affecting such policy exceed the above amount, it could have a material adverse effect on our business and the results of operations.

All insurance policies that we carry include deductibles (and some include limitations on partial loss) and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. Further, our insurance may not be sufficient to fully compensate us against losses that we incur, whether resulting from damage to or loss of our vessels, liability to a third party, harm to the environment or other catastrophic claims. For example, our protection and indemnity insurance has a coverage limit of $1.0 billion for oil spills and related harm to the environment, $2.0 billion for passenger claims and $3.0 billion for passenger and seamen claims. Although the coverage amounts are significant, the amounts may be insufficient to fully compensate us, and, thus, any uninsured losses that we incur may be substantial and may have a very significant effect on our financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our ships failing to maintain certification with applicable maritime self-regulatory organizations or lack of payment of premiums.

We cannot assure you that we will be able to renew our existing insurance policies on the same or commercially reasonable terms, or at all, in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in lack of availability of, protection and indemnity insurance against risks of environmental damage or pollution. Each of our policies is also subject to limitations and exclusions, and our insurance policies may not cover all types of losses that we could incur. Any uninsured or under-insured loss could harm our business, financial condition and operating results. Furthermore, we cannot assure you that the P&I clubs to which we belong will remain viable. We may also become subject to funding calls due to our membership in the P&I clubs which could adversely affect our profitability. Also, certain claims may be covered by our P&I insurance, but subject to the review and at the discretion of the board of the P&I club. We can not assure you that the board will exercise its discretion to vote to approve the claim.

Labor disruptions in the shipping industry could adversely affect our business.

As of December 31, 2006, we employed 188 land-based employees and approximately 667 seafarers as crew on our vessels. These seafarers are covered by industry-wide collective bargaining agreements that set basic standards applicable to all companies who hire such individuals as crew. Because most of our employees are covered by these industry-wide collective bargaining agreements, failure of industry groups to renew these agreements may disrupt our operations and adversely affect our earnings. In addition, we cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

Certain conflicts of interest may adversely affect us.

Certain of our directors and officers hold similar positions with other related companies. Felipe Menendez R., who is our President, Chief Executive Officer, and a Director, is a Director of Oceanmarine, a related company that previously provided administrative services to us and has entered into joint ventures with us in salvage operations. Oceanmarine also operates slot charter container services between Argentina and Brazil, an activity in which we do not engage at the present time. Ricardo Menendez R., who is our Executive Vice President and one of our Directors, is the President of Oceanmarine, and is also the Chairman of The Standard Steamship Owners' Protection and Indemnity Association (Bermuda) Limited, or Standard, a P&I club with which some of our vessels are entered. Both Mr. Ricardo Menendez R. and Mr. Felipe Menendez R. are Directors of Maritima SIPSA, a company owned 49% by us and 51% by SIPSA S.A. (a related company), which has entered into agreements to purchase and resell from and to our subsidiaries our vessel Princess Marina, and Directors of Shipping Services Argentina S.A. (formerly I. Shipping Services), a company that provides vessel agency services for third parties in Argentina and occasionally for our vessels calling at Buenos Aires and other Argentinean ports. We are not engaged in the vessel agency business and the consideration we paid for the services provided by Shipping Services Argentina S.A. to us amounted to less than $0.1 million in 2006. Although these directors and officers attempt to perform their duties within each company independently, in light of their positions with such entities, these directors and officers may face conflicts of interest in selecting between our interests and those of Oceanmarine, Shipping Services Argentina S.A. and the Standard. In addition, Shipping Services Argentina S.A. and Oceanmarine are indirectly controlled by the Menendez family, including Felipe Menendez R. and Ricardo Menendez R. These conflicts may limit our fleet's earnings and adversely affect our operations. We refer you to "Related party transactions" for more information on related party transactions.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the Notes and any amounts borrowed under any of our subsidiaries' credit facilities, and to fund our operations, will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated business opportunities will be realized on schedule or at all, or that future borrowings will be available to us in amounts sufficient to enable us to service our indebtedness, including the Notes and any amounts borrowed under our subsidiaries' credit facilities, or to fund our other liquidity needs.

If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the indenture for the Notes and the credit agreements governing our subsidiaries' various credit facilities may restrict us from adopting any of these alternatives. If we are not successful in, or are prohibited from, pursuing any of these remedies and cannot service our debt, our secured creditors may foreclose on our assets over which they have been granted a security interest.

We may not be able to obtain financing for our growth or to fund our future capital expenditures, which could negatively impact our results of operations and financial condition.

In order to follow our current strategy for growth, we will need to fund future vessel acquisitions, increased working capital levels and increased capital expenditures. In the future, we will also need to make capital expenditures required to maintain our current fleet and infrastructure. We do not currently believe that cash generated from our earnings will be sufficient to fund all of these measures. Accordingly, we will need to raise capital through borrowings or the sale of debt or equity securities. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. If we fail to obtain the funds necessary for capital expenditures required to maintain our fleet and infrastructure, we may be forced to take vessels out of service or curtail operations, which would harm our revenue and profitability. If we fail to obtain the funds necessary to acquire new vessels, or increase our working capital or capital expenditures, we would not be able to grow our business and our earnings could suffer. Furthermore, any issuance of additional equity securities could dilute your interest in us and the debt service required for any debt financing would limit cash available for working capital and the payment of dividends, if any.

We do not currently have a revolving credit facility that could fund any short term liquidity needs.

We do not currently have a revolving credit facility. Accordingly, if we should need additional liquidity, we will need to obtain additional financing in the form of debt or equity. Events that could require us to obtain such financing include seasonal fluctuations, acquisitions of vessels or businesses, interruptions in the operations of one or more of our businesses, market downturns, growth in working capital demands, damage to our vessels or infrastructure, and other events. Furthermore, any of these events could be unforeseen or unexpected and require us to obtain additional financing in a very short period of time. If we should require additional liquidity, we may not be able to obtain necessary financing on attractive terms or at all due to a number of factors that could exist at the time, including adverse financial markets, adverse developments in our business or industry, a short time frame in which to obtain such financing, and other factors. If we are unable to obtain any financing required to fund our short term liquidity needs, our financial condition and results of operations would be adversely affected, and we may be unable to make required payments under some or all of our obligations.

We may not be able to fulfill our obligations in the event we suffer a change of control.

If we suffer a change of control, we will be required to make an offer to repurchase the Notes at a price of 101% of their principal amount plus accrued and unpaid interest. Under certain circumstances, a change of control of our company may also constitute a default under our credit facilities resulting in our lenders' right to accelerate their loans. We may not be able to satisfy our obligations if a change of control occurs.

Our subsidiaries' credit facilities and the indenture governing our Notes impose significant operating and financial restrictions on us that may limit our ability to successfully operate our business.

Our subsidiaries' credit facilities and the indenture governing the Notes impose significant operating and financial restrictions on us, including those that limit our ability to engage in actions that may be in our long term interests. These restrictions limit our ability to, among other things:

o    incur additional debt;

o    pay dividends or make other restricted payments;

o    create or permit certain liens;

o    make investments;

o    engage in sale and leaseback transactions;

o    sell vessels or other assets;

o create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

o    engage in transactions with affiliates; and

o consolidate or merge with or into other companies or sell all or substantially all of our assets.

See "Description of credit facilities and other indebtedness." These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities.

In addition, some of our subsidiaries' credit facilities require that our subsidiaries maintain specified financial ratios and satisfy financial covenants. We may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. Events beyond our control, including changes in the economic and business conditions in the markets in which our subsidiaries operate, may affect their ability to comply with these covenants. We cannot assure you that our subsidiaries will meet these ratios or satisfy these covenants or that our subsidiaries' lenders will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our subsidiaries' credit facilities would prevent our subsidiaries from borrowing additional money under the facilities and could result in a default under them.

If a default occurs under our credit facilities or of those of our subsidiaries, the lenders could elect to declare that debt, together with accrued interest and other fees, to be immediately due and payable and proceed against the collateral securing that debt. Moreover, if the lenders under a credit facility or other agreement in default were to accelerate the debt outstanding under that facility, it could result in a default under other debt. If all or any part of our debt were to be accelerated, we may not have or be able to obtain sufficient funds to repay it or to repay the Notes upon acceleration.

If we are unable to fund our capital expenditures, we may not be able to continue to operate some of our vessels, which would have a material adverse effect on our business and financial condition or our ability to pay dividends.

In order to fund our capital expenditures, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to obtain credit facilities and access the capital markets through future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds necessary for future capital expenditures would limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends. Even if we are successful in obtaining such funds through financings, the terms of such financings could further limit our ability to pay dividends.

We are a holding company, and we depend entirely on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.

We are a holding company, and as such we have no significant assets other than the equity interests of our subsidiaries. Our subsidiaries conduct all of our operations and own all of our operating assets. As a result, our ability to pay dividends and service our indebtedness depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, restrictions under our credit facilities and applicable laws of the jurisdictions of their incorporation or organization. For example, some of our subsidiaries' existing credit agreements contain significant restrictions on the ability of our subsidiaries to pay dividends or make other transfers of funds to us. See "Description of credit facilities and other indebtedness." Further, some countries in which our subsidiaries are incorporated require our subsidiaries to receive central bank approval before transferring funds out of that country. In addition, under limited circumstances, the indenture governing the Notes permits our subsidiaries to enter into additional agreements that can limit our ability to receive distributions from such subsidiaries. If we are unable to obtain funds from our subsidiaries, we will not be able to service our debt or pay dividends, should we decide to do so, unless we obtain funds from other sources, which may not be possible.

We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.

We are an international company and, while our financial statements are reported in U.S. dollars, some of our operations are conducted in foreign currencies. For example, in 2006, 77% of our revenues were denominated in U.S. dollars, 10% were denominated in Euros, 12% were denominated in British pounds and 1% were denominated in Brazilian reais. If the value of the dollar appreciates relative to the value of these other currencies, the U.S. dollar value of the revenues that we report on our financial statements could be materially adversely affected. Changes in currency exchange rates could adversely affect our reported revenues and could require us to reduce our prices to remain competitive in foreign markets, which could also have a material adverse effect on our results of operations. Further, we incur costs in multiple currencies that are different than, or in a proportion different to, the currencies in which we receive our revenues. Accordingly, if the currencies in which we incur a large portion of our costs appreciate in value against the currencies in which we receive a large portion of our revenue, our margins could be adversely affected. We have not historically hedged our exposure to changes in foreign currency exchange rates and, as a result, we could incur unanticipated losses.

We may have to pay tax on United States source income, which would reduce our earnings and cash flows.

Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of our vessel owning or chartering for non-U.S. subsidiaries attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. will be characterized as U.S. source shipping income. Such income will be subject to a 4% U.S. federal income tax without allowance for deduction, unless our subsidiaries qualify for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder, which became effective for our calendar year subsidiaries on January 1, 2005.

Our non-U.S. subsidiaries filed U.S. tax returns for 2004 and 2003 and took the position on those returns that they qualified for the exemption on their U.S. source shipping income under Section 883 based on the determination that more than 50% of their stock was beneficially owned by qualified shareholders. However, that claim for exemption by our non-U.S. subsidiaries may not prevail if challenged on audit. In the absence of the availability of the exemption for 2004 and 2003, our non-U.S. subsidiaries would be subject to a 4% federal income tax of approximately $0 and $249,264, respectively. For the calendar years 2005 and 2006, our non-U.S. subsidiaries did not derive any U.S. source shipping income. Therefore our non-U.S. subsidiaries should not be subject to any U.S. federal income tax for either 2005 or 2006 regardless of their qualification for exemption under Section 883.

For the 2007 tax year and each tax year thereafter, we believe that any U.S. source shipping income of our non-U.S. subsidiaries will qualify for the exemption from tax under Section 883 on the basis that our stock is primarily and regularly traded on the Nasdaq. However, we cannot assure you that our non-U.S. subsidiaries will qualify for that exemption. In addition, changes in the Code, the Treasury Regulations or the interpretation thereof by the Internal Revenue Service or the courts could adversely affect the ability of our non-U.S. subsidiaries to qualify for such exemption. If our non-U.S. subsidiaries are not entitled to that exemption, they would be subject to a 4% U.S. federal income tax on their U.S. source shipping income. The imposition of this tax could have a negative effect on our business and would result in decreased earnings.

Changes in tax laws or the interpretation thereof and other tax matters related to our UK tonnage tax election may adversely affect our future results.

We elected the application of the UK tonnage tax instead of the corporate tax on income from the qualifying shipping activities of our PSVs in the North Sea. Changes in tax laws or the interpretation thereof and other tax matters related to our UK tax election may adversely affect our future results as a tax on the income from qualifying shipping activities likely will be higher than the UK tonnage tax to which are currently subject.

RISKS RELATING TO THIS OFFERING AND OUR COMMON STOCK

The price of our common stock has been volatile and after this offering may continue to be volatile.

The market price of our common stock has historically fluctuated and may continue to fluctuate significantly. The price of our common stock after this offering may be volatile, and may fluctuate due to factors such as:

o    actual or anticipated fluctuations in quarterly and annual results;

o    mergers and strategic alliances in the shipping industry;

o    market conditions in the industry;

o    changes in government regulation;

o our operating results falling short of those forecast by securities analysts;

o    announcements concerning us or our competitors;

o    the general state of the securities market; and

o    other developments affecting us, our industry or our competitors.

The market price for our common stock may be volatile. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than those paid by you in this offering.

The selling shareholders will control the outcome of matters on which our shareholders are entitled to vote following this offering.

The selling shareholders will own, directly or indirectly, approximately      %
of our outstanding common stock after this offering;      % if the
underwriters' over-allotment option is fully exercised. Each share of our common stock, when held by one of these shareholders, is entitled to seven votes while shares held by all other shareholders are entitled to one vote, which means the
selling shareholders will control      % of the voting power of our common
stock;      % if the underwriters' over-allotment option is fully exercised.
This increased voting power gives our selling shareholders control over the outcome of matters on which shareholders are entitled to vote, including the election of directors, the adoption or amendment of provisions in our memorandum of association or articles of association and possible mergers, corporate control contests and other significant corporate transactions. Further, the selling shareholders are party to a shareholders agreement pursuant to which they have agreed to vote together on certain matters, including mergers and acquisitions. This concentration of voting power may have the effect of delaying, deferring or preventing a change in control, a merger, consolidation, takeover or other business combination. This concentration of voting power could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock. Finally, the interests of the selling shareholders may be different from your interests. For example, potentially contrary to your interests, the selling shareholders may resist attempts to change the current composition of the board of directors and attempts by outside third parties to gain control of or acquire our company. For information concerning our selling shareholders, see "Principal and selling shareholders."

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

If you purchase common stock in this offering, you will pay more for your shares of common stock than the amounts paid by certain existing shareholders for their
shares. At the offering price of $      per share you will incur immediate and
substantial dilution of $      per share, representing the difference between
the offering price and our pro forma net tangible book value per share at December 31, 2006, after giving effect to this offering. In addition, purchasers
of our common stock in this offering will have contributed approximately      %
of the aggregate price paid by all purchasers of our common stock, but will own
only approximately      % of the shares outstanding after this offering. In
addition, through our equity incentive plan or other plans or arrangements of ours, we may issue additional shares that will be dilutive.

We are not a United States corporation, and our shareholders may be subject to the uncertainties of a foreign legal system in protecting their interests.

Our corporate affairs are governed by our memorandum of association and articles of association, and by the corporate laws of The Bahamas. The corporate laws of The Bahamas may differ in material respects from the corporate laws in U.S. jurisdictions. Thus, our shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation organized in a U.S. jurisdiction. It is unlikely that Bahamian courts would entertain original actions against Bahamian companies predicated solely upon U.S. federal securities laws. Furthermore, judgments based on any civil liability provisions of the U.S. federal securities laws are not directly enforceable in The Bahamas. Rather, a lawsuit must be brought in The Bahamas on any such judgment. Generally, a final judgment obtained in a court of competent jurisdiction is actionable in Bahamian courts and is impeachable only upon the grounds of fraud, public policy and natural justice.
See "Bahamian company considerations."

Future sales of shares could depress our stock prices.

Upon consummation of this offering, certain of our existing shareholders will
own       shares, or approximately       %, of our outstanding common stock,
which may be resold subject to the volume, manner of sale and notice requirements of Rule 144 under the Securities Act of 1933. Unless sold to another existing shareholder, each share sold by such shareholders will have one vote per share in the hands of the buyer. Shares held by certain of our existing shareholders as well as our officers, directors and certain other shareholders will be subject to the underwriters' lock-up agreement in which they have agreed not to dispose of any shares of common stock, subject to limited exceptions, for a period of 90 days after the date of this prospectus, without the consent of the underwriters. Following the expiration or waiver of the lock-up agreement, these share will be eligible for resale as described under the heading "Shares eligible for future sale" in this prospectus. Sales or the possibility of sales of substantial amounts of shares of our common stock by certain of our existing shareholders in the public markets could adversely affect the market price of our common stock in the future.

We have entered into a registration rights agreement with Inversiones Los Avellanos S.A., or Los Avellanos, Hazels (Bahamas) Investments, Inc., or Hazels, and Solimar, pursuant to which we granted them, and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements described above, to require us to register under the Securities Act shares of our common stock held by them. Under the registration rights agreement, Los Avellanos, Hazels and Solimar each have the right to request that we register the sale of shares held by it on its behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, Los Avellanos, Hazels and Solimar have the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by us. Also, Solimar will have certain rights to sell its shares exclusively during the three-year period following the first registration that meets certain specified criteria under the registration rights agreement, subject to the right of Los Avellanos and Hazels to sell a stated amount of shares. Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon their sale pursuant to an effective registration statement. In addition, shares not registered pursuant to the registration rights agreement may, subject to the lock-up agreements described above, be resold pursuant to an exemption from the registration requirements of the Securities Act, including the exemptions provided by Rule 144 under the Securities Act. We refer you to the sections of this prospectus entitled "Related party transactions -- Registration rights agreement," "Shares eligible for future sale" and "Underwriting" for further information regarding the circumstances under which additional shares of our common stock may be sold.

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our memorandum of association and articles of association could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

o seven-to-one voting rights for shares held by our selling shareholders prior to this offering;

o    prohibiting cumulative voting in the election of directors; and

o    limiting the persons who may call special meetings of shareholders.

These anti-takeover provisions substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. In addition, our selling shareholders, Solimar, Los Avellanos and Hazels, are party to a shareholders agreement pursuant to which they have agreed to vote together on certain matters, including mergers and acquisitions of us that makes it more difficult for a third party to acquire us without the support of our board of directors and selling shareholders.

Investor confidence and the market price of our common stock may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002, which requires us to include in our annual report on Form 20-F our management's report on, and assessment of the effectiveness of, our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to and report on management's assessment of the effectiveness of our internal control over financial reporting. We anticipate these requirements to apply first to our annual report for the fiscal year ending December 31, 2007. Any failure to comply with Section 404 could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could harm our business and could negatively impact the market price of our common stock. We believe the total cost of our initial compliance and the future ongoing costs of complying with these requirements may be substantial.

We may not pay any dividends.

We will make dividend payments to our shareholders only if our board of directors, acting in its sole discretion, determines that such payments would be in our best interest and in compliance with relevant legal and contractual requirements. The principal business factors that our board of directors expects to consider when determining the timing and amount of dividend payments will be our earnings, financial condition and cash requirements at the time. Currently, the principal contractual and legal restrictions on our ability to make dividend payments are those contained in the Indenture governing the Notes, our subsidiaries' loan agreements and those created by Bahamian law. Bahamian law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends. To date, we have paid no dividends.

We may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. We may also enter into new agreements or new legal provisions may be adopted that will restrict our ability to pay dividends.

U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our period chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our period chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax considerations -- United States federal income taxation of U.S. holders"), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common stock. See "Tax considerations -- United States federal income taxation of U.S. holders" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

Forward-looking statements

Our disclosure and analysis in this prospectus concerning our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "will," "may," "should," and similar expressions are forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital, and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled "Risk factors." These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you should not place undue reliance on any forward-looking statements. We assume no obligation to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors, except as required by applicable securities laws. Factors that might cause future results to differ include, but are not limited to, the following:

o    future operating or financial results;

o pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

o general market conditions and trends, including charter rates, vessel values, and factors affecting vessel supply and demand;

o    our ability to obtain additional financing;

o our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

o our expectations about the availability of vessels to purchase, the time that it may take to construct new vessels, or vessels' useful lives;

o    our dependence upon the abilities and efforts of our management team;

o changes in governmental rules and regulations or actions taken by regulatory authorities;

o adverse weather conditions that can affect production of the goods we transport and navigability of the river system;

o    the highly competitive nature of the oceangoing transportation industry;

o    the loss of one or more key customers;

o    fluctuations in foreign exchange rates and devaluations;

o    potential liability from future litigation; and

o    other factors discussed in this section titled "Risk factors."

Use of proceeds

We estimate the net proceeds to us of this offering will be approximately
$        million after deducting the underwriters' discount and the estimated expenses payable by us related to this offering. These estimates are based on an
public offering price of $      per share, which is the last reported sale
price on .

We expect to use the net proceeds of this offering in the following manner:

     o $13.8 million to replace cash on hand used to fund Otto Candies acquisition, including related expenses;

     o $43.3 million to fund construction costs of the two new PSVs being built in India, including $8.7 million to replenish cash on hand used to fund the first advance under the construction contracts and $34.6 million to be held as working capital to fund the balance of the construction costs;

     o $6.0 million to fund the expansion of our shipyard in Argentina for construction of new barges; and

     o    the remainder for general corporate purposes.

We will use some of the proceeds of this offering for general corporate or working capital purposes. See "Risk factors -- Risks related to our company -- We may use the proceeds of this offering for general corporate purposes with which you may not agree" for a discussion of the risks associated with our use of the proceeds.

We estimate that the net proceeds to the selling shareholders of this offering
will be approximately          million ($ million if the underwriters exercise
their over-allotment option in full) after deducting the underwriters' discounts. We will not receive any proceeds of the offering received by the selling shareholders. See "Principal and selling shareholders."

Dividend policy

The payment of dividends is in the discretion of our board of directors, subject to certain limitations described in this prospectus under "Dividend policy." We have not paid a dividend to date, and we anticipate retaining most of our future earnings, if any, for use in our operations and the expansion of our business. Any determination as to dividend policy will be made by our board of directors and will depend on a number of factors, including the requirements of Bahamian law, our future earnings, capital requirements, financial condition and future prospects, and such other factors as our board of directors may deem relevant. Bahamian law generally prohibits the payment of dividends other than from surplus, when a company is insolvent or if the payment of the dividend would render the company insolvent.

Our ability to pay dividends is restricted by the Notes, which we issued in 2004. In addition, we may incur expenses or liabilities, including extraordinary expenses, which could include costs of claims and related litigation expenses, or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends or for which our board of directors may determine requires the establishment of reserves. The payment of dividends is not guaranteed or assured and may be discontinued at any time at the discretion of our board of directors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends is dependent upon the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in any of the markets in which we participate, our earnings will be negatively affected, thereby limiting our ability to pay dividends. We refer you to "Risk factors -- Risks relating to our company -- We cannot assure you that we will pay dividends" for a discussion of the risks related to our ability to pay dividends.

Capitalization

The following table sets forth our consolidated capitalization at December 31, 2006:

     o    on an actual basis;

     o as adjusted for certain subsequent events giving effect to (i) our repayment of $25.3 million of our indebtedness owing to DVB NV, (ii) our incurrence of $61.3 million of indebtedness under our loan agreement with DVB AG, (iii) our incurrence of $13.6 million of indebtedness under our loan agreement with Natixis, (iv) our payment of $15.3 million to fund the balance of the purchase price of our vessel Alejandrina, (v) our payment of $8.7 million as the first advance for the construction of our PSVs in India, and (vi) our payment of $13.8 million for the acquisition price and related expenses for the Otto Candies acquisition; and

     o    further adjusted to give effect to our issuance and sale of shares of common stock in this offering at an assumed offering price
          of $          per share, which is the last reported sale price on
          March , 2007, and the application of the net proceeds therefrom as described under "Use of Proceeds".

You should read this table in conjunction with the information in the sections entitled "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations," "Selected financial and other data" and "Description of credit facilities and other indebtedness" and our historical consolidated financial statements, together with the respective notes thereto, included elsewhere in this prospectus.

                                                    At December 31, 2006
                                             -----------------------------------
                                                                        As
                                                                    Adjusted for
                                                           As       Subsequent
                                                      Adjusted for    Events
                                                       Subsequent    and this
                                             Actual     Events       Offering
--------------------------------------------------------------------------------
                                                  (Dollars in thousands)

Cash and cash equivalents                    20,648      32,412        55,590
Cash to fund remaining PSV construction
  costs in India                                  -           -        34,640
                                           --------    --------      --------

Total cash                                   20,648      32,412        90,230
                                           ========    ========      ========

Long term financial debts
(including current portion)                  38,994      13,694        13,694
2014 Senior Notes                           180,000     180,000       180,000
New DVB bank loan                                 -      61,306        61,306
Natixis loan                                      -      13,616        13,616
                                           --------     -------       -------

Total debt(a)                              218,994      268,616       268,616

Minority interest                             3,091       3,091         3,091

Shareholders' equity:
   Common stock(b)                              283         283           283
   Additional Paid-in capital(c)            173,826     173,826       237,546
   Accumulated earnings (deficits)            5,231       5,231         5,231
                                           --------     -------       -------
   Accumulated other comprehensive income        89          89            89
                                           ========    ========      ========

Total shareholders' equity                  179,429     179,429       243,149
                                           ========    ========      ========

Total capitalization                        401,514     451,136       514,856
                                           --------     -------       -------

----------
(a) The total debt amounts presented in this table do not include accrued interest, an item included in the calculation of total debt used elsewhere in this prospectus, amounting to $1.7 million in Actual and each of the As Adjusted columns.

(b) 28,346,952 issued and outstanding shares, par value $0.01, actual and as adjusted for subsequent events and issued and outstanding shares as adjusted for subsequent events and this offering.

(c)  Estimated underwriting discounts and commissions and offering expenses of
     $          million have been deducted from the gross proceeds of the sale of shares pursuant to this offering.

Market price of our common stock

Our common stock began trading under the symbol "ULTR" on The Nasdaq Global Market on October 16, 2006. The following table shows the high and low sale prices for the common stock as reported by The Nasdaq Global Market for the periods indicated. These prices do not include retail markups, markdowns or commissions.

                                                           High           Low
                                                           ----           ---
2007
From January 1, 2007 to January 31, 2007..............     15.35          13.30
From February 1, 2007 to February 28, 2007............     19.31          15.47
From March 1, 2007 to March     , 2007................     18.50          16.55
First Quarter (through March    , 2007)...............     19.31          13.30

2006
From October 13, 2006 to October 31, 2006.............     10.81          10.00
From November 1, 2006 to November 30, 2006............     11.84          10.61
From December 1, 2006 to December 31, 2006............     13.30          12.10
Fourth Quarter (from October 13, 2006)................     13.30          10.00

On March 20, 2007, the last sale reported price on The Nasdaq Global Market for
our common stock was $18.10 per share. There were approximately     holders of
record of our common stock as of        , 2007.

Selected financial and other data

We derived the following selected financial information for Ultrapetrol (Bahamas) Limited for the year ended December 31, 2004 and as of and for the years ended December 31, 2005 and 2006 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the following selected financial information for Ultrapetrol (Bahamas) Limited as of and for the years ended December 31, 2002 and 2003 and as of December 31, 2004, from our audited consolidated financial statements not included in this prospectus. The information below is selected information and should be read in conjunction with our historical financial statements and related notes, and our Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this prospectus. The historical results below and elsewhere in this prospectus may not be indicative of our future performance.


                                                                          Year ended December 31,
                                                   ----------------------------------------------------------------------
                                                       2002          2003        2004(1)       2005          2006(2)
                                                   ----------------------------------------------------------------------
                                                                     (Dollars in thousands)
Statement of Operations Data:
Revenues:..................................         $   73,124    $   75,233    $  95,160    $  125,361    $  173,466
Operating expenses(3)......................            (37,582)      (41,303)     (40,815)      (73,061)      (97,610)
  Depreciation and amortization............            (24,807)      (22,567)     (18,688)      (21,333)      (28,340)
  Management fees to related parties(4)....             (3,176)       (2,863)      (1,513)       (2,118)         (511)
  Administrative and commercial expenses...             (3,642)       (4,955)      (7,494)       (7,617)      (13,905)
  Other operating income (expenses)(5).....              1,741        (2,124)         784        22,021          (198)
  Loss on involuntary conversion of Argentine
   receivables (6).........................             (2,704)           --           --            --            --
                                                    ----------    ----------    ----------   ----------    ----------
Operating profit...........................              2,954         1,421       27,434        43,253        32,902
Financial expense..........................            (16,763)      (16,207)     (16,134)      (19,141)      (19,025)
Financial gain (loss) on extinguishment
  of debt(7)...............................                 --         1,782       (5,078)           --        (1,411)
Financial income...........................                326           201          119         1,152           733
Investment in affiliates(8)................                (45)        3,140          406          (497)          588
Other income (expenses)....................                (43)         (337)         174           384           859
                                                    ----------    ----------    ----------   ----------    ----------
Income (loss) before income taxes and
  minority interest........................            (13,571)      (10,000)       6,921        25,151        14,646
Income taxes...............................               (150)         (185)        (642)         (786)       (2,201)
Minority interest(9).......................               (132)       (1,333)      (1,140)       (9,797)       (1,919)
                                                    ----------    ----------    ----------   ----------    ----------
Net income (loss)..........................         $  (13,853)   $  (11,518)   $   5,139    $   14,568    $   10,526
                                                    ==========    ==========    ==========   ==========    ==========
Basic net income (loss) per share..........         $    (0.89)   $    (0.74)   $    0.33    $     0.94    $     0.59
                                                    ==========    ==========    ==========   ==========    ==========
Diluted net income (loss) per share........         $    (0.89)   $    (0.74)   $    0.33    $     0.94    $     0.58
                                                    ==========    ==========    ==========   ==========    ==========
Basic weighted average number of shares....         15,500,000    15,500,000   15,500,000    15,500,000    17,965,753
                                                    ==========    ==========   ===========   ==========    ==========
Diluted weighted average number of shares..         15,500,000    15,500,000   15,500,000    15,500,000    18,079,091
                                                    ==========    ==========   ===========   ==========    ==========
Balance Sheet Data (end of period):
Cash and cash equivalents..................         $    4,724    $    8,248    $  11,602    $    7,914    $   20,648
Current restricted cash....................              1,662         1,155        2,975         3,638            --
Working capital(10)........................             21,013        15,416       13,441        26,723        31,999
Vessels and equipment, net.................            134,797       120,803      160,535       182,069       333,191
Total assets...............................            213,546       208,161      273,648       278,282       426,379
Total debt.................................            168,994       155,814      220,413       211,275       220,685
Shareholders' equity.......................             35,089        23,793       28,910        43,474       179,429

Other Financial Data:
Ratio of Earnings to Fixed Charges(11).....                N/A           N/A          1.4           2.3           1.7

----------
(1) In a series of related transactions, on April 23, 2004, through two wholly owned subsidiaries, we acquired from American Commercial Barge Lines Ltd., or ACBL, the remaining 50% equity interest in UABL Limited, or UABL, that we did not previously own, along with a fleet of 50 river barges and seven river pushboats. The results of UABL's operations have been included in our consolidated financial statements since that date.

(2) On March 21, 2006 we acquired an additional 66.67% of UP Offshore, which is the holding company for our Offshore Supply Business, raising our ownership to 94.45%. The results of UP Offshore's operations have been included in our consolidated financial statements since that date.

(3) Operating expenses are voyage expenses and running costs. Voyage expenses, which are incurred when a vessel is operating under a contract of affreightment (as well as any time when they are not operating under time or bareboat charter), comprise all costs relating to a given voyage, including port charges, canal dues and fuel (bunkers) costs, are paid by the vessel owner and are recorded as voyage expenses. Voyage expenses also include charter hire payments made by us to owners of vessels that we have chartered in. Running costs, or vessel operating expenses, include the cost of all vessel management, crewing, repairs and maintenance, spares and stores, insurance premiums and lubricants and certain drydocking costs.

(4) Management fees to related parties included payments to our related companies Ravenscroft Shipping (Bahamas) S.A., or Ravenscroft, and Oceanmarine S.A., or Oceanmarine, for ship management and administration services that they provide to us. We purchased the business of Ravenscroft and hired the administrative personnel and purchased the administrative related assets of Oceanmarine on March 21, 2006; accordingly, ship management and administration costs appear as in-house expenses in our 2006 results.

(5) Other operating income in 2005 includes $21.8 million gain from the sale of our Capesize bulk carrier, the Cape Pampas. This vessel was owned directly by Ultracape (Holdings) Ltd., or Ultracape, a company of which we owned 60%. Accordingly, the gain on sale attributable to the remaining 40% that we did not own is deducted from income as minority interest.

(6) This relates to a loss resulting from the involuntary conversion of certain receivables from U.S. dollars to Argentine pesos. This conversion was the result of legislation passed by the Argentine government in January 2002. Under this legislation, U.S. dollar obligations between private parties due after January 6, 2002 were to be liquidated in Argentine pesos at a negotiated rate of exchange which reflects a sharing of the impact of the devaluation. Our settlement in Argentine pesos of the U.S. dollar denominated agreements was completed in 2002 and resulted in a loss of $2.7 million.

(7) During 2003, we repurchased $6.7 million principal amount of our 10 1/2% First Preferred Ship Mortgage Notes due 2008, or the Prior Notes for a price of $4.8 million and realized a gain of $1.8 million. During 2004, we repurchased $5.7 million principal amount of our Prior Notes for a price of $4.3 million and realized a gain of $1.3 million, and we incurred $6.4 million in expenses in relation to our tender offer and repurchase of our Prior Notes. During 2006, there was an early cancellation of our indebtedness in our River Business and we incurred a loss of $1.4 million related to the unamortized balance of issuance costs.

(8) Prior to April 2004, we owned 50% of UABL through a joint venture with ACBL and, accordingly, we accounted for it using the equity method. Also, prior to March 2006, we owned 27.78% of UP Offshore (Bahamas) Ltd. and, accordingly, we accounted for it using the equity method.

(9) We own 60% of Ultracape, which owned the Capesize bulk carrier Cape Pampas prior to its sale in May 2005, and accordingly we recognized minority interest for the 40% we did not own. Figures in 2003 and 2004 principally represent 40% of the income earned by Ultracape, from operation of the Cape Pampas. The figure in 2005 represents 40% of the income from operations of the Cape Pampas as well as 40% of the gain on the sale of the vessel in May 2005. Minority interest in 2006 includes a loss of $0.9 million incurred through redemption of the preferred shares issued by our subsidiary UP Offshore owned by IFC, which was part of the use of proceeds from our IPO.

(10) Current assets less current liabilities.

(11) For the purpose of calculating the ratio of earnings to fixed charges, earnings represents net income (loss) from continuing operations before income taxes and minority interest plus fixed charges less minority interest in the pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 2002 and 2003 by $13,526 and $13,140, respectively.

Management's discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with the information included under the caption "Selected financial and other data," our historical consolidated financial statements and their notes included elsewhere in this prospectus. This discussion contains forward-looking statements. For a discussion on the accuracy of these statements please refer to the section "Forward-looking Statements" that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth in the section entitled "Risk factors" and elsewhere in this prospectus.

OUR COMPANY

We are an industrial shipping company serving the marine transportation needs of clients in the markets on which we focus. We serve the shipping markets for grain, forest products, minerals, crude oil, petroleum, and refined petroleum products, as well as the offshore oil platform supply market, and the leisure passenger cruise market through our operations in the following four segments of the marine transportation industry.

o Our River Business, with 502 barges, is the largest owner and operator of river barges and pushboats that transport dry bulk and liquid cargos through the Hidrovia Region of South America, a large area with growing agricultural, forest and mineral related exports. This region is crossed by navigable rivers which flow through Argentina, Bolivia, Brazil, Paraguay and Uruguay, to ports serviced by ocean export vessels. According to DSC, as a whole, these countries are estimated to account for approximately 47% of world soybean production in 2006, from 29% in 1995.

o Our Offshore Supply Business owns and operates vessels that provide critical logistical and transportation services for offshore petroleum exploration and production companies, in the North Sea and the coastal waters of Brazil. Our Offshore Supply Business fleet currently consists of proprietarily designed, technologically advanced platform supply vessels, or PSVs, including four in operation and four under construction. Two PSVs are under construction in Brazil and are contracted to be delivered in the second quarter of 2007 and in 2008, respectively. We recently contracted with a shipyard in India to construct two PSVs for delivery commencing in 2009, with an option to build two more.

o Our Ocean Business owns and operates eight oceangoing vessels, including three Handysize/small product tankers that we intend to use in the South American coastal trade where we have preferential rights and customer relationships, three versatile Suezmax/Oil-Bulk-Ore, or Suezmax OBO, vessels, one Aframax tanker and one semi-integrated tug/barge unit. Our Ocean Business fleet has an aggregate capacity of approximately 651,000 dwt, and our three Suezmax OBOs are capable of carrying either dry bulk or liquid cargos, providing flexibility as dynamics change between these market sectors.

o Our Passenger Business fleet consists of two vessels with a total carrying capacity of approximately 1,600 passengers, and operates primarily in the European cruise market. We currently employ our largest passenger vessel under a multi-year seasonal charter with a European tour operator and the other vessel will be employed in the Aegean Sea for the European summer season of 2007. In addition, we have operated one of our vessels during periods outside the European travel season for certain events.

Our business strategy is to continue to operate as a diversified marine transportation company with an aim to maximize our growth and profitability while limiting our exposure to the cyclical behavior of individual sectors of the transportation industry.

DEVELOPMENTS IN 2005

On January 7, 2005, International Finance Corporation, or IFC, and KfW disbursed the remaining $7.5 million of the $30.0 million loan granted to UABL in 2002. These funds were used to finance the purchase and transportation from the United States to the Hidrovia Region of 35 dry barges. Additionally, we used existing funds to purchase two pushboats and other auxiliary equipment.

On March 4, 2005, we entered into a contract to sell our Capesize dry-bulk carrier, the Cape Pampas, owned through our 60% joint venture, Ultracape (Holdings) Ltd., or Ultracape, for $37.9 million, net of the related expenses. The vessel was delivered to the new owners on May 6, 2005. This resulted in a net gain to us in 2005, after minority interest, of $13.1 million. While we continually evaluate opportunities for sales of our vessels when we think the values are favorable for us and when such sales will not adversely affect our operations, we do not expect to record similar gains in every period, if at all.

On March 4, 2005, we entered into a contract to purchase the passenger vessel, New Flamenco, for a price of $13.5 million. This transaction was consummated on March 24, 2005, and we continued her employment with a European tour operator during the European travel season. In November 2005, we commenced an extensive refurbishment of the passenger and public spaces.

On April 6, 2005, we purchased the passenger vessel World Renaissance, renamed Grand Victoria, at auction for a price of $3.5 million. This vessel was delivered and fully paid for on April 19, 2005, but was not certified and did not enter service in 2005. This vessel has since been re-classified and refurbished and entered into service in 2006.

On April 29, 2005, we agreed to purchase the product tanker, Sun Chemist, renamed Miranda I, for a total price of $10.3 million. The vessel was delivered and fully paid on July 7, 2005 and entered service in Argentina under a long-term charter with a major oil company in October 2005.

On July 25, 2005, our option to repurchase 25,212 of our shares from Los Avellanos for a total price of $0.9 million was extended until July 25, 2006.

On October 7, 2005, we financed 90% of the acquisition cost of 11 barges in our River Business with $2.9 million in funds available from restricted cash.

On December 1, 2005, we substituted barges TN1502, TN1503, TN1505 and TN1506 with barges ACL 700 and ACL 701 in the collateral pool securing the Notes. The substituted barges are newer and of a higher value than the original barges.

On December 28, 2005, we drew down $3.0 million under the $10.0 million facility provided by IFC to UABL Paraguay, one of our subsidiaries. These funds will be used primarily to increase the size and capacity of some of our existing barges.

DEVELOPMENTS IN 2006

On March 20, 2006, we purchased all of the issued and outstanding capital stock of Ravenscroft Shipping (Bahamas) S.A., or Ravenscroft, from two of our related parties, Crosstrade Maritime Inc., and Crosstrees Maritime Inc., for the purchase price of $11.5 million. The purchase price included a building in Coral Gables, Florida, U.S., independently valued at $4.5 million. Ravenscroft Shipping (Bahamas) S.A. is a holding company that is the ultimate parent of our vessel managers, Ravenscroft Ship Management Inc., which manages the vessels in our Ocean Business and Offshore Supply Business, and Elysian Ship Management Inc., which manages the vessels in our Passenger Business. The purchase price was paid in full with the proceeds of our IPO of 12,500,000 shares which closed on October 18, 2006. In compliance with the requirements of our indenture related to the Notes, we obtained a fairness opinion from an internationally recognized accounting firm in connection with this acquisition.

On March 20, 2006, Los Avellanos and Avemar Holdings (Bahamas) Ltd., or Avemar, two of our shareholders, cancelled their agreement pursuant to which Avemar had previously granted Los Avellanos an irrevocable proxy to vote our shares owned by Avemar and agreed to cancel the shares owned by Avemar upon the closing of our IPO.

On March 20, 2006, we exercised our option to repurchase from Los Avellanos 25,212 shares of our common stock for a total consideration of $0.9 million, and the $0.9 million note originally issued in connection with the option was cancelled.

On March 21, 2006, we separately purchased 66.67% of the issued and outstanding capital stock of UP Offshore (Bahamas) Ltd., or UP Offshore, a company through which we operate our Offshore Supply Business, from LAIF, an affiliate of Solimar, one of the selling shareholders, for a purchase price of $48.0 million. Following this acquisition, we hold 94.45% of the issued and outstanding shares of UP Offshore. The purchase price was paid in full with the proceeds of our IPO. In compliance with the requirements of our indenture related to the Notes, we obtained a fairness opinion from an internationally recognized accounting firm in connection with this acquisition.

On May 3, 2006, we signed an agreement with International Finance Corporation, or IFC, to purchase from IFC the 7.14% of UP River (Holdings) Ltd., or UP River, an entity that owned the 50% of UABL Limited that we did not own, for the price of $6.2 million. As part of this agreement, IFC agreed to waive its option to convert its interest in UP River to shares in our company and its right to participate in our IPO. Our obligation under this agreement was paid from proceeds of our IPO.

On August 8, 2006, we took delivery of the fourth PSV in our Offshore Supply Business fleet, UP Topazio, from EISA - Estaleiro Ilha S.A. in Rio de Janeiro, Brazil.

On September 8, 2006, we entered into a Memorandum of Agreement with the Argos Group to form a joint venture to establish a river transportation company on the Magdalena River in Colombia.

On October 18, 2006, we completed our IPO. The gross proceeds of our IPO to us were $137.5 million.

On October 20, 2006, UP Offshore (Bahamas) Ltd. redeemed all of the outstanding Series A Preferred Shares held by IFC for an amount of $4.3 million with proceeds from our IPO.

On October 23, 2006, we signed a Memorandum of Agreement to purchase the Rea (which we renamed Amadeo), a 39,530 dwt. crude oil and product tanker for a purchase price of $19.1 million. On December 1, 2006 we took delivery of the Amadeo and took her to a yard in Romania where she is undergoing conversion to double hull prior to her employment in the South American cabotage trade.

On October 31, 2006, we announced in Athens, Greece, that one of our subsidiaries in the Passenger Business would employ our vessel Grand Victoria (to be renamed Blue Monarch) on 7-day cruises in Greece and Turkey. Monarch Classical Cruises will be responsible for the marketing of these cruises, and the Blue Monarch will not have a guaranteed minimum income for the European Summer of 2007.

On November 10, 2006, the underwriters of our IPO exercised their over-allotment option to purchase from the selling shareholders in our IPO an additional 232,712 shares of our common stock. We did not receive any of the proceeds from the sale of shares by these shareholders in the over-allotment option.

On November 20, 2006, we signed a Memorandum of Agreement to purchase the Cadenza (which we renamed Alejandrina), a 9,219 dwt. oil tanker, for a purchase price of $17.0 million.

On December 28, 2006, we entered into a $61.3 million senior secured term loan agreement with DVB Bank AG to refinance our four PSVs currently in operation (UP Esmeralda, UP Safira, UP Agua-Marinha and UP Topazio), which was drawn down in two installments in January and March 2007, respectively. We used the proceeds from this loan primarily to pay off outstanding financings for these vessels and cash to fund our acquisition program.

RECENT DEVELOPMENTS

On January 5, 2007, we took delivery of the Alejandrina and she was positioned for employment in the South American cabotage trade where she commenced service in March 2007.

On January 27, 2007, we entered into a $13.6 million senior secured term loan agreement with Natixis as post delivery finance for the acquisition of the Alejandrina.

On February 21, 2007, we entered into two shipbuilding contracts with a shipyard in India to construct two PSVs with deliveries commencing in 2009. The price for each new PSV to be built in India is $21.7 million.

On March 7, 2007, we executed a Stock Purchase Agreement and other complementary agreements with the Shareholders of Compania Paraguaya de Transporte Fluvial S.A. ("CPTF") and Candies Paraguayan Ventures LLC ("CPV") whereby we purchased 100% of the stock of CPTF and CPV. Through the purchase of these two companies, we acquired ownership of one 4,500 HP pushboat (the Captain Otto Candies) and twelve Jumbo 2,500 dwt barges (the Parana barges) all built in the United States in 1995. The total purchase price paid by us for the shares under the respective agreements was $13.8 million.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS

We organize our business and evaluate performance by the following business segments: the Ocean Business, River Business and, beginning in 2005, the Offshore Supply Business and Passenger Business. The accounting policies of the reportable segments are the same as those for the consolidated financial statements. We do not have significant intersegment transactions.

Revenues

In our River Business, we contract for the carriage for cargos, in substantially all cases, under contracts of affreightment, or COAs. Most of these COAs currently provide for adjustments to the freight rate based on changes in the price of fuel.

In our Offshore Business, we contract substantially all of our capacity under time charters to charterers in the North Sea and Brazil. During the first quarter of 2006, prior to the acquisition of 66.67% of the stock of UP Offshore, the revenues and expenses of UP Offshore were not consolidated with ours. However, two PSVs owned by UP Offshore were operated by us in the North Sea under charters. The revenues of these charters were recognized in our financial statements.

In our Ocean Business, we contract our cargo vessels either on a time charter basis or COA basis. Some of the differences between time charters and COAs are summarized below.

     Time Charter
     ------------

     o We derive revenue from a daily rate paid for the use of the vessel, and

     o the charterer pays for all voyage expenses, including fuel and port charges.

     Contract of Affreightment (COA)
     -------------------------------

     o We derive revenue from a rate based on tonnage shipped expressed in dollars per metric ton of cargo, and

     o    we pay for all voyage expenses, including fuel and port charges.

Our ships on time charters generate both lower revenues and lower expenses for us than those under COAs. At comparable price levels both time charters and COAs result in approximately the same operating income, although the operating margin as a percentage of revenues may differ significantly.

The structure of our seasonal contracts for our Passenger Business provides us with a stable revenue stream as well as the flexibility to operate the vessels in other regions of the world at the end of the contract term. We have operated one of our vessels during periods outside the European travel season for certain events.

Time charter revenues accounted for 54% of the total revenues from our businesses for 2006, and COA revenues accounted for 46%. With respect to COA revenues in 2006, 77% were in respect of repetitive voyages for our regular customers and 23% were in respect of single voyages for occasional customers.

In our River Business, demand for our services is driven by agricultural, mining and forestry activities in the Hidrovia Region. Droughts and other adverse weather conditions, such as floods, could result in a decline in production of the agricultural products we transport, which would likely result in a reduction in demand for our services. In 2005, our results of operations were negatively impacted due to the decline in soybean production associated with that year's drought. Continuing drought conditions have also affected the size of the Paraguayan soybean crop in 2006. Further, most of the operations in our River Business occur on the Parana and Paraguay Rivers, and any changes adversely affecting navigability of either of these rivers, such as low water levels, could reduce or limit our ability to effectively transport cargo on the rivers.

In our Ocean Business, we employed a significant part of our ocean fleet on time charter to different customers during 2006. In the first half of 2006, the international dry bulk freight market maintained average rates below those experienced in the first half of 2005. However, in the second half of 2006, those average freight rates generally increased above the levels experienced in the same period of 2005.

In our Passenger Business, demand for our services is driven primarily by movements of tourists during the European summer cruise season.

Expenses

Our operating expenses generally include the cost of all vessel management, crewing, spares and stores, insurance, lubricants, repairs and maintenance. Generally, the most significant of these expenses are repairs and maintenance, wages paid to marine personnel, catering and marine insurance costs. However, there are significant differences in the manner in which these expenses are recognized in the different segments in which we operate.

In addition to the vessel operating expenses, our other primary operating expenses in 2006 included general and administrative expenses related to ship management and administrative functions. During the first quarter of 2006, we acquired Ravenscroft and the administrative-related assets and personnel of Oceanmarine. Accordingly, going forward we do not expect to pay significant fees to any third party for ship management and administrative functions.

In our River Business, our voyage expenses include port expenses and bunkers as well as charter hire paid to third parties.

In our Offshore Supply Business, voyage expenses include offshore and brokerage commissions paid by us to third parties including Gulf Offshore North Sea (UK) which provide brokerage services.

In our Passenger Business, operating expenses include all vessel management, crewing, stores, insurance, lubricants, repairs and maintenance, catering, housekeeping and entertainment staff. Voyage expenses may include port expenses and bunkers if such services are for our account. Similarly, they may include the cost of food and beverages if such amounts are for our account under the charter agreement.

Through our River Business, we own a floating drydock and a repair facility for our river fleet at Pueblo Esther, Argentina, land for the construction of two terminals in Argentina and 50% joint venture participations in two grain loading terminals in Paraguay. UABL also rents offices in Asuncion, Paraguay, and Buenos Aires, Argentina, and a repair and shipbuilding facility in Argentina.

Through our acquisition of UP Offshore, we now hold a lease for office space in Rio de Janeiro, Brazil. In addition, through our recent acquisition of Ravenscroft, we own a building located at 3251 Ponce de Leon Boulevard, Coral Gables, Florida, United States. Through our acquisition of the administrative functions of Oceanmarine, a related party, we now hold a sublease to an office in Buenos Aires, Argentina.

Foreign Currency Transactions

During 2006, 77% of our revenues were denominated in U.S. dollars. Also, for the year ended December 31, 2006, 10% of our revenues were denominated and collected in Euros, 12% of our revenues were denominated and collected in British Pounds and 1% of our revenues was denominated and collected in Reais (Brazil). However, 14% of our total revenues were denominated in U.S. dollars but collected in Argentine Pesos, Brazilian Reais and Paraguayan Guaranies. Significant amounts of our expenses were denominated in U.S. dollars and 31% of our total out of pocket operating expenses were paid in Argentine Pesos, Brazilian Reais and Paraguayan Guaranies.

Our operating results, which we report in U.S. dollars, may be affected by fluctuations in the exchange rate between the U.S. dollar and other currencies. For accounting purposes, we use U.S. dollars as our functional currency. Therefore, revenue and expense accounts are translated into U.S. dollars at the average exchange rate prevailing during the month of each transaction.

Inflation and Fuel Price Increases

We do not believe that inflation has had a material impact on our operations, although certain of our operating expenses (e.g., crewing, insurance and drydocking costs) are subject to fluctuations as a result of market forces.

In 2005 and prior, in our River Business, we adjusted the fuel component of our cost into the freights on a seasonal or yearly basis, and therefore we were adversely affected during that particular period by rising bunker prices which are only partially offset by a hedge of a minor part of our fuel consumption and by bunker price adjustment formulas in some of our contracts. In 2006 and thereafter, we have negotiated fuel price adjustment clauses in most of our contracts.

In the Offshore Supply and Passenger Businesses, the risk of variation of fuel prices under the vessels' current employment is generally borne by the charterers, since the charterers are generally responsible for the supply of fuel.

In our Ocean Business, inflationary pressures on bunker (fuel oil) costs are not expected to have a material effect on our immediate future operations, because our vessels are currently chartered to third parties and it is the charterers' responsibility to pay for fuel. When our ocean vessels are employed under COAs, freight rates for voyage charters are generally sensitive to the price of a vessel's fuel. However, a sharp rise in bunker prices may have a temporary negative effect on results since freights generally adjust only after prices settle at a higher level.

Seasonality

Each of our businesses has seasonal aspects, which affect their revenues on a quarterly basis. The high season for our River Business is generally between the months of March and September, in connection with the South American harvest and higher river levels. However, growth in the soy pellet manufacturing, minerals and forest industries may help offset some of this seasonality. The Offshore Supply Business operates year-round, particularly off the coast of Brazil, although weather conditions in the North Sea may reduce activity from December to February. In the Ocean Business, demand for oil tankers tends to be strongest during the winter months in the Northern hemisphere. Demand for drybulk transportation tends to be fairly stable throughout the year, with the exceptions of the Chinese New Year in our first quarter and the European summer holiday season in our third quarter, which generally show lower charter rates. Under existing arrangements, our Passenger Business currently generates its revenue during the European cruise season, which runs from May through October of each year.

LEGAL PROCEEDINGS

Ultrapetrol S.A. was involved in a customs dispute with the Brazilian Customs Tax Authorities over the alleged infringement of customs regulations by the Alianza G-3 and Alianza Campana (collectively, the "Alianza Campana") in Brazil during 2004. As a result, the Brazilian Customs Tax Authorities commenced an administrative proceeding and applied the penalty of apprehension against the Alianza Campana, which required the Alianza Campana to remain in port or within a maximum of five nautical miles from the Brazilian maritime coast. The maximum customs penalty that could be imposed would be confiscation of the Alianza Campana, which is estimated by the Brazilian Customs Tax Authorities to be valued at $4.56 million. The Secretary of Brazilian Federal Revenue decided to cancel the penalty of confiscation of the Alianza Campana by means of a decision issued on August 14, 2006. However, the Secretary conditioned his decision on the compliance with the following requirements: (1) the classification of the Alianza Campana under the Regime Aduaneiro Especial para a Industria do Petroleo, or REPETRO, regime and, if such classification is confirmed; (2) the payment by Ultrapetrol S.A. of a penalty in the amount of one percent (1%) of the customs value of the Alianza Campana, or $45,600.

In order to comply with the above described requirements, our customer, Petroleo Brasileiro S.A. ("Petrobras"), presented on September 15, 2006, a formal request to obtain from Brazilian Customs Tax Authorities the recognition of the classification of the Alianza Campana under the REPETRO regime, which has since been received. We subsequently paid the penalty mentioned above, with the effect that the confiscation penalty was automatically canceled and the administrative proceeding was finalized with no further consequences to us.

On September 21, 2005, the local Customs Authority of Ciudad del Este, Paraguay issued a finding that certain UABL entities owe taxes to that authority in the amount of $2.2 million, together with a fine for non-payment of the taxes in the same amount, in respect of certain operations of our River Business for the prior three-year period. This matter was referred to the Central Customs Authority of Paraguay (the "Paraguayan Customs Authority"). We believe that this finding is erroneous and UABL has formally replied to the Paraguayan Customs Authority contesting all of the allegations upon which the finding was based. After review of the entire case the Paraguayan Central Tax authorities who have jurisdiction over the matter have confirmed we have no liability with respect to two of the three matters at issue, while they held a dissenting view on the third issue. We have been advised by UABL's counsel in the case that there is only a remote possibility that a court would find UABL liable for any of these taxes or fines.

After review of the entire case the Paraguayan Central Tax Authorities who have jurisdiction over the matter have confirmed we have no liability with respect to two of the three matters at issue, while they held a dissenting view on the third issue. Through a resolution which was provided to UABL on October 13, 2006, the Paraguayan Undersecretary for Taxation has confirmed that, in his opinion, the Company is liable for a total of approximately $0.5 million and has applied a fine of 100% of this amount. On November 24, 2006, the court confirmed that UABL is not liable for the first two issues. The Company has entered a plea with the respective court contending the interpretation on the third issue where the Company claims to be equally non-liable. We have been advised by UABL's counsel in the case that there is only a remote possibility that a court would find UABL liable for any of these taxes or fines.

On November 3, 2006, the Bolivian Tax Authority (Departamento de Inteligencia Fiscal de la Gerencia Nacional de Fiscalizacion) issued a notice in the Bolivian press advising that UABL International S.A. (a Panamanian subsidiary of the Company) would owe taxes to that authority in the amount of approximately $2.5 million (including interest), together with certain fines that have not been determined yet. We have not received notice of any claim. We believe that this finding is incorrect, and UABL International S.A. will formally reply to the Bolivian Tax Authority contesting the allegations of the finding when we are notified by the Bolivian Authorities. We have been advised by our local counsel in the case that there is only a remote possibility that UABL International S.A. would be found liable for any of these taxes or fines.

Various other legal proceedings involving us may arise from time to time in the ordinary course of business. However, we are not presently involved in any other legal proceedings that, if adversely determined, would have a material adverse effect on us.

RESULTS OF OPERATIONS

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following table sets forth certain historical income statement data for the periods indicated derived from our statements of income expressed in thousands of dollars.

                                               Year ended December 31,
                                               -----------------------

                                                                       Percent
                                                   2006        2005    Change
                                                 -------------------------------
Revenues
   Attributable to River Business                $79,124      $54,546     45%
   Attributable to Offshore Supply Business       26,289        6,532    302%
   Attributable to Ocean Business                 39,202       49,874    -21%
   Attributable to Passenger Business             28,851       14,409    100%
                                                 --------     --------

                      Total revenues             173,466      125,361     38%

Voyage expenses
   Attributable to River Business                (33,536)     (25,710)    30%
   Attributable to Offshore Supply Business       (3,451)      (4,980)   -31%
   Attributable to Ocean Business                   (602)      (1,371)   -56%
   Attributable to Passenger Business             (5,856)      (1,766)   232%
                                                 --------     --------
                      Total voyage expenses      (43,445)     (33,827)    28%

Running cost
   Attributable to River Business                (20,595)     (17,820)    16%
   Attributable to Offshore Supply Business       (6,264)      (1,218)   414%
   Attributable to Ocean Business                (13,788)     (12,636)     9%
   Attributable to Passenger Business            (13,518)      (7,560)    79%
                                                 --------     --------
                      Total running costs        (54,165)     (39,234)    38%

Amortization of drydocking expense                (7,830)      (6,839)    14%
Depreciation of vessels and equipment            (19,920)     (14,494)    37%
Amortization of intangible assets                   (590)          --     --
Management fees and administrative and
commercial expenses                              (14,416)      (9,735)    48%
Other operating income (expenses)                   (198)      22,021     --
                                                 --------     --------

Operating profit                                  32,902       43,253    -24%
Financial expense                                (19,025)     (19,141)    -1%

Financial gain (loss) on extinguishment
of debt                                           (1,411)          --     --

Other income (expenses)                            2,180        1,039    110%
Total other expenses                             (18,256)     (18,102)     1%

Income before income taxes and
minority interest                                 14,646       25,151    -42%
Income taxes                                      (2,201)        (786)   180%
Minority interest                                 (1,919)      (9,797)   -80%
Net income                                       $10,526      $14,568    -28%

Revenues. Total revenues from our River Business increased by 45% from $54.5 million in 2005 to $79.1 million in 2006. This increase is primarily attributable to a 19% increase in volumes transported and a 24% increase in unit prices.

Total revenues from our Offshore Supply Business increased from $6.5 million in 2005 to $26.3 million in 2006. This increase is attributable to higher time charter rates of our existing PSVs UP Esmeralda and UP Safira, as well as their being in service for a full year compared to less than half a year in 2005, and the operations of two new PSVs placed into service during 2006, UP Agua-Marinha and UP Topazio.

Total revenues from our Ocean Business decreased from $49.9 million in 2005 to $39.2 million in 2006, or a decrease of 21%. This decrease is mainly attributable to the lower time charter rates of Princess Nadia, Princess Susana and Princess Katherine, as well as the lesser number of operational days of the vessels in 2006 due to the fact that all three of the vessels underwent special survey and drydocking in the fourth quarter of 2006, partially offset by higher time charter rates of Princess Marina and a full year operation of the Miranda I, which had started operations in October 2005.

Total revenues from our Passenger Business were $28.9 million in 2006, as compared to $14.4 million in 2005. This 100% increase is mainly attributable to higher contractual revenue per passenger from, and a larger number of operational days for, our New Flamenco in 2006 and to the entry in operation of the Grand Victoria in 2006.

Voyage expenses. In 2006, voyage expenses of our River Business were $33.5 million, as compared to $25.7 million for 2005, an increase of $7.8 million. The increase is mainly attributable to an increase in fuel expense due to a combination of larger volumes consumed consistent with the larger volumes of cargo carried and higher fuel prices.

In 2006, voyage expenses of our Offshore Supply Business were $3.5 million, as compared to $5.0 million in 2005. The decrease is primarily attributable to the effect of the bareboat charter paid for our new PSVs UP Esmeralda and UP Safira during the last six months of 2005 whereas the effect of those bareboat charters in 2006 occurred only in the first quarter prior to the consolidation of UP Offshore as well as the incurrence of $1.0 million in expenses primarily related to the transport of these vessels from China, where they were constructed, to their deployment in the North Sea.

In 2006, voyage expenses of our Ocean Business were $0.6 million, as compared to $1.4 million for 2005. The decrease is primarily attributable to the decrease in brokerage commissions of our Princess Nadia, Princess Katherine and Princess Susana.

In 2006, voyage expenses of our Passenger Business were $5.9 million, as compared to $1.8 million in 2005. The increase of $4.1 million is mainly attributable to increased voyage expenses of our New Flamenco, consistent with the larger number of operational days and the entry into operation of our Grand Victoria in 2006.

Running costs. In 2006, running costs of our River Business were $20.6 million, as compared to $17.8 million in 2005, an increase of $2.8 million. This increase is primarily attributable to higher boat costs due to an increased utilization of pushboats (approximately 1.5 extra pushboats per month) consistent with the larger volumes of cargo carried.

In 2006, running costs of our Offshore Supply Business were $6.3 million, as compared to $1.2 million in 2005. This increase is mainly attributable to the running cost incurred with the new PSVs UP Agua-Marinha and UP Topazio delivered to us in March and September 2006, respectively as well as a full year operation of our UP Esmeralda and UP Safira compared to less than half a year in 2005.

In 2006, running costs of our Ocean Business were $13.8 million, as compared to $12.6 million in 2005, an increase of 9%. This increase is mainly attributable to higher running costs on our Princess Susana and Princess Katherine, and Alianza G3, and a full year operation of the Miranda I against only one quarter in 2005.

In 2006, running costs of our Passenger Business were $13.5 million, compared to $7.6 million in 2005. This increase is attributable to an increase in the running costs for the New Flamenco primarily due to a larger number of operating days in 2006, as well as the entry into operations of our Grand Victoria (which was recertified during 2005).

Amortization of drydocking expense. Amortization of drydocking and special survey costs increased by $1.0 million, or 14%, to $7.8 million in 2006 as compared to $6.8 million in 2005. The increase is primarily attributable to the higher amortization of expenses for our Princess Marina, partially offset by the decrease in amortization due to the sale of our Cape Pampas in 2005.

Depreciation of vessels and equipment. Depreciation increased by $5.4 million, or 37%, to $19.9 million in 2006 as compared to $14.5 million in 2005. This increase is primarily due to a full year depreciation for our Miranda I (which we purchased in September 2005), the increase in depreciation of some of our River Business equipment, increase in depreciation of our New Flamenco (which was fully refurbished between November 2005 and February 2006), the depreciation of our Grand Victoria after being recertified in 2005, and the consolidation of UP Offshore since March 2006.

Amortization of intangible assets. Amortization of intangible assets was $0.6 million in 2006, as compared to $0.0 million in 2005. This increase is attributable to the purchase of our subsidiary Ravenscroft in March 2006.

Management fees and administrative and commercial expenses. Management fees and administrative expenses were $14.4 million in 2006 as compared to $9.7 million in 2005. This increase of $4.7 million is attributable mainly to an increase in the overhead expenses on our River Business and to the consolidation of UP Offshore since March 2006.

Other operating income (expenses). Other operating income (expenses) were expenses of $0.2 million in 2006 as compared to income of $22.0 million in 2005. This income change is attributable mainly to the effect of the sale of the vessel Cape Pampas in 2005.

Operating profit. Operating profit for the year 2006 was $32.9 million, a decrease of $10.4 million from 2005. The difference is mainly attributable to the effect of the sale of the Cape Pampas in 2005, lower charter rates obtained by our three Suezmax OBOs, partially offset by higher operating profit from the Passenger Business and River Business, and by the consolidation of UP Offshore since March 2006.

Financial expense. Financial expense had no significant variation from $19.0 million in 2006 as compared to $19.1 million in 2005.

Financial gain (loss) on extinguishment of debt. Financial loss on extinguishments of debt for 2006 was $1.4 million, as compared to $0.0 million in 2005. This increase is mainly attributable to the loss recognized during the fourth quarter of 2006 in connection with the early repayment of our indebtedness related to our River Business with funds from our IPO.

Minority interest. Minority interest decreased by $7.9 million to $1.9 million in 2006 as compared to $9.8 million in 2005. This variation is mainly attributable to 40% of the gain of the sale of the Cape Pampas in 2005 and partially offset by the consolidation of UP Offshore since March 2006 and $0.9 million attributable to the premium paid on the early redemption of UP Offshore's preferred shares to IFC with funds from our IPO.

Income taxes. The charge for income taxes in 2006 was $2.2 million, compared with $0.8 million in 2005. The higher charge in 2006 compared with 2005 reflects the significantly higher operating income in our Offshore Supply Business (which is consolidated since March 2006) subject to the determination of taxable income in Chile and Brazil. Some of our income was subject to Chilean income tax due to a charter of two of our vessels to our Chilean subsidiary, which expired on January 31, 2007. The income from these vessels will no longer be subject to Chilean income taxes beginning February 1, 2007. In addition, our deferred income tax charge increased from excess accelerated tax depreciation over book depreciation and from unrealized foreign currency exchange gains on US dollar denominated debt of our Brazilian subsidiary, which is partially offset by the impact of the tax rate on the intangible amortization.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The following table sets forth certain historical income statement data for the periods indicated derived from our statements of income expressed in thousands of dollars.

                                               Year ended December 31,
                                               -----------------------

                                                                       Percent
                                                  2005        2004     Change
                                                 -------------------------------

Revenues
   Attributable to River Business              $54,546     $41,111        33%
   Attributable to Offshore Supply Business      6,532          --        --
   Attributable to Ocean Business               49,874      54,049        -8%
   Attributable to Passenger Business           14,409          --        --
                                              --------     --------
                      Total revenues           125,361      95,160        32%

Voyage expenses
   Attributable to River Business              (25,710)    (15,340)       68%
   Attributable to Offshore Supply Business     (4,980)         --        --
   Attributable to Ocean Business               (1,371)       (583)      135%
   Attributable to Passenger Business           (1,766)         --        --
                                              --------     --------
                      Total voyage expenses    (33,827)    (15,923)      112%

Running costs
   Attributable to River Business              (17,820)    (12,512)       42%
   Attributable to Offshore Supply Business     (1,218)         --        --
   Attributable to Ocean Business              (12,636)    (12,380)        2%
   Attributable to Passenger Business           (7,560)         --        --
                                              --------     --------
                      Total running costs      (39,234)    (24,892)       58%

Amortization of drydocking expense              (6,839)     (5,195)       32%
Depreciation of vessels and equipment          (14,494)    (13,493)        7%
Management fees and administrative
  and commercial expenses                       (9,735)     (9,007)        8%
Other operating income                          22,021         784     2,709%
                                              --------     --------
Operating profit                                43,253      27,434        58%
                                              --------     --------
Financial expense                              (19,141)    (16,134)       19%
Financial gain (loss) on
  extinguishment of debt                            --      (5,078)       --
Other income (expenses)                          1,039         699        49%
                                              --------     --------
Total other expenses                           (18,102)    (20,513)      -12%
                                              --------     --------

Income before income taxes and
    minority interest                           25,151       6,921       263%
Income taxes                                      (786)       (642)       22%
Minority interest                               (9,797)     (1,140)      759%
                                              --------     --------
Net Income                                     $14,568      $5,139       183%
                                              --------     --------

Revenues. Total revenues from our River Business increased by 33% from $41.1 million in 2004 to $54.6 million in 2005. This increase is primarily attributable to the consolidation of UABL since the second quarter of 2004, while in the first quarter of 2004 revenues from our river fleet only included the net charter proceeds which we received from chartering some of our vessels from UABL.

Total revenues from our Offshore Supply Business increased from $0.0 in 2004 to $6.5 million in 2005. This increase is attributable to the time charter revenues of our new PSVs UP Esmeralda and UP Safira, which we operated temporarily under a bareboat charter by our subsidiary Corporacion de Navegacion Mundial S.A. during the last six months of 2005.

Total revenues from our Ocean Business decreased from $54.0 million in 2004 to $49.8 million in 2005, or a decrease of 8%. This decrease is attributable to the sale of the Cape Pampas in May 2005 and the lower time charter rate of the Princess Susana. These decreases were partially offset by the higher time charter rates of the Princess Nadia and the Princess Katherine during the first six months of 2005 and by the revenues generated by our newly acquired vessel, Miranda I, in the fourth quarter of 2005.

Total revenues from our Passenger Business were $14.4 million in 2005. We did not earn revenues in our Passenger Business in 2004. We did not operate any passenger vessels in 2004. The new revenue is attributable to the effect of the revenues of the New Flamenco, which was acquired and first placed in service during 2005.

Voyage expenses. In 2005, voyage expenses of our River Business were $25.7 million, as compared to $15.3 million for 2004, an increase of $10.4 million. The increase is attributable to the consolidation of UABL as our subsidiary in the second quarter of 2004 and the increase of the price of fuel oils.

In 2005, voyage expenses of our Offshore Supply Business were $5.0 million, as compared to $0.0 in 2004. The increase is primarily attributable to the bareboat charter of $4.0 million paid for our new PSVs UP Esmeralda and UP Safira during the last six months of 2005 as well as the incurrence of $1.0 million in expenses primarily related to the transport of these vessels from China, where they were constructed, to their deployment in the North Sea.

In 2005, voyage expenses of our Ocean Business were $1.4 million, as compared to $0.6 million for 2004. The increase is primarily attributable to higher brokerage commissions partially offset by a decrease primarily attributable to the voyage expenses of the Princess Eva, which was sold during 2004.

In 2005, voyage expenses of our Passenger Business were $1.8 million. We did not operate any passenger vessels in 2004.

Running costs. In 2005, running costs of our River Business were $17.8 million, as compared to $12.5 million in 2004, an increase of $5.3 million. The increase is primarily attributable to the effect of the consolidation of UABL as our subsidiary since the second quarter of 2004.

In 2005, running costs of our Offshore Supply Business were $1.2 million, as compared to $0.0 in 2004. This increase is attributable to the running cost incurred with the new PSVs UP Esmeralda and UP Safira owned by UP Offshore and operated temporarily by our subsidiary Corporacion de Navegacion Mundial S.A. under a bareboat charter during the second half of 2005.

In 2005, running costs of our Ocean Business were $12.6 million, as compared to $12.4 million in 2004, an increase of 2%. This increase is mainly attributable to the operation of our newly acquired vessel Miranda I and was partially offset by the decrease of running cost attributable to the sale of the vessels Princess Eva in 2004 and by the sale of the Cape Pampas in 2005.

In 2005, running costs of our Passenger Business were $7.6 million, compared to $0.0 in 2004. This increase is attributable to the effect of the running cost of our vessel New Flamenco, which we acquired in 2005. We did not operate any passenger vessels in 2004.

Amortization of drydocking. Amortization of drydocking and special survey costs increased by $1.6 million, or 32%, to $6.8 million in 2005 as compared to $5.2 million in 2004. The increase is primarily attributable to the amortization expenses of the vessels Alianza G-3, Princess Katherine, Princess Susana and Princess Nadia and the increase in the numbers of vessels in our river fleet, partially offset by the decrease of amortization of drydocking expense attributable to the sale of the vessels Princess Eva in 2004 and Cape Pampas in 2005.

Depreciation of vessels and equipment. Depreciation increased by $1.0 million, or 7%, to $14.5 million in 2005 as compared to $13.5 million in 2004. This increase is primarily due to the purchase of new tugs and river barges, the additional passenger vessel New Flamenco as well as the depreciation of the UABL fleet attributable to the effect of the consolidation of UABL as our subsidiary, which was partially offset by the sale of the vessels Princess Eva in 2004 and Cape Pampas in 2005.

Management fees and administrative expenses. Management fees and administrative expenses were $9.7 million in 2005 as compared to $9.0 million in 2004. This increase of $0.7 million is attributable mainly to an increase in the overhead expenses produced by the consolidation of UABL and the management fees attributable to the new passenger vessel.

Other operating income (expenses). Other operating income was $22.0 million in 2005 as compared to $0.8 million in 2004. This increase is attributable to the effect of the sale of the vessel Cape Pampas in 2005.

Operating profit. Operating profit for the year 2005 was $43.2 million, an increase of $15.8 million from 2004. The difference is mainly attributable to the effect of the sale of the Cape Pampas in 2005, higher charter rates obtained for the vessel Princess Nadia, the sale of the vessels Princess Marisol and Princess Laura in 2004, as well as the results attributable to our new passenger vessel, partially offset by a decrease in our River Business results.

Financial expense. Financial expense increased by $3.0 million or 19%, to $19.1 million in 2005 as compared to $16.1 million in 2004. This variation is mainly attributable to the higher level of financial debt related to the acquisition of our new vessels, as well as an increase in the interest rate of our variable rate debt in our River Business.

Financial gain (loss) on extinguishment of debt. In 2004, we recognized a gain of $1.3 million from repurchases of our Prior Notes and paid $6.4 million in expenses in connection with our tender offer and repurchase of our Prior Notes.

Minority interest. Minority interest increased by $8.7 million to $9.8 million in 2005 as compared to $1.1 million in 2004. This variation is mainly attributable to 40% of the gain of the sale of the Cape Pampas in 2005.

LIQUIDITY AND CAPITAL RESOURCES

We are a holding company and operate in a capital-intensive industry requiring substantial ongoing investments in revenue producing assets. Our subsidiaries have historically funded their vessel acquisitions through a combination of bank indebtedness, shareholder loans, cash flow from operations and equity contributions.

The ability of our subsidiaries to make distributions to us may be restricted by, among other things, restrictions under our credit facilities and applicable laws of the jurisdictions of their incorporation or organization.

At December 31, 2006, we had aggregate indebtedness of $220.7 million, consisting of $180.0 million aggregate principal amount of our First Preferred Ship Mortgage Notes due 2014, or the Notes, and indebtedness of our new subsidiary UP Offshore of $39.0 million under two senior loan facilities with DVB NV and DVB Bank AG, plus accrued interest of $1.7 million.

At December 31, 2006, we had cash and cash equivalents on hand of $20.6 million.

As a result of the early repayment of our indebtedness related to our River Business and the early redemption of UP Offshore's preferred shares held by IFC paid with funds from proceeds of our IPO, we incurred a loss of $2.3 million that was recorded in the fourth quarter of 2006.

On December 28, 2006, we entered into a $61.3 million senior secured term loan agreement with DVB Bank AG. We drew on this facility in January and March 2007 to its full amount primarily to pay off outstanding indebtedness for our PSVs in an amount of $25.3 million and to fund our acquisition program.

On January 24, 2007, we entered into a $13.6 million senior secured term loan agreement with Natixis as post delivery financing for the acquisition of the Alejandrina.

Operating Activities

During the year ended December 31, 2006, we generated $28.8 million in cash flow from operations compared to $16.7 million in the year ended December 31, 2005. Net income for the year ended December 31, 2006 was $10.5 million as compared to $14.6 million in the year ended December 31, 2005, a decrease of $4.1 million.

The increase in cash flow from operations is mainly attributable to higher income from operations, excluding depreciation, amortization and the gain on sale of assets, offset somewhat by greater working capital needs.

Investing Activities

During the year ended December 31, 2006, we disbursed $10.2 million to refurbish the New Flamenco and to recertify and recommission the Grand Victoria, $9.7 million to enlarge and refurbish barges and pushboats as well as to purchase a new crane and associated equipment in our River Business, and $9.0 million in respect of PSV vessels under construction, $1.8 million on double hull works for the Miranda I, $1.8 million as an advance for the purchase of the Alejandrina and $20.2 million to purchase the Amadeo.

In addition, in 2006, we disbursed $65.2 million (net of $0.5 million cash acquired) for the acquisition of 66.67% of UP Offshore, all of the shares of Ravenscroft and the minority interest in our River Business.

In 2005, we received net proceeds of $37.9 million from the Cape Pampas sale.

Financing Activities

Net cash provided by financing activities was $88.0 million during the year ended December 31, 2006, compared to net cash provided by financing activities of $6.4 million during the year ended December 31, 2005. The increase in cash provided by financing activities from 2005 to 2006 is mainly attributable to the net proceeds of our IPO for $125.2 million when partially offset by the early repayment of principal of our outstanding debt in our River Business of $33.1 million, the early redemption of UP Offshore's preferred shares to IFC of $4.3 million and $2.6 million in cash used for the retirement of minority interests in our subsidiary Ultracape (Holdings) Ltd.

FUTURE CAPITAL REQUIREMENTS

Our near-term cash requirements are related primarily to funding operations, constructing new vessels, potentially acquiring second-hand vessels, increasing the size of many of our barges and replacing the engines in our line pushboats with new engines that burn less expensive heavy fuel oil. We currently estimate that the construction of new vessels that are currently on order in India will require additional funds of approximately $34.6 million (which we intend to pay out of the proceeds of this offering), the cost of increasing the size of many of our barges will cost approximately $30.0 million and the cost of replacing the engines in our line pushboats will cost approximately $46.0 million. In addition, amounts to be paid in connection with the construction of our PSVs in Brazil. In addition, we expect to pay approximately $6.0 million out of the proceeds of this offering to expand our shipyard in Argentina to adequately equip it to build new barges. We will also make capital expenditures to fund the building of these new barges beginning in 2008. These expenses will be incurred at various times over the next few years and, accordingly, are subject to significant uncertainty. We expect to fund the construction of new vessels currently on order in part through the proceeds of this offering. We may in the future incur indebtedness to fund some of our other initiatives, which we are currently funding through our cash flow from operations. We cannot provide assurance that our actual cash requirements will not be greater than we currently expect. If we cannot generate sufficient cash flow from operations, we may obtain additional sources of funding through capital market transactions, although it is possible these sources will not be available to us.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations and commercial commitments as of December 31, 2006.

The amounts below include both principal and interest payments.

----------------------------------------------------------------------------------------------------------------------------
                                                                             Payments due by period
----------------------------------------------------------------------------------------------------------------------------
                                                                                      Two to        Four to       After
                                                                                      three          five         five
                                                             Total     Current(a)     years(b)      years(c)     years(d)
----------------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------
1. Long - term debt obligations(e)
  - DVB Bank of America NV
o   Tranche A (UP Offshore Panama)                           $23,300      $1,800       $3,600        $3,600      $14,300
o   Tranche B (UP Offshore Panama)                             2,000       1,333          667             -            -
  - DVB Bank AG
o   Tranche A (UP Offshore Apoio)                             12,250         900        1,800         1,800        7,750
o   Tranche B (UP Offshore Apoio)                              1,444         667          777             -            -
   -9% First Preferred Ship Mortgage Notes due 2014          180,000           -            -             -      180,000
                                                           ---------   ---------    ---------     ---------    ---------
Total long-term debt obligations                             218,994       4,700        6,844         5,400      202,050
                                                           ---------   ---------    ---------     ---------    ---------
Estimated interest on contractual debt obligation(f)

  -DVB Bank of America NV
o   Tranche A (UP Offshore Panama)                             9,774       1,639        2,886         2,365        2,884
o   Tranche B (UP Offshore Panama)                               133         114           19             -            -
  -DVB Bank AG
o   Tranche A (UP Offshore Apoio)                              4,979         787        1,397         1,155        1,640
o   Tranche B (UP Offshore Apoio)                                108          76           32             -            -
  - 9% First Preferred Ship Mortgage Notes due 2014          129,600      16,200       32,400        32,400       48,600
                                                           ---------   ---------    ---------     ---------    ---------
Total estimated interest or contractual debt obligation      144,594      18,816       36,734        35,920       53,124

2.  Operating lease obligations                                2,062         568          945           321          228
3.  Purchase obligations
     - Fuel supply contract(g)                                12,000      12,000            -             -            -
     - Vessel construction(h)                                 14,000      11,600        2,400             -            -
                                                           ---------   ---------    ---------     ---------    ---------
                                                              26,000      23,600        2,400             -            -
                                                           ---------   ---------    ---------     ---------    ---------
Total contractual obligations                               $391,650     $47,684      $46,923       $41,641     $255,402
                                                           ---------   ---------    ---------     ---------    ---------


----------
(a)  Represents the period from January 1, 2007 through December 31, 2007.

(b)  Represents the period from January 1, 2008 through December 31, 2009.

(c)  Represents the period from January 1, 2010 through December 31, 2011.

(d)  Represents the period after December 31, 2011.

(e) Represents principal amounts due on outstanding debt obligations, current and long-term, as of December 31, 2006. Amount does not include interest payments.

      The interest rate and term assumptions used in these calculations are contained in the following table:

                                                                  Principal at
                                   Obligation                   December 31, 2006       Interest rate      Period From-To
---------------------------------------------------------------------------------------------------------------------------------
                                                              (Dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------
DVB Bank of America NV
                              Tranche A (UP Offshore Panama)             $23,300            7.24%         1/1/2007-5/31/2015
                              Tranche B (UP Offshore Panama)               2,000            7.62%         1/1/2007-6/31/2008

                              Tranche A (UP Offshore Apoio)               12,250            6.56%         1/1/2007-2/14/2016
                              Tranche B (UP Offshore Apoio)                1,444            6.56%         1/1/2007-2/14/2009
9% First Preferred ship Montages Notes due 2014                          180,000            9.00%         1/1/2007-11/24/2014

(f) All interest expense calculations begin January 1, 2007 and end on the respective maturity dates. The LIBOR rates are the rate in effect as of December 31, 2006.

(g) Our subsidiaries in the River Business, entered into a full supply contract with Repsol YPF S.A. The calculations use the market prices in effect as of December 31, 2006.

For additional disclosures regarding these obligations and commitments, see our notes to our audited consolidated financial statements.

We believe, based upon current levels of operation and cash flow from operations, together with other sources of funds, that we will have adequate liquidity to make required payments of principal and interest on our debt, including obligations under the Notes, complete anticipated capital expenditures and fund working capital requirements.

Our ability to make scheduled payments of principal, or to pay interest on, or to refinance, our indebtedness, including the Notes, or to fund planned capital expenditures will depend on our ability to generate cash from our operations in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, useful lives of vessels, deferred tax assets, and certain accrued liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially lead to materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application. For a description of all of our significant accounting policies, see note 2 to our audited consolidated financial statements.

Revenues and related expenses

Revenue is recorded when services are rendered, we have a signed charter agreement or other evidence of an arrangement, pricing is fixed or determinable and collection is reasonably assured.

Revenues are earned under time charters, bareboat charters, consecutive voyage charters or affreightment/voyage contracts. Revenue from time charters and bareboat charters is earned and recognized on a daily basis. Revenue for the affreightment contracts and consecutive voyage charters is recognized based upon the percentage of voyage completion. A voyage is deemed to commence upon the departure of discharged vessel of previous cargo and is deemed to end upon the completion of discharge of the current cargo. The percentage of voyage completion is based on the miles transited at the balance sheet date divided by the total miles expected on the voyage. The position of the barge at the balance sheet date is determined by locating the position of the boat with the barge in tow through use of a global positioning system. Demurrage income represents payments by the charterer to the vessel owner when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized as it is earned. Revenue from our passenger vessels business is recognized upon completion of voyages, together with revenues from on board and other activities.

From time to time we provide ships salvage services under Lloyd's Standard Form of Salvage Agreement ("LOF"). The Company recognizes costs as incurred on these LOF services. Revenue is recognized to the extent of costs incurred in order to appropriately match revenues with costs, provided that the Company has earned the revenue. The Company has historically recovered at least its cost in all of its prior salvage operations. Additional revenues in excess of costs incurred are recorded at the time the final LOF settlement or arbitration award occurs.

Vessels voyage costs, primarily consisting of port, canal and bunker expenses that are unique to a particular charter, are paid for by the charterer under time charter arrangements or by us under voyage charter arrangements. The commissions paid in advance are deferred and amortized over the related voyage charter period to the extent revenue has been deferred since commissions are earned as our revenues are earned. Bunker expenses and gift shop for resale are capitalized when acquired as operating supplies and subsequently charged to voyage expenses as consumed/resold. All other voyage expenses and other vessel operating expenses are expensed as incurred.

Vessels and equipment, net

Vessels and equipment are stated at cost less accumulated depreciation. This cost includes the purchase price and all directly attributable costs (initial repairs, improvements and delivery expenses, interest and on-site supervision costs incurred during the construction periods). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the safety of the vessels.

Depreciation is computed net from the estimated scrap value, which is equal to the product of each vessel's lightweight tonnage and estimated scrap value per lightweight ton, and is recorded using the straight-line method over the estimated useful lives of the vessels. Acquired secondhand vessels are depreciated from the date of their acquisition over the remaining estimated useful life.

Listed below are the estimated useful lives of vessels and equipment:

                                                               Useful lives
                                                                 (in years)
                                                                 ----------

River barges and pushboats................................           35
PSVs......................................................           24
Ocean-going vessels.......................................           24
Passenger vessels.........................................           45
Furniture and equipment...................................         5 to 10

However, when regulations place limitations over the ability of a vessel to trade, its useful life is adjusted to end at the date such regulations become effective. Currently, these regulations only affect one of our vessels in the Passenger Business with no significant effects on its useful life.

At the time vessels are disposed of, the assets and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded in other operating income (expense).

Long-lived assets are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

Drydock Costs

Our vessels must be periodically drydocked and pass inspections to maintain their operating classification and/or as mandated by maritime regulations. Costs incurred to drydock the vessels are deferred and amortized over the period to the next drydocking, generally 24 to 36 months. Drydocking costs may be comprised of painting the vessel hull and sides, recoating cargo and fuel tanks, and performing other engine and equipment maintenance activities to bring the vessel into compliance with classification standards. Costs include actual costs incurred at the yard, cost of fuel consumed, and the cost of hiring riding crews to effect repairs. The unamortized portion of dry dock costs for vessels that are sold are written off and included in the calculation of the resulting gain or loss in the year of the vessel's sale.

Expenditures for maintenance and minor repairs are expensed as incurred.

Insurance claims receivable

Insurance claims receivable represent costs incurred in connection with insurable incidents for which the Company expects to be reimbursed by the insurance carriers, subject to applicable deductibles. Deductible amounts related to covered incidents are expensed in the period of occurrence of the incident. Expenses incurred for insurable incidents in excess of deductibles are recorded as receivables pending the completion of all repair work and the administrative claims process. The credit risk associated with insurance claims receivable is considered low due to the high credit quality and funded status of the insurance underwriters and P&I clubs in which we are a member. The Company has historically recovered at least its cost in substantially all of its prior covered incidents.

Recent accounting pronouncements

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS109, Accounting for Income Taxes ("FIN 48"), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not expect that the adoption of FIN 48 will have a significant impact on our financial position and results of operations.

Off-balance sheet arrangements.

We do not have any off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Inflation and Fuel Price Increases

We do not believe that inflation has a material impact on our operations, although certain of our operating expenses (e.g., crewing, insurance and drydocking costs) are subject to fluctuations as a result of market forces. Inflationary pressures on bunker (fuel oil) costs are not expected to have a material effect on our future operations in the case of our ocean vessels which are mostly time chartered to third parties since it is the charterers who pay for fuel. If our ocean vessels are employed under COAs, freight rates for voyage charters are generally sensitive to the price of a ship's fuel. However, a sharp rise in bunker prices may have a temporary negative effect on our results since freight rates generally adjust only after prices settle at a higher level. In our River Business, we have some of our freight agreements adjusted by bunker prices adjustment formula, and in other cases we have periodic renegotiations which adjust for fuel prices, and in other cases we adjust the fuel component of our cost into the freights on a seasonal or yearly basis. In our Offshore Supply Business and Passenger Business, the charterers are generally responsible for the cost of fuel. However in the case of one of our passenger vessels we will be responsible for the supply of fuel and consequently we undertake the risk of fluctuations in the price of fuel.

Interest Rate Fluctuation

We are exposed to market risk from changes in interest rates, which may adversely affect our results of operations and financial condition. Our policy is not to use financial instruments for trading or other speculative purposes, and we are not a party to any leveraged financial instruments.

Short term variable rate debt composed $4.7 million of our total debt as of December 31, 2006. Long term variable rate debt composed $34.3 million of our total debt as of December 31, 2006. Our variable rate debt had an average interest rate of 7.69% as of December 31, 2006. A 1% increase in interest rates on $39.0 million of debt would cause our interest expense to increase on average $0.4 million per year over the term of the loans, with a corresponding decrease in income before taxes.

Foreign Currency Fluctuation

We are an international company and, while our financial statements are reported in U.S. dollars, some of our operations are conducted in foreign currencies. We use U.S. dollars as our functional currency, and therefore, our future operating results may be affected by fluctuations in the exchange rate between the U.S. dollar and other currencies. A large portion of our revenues are denominated in U.S. dollars as well as a significant amount of our expenses. However, changes in currency exchange rates could affect our reported revenues, and even our margins if costs incurred in multiple currencies are different than, or in a proportion different to, the currencies in which we receive our revenues.

We have not historically hedged our exposure to changes in foreign currency exchange rates and, as a result, we could incur unanticipated future losses.

The international shipping industry

The information and data in this section relating to the international maritime transportation industry have been provided by Doll Shipping Consultancy, or DSC, an independent United Kingdom-based company providing market analysis and strategic planning services to the shipping industry. DSC bases its analysis on information drawn from published and private industry sources. For purposes of this Industry Overview, Latin America includes Central America, South America, and the Caribbean Basin islands. Consistent with revised International Energy Agency definitions, North America includes the United States, Canada, and Mexico. DSC has advised us that (1) some industry data included in this discussion is based on estimates or subjective judgments in circumstances where data for actual market transactions either does not exist or is not publicly available, (2) the published information of other maritime data collection experts may differ from this data, and (3) while DSC has taken reasonable care in the compilation of the industry statistical data and believe them to be correct, data collection is subject to limited audit and validation procedures.

RIVER INDUSTRY

Key factors driving cargo movements in the Hidrovia Region are agricultural production and exports, particularly soybeans, from Argentina, Brazil, Paraguay and Bolivia, exports of Brazilian iron ore, regional demand and Paraguay and Bolivia imports of petroleum products. Exports of Argentine forest products and other commodities are also significant. Practically all the cargos transported in the Hidrovia Region are export or import-related cargos.

The Parana/Paraguay, the High Parana and the Uruguay rivers consist of over 2,200 miles of a single natural interconnected navigable river system serving five countries, namely Brazil, Bolivia, Paraguay, Uruguay and Argentina. The size of this river system is comparable to the Mississippi river in the United States.

Dry Bulk Cargo

Soybeans. Argentina, Brazil, Paraguay, and Bolivia produced about 39.9 million tons, or mt, of soybeans in 1995 and 101.6 mt in 2005, a CAGR of 9.8% from 1995. Production for these countries for 2006 is estimated at 107.9 mt. These countries accounted for about 47% of world soybean production in 2005, growing from only 29% in 1995.

                                                                   10 yr CAGR
                          1995         2005          2006(e)       1995-2005
                         -------------------------------------------------------
Argentina                  12.5         40.5           44.0          12.5%
Bolivia                     0.9          2.1            2.2           9.0%
Brazil                     24.2         55.0           57.0           8.6%
Paraguay                    2.4          4.0            4.7           5.2%
Regional Total             39.9        101.6          107.9           9.8%
United States              59.2         83.4           86.8           3.5%
China                      13.5         16.4           16.2           1.9%
Other Countries            12.2         16.6           18.6           3.1%
World                     137.5        217.9          229.4           4.7%

Source: Doll Shipping Consultancy based on industry sources

The Hidrovia Region is one of the few areas left in the world where unused farmland is available. Within the five countries of the Hidrovia Region, acreage harvested in soybeans has increased from approximately 18.4 Mha (million hectares, 1 hectare = 2.47 acres) in 1995 to 40.5 Mha in 2005, a CAGR of 8.2%. Further, with advances in technology, productivity of farmland has also improved.

The growth in soybean production has not occurred at the expense of other key cereal grains. Production of corn (maize) in Argentina, Bolivia, Brazil and Paraguay combined grew from 44.8 mt in 1995 to 59.3 mt in 2005, a CAGR of 2.8%. Production of wheat in these countries grew from 10.4 mt in 1995 to 20.3 mt in 2005, a CAGR of 6.9%.

The installation of crushing plants in Bolivia and Paraguay has generated a large volume of vegetable oils and soybean meal that are also shipped via the river for export. Soybean meal exports from Bolivia and Paraguay totaled about
1.8 mt in 2005, while soybean oil exports were about 0.3 mt.

Iron Ore. In the Corumba area in Brazil near the High Paraguay River, two existing large iron ore mines owned by international mining companies Rio Tinto and Companhia Vale do Rio Doce (CVRD) have been joined by a new mine under construction owned by MMX Mineracao & Metalicos S.A. (MMX) Their combined production of iron ore, which is entirely transported by barge, has grown from about 1.1 million mt (mmt) since 1999 to a 2006 estimate of about 3.6 mmt per year, a CAGR of 19%. Estimated production in 2007 is about six million tons per annum, based on the MMX mine reaching its announced targets of 3.3 mmt in 2007 and 4.9 mmt in 2008, and could further increase as Rio Tinto is considering expansion of its mine.

   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

                  Estimated Hidrovia region iron ore production

     1.1       1.3       1.1       1.4       1.9       1.9       2.1       3.6
--------------------------------------------------------------------------------
    1999      2000      2001      2002      2003      2004      2005      2006

Source: Doll Shipping Consultancy based on industry sources and estimates

Forest Products. Areas adjacent to the Hidrovia Region in Northern Argentina comprise most of Argentina's forest and forest product producing areas. Higher value added sectors of the forest products industry have grown at high rates, while lower value added sectors (e.g. logs, fuel wood) have remained stable or declined. Wood-based panel and sawnwood export quantities grew by a CAGR of about 21% from 1994-2004, while paper and paperboard exports grew by a CAGR of about 16%. Wood-based panels, sawnwood, paper, paperboard, and wood pulp sectors comprise about 97% of 2004 (the last year for which data is available) export value (total forest product export value $565 million). The value of exports of these products reached $546 million in 2004, a CAGR of 18.7% from 1994.

        Argentine exports             1994          2004    10 yr CAGR1994-2004
        -----------------             ----          ----    -------------------

Wood based panels ('000 cu.m.)         103           691           20.9%
Sawnwood ('000 cu.m.)                   33           234           21.7%
Paper and Paperboard ('000 tons)        42           192           16.4%
Pulp for Paper ('000 tons)             158           291            6.3%
Value of above exports ($ million)      98           546           18.7%

Source: Doll Shipping Consultancy based on industry sources and estimates

Oil transportation

The Hidrovia Region is a key link in Argentina's oil supply network. In 2004, Argentine oil demand was estimated at about 480,000 barrels per day, or bpd, while production for 2006 was estimated at approximately 770,000 bpd. Total refining capacity is estimated at about 625,000 bpd.

Paraguay has no indigenous sources of petroleum. Barges using the rivers in the Hidrovia Region are currently the preferred method of supplying Paraguay with crude and petroleum products, totaling between 1.1 million cubic meters to 1.3 million cub meters per year in the last 6 years.

All the petroleum products travel north to destinations in Northern Argentina, Paraguay and Bolivia, creating synergies with dry cargo volumes that mostly travel south.

Brazil does not yet transport any significant quantity of petroleum products via the rivers in the Hidrovia Region, mainly due to lack of discharge facilities. However, incentives exist to switch to barge transportation for petroleum product distribution to Brazilian cities near the river. Currently, interior regions of Brazil near the Hidrovia are supplied over land by truck.

Fleet developments and utilization

In the last ten years the barge fleet in the Hidrovia Region has more than doubled, maintaining a high level of utilization. This has occurred not only due to the growth of production in the area, but also because cargo that in the past was transported by truck started to shift to river transport as the infrastructure developed. Today's available barge fleet in the area consists approximately of 1,100 dry and tank barges, in contrast with approximately 26,500 barges in the Mississippi River System in the United States.

UABL owns and operates approximately 43% of total dry cargo capacity. The closest competitor, Fluviomar, operates approximately 19% of the dry cargo tonnage capacity. There are approximately 10 different companies operating dry cargo barges in the Hidrovia Region.

The barge business in the Parana river has seasonal fluctuations due to the agricultural aspect of the trade. The high season in 1993 was from March through July, and in 2003 the high season had extended from February through September. However, the October through January period is now much more active due to the construction of a large soybean crushing plant along the Parana river that works most of the year.

Freight levels are much less cyclical than in ocean transportation and are based on local supply and demand factors that are generally not related to ocean freights.

Mode Comparison

Along with growth in production of commodities transported by barge in the Hidrovia Region, cost, safety and environmental incentives exist to shift commodity transport to barges.

Inland barge transportation is generally the most cost efficient, safest and cleanest means of transporting bulk commodities as compared with railroads and trucks.

One barge has the carrying capacity of approximately 15 railcars or approximately 58 tractor-trailer trucks and is able to move 514 ton-miles per gallon of fuel compared to 202 ton-miles per gallon of fuel for rail transportation or 59 ton-miles per gallon of fuel for tractor-trailer transportation. On a cost per ton-mile basis in the United States, rail transportation is 3.1 times more expensive and truck transportation is 37.0 times more expensive than barge transportation. In addition, when compared to inland barges, trains and trucks produce 3.5 times and 19.0 times, respectively, the amount of certain smog-causing chemicals when moving equivalent amounts of cargo over equivalent distances. According to the U.S. Bureau of Transportation Statistics, barge transportation is also the safest mode of cargo transportation, based on the percentage of fatalities and the number of hazardous materials incidents, fatalities and injuries from 1999 through 2002. Inland barge transportation predominantly operates away from population centers, which generally reduces both the number and impact of waterway incidents.

In terms of unit transportation cost for most dry bulk cargos, barge is cheapest, rail is second cheapest, and truck is third cheapest. There are clear and significant incentives to build port infrastructure and switch from truck to barge to reduce cost.

OFFSHORE SUPPLY INDUSTRY

The market for offshore supply vessels, or OSVs, both on a worldwide basis and within Brazil, is driven by a variety of factors. On the demand side, the driver is the growth in offshore oil development/production activity, which in the long term is driven by the price of oil and the cost of developing the particular offshore reserves. Demand for OSVs is further driven by the location of the reserves, with elds located further offshore and in deeper waters requiring more vessels per eld and larger, more technologically sophisticated vessels. The supply side is driven by the availability of the vessel type needed (i.e., appropriate size and technology), which in turn is driven by historical newbuilding patterns and scrapping rates as well as the current employment of vessels in the worldwide fleet (i.e., whether under long-term charter) and the rollover schedule for those charters. Technological developments also play an important role on the supply side, with technology such as dynamic positioning better able to meet certain support requirements.

Both demand for and supply of OSVs are heavily influenced by cabotage laws. Since most offshore supply activities occur within the jurisdiction of a country, they fall within that country's cabotage laws. This distinguishes the OSV sector from most other types of shipping. Cabotage laws may restrict the supply of tonnage, give special preferences to locally flagged ships or require that any vessel working in that country's waters be flagged, crewed, and in some cases, constructed in that country.

OSVs generally support oil exploration, production, construction and maintenance activities on the continental shelf and have a high degree of cargo capacity and flexibility relative to other offshore vessel types. They utilize space above and below deck to transport dry and liquid cargo, including heavy equipment, pipe, drilling fluids, provisions, fuel, dry bulk cement and drilling mud.

The OSV sector includes conventional supply vessels, or SVs, and platform supply vessels, or PSVs. PSVs are large and often sophisticated vessels constructed to allow for economic operation in environments requiring some combination of deepwater operations, long distance support, economies of scale, and demanding operating conditions. PSVs serve drilling and production facilities and support offshore construction and maintenance work for clusters of offshore locations and/or relatively distant deepwater locations. They have larger deck space and larger and more varied cargo handling capabilities relative to other offshore support vessels to provide more economic service to distant installations or several locations. Some vessels may have dynamic positioning which allows close station keeping while underway. PSVs can be designed with certain characteristics required for specific offshore trades such as the North Sea or deepwater Brazilian service.

The industry OSV fleet (SVs and PSVs) has approximately 1,452 vessels, with about 184 vessels on order.

The industry SV fleet has approximately 1,026 vessels with about 53 vessels on order. The average of age of the industry SV fleet is 24 years, with approximately three quarters of the vessels in the industry fleet being age 20 years or older.

The industry PSV fleet has approximately 426 vessels, with approximately 131 vessels on order. The average age of the industry PSV fleet is approximately 9 years.

The world PSV fleet can be divided into three vessel sizes by dwt, which is an approximate measure of a vessel's cargo carrying capacity.

                     Industry PSV Fleet as of March 1, 2007

                     Cargo Carrying        Total No.
                    Capacity(in DWT)       Vessels     Average age    Orderbook
                    ----------------       -------     -----------    ---------

 Small               1,499 or less           19             20             0
Medium               1,500 to 3,999         312              8            90
 Large                   4,000+              95              7            41
                                            426                          131

Source: Doll Shipping Consultancy based on industry sources and estimates

Typically, larger and newer PSVs support facilities that are located in more demanding environments are often more distant from shore. The large PSV segment is the youngest portion of the industry fleet. Large PSVs typically are equipped with the advanced technological and cargo handling features noted above that allow service in demanding offshore areas while realizing efficiencies by supplying large cargoes to multiple offshore areas.

There are approximately 106 offshore drilling rigs of various types on order. Typically, 1.5 to 2 PSV's are needed to service an offshore drilling rig, due to operating requirements and safety standby vessel requirements that require a vessel in the area of the rig at all times. (Note: This is a "rule of thumb" based on industry experience. Actual requirements will vary.) These 106 rigs on order would result in an indicative estimated requirement of about 180 PSV's, using a basis of 1.7 PSVs per rig.

As noted above, the industry trend towards more technically demanding drilling activity at distances farther offshore using existing rigs would also increase demand for PSVs.

Brazilian Offshore Industry

Driven by Brazil's policy of becoming energy self-sufficient as well as by oil price and cost considerations, offshore exploration, development, and production activities within Brazil have grown. Since most Brazilian reserves are located far offshore in deep waters, where large, technologically-sophisticated vessels are needed, today, Brazil is a world leader in deep drilling technology.

The primary customer for PSVs in Brazil is Petrobras, the Brazilian national oil company. The Brazilian government has also allowed foreign companies to participate in offshore oil and gas exploration and production since 1999. Other companies active in Brazil in offshore oil and gas exploration and production industry include Total, Shell, BP and ChevronTexaco. The deepwater Campos Basin, an area located about 80 miles offshore, has been the leading area for offshore activity. Activities have been extended to the deepwater Santos and Espirito Santo Basins as well with activities now taking place in areas of water depths of over 9,000 ft.

Deepwater service favors modern vessels that can provide a full range of flexible services while providing economies of scale to installations distant from shore. Cabotage laws favor employment of Brazilian flag vessels. However, many of the Brazilian flag PSV's and supply vessels are old, with approximately 42% of the national fleet are at least 20 years of age. Temporary authority is granted for foreign vessels to operate only if no Brazilian flag vessels are available.

   [THE FOLLOWING TABLE WAS DEPICTED AS A PIE CHART IN THE PRINTED MATERIAL.]

                      Brazilian-Flag PSV and Supply Vessels
                      -------------------------------------

                      Percentage of Fleet
                      -------------------

Age 0-4............             36%
Age 5-9............             11%
Age 10-14..........              0%
Age 15-19..........             11%
Age 20 and +.......             42%

Source: Doll Shipping Consultancy based on industry sources

There are a total of approximately 82 Brazilian flag offshore vessels excluding pure crew boats and well stimulation vessels including four large PSVs of 4,000 dwt or more. The current orderbook for Brazilian flag PSVs and SVs is eight vessels, including five large PSVs.

The North Sea Market

The North Sea is a similarly demanding offshore market due to difficult weather and sea conditions, significant water depths, long distances to be traveled, and sophisticated technical requirements.

In 2000 and 2001, increases in oil prices led to increased North Sea exploration activity and higher OSV demand. Oil prices fell in early 2002, leading to questions regarding the sustainability of the higher oil prices and reduced exploration and development activity. Even with recovery in the Brent price to an average of about $29 per barrel in 2003, North Sea exploration and development activity remained low. Low oil prices and availability of more attractive opportunities elsewhere resulted in a shift of activities by oil majors towards other regions. Oil prices continued their increase, with average Brent crude prices of about $38 per barrel in 2004, $55 per barrel in 2005, and $65 per barrel in 2006. Exploration and development activities increased. Major oil companies returned to the North Sea while the independents remained and increased their activities.

High demand led to increases in large PSV rates, averaging approximately $15,900 per day in 2004, $30,400 per day in 2005, and $48,600 in 2006. Large PSVs do not have a long rate history due to their relatively recent entry into service. Rates continued at high levels in January and February 2007, averaging $53,300.

OIL TANKER INDUSTRY OVERVIEW

The demand for tankers is a function of the volume of crude oil and petroleum products to be transported by sea and the distance between areas of oil consumption and oil production. The volume of crude oil and petroleum products transported is affected by overall demand for these products, which in turn is influenced by, among other things, general economic conditions, oil prices, weather, competition from alternative energy sources, and environmental concerns.

World oil demand increased from about 71.9 million barrels per day, or MBD, in 1996 to 84.5 MBD in 2006, a compounded annual growth rate, or CAGR, of approximately 1.6%. Oil demand increased in all regions of the world except for the former Soviet Union and non-OECD Europe. In 2006 oil demand grew by approximately 0.9 MBD.

During this same period, world oil supply increased from about 72.5 MBD in 1996 to 85.3 MBD in 2006, a CAGR of about 1.6%. In 2006 oil production grew by 0.8 MBD. OPEC crude oil production increased from 25.8 MBD in 1996 to 29.7 MBD in 2006, a CAGR of approximately 1.4%. Non-OPEC oil supply increased from 43.8 MBD to 50.9 MBD, a CAGR of about 1.5%.

Benchmark West Texas Intermediate crude, or WTI, averaged $18.43 per barrel in 1995 (all crude prices are expressed in United States dollars) and averaged between approximately $14 and $23 through the rest of the 1990's. WTI prices increased in 2003 to an average of $31.08 per barrel, and continued to increase to an average $41.50 per barrel in 2004, $56.64 per barrel in 2005, and $66.04 per barrel in 2006, Price volatility was high, with 2006 monthly average $ per barrel prices ranging from about $59 to $74. WTI prices in the first two months of 2007 averaged about $57 per barrel.

Tanker Classifications and Primary Trade Routes

As the table below demonstrates, the world oil tanker fleet is generally divided into six vessel sizes classi ed by dwt, which is an approximate measure of a vessel's cargo carrying capacity. In general, VLCC's/ULCC's primarily transport crude oil on long-haul trade routes (where oil producers are located more than approximately 5,000 miles from the end user, such as from the Arabian Gulf to the Far East, from the Arabian Gulf to Rotterdam via the Cape of Good Hope, from the Arabian Gulf to the Red Sea, and from the Arabian Gulf to the US Gulf/Caribbean. Suezmax tankers trade on long-haul and short-haul routes as discussed below, while Aframax, Panamax, and Handy tankers serve routes typically in short-haul, regional markets (e.g., Latin America, Mediterranean, Southeast Asia).

                    Industry Tanker Fleet as of March 1, 2007

                                                    % of Total
                Cargo Carrying    Total No.  Total  Tanker Fleet  % of Fleet Age
                Capacity(in DWT)   Vessels   MDWT    (by DWT)    20 yrs or older
--------------------------------------------------------------------------------
Small        1,000 to 9,999        4,375      15.8     4%             42%
Handy        10,000 to 49,999      2,277      69.5    18%             26%
Panamax      50,000 to 79,999        414      27.1     7%             25%
Aframax      80,000 to 119,999       715      72.9    19%             11%
Suezmax      120,000 to 199,999      354      53.4    14%              5%
VLCC/ULCC    200,000+                494     144.7    38%              6%
                                   8,629     383.4   100%

Source: Doll Shipping Consultancy based on industry sources and estimates

Suezmax vessels are active in dirty trades (i.e., the transportation of crude oil and dirty petroleum products) from West Africa to the Americas, and in some Latin American dirty trades, including backhauls (return trips with a short ballast leg) to Europe and North America. Other major Suezmax trades include cross Mediterranean and intra-European trades.

Aframax tankers are active in Latin American dirty trades. Since Aframax tankers are the largest vessels capable of entering many U.S. ports, these vessels are often utilized on Latin America to U.S. trade routes to take advantage of economies of scale. Other major Aframax dirty trades include intra-European and cross-Mediterranean trades. In Aframax clean trades, major routes include voyages from the Middle East to Japan, Southeast Asia, and South Asia.

Factors Affecting Supply of Oil Tankers

The supply of tankers is determined by the size and technical suitability of the available fleet (i.e., size of a vessel versus port constraints, clean versus dirty cargo capabilities, charterer acceptability, etc.). Tanker owners include oil companies, government-owned shipping companies and independent vessel owners. Independent owners are now the largest group, owning about 80% of the tanker fleet. There are also operators who do not own vessels but who charter their tonnage from independent vessel owners. The existing tanker fleet increases by newbuilding deliveries and decreases by the number of tankers scrapped or otherwise removed from the fleet. Fleet size also decreases when vessel tonnage becomes unavailable due to floating storage, layup, or repair. Newbuilding, scrapping, and vessel unavailability are affected by current and expected future vessel prices, charter hire rates, operating costs, age profile of the fleet, and government and industry regulation. For example, compared to historical averages, 2004-2006 earnings were high, while scrapping was low. If vessel earnings were to decrease, repair and retention of older vessels would become less economically attractive, and industry scrapping could increase.

The International Maritime Organization, or IMO, adopted accelerated phase-out regulations for single hull tankers of 5,000 dwt or more carrying petroleum or petroleum products which entered into force in April 2005. The regulations are a complex set of requirements that accelerate the phase-out of pre-International Convention for the Prevention of Pollution from Ships, or MARPOL, "Category 1" tankers without protectively located segregated ballast to 2005. Single hull tankers with protectively located segregated ballast are to be phased out in 2010. Flag States may make exceptions for certain single hull, double bottom, or double sided vessels meeting determined quality and/or structural requirements that allow the vessels to continue in service until age 25 or the year 2015, whichever is earlier. Single hull vessels are also to be banned from carriage of certain heavy oils, with some exceptions allowed for double bottom or double sided vessels meeting certain quality criteria. Certain crude oils have been exempted. Port states may recognize the Flag State exemptions or may choose to enforce the earlier phase-out dates. The effects of the regulations are complex but will tend to accelerate the phase-out of single hull vessels. Actual scrapping behavior will depend upon many variables including the state of the market and future Flag State and Port State implementation.

The European Union has had regulations in effect since 2003 that require double hull vessels be used for certain heavy oils, with no exceptions. These regulations apply to tankers of 5,000 dwt or more registered in European Union countries or entering waters within jurisdiction of European Union countries.

Along with mandatory regulations, other factors encourage scrapping of single hull tankers. Many charterers require or show preference for double hull vessels. This preference tends to reduce utilization of single hull vessels and to encourage scrapping.

Also, port congestion and canal congestion serve to limit effective supply at any one time.

Fleet Development

In 2005, 0.4 million dwt, or Mdwt, of Suezmaxes were scrapped, while 4.0 Mdwt were delivered. During 2006, none were scrapped, while 4.1 Mdwt were delivered. During the first two months of 2007, none were scrapped, while 0.9 Mdwt were delivered. The current orderbook is 18.2 Mdwt (115 vessels) with 3.4 Mdwt due for delivery this year, 3.1 Mdwt next year and 8.4 Mdwt in 2009. The remainder are scheduled to be delivered in 2010 and 2011. About 43.2 Mdwt of Suezmaxes have double hulls, 2.6 Mdwt have double bottoms or double sides, and 7.7 Mdwt have single hulls.

   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

                           Suezmax Fleet Development
                           -------------------------

                           Deliveries            Deletions
                           ----------            ---------

             1995           1130232                -985196
             1996           1466778               -1035477
             1997           1435811                -609863
             1998           3097032                -867547
             1999           2366840               -3422237
             2000           3493414               -2502230
             2001           2498256               -3286810
             2002           3746397               -2080153
             2003           3927227               -2183319
             2004           4085757               -1212499
             2005           4036658                -434552
             2006           4103502                      0
             2007           945282                       0

Source: Doll Shipping Consultancy based on industry sources

Charter Hire Rates

One-year time charter rate assessments for a standard Suezmax vessel type are shown below. Time charter rate assessments ignore the wide variation in time charter rates based on different vessel specifications and performance, and are intended to demonstrate trends. Time charter rates tend to be less volatile than spot charter rates as they incorporate rate expectations, which change less quickly than the day to day spot freight market.

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE CHART IN THE PRINTED MATERIAL.]

                  Suezmax One Year Time Charter Rate $ per day
                  --------------------------------------------

              Jan-95                                         19,000
              Jul-95                                         18,500
              Jan-96                                         19,875
              Jul-96                                         21,375
              Jan-97                                         22,000
              Jul-97                                         23,000
              Jan-98                                         25,000
              Jul-98                                         23,600
              Jan-99                                         19,500
              Jul-99                                         17,950
              Jan-00                                         19,063
              Jul-00                                         28,750
              Jan-01                                         41,063
              Jul-01                                         29,000
              Jan-02                                         17,875
              Jul-02                                         17,000
              Jan-03                                         26,200
              Jul-03                                         23,000
              Jan-04                                         31,800
              Jul-04                                         29,600
              Jan-05                                         35,500
              Jul-05                                         34,000
              Jan-06                                         34,500
              Jul-06                                         31,500
              Jan-07                                         31,000

Source: Doll Shipping Consultancy based on industry sources

During 2004, 2005, 2006, and early 2007, the concurrence of a number of positive factors resulted in high tanker earnings. Tanker demand increased while the industry fleet grew moderately. Growth in long-haul trades to Asia and the United States (including ongoing substitution of long-haul oil for short-haul Venezuelan oil) and high U.S. oil import requirements were positive factors, all resulting in strong tanker earnings. Suezmax one-year time charter rates averaged about $24,800 per day in 2003, and increased to an average of about $33,900 per day in 2004 and $34,900 per day in 2005. Rates decreased slightly to an average of about $32,400 per day in 2006 and $31,000 per day in the first two months of 2007, but remain at historically high levels.

Chemical Tankers

Vessels with IMO Chemical Classi cation are required for transport of chemicals. International regulations for the transportation of chemicals specify protective location, stability requirements, safety criteria for survivability and containment in certain damage cases, maximum tank sizes and other criteria. These standards are grouped into IMO Chemical Classi cations. A "Type 1" vessel is a chemical tanker intended for the transportation of products considered to present the greatest overall hazard and "Type 2" and "Type 3" vessels for products of progressively lesser hazards. Vessels may have tank capacity on board meeting different IMO classi cations. For example, a vessel may have Type 1 and Type 2 cargo tanks or Type 2 and Type 3 tanks. Type 1 and Type 2 capacity vessels have protective location requirements that require void spaces between bottom and side shell plating of the vessels, effectively requiring double bottoms or double hulls. Type 3 capacity vessels do not have protective location requirements.

Revised MARPOL Annex 2 regulations took effect on January 1, 2007, requiring Type 2 or double hull Type 3 vessels for the transport of vegetable and other edible oils (vegoils) and expanding IMO class chemical transport requirements.

There are 2,277 Handysize tankers (from 10,000 dwt to 49,999 dwt) totalling 69.5 million dwt, or Mdwt. 1,484 vessels, or 44.0 Mdwt, are chemical tankers (certificated to carry Type 1, 2, or 3 cargoes.) Type 1, Type 2, and Type 3 capacity totals about 0.4 million metric tons, or mmt, 16.5 mmt, and 27.1 mmt respectively. Included in the Handysize chemical tanker totals is about 7.5 mmt of stainless steel capacity.

The current orderbook for Handysize tankers totals about 830 vessels of approximately 25.2 Mdwt, approximately 36% of the existing fleet. Scheduled deliveries for 2007, 2008 and 2009 are 7.8, 7.8 and 6.5 Mdwt, respectively. Included are about 698 chemical tankers, or 19.2 Mdwt. Scheduled chemical tanker deliveries for 2007, 2008 and 2009 are about 6.7, 5.9 and 4.5 Mdwt, respectively. Type 1, Type 2, and Type 3 capacity on order totals about 0.07 mmt, 10.0 mmt, and 9.2 mmt, respectively. Included in the Handysize chemical tanker orderbook is approximately 2.7 mmt of stainless steel capacity.

There are 4,375 small tankers (from 1,000 dwt to 9,999 dwt) totalling 15.8 Mdwt. About 1,199 vessels or 6.4 Mdwt are chemical tankers (certificated to carry Type 1, 2, or 3 cargos.) Type 1, Type 2, and Type 3 capacity totals about 0.01 mmt,
4.0 mmt, and 2.4 mmt respectively. Included in the small chemical tanker totals is approximately 2.6 mmt of stainless steel capacity.

The current orderbook for small tankers totals about 402 vessels, or approximately 2.2 Mdwt, about 14% of the existing fleet. Scheduled deliveries for 2007, 2008 and 2009 are 1.3, 0.7 and 0.2 Mdwt, respectively. Included are about 232 chemical tankers, or 1.4 Mdwt. Scheduled chemical tanker deliveries for 2007, 2008 and 2009 are 0.8, 0.5,and 0.2 Mdwt, respectively. Type 1, Type 2, and Type 3 capacity on order totals about 0.0 mmt, 0.9 mmt, and 0.5 mmt respectively. Included in the small chemical tanker orderbook is approximately
0.2 mmt of stainless steel capacity.

Chemical tankers of 5,000 to 20,000 dwt typically trade in intraregional and in short to medium haul interregional markets for specialized cargoes. Typical intraregional trades for these vessels would include intraregional trades in Latin America, the Caribbean, Northern Europe and the Mediterrranean, Southeast Asia, and Northeast Asia. Typical interregional trades would be North-South trades in the Americas, the Mediterranean to and from Northern Europe, South East Asia to Australia, and trades to and from adjacent Asian regions (e.g. Southeast Asia to South Asia).

Chemical tanker capacity is in excess of chemical tanker requirements and is projected to remain in excess of future chemical tanker requirements. Therefore many chemical tankers will spend all or part of their lives in clean product trades. Vessel characteristics that allow transport of more demanding chemicals, such as stainless steel capacity, would increase the likelihood of the vessel trading in chemicals.

While the changes in regulations by themselves are not projected to cause a shortage of tonnage, product tanker time charter rates and chemical tanker freight rates have been at historically high levels during 2004, 2005, and 2006, indicating high levels of demand versus supply. High petroleum product demand in Asia and the United States required local refineries to run at or near capacity, leading to high product prices and attractive margins for product imports. Growth in product imports to the U.S. was supplied by Russia and Europe, while imports from Latin America were stable. Damage to refineries in the Gulf of Mexico from the hurricanes in the United States in the fall of 2005 further increased demand for product imports in the United States. High motor gasoline demand and prices in the U.S. have supported continued high U.S. imports in 2006.

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE CHART IN THE PRINTED MATERIAL.]

         Handysize Product Tanker one year time charter rate $/day and
       Easychem Freight Indicator (Average $ per mt rate for 3,000-5,000 mt easy chemicals for selected routes)
                     --------------------------------------

                                                     Chem
                                 $ Per Day    Average $ Per MT Rate
                                 ---------    ---------------------

               Jan-95             13,500
               Jan-96             13,750
               Jan-97             14,000             47.78
               Jan-98             14,200             42.34
               Jan-99             12,500             31.55
               Jan-00             11,875             36.50
               Jan-01             20,188             42.05
               Jan-02             13,750             41.25
               Jan-03             14,760             43.18
               Jan-04             14,900             56.68
               Jan-05             26,500             76.35
               Jan-06             29,000             65.80
               Jan-07             25,250             70.90


Source: Doll Shipping Consultancy based on industry sources and estimates

Dry Bulk Industry

The international dry bulk cargo market is a global industry and is affected by many factors throughout the world. Important industry conditions for dry bulk shipping include world dry bulk commodity production and demand, the size of the international dry bulk vessels and combination carrier fleet, the new production and scrapping of oceangoing dry bulk vessels and freight rates. Both Capesize dry bulk vessels and combination carriers transport dry bulk cargos, such as iron ore and coal.

Dry Bulk Demand and Production

Seaborne iron ore trade grew from an estimated 392 mmt in 1996 to about 721 mmt in 2006, a CAGR of 6.3%. High demand for steel in China has led to growth in Chinese iron ore imports from about 44 mmt in 1996 to 326 mmt in 2006, a CAGR of 22.2%. This increase includes growth of about 51 mmt in 2006, a year on year increase of about 18%.

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE CHART IN THE PRINTED MATERIAL.]

                      China iron ore imports mt per month
                      -----------------------------------

                      Jan-99                  4.35
                      May-99                  3.47
                      Sep-99                  5.80
                      Jan-00                  5.81
                      May-00                  5.36
                      Sep-00                  6.09
                      Jan-01                  6.42
                      May-01                  7.39
                      Sep-01                  8.66
                      Jan-02                  7.85
                      May-02                  7.25
                      Sep-02                 10.93
                      Jan-03                 11.49
                      May-03                 13.82
                      Sep-03                 13.91
                      Jan-04                 12.90
                      May-04                 13.22
                      Sep-04                 18.72
                      Jan-05                 20.86
                      May-05                 21.75
                      Sep-05                 23.02
                      Jan-06                 26.58
                      May-06                 23.84
                      Sep-06                 21.97
                      Jan-07                 35.85

Source: Doll Shipping Consultancy from Industry sources

Other Asian countries, such as Japan and Korea, have required increasing iron ore imports. The top iron ore exporters are Australia and Brazil, accounting for about 74% of estimated 2006 seaborne iron ore trade. Australian exports grew from 132 mmt in 1996 to 270 mmt in 2006, including 29 mmt of growth in 2005. Brazil's iron ore exports increased from 129 mmt in 1996 to 249 mmt in 2006, which includes 25 mmt of growth in 2006.

Coal trade is made up of thermal coal (steam coal), burned for its heat value primarily in power generation, and metallurgical coal (coking coal, met coal), used in steelmaking. Estimated seaborne steam coal trade grew from about 260 mmt in 1996 to about 522 mmt in 2006, a CAGR of 7.2%, which includes 24 mmt of growth in 2006. Leading coal exporters are Indonesia, Australia, South Africa, Colombia and China.

Capesize dry bulk vessels and combination carriers

Capesize dry bulk vessels and combination carriers have a cargo carrying capacity of 80,000 dwt or greater based on representative sizes of vessels too large to pass through the Panama Canal. However, most Capesize tonnage (about 91%) is comprised of vessels of 100,000 dwt or greater. Capesizes primarily transport iron ore and coal on trade routes where lack of port constraints (especially depth of water) and cargo parcel size limits allow realization of economies of scale.

   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

                           Capesize Fleet Development
                           --------------------------

                               Deliveries        Deletions
                               ----------        ---------

                 1995            5835026         -1395675
                 1996            7818098         -2731302
                 1997            7577782         -2247938
                 1998            1893703         -4016217
                 1999            4642057         -3058928
                 2000            6051849          -920121
                 2001            5592456         -1707607
                 2002            3907440         -1412539
                 2003            5584519         -1049522
                 2004            7966389                0
                 2005           10050263          -247292
                 2006           14515665          -839830
                 2007           1859271

Source: Doll Shipping Consultancy based on industry sources

As of March 1, 2007, there were 843 Capesize dry bulk vessels comprising approximately 132.6 Mdwt. In 2005, 0.2 Mdwt of Capesizes were scrapped, while
10.1 Mdwt were delivered. During 2006, 0.3 Mdwt were scrapped and 0.5 Mdwt were lost in casualties, while 14.5 Mdwt were delivered. During the first two months of 2007, none were scrapped, while 1.9 Mdwt were delivered. The current orderbook is 50.6 Mdwt (334 vessels) with 11.1 Mdwt due for delivery this year,
12.4 Mdwt next year and 11.9 Mdwt in 2009. The remainder are scheduled to be delivered in 2010 and 2011. Total Capesize combination carrier dwt is 6.3 million, with an estimated 4.4 Mdwt (70%) currently employed in dry bulk trades. None were delivered since 2003 or are currently on order. None were scrapped in 2005. About 0.3 Mdwt were scrapped during 2006. None were scrapped in the first two months of 2007.

Improved trade in the year 2000 resulted in average one-year time charter rates of about $17,100 per day. Slower trade growth and high fleet growth in 2001 and 2002 resulted in lower time charter rates, with average one-year time charter rates of $12,800 per day in 2001 and $12,300 per day in 2002. Throughout 2003, there were large increases in dry bulk trade and tonnage demand that offset fleet growth, with one-year time charter rates averaging $26,400 per day. In 2004, led by high Chinese iron ore import growth and strong coal markets, Capesize one-year time charter rates increased to an average $49,100 per day. High Chinese imports of iron ore and other dry bulk commodities continued in 2005 and 2006, supported by commodity trade growth elsewhere. Port delays have further increased vessel demand. Even so, high vessel demand was outpaced by dry bulk fleet growth in 2005, and dry bulk vessel time charter rates decreased, with one year Capesize time charter rates decreasing to an average $42,500 per day in 2005 and $37,300 in 2006. Capesize one year time charter rates have averaged about $54,000 per day during the rst two months of 2007- due to high winter seasonal demand and ongoing high commodity trade and port congestion.

Industry Scrapping

In 2004, 2005 and 2006, industry scrapping has been low compared to historical standards. For example, during the years 1993 through 2003, tanker scrapping averaged about 11.9 Mdwt per year, while in 2004, 2005, and 2006 tanker scrappings were approximately 7.8 Mdwt, 4.1 Mdwt, and 3.1 Mdwt, respectively. During the years 1993 through 2003, dry bulk vessel scrapping averaged approximately 5.8 Mdwt per year, while in 2004, 2005 and 2006 dry bulk vessel scrappings were about 0.4 Mdwt , 0.7 Mdwt, and 1.9 Mdwt, respectively. Scrapping during the first two months of 2007 totaled approximately 1.2 Mdwt for tankers and 0.1 Mdwt for dry bulk vessels.

   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

               Industry Scrapping for Tanker and Dry Bulk Vessels
               --------------------------------------------------

                               Total Tanker        Total Dry
                               ------------        ---------

                 1993               11.1              3.4
                 1994               12.5              4.2
                 1995               11.1              2.0
                 1996                5.8              6.5
                 1997                3.6              6.5
                 1998                5.0             10.9
                 1999               16.8              9.7
                 2000               14.8              4.0
                 2001               13.5              7.4
                 2002               18.1              5.6
                 2003               19.1              3.8
                 2004                7.8              0.4
                 2005                4.1              0.7
                 2006                3.1              1.9
               2m2007                1.2              0.1

Source: Doll Shipping Consultancy based on industry sources and estimates

PASSENGER VESSEL INDUSTRY

Passenger vessel demand is a function of overall demand for the global cruise industry. Principal sources of cruise passengers are North America, Europe, Asia and the South Pacific (including Australia and New Zealand), and South America.

The estimated number of cruise passengers in North America has grown from 4.9 million in 1997 to 9.7 million in 2005, a CAGR of 9.0%. This increase includes growth of 0.8 million in 2005, an annual increase of 9.0%. The total population of North America (excluding Mexico) is estimated at about 329 million. The number of cruise passengers in 2004 comprises an estimated 2.9% of total population in North America.

The estimated number of cruise passengers in major European markets is also growing. The number of cruise passengers from Europe grew from 2.8 million in 2004 to 3.2 million in 2005, representing annual growth of 13.5%. In the United Kingdom, the number of cruise passengers grew from about 1.03 million in 2004 to
1.07 million in 2005, an annual increase of 4%. In Germany, the number of cruise passengers grew from 583,000 in 2004 to 639,000 in 2004, an annual increase of 10%. In Greece, number of passengers grew from 14,000 to 104,000 in the same period. In Italy, the number of passengers grew from 400,000 in 2004to 514,000 in 2005, an annual increase of 29%, while in Spain the number grew from 300,000 to 379,000, an increase of 26%.

The total population of Western Europe is estimated at about 396 million, and the number of cruise passengers in 2005 comprises an estimated 0.8% of total population in Western Europe.

Industry Fleet: Passenger vessels engaged in international ocean cruise service

--------------------------------------------------------------------------------
Standard Capacity   Vessels  Total Standard Capacity   % of Standard Capacity
--------------------------------------------------------------------------------
      under 250       52              6,298                       2%
     250-499          28             10,658                       3%
     500-999          53             37,520                      12%
    1000-1999         68            103,932                      33%
    2000-2999         56            128,984                      41%
      3000+            8             25,284                       8%
      Total          265            312,676                     100%
--------------------------------------------------------------------------------

Source: Doll Shipping Consultancy based on industry sources and estimates

As of March 1, 2007, there were approximately 265vessels engaged in international ocean cruise service with a standard lower berth capacity of approximately 313,000. This figure represents the total number of lower berths, estimated at two passengers per cabin; the actual passenger count may be higher due to the availability of upper berths, cots, or other arrangements. In 2005, approximately four vessels with a standard lower berth capacity of 9,456 were delivered, and five vessels with a standard lower berth capacity of 4,282 were scrapped. In 2006, seven vessels with a standard passenger capacity of approximately 18,360 were delivered, and none were scrapped. No deliveries or scrapping have occurred in the first two months of 2007.

The current orderbook is approximately 32 vessels with a standard lower berth capacity of approximately 95,906. In 2007, about nine vessels with a standard lower berth capacity of approximately 26,538 are under contract to be delivered. In 2008, approximately nine vessels with a standard lower berth capacity of approximately 24,584 are scheduled to be delivered, and in 2009 approximately eight vessels, with a standard lower berth capacity of approximately 26,716, are scheduled to be delivered. In 2010, five vessels with a standard lower berth capacity of 14,416 are scheduled to be delivered. In 2011, one vessel with a standard lower berth capacity of 3,652 is scheduled to be delivered. All of these vessels have a standard lower berth capacity of 2,000 or more.

--------------------------------------------------------------------------------
Business

OUR COMPANY

We are an industrial transportation company serving the marine transportation needs of our clients in the geographic areas on which we focus. We serve the shipping markets for grain, minerals, crude oil, petroleum, refined petroleum products and forest products, as well as the offshore oil platform supply market, and the leisure passenger cruise market through our operations in the following four segments of the marine transportation industry.

o Our River Business, with 502 barges, is the largest owner and operator of river barges and pushboats that transport dry bulk and liquid cargos through the Hidrovia Region of South America, a large region with growing agricultural, forest and mineral related exports. This region is crossed by navigable rivers that flow through Argentina, Brazil, Bolivia, Paraguay and Uruguay to ports serviced by ocean export vessels. According to DSC, as a whole, these countries are estimated to account for approximately 47% of world soybean production in 2005, from 29% in 1995.

o Our Offshore Supply Business owns and operates vessels that provide critical logistical and transportation services for offshore petroleum exploration and production companies, in the North Sea and the coastal waters of Brazil. Our Offshore Supply Business fleet currently consists of proprietarily designed, technologically advanced platform supply vessels, or PSVs. We have four PSVs in operation and four under construction. Two PSVs are currently under construction in Brazil and are contracted to be delivered in the second quarter of 2007 and in 2008. We recently contracted with a shipyard in India to construct two PSVs for deliveries commencing in 2009, with an option to build two more.

o Our Ocean Business owns and operates eight oceangoing vessels, including three Handysize/small product tankers which we intend to use in the South American coastal trade where we have preferential rights and customer relationships, three versatile Suezmax OBO vessels, capable of carrying either dry bulk or liquid cargos, one Aframax tanker and one semi-integrated 43,000 deadweight ton, or dwt, tug/barge unit. Our Ocean Business fleet has an aggregate capacity of approximately 651,000 dwt and our three Suezmax OBOs are capable of carrying either dry bulk or liquid cargos, providing flexibility as dynamics change between these market sectors.

o Our Passenger Business fleet consists of two vessels with a total carrying capacity of approximately 1,600 passengers, and operates primarily in the European cruise market. We currently employ our largest passenger vessel under a multi-year seasonal charter with a European tour operator and the other passenger vessel will be employed in the Aegean Sea for the European season of 2007. In addition, we have operated one of our vessels during periods outside the European travel season for certain events.

We are focused on growing our businesses with an efficient and versatile fleet that will allow us to provide an array of transportation services to customers in several different industries. Our business strategy is to leverage our expertise and strong customer relationships to grow the volume, efficiency, and market share in a targeted manner. For example, we are currently increasing the cargo capacity of our existing river barges to help increase our efficiency and market share. In addition, we have commenced a program to replace the current engines in our pushboats with new engines that will allow us to operate using less expensive heavy fuel. We expect that the delivery of the two additional PSVs we have under construction in Brazil as well as the new orders placed in India will allow us to further capitalize on the attractive offshore petroleum services market. We are also pursuing the expansion of our ocean fleet through acquisitions of specific types of vessels to participate in identified market segments. We believe that the versatility of our fleet and the diversity of industries that we serve reduce our dependency on any particular sector of the shipping industry and offer numerous growth opportunities.

We have a diverse customer base including large and well-known petroleum, agricultural, mining and tour operating companies. Some of our significant customers in the last three years include affiliates of Archer Daniels Midland, British Gas, Cargill, Chevron, Continental Grain, ENAP, Industrias Oleaginosas, Panocean, Petrobras, the national oil company of Brazil, Petropar, the national oil company of Paraguay, Rio Tinto, Swissmarine, Total, Trafigura, Travelplan and Vicentin.

OUR COMPETITIVE STRENGTHS

We believe that the following strengths have contributed to our success.

o We Are an Industrial Transportation Company. We operate in four different sectors of the marine transportation industry. While we believe that there are synergies between our businesses, particularly in terms of the operational expertise, vessel management and customer base, the many factors that affect supply and demand, particular cost structure, and particular business risks are different. Accordingly, we believe that our diversification effectively provides a significant hedge against cyclical results in one or more of the segments in which we operate.

o Our Large Scale Generates Efficiencies That Provides Us With Better Control Over Pricing in our River Business. We are the largest provider of river transportation services in the Hidrovia Region of South America, and our river fleet has a cargo-carrying capacity of approximately 828,000 dwt and 502 barges. Our size offers economies of scale and increased negotiating power. For example, our size has allowed us to implement a different operational system than that of our competitors, called trunk mode, which enables us to service our clients with a continuous stream of available barges while reducing our operating costs on a per ton basis. The trunk mode is based upon the principle that the pushboat, which is the most expensive operational asset for a river transportation company, should operate continuously, and the barges operate through a fleeting point or hub and, once loaded or discharged, are picked up and taken to their next destination by the next available pushboat. We have also been able to enter long-term contracts for a substantial portion of our fleet for the next one to four years and have successfully negotiated fuel price adjustment clauses into many of our new contracts to insulate us from fluctuations in the price of fuel.

o We Possess Competitively Advanced Technology in Two of Our Businesses. We have made significant investments in our technology systems. In our River Business, we use a navigational system that allows our convoys to navigate 24 hours a day on a river system that lacks the signals otherwise necessary for night navigation. This system enables us to use our River Business assets more efficiently than many of our competitors. In our Offshore Supply Business, we have also developed a proprietary design for our new PSVs in conjunction with the renowned Norwegian vessel design firm, the Vik-Sandvik Group. This design can only be reproduced with our consent, which, to date, we have not granted. We have equipped our PSVs with advanced technology such as dynamic positioning capabilities, dedicated oil recovery tanks in most of our PSVs for the performance of oil recovery duties, azimuth thrusters and greater cargo capacity and deck space, enabling these vessels to serve our customers in any of the major offshore markets including the challenging North Sea.

o We Have a Versatile Ocean Fleet. Over the past decade, we have focused on building a versatile ocean fleet to meet the demands of a changing marketplace. We believe that our three Suezmax OBO vessels are ideally suited to take advantage of the changing conditions of the dry bulk and liquid cargo markets. We can readily switch our Suezmax OBO vessels from one type of cargo to another. Further, because of her narrow beam, our Aframax tanker is able, despite her large Aframax dwt, to transit the Panama Canal. This design is particularly appealing to customers who wish to employ an Aframax size vessel but who occasionally need to bring cargos through the Panama Canal. Our Handysize/small product tankers can transport a variety of different cargos, from heated crudes to multiple light products such as gasoline and jet fuel. Our chemical/product carrier Miranda I has the capability to segregate up to seventeen different classes of cargo in center stainless steel tanks, and can be adapted to the requirements of many different trades.

o We Have Long-Term, High Quality Customer Relationships. We have operated our vessels around the globe since we began our business in 1992. We have long-standing relationships with large, established customers, including affiliates of major international oil and agriculture companies, such as Petrobras, Archer Daniels Midland, Cargill, Continental Grain and ENAP. These long-term customer relationships arise from our proven reliability and high-quality service. For example, two of our customers, Petrobras and Cargill Incorporated, have been customers of the Company for 13 and nine years, respectively.

o We Maintain High Standards of Performance and Safety. We pride ourselves on our operational excellence, our ability to provide high caliber service and our commitments to safety, quality and the environment. The quality of our vessels as well as the expertise of our vessel manager, crews and engineering resources help us maintain safe, reliable and consistent performance. We maintain well documented and internationally certified safety and quality management systems, perform periodic audits and conduct training, each of which affects all areas of our activities, including operations, maintenance and crewing. In our Offshore, Ocean and Passenger Businesses, our subsidiary Ravenscroft has all necessary certificates and licenses, is certified under the International Safety Management, or ISM Code, and is certified by the International Organization for Standardization, or ISO, as ISO 9001:2000 certified.

o We Have an Established History and Experienced Management Team. Our management team is led by members of the Menendez family. The family has been involved in the shipping industry since 1876. Our senior executive officers have on average 34 years of experience in the shipping industry. Our management team has significant expertise in various lines of business and has been instrumental in developing and maintaining our certified safety and quality management systems and our operational plans. Further, our management team has helped us design and develop innovative and versatile PSVs in our Offshore Supply Business.

o Preferential Treatment in Certain Markets. Brazilian law provides a preference for the utilization of Brazilian-flagged vessels in its cabotage trade. Through one of our Brazilian subsidiaries we have the competitive advantage of being able to trade our PSVs in the Brazilian cabotage market, enabling them to obtain employment in preference to vessels without those cabotage privileges. In addition, since four of our initial six PSVs have been constructed in Brazil, we have the advantage of being able to charter our foreign flagged PSVs to our Brazilian subsidiary entitling those PSVs we charter in to the same preferential treatment received by our Brazilian-flagged vessels. We also receive preferential treatment in Chile and Argentina, where our tankers operate in a charter or ownership arrangement with our local subsidiary companies that obtain cabotage preferential treatment to operate in the territorial waters of these countries.

OUR BUSINESS STRATEGY

Our business strategy is to continue to operate as a diversified marine transportation company with an aim to maximize our growth and profitability while limiting our exposure to the cyclical behavior of individual sectors of the transportation industry. We plan to implement our business strategy by pursuing the following objectives.

o Capitalizing on Attractive Fundamentals in Our River Business. We are the leading river transportation company in the Hidrovia Region, utilizing an efficient trunk system, self-operated loading and discharging terminals, our own transshipment station and owned repair facilities to maximize asset efficiency. The Hidrovia Region's agricultural footprint already represents a significant portion of the world's soybean production, and, according to DSC, its share is expected to grow. The Hidrovia Region offers a number of attractive fundamentals for the growth of our River Business. We plan to increase the size and capacity of our existing barges and invest in river infrastructure in order to take advantage of this opportunity. We may also seek to add capacity by acquiring assets or companies currently operating in the Hidrovia Region.

     o Growing Agricultural Exports. It is estimated that during 2006, Brazil, Argentina, Paraguay and Bolivia produced approximately 107.9 million tons of soy beans, which represented approximately 47% of world production, as compared to the 86.8 million tons or approximately 38% of world production by the United States. Moreover, the region continues to have large amounts of unused arable land available for soy and other crops.

     o New Production in the Hidrovia Region. As increasing agricultural production is expected to couple over the next few years with new mining and pig iron facility production, the resulting significant additional cargo volumes in the Hidrovia require an efficient solution to create the capacity necessary for river transport.

     o Efficient Means of Transportation. River barges provide an efficient and cost-effective transportation alternative relative to railroads and trucks. One barge can transport as much cargo as 58 trucks, making the capacity of our 30 barge tow equivalent to approximately 1,740 trucks. Notably, our 30 barge tow requires a crew of only ten. Given the efficiencies of river transportation, we believe that by building the necessary infrastructure, forest products, which are currently transported by truck and rail, offer significant growth opportunities for our River Business.

     o Captive Infrastructure. The products and goods for export in the Hidrovia Region are geographically very distant (over 1,000 miles) from ocean ports. The navigable portion of the Hidrovia Region is over 2,200 miles long and, passing through the heart of this region, is ideally situated to suit the needs of the agricultural community. Historically, lack of infrastructure to load and discharge cargo has been a limiting factor both physically and economically. Over the past several years, directly or through a joint venture, we have added a significant amount of infrastructure to the river system, such as docks, ports and terminals, over which we have a right of first use. Our proprietary infrastructure allows us to better serve our customers by loading the cargos as near as possible or discharging them directly into ocean vessels to production, thus increasing the number of barges we can efficiently load on the river and optimizing overall logistics from point of origin to destination through the use of our facilities.

We plan to capitalize on these attractive fundamentals by leveraging our leading market position and pursuing the following initiatives.

     o Increasing the Cargo Carrying Capacity of Our Barges. In an effort to maximize the utilization of our fleet of barges, we are in the process of increasing the carrying capacity of 130 of the barges in our fleet. This process involves cutting the barge length-wise, inserting a new midsection and welding the three pieces (the two original sides and the new midsection) together. Through this process the overall capacity of each of these barges will increase by approximately 67%. Because the fixed costs of pushing a wider barge are the same as pushing the narrower barges we currently operate, we will be able to transport higher quantities of cargo at limited incremental cost.

     o Replacing Diesel Oil Consuming Engines with Others that Consume Less Expensive, Heavier Fuel. Given the differential pricing between heavy fuel and diesel fuel, significant savings can be achieved by replacing the diesel engines in our 16 line pushboats with new engines designed to consume less expensive heavier fuel oil.

     o Expansion of Our Barge Construction Capability. We intend to use a portion of the proceeds of this offering to expand our shipyard in Argentina to facilitate the building of new barges, enabling us to design and construct barges that are best suited for the characteristics of our River Business. Certain new mining concerns have announced plans to produce and ship through the river system, significant additional volumes of iron ore. This presents the challenge of creating significant new capacity in a cost-effective manner.We believe that having our own barge producing capability will enable us to meet this challenge at lower cost than purchasing the barges overseas and transporting them to South America.

o Expanding our Barge Business Elsewhere in Latin America. As the largest barge operator in South America, we believe we are uniquely well-positioned to take advantage of growth opportunities elsewhere in Latin America, and are currently exploring specific opportunities in Brazil, Colombia, and Mexico. Specifically on September 8, 2006 we entered into a Memorandum of Agreement with the Argos Group (one of the leading cement producers in Colombia) to form a joint venture to establish a river transportation company on the Magdalena River in Colombia. The preliminary studies for analyzing this investment are currently underway.

o Expanding Our Offshore Supply Business. We have taken delivery of four modern, large, technologically advanced PSVs for our Offshore Supply Business and have four more PSVs under construction. Two of these PSVs are under construction in Brazil and are contracted to be delivered in the second quarter of 2007 and in 2008. We have recently contracted with a shipyard in India to construct two PSVs, to be delivered commencing in 2009, with an option to build two more which, if exercised would give us a fleet of ten PSVs. Currently, two of our four PSVs are operating in the North Sea, one of which has recently been chartered for two years to a major North Sea operator. Our experience in this challenging market positions us well to expand our market share as our new PSVs are delivered. Our other two PSVs are on charter to Petrobras, in Brazil that end in September 2007, and March 2008, respectively. Additionally, our next PSV to be delivered, UP Diamante, in the second quarter of 2007 is also chartered to Petrobras for a 12 month period starting May 2007. We believe there are numerous opportunities to charter modern PSVs to Petrobras and other oil, exploration and drilling companies primarily for use in Brazil. Additionally, high oil prices are causing expanded exploration activity on a worldwide basis. Currently, there are approximately 180 vessels in the Brazilian offshore market, of which, according to DSC estimates, only 82 are Brazilian flag. Forty-two percent of these vessels are in excess of 20 years of age, and we estimate that only 15 PSVs are modern and adequately equipped to service deepwater rigs. Of these 15, according to DSC estimates, only four are large PSVs of 4,000 dwt or more. Brazil's oil reserves are the second largest in South America and over 90% of these reserves are located offshore. Petrobras has a majority of the market share in the offshore drilling market in Brazil, but recently the oil exploration and production market was opened to private and foreign participation, which we believe will allow for further growth and customer diversification.

o Growing Our Ocean Fleet with Targeted Acquisitions. We intend to expand our ocean fleet by selectively acquiring secondhand and newly built vessels to capitalize on attractive market opportunities in which we recognize demand for the vessels, employment. For example, taking advantage of the preferential treatment that our subsidiaries have in South America, we plan on adding chemical/product carriers to our fleet to fill a demand from our existing customers for vessels to service routes where both the point of origin and destination is in South America. In addition, we are studying efficient, alternative ways of expanding our ocean fleet in the current market, in which vessels generally sell at a premium.

o Expanding our Passenger Fleet. We intend to further expand our passenger fleet through timely and selective acquisitions of secondhand passenger vessels in accordance with identified customer needs. We are also exploring opportunities to acquire a small passenger vessel to conduct river and coastal cruises in South America. In our Passenger Business, we will focus on generating counter-seasonal trades for our vessels to operate year-round and on providing ancillary services to enhance our revenues and profitability.

o Redeploying Vessels to the Most Attractive Markets. Due to the versatility of our vessels, we intend, under appropriate market conditions, to alter the geographic and industry focus of our operations by redeploying vessels to the most profitable markets. For example, as a result of rising demand out of China during 2003, we switched our three Suezmax OBO vessels from liquid to dry cargo carriers, and at the beginning of February 2006, when dry cargo rates in the Pacific Ocean began to fall, we switched the Princess Susana back to operating as a tanker and then back to dry cargo when the dry cargo market recovered to higher levels. We have also deployed two of our PSVs to the North Sea to take advantage of the high charter rates currently prevailing in that region. In addition, we actively manage the deployment of our fleet between longer-term time charters and shorter-term time charters. Our vessel deployment strategy is designed to provide greater cash flow stability through the use of longer-term time charters, while maintaining the flexibility to benefit from improvements in market rates by deploying the balance of our vessels on shorter term time charters.

OUR LINES OF BUSINESS

River Business

We have developed our River Business from a single river convoy comprising one pushboat and four barges in 1993 to the leading river transportation company in the Hidrovia Region today. Our River Business, which we operate through our subsidiary UABL, has 502 barges and 24 pushboats, with 828,000 dwt capacity. We currently own 458 dry barges that transport agricultural and forestry products, iron ore and other cargos, and 44 tanker barges that carry petroleum products, vegetable oils and other liquids. We believe that we have more than twice the number of barges and dwt capacity as our nearest competitor. In addition, we use one 35,000 dwt barge designed for ocean trading, the Alianza G2, as a transfer station to provide storage and transshipment services of cargo from river barges to ocean export vessels.

We are in the process of expanding the size of some of our barges to increase their cargo carrying capacity and maximize our fleet utilization. We have begun a three year program to expand the size of approximately 130 of our barges. We believe that enlarging our existing barges is the most cost-effective way of growing our fleet's cargo carrying capacity. To date, we have expanded 12 barges and expect to have expanded a total of 62 by the end of 2007. We also have begun a program to replace the engines in all 16 of our line pushboats and in connection with that program have contracted to purchase six new engines from MAN Diesel with expected delivery dates in July and November of 2007. The new engines will consume heavier grades of fuel which have, from 2001 to 2006, been between 33.5% and 51.7% less expensive than the diesel fuel we currently consume.

We operate our pushboats and barges on the navigable waters of the Parana, Paraguay and Uruguay Rivers and part of the River Plate in South America, also known as the Hidrovia Region. We believe that this river system offers the most efficient means of transportation for bulk cargos through the Hidrovia Region. At over 2,200 miles in length, the Hidrovia Region is comparable to the Mississippi River in the United States and produces and exports a significant and growing amount of agricultural products. For example, Argentina, Brazil, Paraguay, and Bolivia produced, in the aggregate, 39.9 million tons of soybeans in 1995 compared to an estimated 107.9 million tons in 2006, a compound annual growth rate of 9.8%. These countries accounted for approximately 47% of world soybean production in 2006, growing from only 29% in 1995. In addition to agricultural products, companies in the Hidrovia Region are expanding and initiating the production of other goods, including forest products, iron ore, and pig iron. In order to maintain our existing fleet and expand our capacity rapidly and cost effectively we have doubled the capacity of our Argentina facility effective the end of March 2007 and plan to enhance this shipyard to allow for new construction of barges and other vessels. Today's available barge fleet in the Hidrovia Region consists of approximately 1,100 dry and tank barges compared to 26,500 barges in the Mississippi River system.

Through joint ventures, we own and operate terminals at certain key locations to provide integral transportation services to our customers from origin to destination. We also own a drydock and repair facility to carry out fleet maintenance and have a long-term lease on another facility where we intend to conduct part of the barge enlargement program. We utilize night-running technology, which allows for night navigation and improves asset efficiency.

Over the next few years, as increasing agricultural production is expected to couple with production from new mining and pig iron facilities, the resulting significant additional cargo volumes in the Hidrovia require an efficient solution to create the capacity necessary for river transport.

We believe that bringing barges from the United States, which has been a major source of barges in the Hidrovia region, is no longer a sustainable economical option, given the current tightness of supply in the United States market and the high costs of transportation. Because we believe the Hidrovia region does not have facilities capable of building barges efficiently on a larger scale, we plan to expand our shipyard and, with the assistance of experienced U.S. consultants, construct a modern shipbuilding unit capable of producing barges and other vessels in a timely and cost efficient manner.

Offshore Supply Business

Our Offshore Supply Business, which we operate through UP Offshore, is focused on serving companies that are involved in the complex and logistically demanding activities of deepwater oil exploration and production. We have ordered the construction of eight proprietarily designed and technologically advanced PSVs and have an option for two more. We received delivery of and placed into service two of these vessels in 2005 and two in 2006. We expect the two PSVs currently being constructed in Brazil to be delivered and placed into service in the second quarter of 2007 and 2008, respectively, and the two PSVs being constructed in India to be delivered commencing in 2009. If the option is exercised and the additional two vessels are built, our Offshore Supply fleet will have a total of ten PSVs. Upon delivery of the two PSVs we currently have under construction in Brazil, we intend to employ them in Brazil and other international markets. Our PSVs are designed to transport supplies, equipment, drill casings and pipes on deck, along with fuel, water, drilling fluids and bulk cement in under-deck tanks, and a variety of other supplies to drilling rigs and platforms. We employ two of these vessels in the spot market in the North Sea and employ the other two on time charter in Brazil with Petrobras. Through one of our Brazilian subsidiaries, we have the competitive advantage of being able to trade most of our PSVs in the Brazilian market with cabotage trading privileges, enabling the PSVs to obtain employment in preference to non-Brazilian flagged vessels.

The trend for offshore petroleum exploration has been to move toward deeper, larger and more complex projects, which has resulted in increased demand for more sophisticated and technologically advanced PSVs to handle the more challenging environments and greater distances. Our PSVs are equipped with dynamic positioning capabilities, most have dedicated oil recovery tanks for the performance of oil recovery duties, azimuth thrusters and greater cargo capacity and deck space than most standard PSVs, all of which provide us a competitive advantage in efficiently servicing our customers' needs.

Ocean Business

In our Ocean Business, we own and operate eight oceangoing vessels, including one semi-integrated oceangoing tanker barge unit, under the trade name, Ultrapetrol. Our three Suezmax OBO vessels transport liquid cargo, such as petroleum and petroleum products, as well as dry cargo, such as iron ore and coal, on major routes around the globe. Our Aframax tanker carries both crude oil and a variety of refined petroleum products internationally. Our product tankers are employed primarily in South American cabotage. Our semi-integrated tug barge Alianza G-3/Alianza Campana operates under long-term charter as a support vessel in North Brazil up to February 2007 and, after a period of dry dock and refurbishment, will continue to provide service in South America. Our current ocean fleet has an aggregate cargo carrying capacity in excess of 651,000 dwt and an average age of approximately 15.5 years.

We presently employ our Suezmax OBO vessels in the carriage of dry bulk cargos on trade routes around the world, mostly transporting coal and iron ore from South America, Australia and South Africa to Europe, China and other Far East countries. During 2006, we derived over 69% of our Ocean Business revenues from charterers in Europe and Asia, some of which were SwissMarine and Pan Ocean Shipping. Over the same period, we derived 75% of our Ocean Business revenues from time charters with at least three months duration and 25% from spot voyages.

Our Aframax tanker, Princess Marina, has been employed for the last four years under successive charters in Chile with ENAP, which now have been extended until August 2007.

We currently employ Miranda I, our chemical/product carrier, on a three-year charter with an option for an additional two years to Petrobras, a major oil company serving the regional trade of Argentina and Brazil, through September 2008. In November 2006, we entered into a Memorandum of Agreement to purchase the Alejandrina, a 9,219 dwt product tanker which we will employ in the cabotage trade in South America. Similarly, in October 2006, we entered into a contract to purchase the Amadeo, a 39,530 dwt Handysize crude and product tanker which will also be employed in the cabotage trade in Argentina, Brazil and Chile.

Our Miranda I and Amadeo, originally built as single hull, are in the process of being converted to double hull in Argentina and Romania, respectively, and we expect both conversions to be completed in the second quarter of 2007. Our vessels Princess Nadia and Princess Susana have been, as of the end of 2006, certified by Class as double hull vessels. All of our remaining ocean ships are double hull with the exception of Princess Katherine which, although generally of double hull design, needs reconfiguration of some service tanks to comply with double hull requirements. This vessel is currently employed in dry cargo, and we are planning to reconfigure her if/when she returns to tanker trade.

Passenger Business

In our Passenger Business, we own and operate two vessels that we purchased in 2005, the New Flamenco, with a 1,010 person capacity and 401 cabins, and the Grand Victoria (which we have renamed the Blue Monarch for her 2007 employment), with a 575 person capacity and 242 cabins. In February 2006, we completed an extensive refurbishment of the New Flamenco, including all passenger areas, and we conducted work to recertify the Grand Victoria and upgraded some of her passenger areas. We employ the New Flamenco under a seasonal charter with a European tour operator cruising the Mediterranean Sea.

The remainder of the charter for the New Flamenco is a one-year, "full-service charter," extendable for an additional year at the charterer's option, pursuant to which we are responsible for operating and maintaining the vessel, paying the full vessel's staff and providing passenger services such as entertainment and food and beverages, while our charterer is responsible for marketing and ticket sales as well as fuel and port charges. Pursuant to the charter, our charterer pays us an agreed amount per passenger, per day, which escalates each year, and is subject to a guaranteed minimum occupancy equivalent to an average of approximately 80% of the lower berth capacity. We also receive the revenues, as applicable, from on board sales of goods and services, a portion of which are shared with the charterer or concessionaire.

In the current employment for the Blue Monarch, on 7-day cruises in the Aegean, we market the ship through Monarch Classic Cruises. Under this arrangement, we own one third of Monarch Classic Cruises, but we have no guaranteed minimum income.

The structure of our seasonal contracts for our Passenger Business provides us with a stable revenue stream as well as the flexibility to operate the vessels in other regions of the world at the end of the seasonal contract term. We have operated one of our vessels during periods outside the European travel season for certain events.

ULTRAPETROL FLEET SUMMARY
                                         Number of
River Fleet                              Vessels        Capacity             Description
----------                               ----------     --------             -----------

Alianza G2/Alianza Rosario............      1          35,000 tons          Transfer Station

Pushboat Fleet........................     24          77,752 hp          Various Sizes and Horse
                                                                                  Power

Tank Barges...........................     44          95,578 m(3)      Carry Liquid Cargo (Petroleum
                                                                           Products, Veg. Oil)

Dry Barges............................    458         732,700 tons           Carry Dry Cargo
                                                                            (Soy,  Iron  Ore)
                                      -------
Total.................................    539                 N/A
                                      =======


                                                            Capacity              Delivery
Offshore Supply Fleet                  Year Built             (DWT)                 Date
---------------------                  ----------             -----                 ----

In Operation
------------
UP Esmeralda..........................     2005                4,200               2005
UP Safira.............................     2005                4,200               2005
UP Agua-Marinha.......................     2006                4,200               2006
UP Topazio............................     2006                4,200               2006

On Order
--------
UP Diamante...........................     2007                4,200              2007(e)
UP Rubi...............................     2008                4,200              2008(e)
TBN...................................     2009                4,200                TBD
TBN...................................     2009                4,200                TBD
                                                              ------
Total.................................                        33,600
                                                              ======

Ocean Fleet                             Year Built             DWT               Description
-----------                             ----------             ---               -----------
Princess Nadia........................    1987              152,328            Suezmax OBO
Princess Susana.......................    1986              152,301            Suezmax OBO
Princess Katherine....................    1986              164,100            Suezmax OBO
Princess Marina(1)....................    1986               83,930           Aframax Tanker
Alianza G-3/Alianza Campana...........    1993(2)            43,164        Semi Integrated Tug/
                                                                                Barge Unit
Miranda I.............................    1995                6,575  Product Carrier/ Chemical Tanker
Amadeo................................    1996               39,530      Handysize Product Tanker
Alejandrina...........................    2006                9,219           Product Tanker
                                                            -------
Total.................................                      651,147
                                                            =======

(1) We currently hold the Princess Marina through our 49% ownership of Maritima SIPSA S.A., a company controlled by Chilean citizens, to whom we sold the Princess Marina upon the beginning of her charter in Chile in May 2003. As part of this arrangement, we have contracted to repurchase the Princess Marina on September 25, 2007. We recognize as charter revenue on this transaction the difference between our sale price to Maritima SIPSA and their sale price back to us of this vessel. See "Related party transactions -- Maritima SIPSA S.A."

(2) Originally built in 1982, converted in 1993 to double hull product tank barge.

                                                          Total         Total
                                                        Capacity       Number
Passenger Fleet                                       (Passengers)    of Cabins
---------------                                       ------------    ---------

New Flamenco..................................             1,010         401
Blue Monarch (formerly, the Grand Victoria)...               575         242
                                                           -----         ---
Total.........................................             1,585         643
                                                           =====         ===

CHARTERING STRATEGY

We continually monitor developments in the shipping industry and make charter-related decisions based on an individual vessel and segment basis, as well as on our view of overall market conditions. In our River Business, we have contracted a substantial portion of our fleet's capacity on a one- to four-year basis to major clients. These contracts provide fixed pricing, minimum volume requirements and fuel price adjustment formulas, and we intend to develop new customers and cargos as we grow our fleet capacity.

In our Offshore Supply Business, we plan to charter our PSV fleet in Brazil for medium-term (one to six months) charters or long-term employment (up to seven years). Currently there is no spot market in Brazil for PSVs. In the North Sea, we intend to continue to operate our PSVs in the spot market (short duration, one day or more) combined with longer-term charters.

We historically have operated our Ocean Business vessels in both the spot market, which allows us to take advantage of potentially higher market rates, and under period charters, which allows us to achieve high utilization rates. We intend to continue to operate some of our ocean vessels in the spot market and others under period charters. We believe that this balanced approach to chartering will provide us with relatively stable revenue streams while enabling us to participate in favorable market developments.

We intend to employ our passenger vessels primarily in conjunction with tour operators that will at least partially guarantee the vessels' revenue.

OUR FLEET MANAGEMENT

We conduct the day-to-day management and administration of our operations in-house and through our wholly-owned subsidiaries.

Following our acquisition of Ravenscroft, and after acquiring the administrative-related assets and the hiring of personnel of Oceanmarine associated with administrative and accounting services, all technical, commercial and administrative management functions will be conducted in-house.

Ravenscroft, operating from its office in Coral Gables, Florida, employs 32 people and will continue to undertake all technical and marine related management for our offshore, ocean and passenger vessels including the purchasing of supplies, spare parts and husbandry items, crewing, superintendency and preparation and payment of all related accounts on our behalf. Ravenscroft also continues to be responsible for the administration and execution of the onboard services and management accounting system on our Passenger vessels New Flamenco and Blue Monarch (formerly the Grand Victoria). For the New Flamenco, Ravenscroft monitors the shore excursion sales, the performance of the Food and Beverage and Entertainment concessionaires and also controls certain aspects of onboard revenue such as the duty free shop which generate additional income for us. Ravenscroft is a self-contained, full service ship management company which includes a commercial department and is certified for ISM and is also ISO 9001:2000 certified. It holds Documents of Compliance for the management and operation of OBOs, tankers, bulk carriers, PSVs, general cargo vessels, passenger vessels and also for the ship management of vessels sold for demolition.

Ravenscroft will continue to manage vessels for and on behalf of vessel owners who are not related to us and will actively pursue new business opportunities.

In the case of our River Business, our commercial and technical management continues to be performed in-house by UABL personnel.

COMPETITION

River Business

We maintain a leading market share in our River Business. We own the largest fleet of pushboats and barges in the Hidrovia Region. We believe that we have more than twice the number of barges and dwt capacity than our nearest competitor. We compete based on service, reliability, efficiency and price. Key competitors include Horamar and Fluviomar. In addition, some of our customers, including Archer Daniels Midland and Rio Tinto, have some of their own dedicated barge capacity, which they can use to transport cargos in lieu of hiring a third party. Our River Business also indirectly competes with forms of land-based transportation such as truck and rail.

Offshore Supply Business

In our Offshore Supply Business, our main competitors are the Brazilian offshore companies that own and operate modern PSVs. The largest of these companies is CBO, which currently owns four modern PSVs and is building an additional four PSVs in Brazil. Also, some of the international offshore owners, such as Tidewater and Maersk, have built Brazilian-flagged PSVs.

Ocean Business

We face competition in the transportation of crude oil and petroleum products as well as other bulk commodities from other independent ship owners and from vessel operators who primarily charter-in vessels to meet their cargo carrying needs. The charter markets in which our vessels compete are highly competitive. Competition is primarily based on prevailing market charter rates, vessel location and vessel manager reputation. Our primary competitor in crude oil and petroleum products transportation within Argentina, and between Argentina and other South American countries, as well as in Chile, is Antares Naviera S.A. and its affiliated companies, including Ultragas, Lauderdale Tankers Corp., and Sonap S.A., an independent tanker owner and operator. The other major participant in the Argentina/Brazil trade is Transpetro. Transpetro is a subsidiary of Petrobras, our primary customer in Brazil. In other South American trades our main competitors are Heidmar Inc., Naviera Sur Petrolera S.A., Naviera El Cano (through their various subsidiaries) and Sonacol S.A. These companies and other smaller entities are regular competitors of ours in our primary tanker trading areas. In our dry bulk trades, we operate our vessels internationally where we compete against the main fleets of Capesize ships, with companies such as the Offer Group, Frontline, Bocimar and others.

Passenger Business

The tour operators that are our clients in the Passenger Business compete for consumers' leisure-time expenditures with both other cruise lines and a wide array of other vacation options located throughout the world, including numerous land-based destinations and package holiday, tour and timeshare vacation operators. Many of these operators attempt to obtain a competitive advantage by lowering prices and/or by improving their products, such as by offering different vacation experiences and locations. In the event that we or the tour operators that are our clients do not compete effectively with other cruise companies and other vacation operators, our results of operations from our Passenger Business would be adversely affected.

EMPLOYEES

As of December 31, 2006, we employed approximately 855 employees, consisting of 188 land-based employees and approximately 677 seafarers as crew on our vessels, of which 183 were in our River Business, 57 were in our Offshore Supply Business, 126 were in our Ocean Business, and 301 were in our Passenger Business. Some of these employees were employed through various manning agents depending on the nationality as listed below.

o   Indian crew:                       Orient Ship Management & Manning Pvt.,
                                       Ltd., Mumbai, India

o   Argentine crew:                    Tecnical Services S.A., one of our
                                       subsidiaries, Montevideo, Uruguay

o   Filipino crew:                     C.F. Sharp Crew Management, Manila,
                                       Philippines

o   Ukrainian crew:                    South Star Ltd., Odessa, Ukraine

o   Romanian crew:                     Corona Shipping SRL, Constantza, Romania

o   Indonesian crew:                   Indomarimo Maju PT, Jakarta, Indonesia

o   Chilean crew:                      Maritima SIPSA, a related company,
                                       Santiago, Chile

o   Greek and Eastern European crew:   Nova Manning Services, Piraeus, Greece

o   Paraguayan crew:                   Tecnical Services S.A., one of our
                                       subsidiaries, Montevideo, Uruguay

Our crew is employed under the standard collective bargaining agreements with the seafarers' union in their respective countries. The crew is employed on contractual terms valid for a fixed duration of service on board the vessels. We ensure that all the crew employed on board our vessels have the requisite experience, qualifications and certification to comply with all international regulations and shipping conventions. Our training requirements for the crew exceed the applicable statutory requirements. We always man our vessels above the safe manning requirements of the vessels' flag state in order to ensure proper maintenance and safe operation of the vessels. We have in force special programs such as a performance-related incentive bonus, which is paid to some of our senior officers upon rejoining our ships. This ensures retention of qualified and competent staff.

ENVIRONMENTAL AND OTHER REGULATION

Government regulation significantly affects our operations, including the ownership and operation of our vessels. Our operations are subject to international conventions, national, state and local laws, and regulations in force in international waters and the jurisdictional waters of the countries in which our vessels may operate or are registered, including OPA, the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, the U.S. Port and Tanker Safety Act, the Act to Prevent Pollution from Ships, regulations adopted by the IMO and the European Union, various volatile organic compound emission requirements, the IMO/U.S. Coast Guard pollution regulations and various SOLAS amendments, as well as other regulations. Compliance with these requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of governmental and private entities, each of which may have unique requirements, subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses and certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels for operational safety, quality maintenance, continuous training of our officers and crews, and compliance with U.S. and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations; however, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, such future requirements may limit our ability to do business, increase our operating costs, force the early retirement of our vessels, and/or affect their resale value, all of which could have a material adverse effect on our financial condition and results of operations.

Environmental Regulation -- International Maritime Organization, or IMO

The IMO has negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. For example, the International Convention for the Prevention of Pollution from Ships or MARPOL, imposes environmental standards on the shipping industry relating to oil spills, management of garbage, the handling and disposal of noxious liquids, harmful substances in packaged forms, sewage and air emissions. In particular, MARPOL requirements impose phase-out dates for vessels that are not certified as double hull. Two of our Suezmax OBO vessels currently do not meet the configuration criteria and will require modifications to comply with these criteria before the end of 2010. These modifications will not involve major steel work. Our vessel, the Miranda I, does not currently comply with the double hull requirement unless she limits her loading to center tanks only. However, we expect to retrofit her to full double hull compliance by the second quarter of 2007. Annex III of MARPOL regulates the transportation of marine pollutants, including standards on packing, marking, labeling, documentation, stowage, quality limitations and pollution prevention. These requirements have been expanded by the International Maritime Dangerous Goods Code, which imposes additional standards for all aspects of the transportation of dangerous goods and marine pollutants by sea. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI was ratified in May 2004, and became effective in May 2005. Annex VI sets limits on sulphur oxide and nitrogen oxide emissions from vessel exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulphur content of fuel oil and allows for special areas to be established with more stringent controls on sulphur emissions. Additional or new conventions, laws and regulations may be adopted that could adversely affect our ability to manage our ships.

The operation of our vessels is also affected by the requirements set forth in the ISM Code. The ISM Code requires vessel owners and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of the oceangoing vessels in our fleet is ISM code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

Environmental Regulation -- The United States Oil Pollution Act of 1990, or OPA

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States territorial sea and its 200 nautical mile exclusive economic zone.

Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are liable without regard to fault (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (vessel fuel).

OPA previously limited liability of a responsible party to the greater of $1,200 per gross ton or $10.0 million per tanker that is over 3,000 gross tons (subject to possible adjustment for inflation). OPA also limited the liability of responsible parties to the greater of $600 per gross ton or $0.5 million per dry bulk vessel that is over 300 gross tons (subject to possible adjustment for inflation). Amendments to OPA signed into law on July 11, 2006 increased the limits on the liability of responsible parties to the greater of $1,900 per gross ton or $16.0 million per tanker that is over 3,000 gross tons (effective October 9, 2006), and $950 per gross ton or $800,000 per dry bulk vessel that is over 300 gross tons (effective immediately). These OPA liability limits do not apply if an incident was caused by a violation of certain construction or operating regulations or a responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities. In addition, CERCLA, which applies to the discharge of hazardous substances (other than oil) whether on land or at sea, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million, unless the incident is caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability is unlimited.

We currently maintain, for the vessels in our fleet, pollution liability coverage insurance in the amount of $1.0 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, it could have a material adverse effect on our business and the results of operations.

The financial responsibility regulations issued under OPA require owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility in the amount of $1,500 per gross ton, which combines the OPA limitation on liability of $1,200 per gross ton and the CERCLA limit of $300 per gross ton. The U.S. Coast Guard has indicated that it intends to propose a rule that will increase the amount of required evidence of financial responsibility to $2,200 per gross ton, to reflect the increase in liability limits under OPA as described above. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance, or guaranty and are required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA.

The Coast Guard's regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses. Under the self-insurance provisions, the vessel owner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. We have complied with the Coast Guard regulations by providing a financial guaranty evidencing sufficient insurance.

OPA expressly permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation, have not yet issued implementing regulations defining vessels owners' responsibilities under these laws. OPA also amended the Federal Water Pollution Control Act to require owners and operators of vessels to adopt contingency plans for reporting and responding to oil spill scenarios up to a "worst case" scenario and to identify and ensure, through contracts or other approved means, the availability of necessary private response resources to respond to a "worst case discharge." In addition, periodic training programs for shore and response personnel and for vessels and their crews are required. The U.S. Coast Guard has approved our vessel response plans.

OPA also requires that tankers over 5,000 gross tons calling at U.S. ports have double hulls if contracted after June 30, 1990 or delivered after January 1, 1994. Furthermore, under OPA, oil tankers without double hulls will not be permitted to come to U.S. ports or trade in U.S. waters by 2015. Although all of our oceangoing vessels are double hull, four of these vessels are subject to phase-out under OPA due to configuration requirements. Based on current OPA requirements, these four vessels will not be eligible to carry oil as cargo within the 200 nautical mile United States exclusive economic zone starting in 2014, except that these tankers may trade in U.S. waters until 2015 if their operations are limited to discharging their cargos at the Louisiana Offshore Oil Port of off-loading by lightering within authorized lightering zones more than 60 miles offshore.

We believe we are in substantial compliance with OPA, CERCLA and all applicable state regulations in the ports where our vessels call.

Environmental Regulation -- Other Environmental Initiatives

In July 2003, in response to the Prestige oil spill in November 2002, the European Union adopted regulation that accelerates the IMO single hull tanker phase-out timetable. The European Union is also considering legislation that will affect the liability of owners for oil pollution. It is difficult to predict what legislation, if any may be promulgated by the European Union or any other country or authority.

Although the United States is not a party thereto, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention of Civil Liability for Oil Pollution Damage, or the CLC, and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel's registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The liability limits in the countries that have ratified this Protocol are, currently, approximately $6.75 million plus approximately $9451 per gross registered ton above 5,000 gross tons with an approximate maximum of $135 million per vessel. As the CLC calculates liability in terms of a basket of currencies, these figures are based on currency exchange rates as of January 23, 2007. The right to limit liability is forfeited under the CLC where the spill is caused by the owner's actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

In addition, the U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances to navigable waters without a permit, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and compliments the remedies available under the more recent OPA and CERCLA, discussed above. Currently, under U.S. Environmental Protection Agency, or EPA, regulations, vessels are exempt from the requirement to obtain CWA permits for the discharge in U.S. ports of ballast water and other substances incidental to the normal operation of vessels. However, on March 30, 2005, a U.S. District Court ruled that the EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order invalidating the blanket exemption in the EPA's regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directing the EPA to develop a system for regulating all discharges from vessels by that date. Under the court's ruling, owners and operators of vessels visiting U.S. ports would be required to comply with the CWA permitting program to be developed by the EPA or face penalties. Although the EPA has appealed this decision, if the court's order is ultimately upheld, we will incur certain costs to obtain CWA permits for our vessels. This could require the installation of equipment on our vessels to treat ballast water before it is discharged at substantial cost and/or otherwise restrict some or all of our vessels from entering waters of the United States that are subject to this ruling.

At the international level, the IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments in February 2004 (the "BWM Convention"). The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 member states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping.

If the mid-ocean exchange of ballast water is made mandatory throughout the United States or at the international level, or if water treatment requirements are implemented, the cost of compliance could increase for ocean carriers. Although we do not believe that the costs of compliance with a mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on the business.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002 (MTSA) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security, or the ISPS Code. We are in compliance with the ISPS Code. Among the various requirements are:

o on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

o    on-board installation of vessel security alert systems;

o    the development of vessel security plans; and

o    compliance with flag state security certification requirements.

Inspection by Classification Societies

Every oceangoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

Annual Surveys. For oceangoing vessels, annual surveys are conducted for the hull and the machinery, including the electrical plant, and, where applicable, for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

Special Surveys. Special surveys, also known as class renewal surveys, are carried out every five years for the vessel's hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of funds may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey, a vessel owner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. This process is also referred to as continuous class renewal. We have made arrangements with the classification societies for our vessels to be on a continuous survey cycle.

Currently our oceangoing vessels are scheduled for intermediate surveys and special surveys as follows:

         Intermediate survey                       Special survey
         -------------------                       --------------

                       No. of                                  No. of
         Year          vessels                  Year           vessels
         ----          -------                  ----           -------
         2007            3                      2007              4
         2008            3                      2008              0
         2009            8                      2009              1
         2010            0                      2010              4
         2011            0                      2011              4

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most oceangoing vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the vessel owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies. All our oceangoing vessels are certified as being "in class."

RISK OF LOSS AND LIABILITY INSURANCE

General

The operation of any cargo vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade.

We believe that we maintain insurance coverage against various casualty and liability risks associated with our business that we consider to be adequate based on industry standards and the value of our fleet, including hull and machinery and war risk insurance, loss of hire insurance at certain times for certain vessels, protection and indemnity insurance against liabilities to employees and third parties for injury, damage or pollution, strike covers for certain vessels and other customary insurance. While we believe that our present insurance coverage is adequate, we cannot guarantee that all risks will be insured, that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates or at all.

Hull and Machinery and War Risk Insurance

We maintain marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for our wholly-owned vessels. At times, we also obtain for part of our fleet increased value coverage and additional freight insurance during periods of improved market rates, where applicable. This increased value coverage and additional freight coverage entitles us, in the event of total loss of a vessel, to some recovery for amounts not otherwise recoverable under the hull and machinery policy. When we obtain these additional insurances, our vessels will each be covered for at least their fair market value, subject to applicable deductibles (and some may include limitations on partial loss). We cannot assure you, however, that we will obtain these additional coverages on the same or commercially reasonable terms, or at all, in the future.

Loss of Hire

We maintain loss of hire insurance at certain times for certain vessels. Loss of hire insurance covers lost earnings resulting from unforeseen incidents or breakdowns that are covered by the vessel's hull and machinery insurance and result in loss of time to the vessel. Although loss of hire insurance will cover up to ninety days of lost earnings, we must bear the applicable deductibles which generally range between the first 14 to 30 days of lost earnings. We intend to renew these insurance policies or replace them with other similar coverage if rates comparable to those on our present policies remain available. There can be no assurance that we will be able to renew these policies at comparable rates or at all. Future rates will depend upon, among other things, our claims history and prevailing market rates.

Protection and Indemnity Insurance

Protection and indemnity insurance covers our legal liability for our shipping activities. This includes the legal liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, fines and other penalties imposed by customs or other authorities, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and claims arising from salvage and towing and other related costs, wreck removal and other risks. Coverage is limited for all of our vessels to approximately $4.25 billion with the exception of oil pollution liability, which is limited to $1.0 billion per vessel per incident.

This protection and indemnity insurance coverage is provided by protection and indemnity associations, or P&I Clubs, which are non-profit mutual assurance associations made up of members who must be either ship owners or ship managers. The members are both the insured parties and the providers of capital. The P&I Clubs in which our vessels are entered are currently members of the International Group of P&I Associations, or the International Group and are reinsured themselves and through the International Group in Lloyds of London and other first class reinsurance markets. We may be subject to calls based on each Club's yearly results. Similarly, the same P&I Clubs provide freight demurrage and defense insurance which, subject to applicable deductibles, covers all legal expenses in case of disputes, arbitrations and other proceedings related to our oceangoing vessels.

LEGAL PROCEEDINGS

Ultrapetrol S.A. is involved in a customs dispute with the Brazilian Customs Tax Authorities over the alleged infringement of customs regulations by the Alianza G-3 and Alianza Campana (collectively, the "Alianza Campana") in Brazil during 2004. As a result, the Brazilian Customs Tax Authorities commenced an administrative proceeding and applied the penalty of apprehension against the Alianza Campana which required the Alianza Campana to remain in port or within a maximum of five nautical miles from the Brazilian maritime coast. The maximum customs penalty that could be imposed would be confiscation of the Alianza Campana, which is estimated by the Brazilian Customs Tax Authorities to be valued at $4.56 million. The Secretary of the Brazilian Federal Revenue decided to cancel the penalty of confiscation of the Alianza Campana by means of a decision issued on August 14, 2006. However, the Secretary conditioned his decision on the compliance with the following requirements: (1) the classification of the Alianza Campana under the REPETRO regime and, if such classification is confirmed; (2) the payment, by Ultrapetrol S.A. of a penalty in the amount of one percent (1%) of the customs value of the Alianza Campana, or $45,600.

In order to comply with the above described requirements, our customer Petroleo Brasileiro S.A. ("Petrobras"), presented, on September 15, 2006, a formal request to obtain from Brazilian Customs Tax Authorities the recognition of the classification of the Alianza Campana under the REPETRO regime. The customs authorities recognized the classification of the Alianza Campana under the REPETRO regime. Upon formal recognition, we subsequently paid the penalty mentioned above and, therefore, the confiscation penalty was automatically canceled and the administrative proceeding finalized with no further consequences to us.

On September 21, 2005, the local Customs Authority of Ciudad del Este, Paraguay issued a finding that certain UABL entities owe taxes to that authority in the amount of $2.2 million, together with a fine for non-payment of the taxes in the same amount, in respect of certain operations of our River Business for the prior three-year period. This matter was referred to the Central Customs Authority of Paraguay (the "Paraguayan Customs Authority"). We believe that this finding is erroneous and UABL has formally replied to the Paraguayan Customs authority contesting all of the allegations upon which the finding was based.

After review of the entire case the Paraguayan Central Tax Authorities who have jurisdiction over the matter have confirmed we have no liability with respect to two of the three matters at issue, while they held a dissenting view on the third issue. Through a Resolution which was provided to UABL on October 13, 2006, the Paraguayan Undersecretary for Taxation has confirmed that, in his opinion, the Company is liable for a total of approximately $0.5 million and has applied a fine of 100% of this amount. On November 24, 2006, the court confirmed that UABL is not liable for the first two issues. The Company has entered a plea with the respective court contending the interpretation on the third issue where the Company claims to be equally non-liable. We have been advised by UABL's counsel in the case that there is only a remote possibility that a court would find UABL liable for any of these taxes or fines.

On November 3, 2006 the Bolivian Tax Authority (Departamento de Inteligencia Fiscal de la Gerencia Nacional de Fiscalizacion) issued a notice in the Bolivian press advising that UABL International S.A. (a Panamanian subsidiary of ours) would owe taxes to that authority in the amount of approximately $ 2.5 million (including interest) together with certain fines that have not been determined yet. We have not received notice of any claim. We believe that this finding is incorrect and UABL International S.A. will formally reply to the Bolivian Tax Authority contesting the allegations of the finding when we are notified by the Bolivian Authority. We have been advised by our local counsel in the case that there is only a remote possibility that UABL International S.A. would be found liable for any of these taxes or fines.

Various other legal proceedings involving us may arise from time to time in the ordinary course of business. However, we are not presently involved in any other legal proceedings that, if adversely determined, would have a material adverse effect on us.

PROPERTIES

Ravenscroft is headquartered in our own 16,007 square foot building located at 3251 Ponce de Leon Boulevard, Coral Gables, Florida, United States of America.

In addition we own a repair facility and drydock at Pueblo Esther, Argentina, and through 50% joint venture participations, two grain loading ports in Paraguay. We also own land large enough for the construction of two terminals in Argentina. We also rent offices in Argentina, Brazil, and Paraguay and a shipyard in Argentina.

EXCHANGE CONTROLS

Under Bahamian law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common stock.

Management

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of our directors and executive officers. Our board of directors is elected annually, and each director elected holds office until his successor has been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. George Wood has agreed to serve on our audit committee. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address of each of our executive officers and directors is H&J Corporate Services Ltd., Ocean Centre, Montagu Foreshore, East Bay St., P.O. Box SS-19084, Nassau, Bahamas.

Name                                   Age    Position
----                                   ---    --------

Felipe Menendez R.................     52     Chief Executive Officer, President
                                              and Director
Ricardo Menendez R................     59     Executive Vice President and
                                              Director; Chief Executive Officer
                                              of UP Offshore
Leonard J. Hoskinson..............     53     Chief Financial Officer, Secretary
                                              and Director
James F. Martin...................     52     Director
Katherine A. Downs................     52     Director
Michael C. Hagan..................     60     Director
George Wood.......................     61     Director
Alberto G. Deyros.................     51     Chief Accountant

Biographical information with respect to each of our directors, executives and key personnel is set forth below.

Felipe Menendez R. Mr. Menendez has been President, Chief Executive Officer and a Director of the Company since incorporation in December 1997, and is the brother of Ricardo Menendez. Mr. Menendez commenced his career in shipping in 1974. He is President, and has been a Director, of Ultrapetrol S.A. since its incorporation in 1992 as well as the President and CEO of UABL. Mr. Menendez is also a Director of SIPSA S.A., or SIPSA, a Chilean publicly traded company controlled by the Menendez family. Mr. Menendez has been, and continues to be, actively involved in other businesses associated with the Menendez family, as well as other companies affiliated with SIPSA.

Ricardo Menendez R. Mr. Menendez is the Executive Vice President of the Company and CEO of UP Offshore and has been a Director of the Company since incorporation in December 1997, and is the brother of Felipe Menendez. Mr. Menendez began his career in the shipping industry in 1970 with Compania Chilena de Navegacion Interoceania S.A., and has continuously been involved in the management of the Menendez family's shipping interests. He is the President of Oceanmarine, and has been the Executive Vice President and a Director of Ultrapetrol S.A. since it was formed in 1992. Mr. Menendez is also a Director of SIPSA, and remains involved in the management of other Menendez family businesses. Mr. Menendez has been a member of the board of The Standard Steamship Owners' Protection & Indemnity Association (Bermuda) Limited (a member of the International Group of Protection & Indemnity Associations) since 1993 and is currently its Chairman. Mr. Menendez is also a Director of UABL.

Leonard J. Hoskinson. Mr. Hoskinson is the Chief Financial Officer of the Company, was appointed Director of the Company in March 2000 and assumed the position of Secretary six months later. Mr. Hoskinson has been employed by the Company and its subsidiaries for over 16 years. Prior to that he had an international banking career specializing in ship finance spanning over 18 years and culminating as the Head of Shipping for Marine Midland Bank NA in New York (part of the HSBC banking group). He is also a Director of UABL.

James F. Martin. Mr. Martin has been a Director since 2000. He is Managing Partner at EMP Latin America and a Managing Director at EMP Global, responsible for the management of the $1.1 billion, Bermuda-based AIG-GE Capital Latin America Infrastructure Fund L.P. and for development of new funds and financial advisory activities in the Latin America region. Prior to joining EMP Global in 1997, Mr. Martin was head of a team responsible for investments in water and environmental infrastructure at International Finance Corporation. Mr. Martin has a BSFS in International Economics from Georgetown University and a MBA from Columbia University. He is also a Director of UABL and UP Offshore.

Katherine A. Downs. Ms. Downs has been a Director since 2000. Ms. Downs is a Partner at EMP Latin America and a Managing Director at EMP Global. She joined EMP Global in 1997 where she has worked on investments in transportation, power, water and sanitation, and natural resources. Prior to joining EMP in 1997, Ms. Downs was a Managing Vice President in the private placement group of the Prudential Insurance Company of America. Ms. Downs holds a BA from Wesleyan University, a JD from Boston University Law School, a MBA from Yale University School of Management, and a MIPP in Latin American Studies from Johns Hopkins SAIS, as well as the CFA designation. She is also a Director of UABL and UP Offshore.

Michael C. Hagan. Mr. Hagan has been a Director since October 2006. He has served as Chief Executive Officer of American Commercial Lines (ACL) from 1991 to 2003, and has served as Executive Vice President from 1989 to 1991. ACL was at the time one of the largest inland river-oriented businesses engaged in barge transportation, marine terminal and marine equipment manufacturing businesses with peak sales of $850.0 million. Mr. Hagan started his career within ACL in American Commercial Barge Lines (ACBL), a subsidiary of ACL, where he was responsible for the sales and marketing of their inland barge operation. He then became Sales VP for CSX Transportation Railroad, with a sales volume of $2.5 billion per annum in bulk and manufactured products as well as liquid chemicals. Mr. Hagan holds a B.S. in Business Administration from Brescia University. Mr. Hagan is a member of the National Waterways Foundation Board of Directors and is a past Chairman of the American Waterways Operators.

George Wood. Mr. Wood has been a Director since October 2006. He is managing director of Chancery Export Finance LLC (Chancery), a firm licensed by the Export Import Bank of the United States of America (ExIm Bank). Chancery provides ExIm Bank guaranteed financing for purchase of U.S. manufactured capital goods by overseas buyers. Prior to his designation as managing director of Chancery, Mr. Wood worked as managing director of Baltimore based Bengur Bryan & Co. (Bengur Bryan) providing investment-banking services to transportation related companies in the global maritime, U.S. trucking, motor coach and rail industries. Before his employment with Bengur Bryan in 2000, Mr. Wood was employed for 27 years in various managerial positions at the First National Bank of Maryland which included managing the International Banking Group as well as the bank's specialized lending divisions in leasing, rail, maritime and motor coach industries, encompassing a risk asset portfolio of $1.2 billion. Mr. Wood holds a B.S. in Economics and Finance from University of Pennsylvania and an MBA from the University of North Carolina and became a CPA in 1980. Mr. Wood presently serves as member of the Boards of Atlanta-based Infinity Rails Wawa Inc., and John S. Connor Inc. Mr. Wood recently served for two years on the Board of LASCO Shipping Co.

Alberto G. Deyros. Mr. Deyros is the Chief Accountant of the Company and was appointed in April 2006. Mr. Deyros has been employed by the Company and its subsidiaries for more than eight years. Prior to that he specialized in ship administration management over a period of 20 years. Mr. Deyros is a Certified Public Accountant and a graduate of Universidad de Buenos Aires.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The aggregate annual net cost to us for the compensation paid to members of the board of directors and our executive officers was $1.9 million for the fiscal year ended December 31, 2006.

BOARD PRACTICES

Our audit committee is composed of Mr. Wood, one of our independent directors. Our audit committee is responsible for reviewing our accounting controls and recommending to the board of directors the engagement of our outside auditors. Our corporate governance practices are in compliance with Bahamian law, and we are exempt from many of the corporate governance provisions of the Nasdaq Marketplace Rules other than those related to the establishment of an audit committee.

CORPORATE GOVERNANCE PRACTICES

We have certified to Nasdaq that our corporate governance practices are in compliance with, and are not prohibited by, the laws of The Bahamas. Therefore, we are exempt from many of Nasdaq's corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices and the establishment of an audit committee in accordance with Nasdaq Marketplace Rules 4350(d)(3) and 4350(d)(2)(A)(ii). The practices that we follow in lieu of Nasdaq's corporate governance rules are as follows:

o We do not have a board of directors with a majority of independent directors, nor are we required to under Bahamian law. However, we have two independent directors.

o In lieu of holding regular meetings at which only independent directors are present, our entire board of directors, may hold regular meetings, as is consistent with Bahamian law.

o In lieu of an audit committee comprising three independent directors, our audit committee will have at least one member, which is consistent with Bahamian law. The member of the audit committee currently meets the Nasdaq requirement of a financial expert. We cannot guarantee that at least one member of our audit committee will continue to meet this requirement.

o In lieu of a nomination committee comprising independent directors, our board of directors will be responsible for identifying and recommending potential candidates to become board members and recommending directors for appointment to board committees. Shareholders may also identify and recommend potential candidates to become board members in writing. No formal written charter has been prepared or adopted because this process is outlined in our memorandum of association.

o In lieu of a compensation committee comprising independent directors, our board of directors will be responsible for establishing the executive officers' compensation and benefits. Under Bahamian law, compensation of the executive officers is not required to be determined by an independent committee.

o In lieu of obtaining an independent review of related party transactions for conflicts of interests, consistent with Bahamian law requirements, our memorandum of association provides that related party transactions must be approved by disinterested directors, and in certain circumstances, supported by a fairness opinion.

o Pursuant to our articles of association, we are required to obtain shareholder approval in order to issue additional securities.

o As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to Nasdaq pursuant to Nasdaq corporate governance rules or Bahamian law. Consistent with Bahamian law and as provided in our articles of association, we will notify our shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, our memorandum of association provides that shareholders must give us 90 days advance notice to properly introduce any business at a meeting of the shareholders. Our memorandum of association also provides that shareholders may designate a proxy to act on their behalf (in writing or by telephonic or electronic means as approved by our board from time to time).

Other than as noted above, we are in full compliance with all other applicable Nasdaq corporate governance standards.

EQUITY INCENTIVE PLAN

We have adopted an equity incentive plan, or the Plan, dated July 20, 2006, which will entitle our officers, key employees and directors to receive restricted stock units, stock appreciation rights and options to acquire common stock. Under the Plan, a total of 1,400,000 shares of common stock are reserved for issuance. The Plan is administered by our board of directors. Under the terms of the Plan, our board of directors would be able to grant new options exercisable at a price per share to be determined by our board of directors. Under the terms of the Plan, no options would be able to be exercised until at least one year after the date of grant. Any shares received on exercise of the options would not be able to be sold until one year after the date of the stock option grant. All options expire ten years from the date of grant. The Plan expires ten years from the closing of our IPO, or October 18, 2016. In 2006, we granted under the Plan 36,952 restricted shares of our common stock to our non-executive directors together with 310,000 shares of restricted stock and 348,750 shares issuable upon the exercise of options to companies controlled by certain of our executive officers (see "Employment Agreements").

EMPLOYMENT AGREEMENTS

We have entered into employment contracts with our President and Chief Executive Officer, Felipe Menendez R., our Executive Vice President, Ricardo Menendez R., our Chief Financial Officer, Leonard J. Hoskinson, and our Chief Accountant, Mr. Alberto G. Deyros. Each of these employment agreements has an initial term of three years from October 18, 2006 and is subject to one year renewals at our written election. In addition, on July 20, 2006, we entered into separate consulting agreements that became effective October 18, 2006 with companies controlled by our chief executive officer, executive vice president, chief financial officer and chief accountant for work they perform for us in various different jurisdictions. These consulting agreements obligate us to grant the companies an aggregate of 310,000 shares of restricted stock (for which we expect to incur charges over the three year period of the agreement equal in the aggregate to the number of shares granted multiplied by $11.00(the IPO price) and 348,750 shares issuable upon the exercise of options with an exercise price of $11.00 (the IPO price) pursuant to the Plan.

Principal and selling shareholders

The following table sets forth information regarding the selling shareholders, shareholders known to us to own more than five percent of our common stock and directors and executive officers as a group, as of the date of this prospectus, and after giving effect to this offering. The address of each of the shareholders set forth below is Ocean Centre, Montagu Foreshore, East Bay St., P.O. Box SS-19084, Nassau, Bahamas.


                                   Prior to this Offering After this Offering                      After this Offering
                                   ------------------------------------------                      -------------------

                                  Number         Percent of                   Shares       Number        Percent
                                  of Shares      Shares                       Sold         of Shares     of Class
                                  Beneficially   Beneficially   Voting        in this      Beneficially  Beneficial    Voting
Name                              Owned          Owned          Percentage(1) Offering(2)  Owned         Owned         Percentage(1)
------------------------------------------------------------------------------------------------------------------------------------
Solimar Holdings
   Ltd.(3)(4)(5)                  9,819,048        34.5%          56.4%                                                      %
Inversiones Los
   Avellanos S.A.(4)(6)(7)        5,594,624        19.7%          28.6%                                                      %
Hazels (Bahamas)
  Investments Inc.(4)(6)            702,159         2.5%           4.1%                                                      %
All directors and
  executive officers as
   a group(6)(8)                  5,941,576        20.6%          32.9%                                                      %

----------
(1) Solimar, Los Avellanos and Hazels are each entitled to seven votes for each share of our common stock that they hold, and all other holders of our common stock are entitled to one vote for each share of common stock held.

(2)  If the underwriters exercise in full their over-allotment option, Solimar
     will sell                     additional shares of common stock.

(3) Solimar is a wholly-owned subsidiary of the AIG-GE Capital Latin American Infrastructure Fund L.P., a Bermuda limited partnership.

(4) Solimar, Los Avellanos and Hazels have entered into an agreement pursuant to which they have agreed to vote their respective shares together in all matters where a vote of our shareholders is required. See "Related party transactions."

(5) Includes warrants held by Solimar which entitle it to purchase up to 146,384 shares at an exercise price of $6.83 per share.

(6) Los Avellanos and Hazels are controlled by members of the Menendez family, including Felipe Menendez R., our President, Chief Executive Officer and a director, and Ricardo Menendez R., our Executive Vice President and a director. The sole shareholder of Los Avellanos is SIPSA S.A., and Hazels is a wholly-owned subsidiary of Los Avellanos.

(7)  Includes shares owned by Hazels, a wholly-owned subsidiary of Los
     Avellanos.

(8) Includes 310,000 shares of restricted stock issued to companies controlled by our chief executive officer, executive vice president and chief financial officer. Does not include 348,750 shares of common stock issuable upon exercise of options granted to these companies, as those options have not yet vested.

Related party transactions

Our revenues derived from transactions with related parties for each of the years ended December 31, 2004, 2005 and 2006 amounted to $5.2 million, $2.0 million and $4.1 million, respectively. As of December 31, 2005 and 2006, the balances of the accounts receivable from and payables to all related parties were approximately $17.9 million and $5.2 million, respectively.

MARITIMA SIPSA S.A.

A significant part of our revenue from related parties is derived from the chartering activity of Maritima SIPSA S.A. In May 2003, the Princess Marina was chartered by a Chilean national petroleum company under a time charter that required her to be flagged in Chile. Pursuant to Chilean Law, in order for her to be flagged in Chile, she needed to be owned by a legal entity controlled by Chilean citizens. Maritima SIPSA S.A. is controlled by Chilean citizens. We own 49% of Maritima SIPSA S.A., and the other shareholder of Maritima SIPSA S.A., SIPSA S.A., is a Chilean public company that is controlled by members of the Menendez family, which includes Felipe Menendez R., our President, Chief Executive Officer and Director, and Ricardo Menendez R., our Executive Vice President and Director. In order to effect the re-flagging of the vessel, we sold the Princess Marina to Maritima SIPSA S.A. for a purchase price of $15.1 million, and partially financed the sale by lending Maritima SIPSA S.A. $7.4 million. Under the terms of our agreement, Maritima SIPSA S.A. pays us installments of the purchase price on a monthly basis that we record as charter revenue. For the year ended December 31, 2006, this charter revenue amounted to $3.9 million and management fees paid to Ravenscroft amounted to $0.2 million. For the year ended December 31, 2005, this charter revenue amounted to $2.0 million, and for the year ended December 31, 2004, this charter revenue amounted to $2.5 million. We are obligated to repurchase (and Maritima SIPSA S.A. is obligated to sell to us) the Princess Marina upon the expiry of the charter originally contracted for. In July 2006, the Company and Maritima SIPSA S.A. entered into an amended agreement to modify the repurchase date of the vessel to February 2007 or at a later date if the charter was further extended, at a purchase price not exceeding $7.7 million. In March 2007, the Company and Maritima SIPSA S.A. entered into an agreement to postpone the date of sale of the Princess Marina (from Maritima SIPSA S.A. to the Company) to September 25, 2007. This new agreement also contemplates a modification to the purchase price agreed, lowering it to the sum of $3.7 million. Concurrently with the payment of the agreed purchase price, Maritima SIPSA S.A. will repay to the Company the remaining $2.3 million outstanding.

SHIPPING SERVICES ARGENTINA S.A. (FORMERLY I. SHIPPING SERVICES S.A.)

We and our subsidiaries also contract with related parties for various services. Pursuant to an agency agreement with us, Shipping Services Argentina S.A. (formerly I. Shipping Services S.A.) has agreed to perform the duties of port agent for us in Argentina. Shipping Services Argentina S.A. is indirectly controlled by the Menendez family, which includes Felipe Menendez R. and Ricardo Menendez R. For these services, we pay Shipping Services Argentina S.A. fees ranging from $800 to $1,875 per port call. For each of the years ended December 31, 2004, 2005 and 2006 the amounts paid and/or accrued for such services amounted to $0.02 million, $0.0 million and $0.08 million, respectively. We believe that payments made under the above agreements reflect market rates for the services provided and are similar to what third parties pay for similar services.

Certain of our directors and senior management hold similar positions with our related parties. Felipe Menendez R., who is our President, Chief Executive Officer and a director, is also a director of Maritima SIPSA S.A., and Shipping Services Argentina S.A. Ricardo Menendez R., who is our Executive Vice President and one of our directors, is also the President of Shipping Services Argentina S.A., and is a director of Maritima SIPSA S.A. In light of their positions with such entities, these officers and directors may experience conflicts of interest in selecting between our interests and those of Maritima SIPSA S.A. and Shipping Services Argentina S.A.

RAVENSCROFT ACQUISITION

On March 20, 2006, we purchased all of the issued and outstanding capital stock of Ravenscroft Shipping (Bahamas) S.A. from two of our related companies, Crosstrade Maritime Inc., and Crosstrees Maritime Inc., for the purchase price of $11.5 million. The purchase price included a building in Coral Gables, Florida, U.S., independently valued at $4.5 million. Ravenscroft Shipping (Bahamas) Inc. is a holding company that is the ultimate parent of our vessel managers, Ravenscroft Ship Management Inc., which manages the vessels in our Ocean Business and Offshore Supply Business, and Elysian Ship Management Inc., which manages the vessels in our Passenger Business. In compliance with the requirements of our indenture related to the 9% First Preferred Ship Mortgage Notes due 2014, we obtained a fairness opinion from an internationally recognized accounting firm in connection with this acquisition.

UP OFFSHORE ACQUISITION

Separately, we purchased 66.67% of the issued and outstanding capital stock of UP Offshore, the company through which we operate our Offshore Supply Business, from an affiliate of Solimar, one of the selling shareholders, for a purchase price of $48.0 million on March 21, 2006. Following this acquisition, we hold 94.45% of the issued and outstanding shares of UP Offshore. In compliance with the requirements of our indenture related to the 9% First Preferred Ship Mortgage Notes due 2014, we obtained a fairness opinion from an internationally recognized accounting firm in connection with this acquisition.

OPERATIONS IN OTS S.A.'S TERMINAL

UABL Paraguay, our subsidiary in the River Business, operates the terminal that pertains to Obras Terminales y Servicios S.A. (OTS S.A.), a related party. In 2006 and 2005, UABL Paraguay paid to OTS S.A. $0.64 million and $0.61 million, respectively, for this operation.

UP RIVER (HOLDINGS) LTD.

On May 3, 2006, we entered into an agreement with International Finance Corporation, or IFC, to purchase from IFC 7.14% of UP River (Holdings) Ltd., an entity that owned the 50% of UABL that we did not own, for the price of $6.2 million. As part of this agreement, IFC waived its option to convert its interest in UP River to shares in our company and its right to participate in our IPO. Our obligation under this agreement was paid from the proceeds of our IPO.

SHAREHOLDERS ARRANGEMENTS

On March 20, 2006, Los Avellanos and Avemar, two of our shareholders, cancelled their agreement pursuant to which Avemar had previously granted Los Avellanos an irrevocable proxy to vote our shares owned by Avemar. The shares owned by Avemar were distributed immediately prior to closing of our IPO. Immediately prior to this offering Solimar will own 34.5% of our shares and Los Avellanos will directly or indirectly own 22.2% of our shares.

SHARE REPURCHASE

On March 20, 2006, we exercised our option to repurchase from Los Avellanos 25,212 shares of our common stock for a total consideration of $894,999, and the $894,999 note originally issued by Los Avellanos in connection with the option was cancelled.

SOLIMAR HOLDINGS LTD. WARRANTS

Under the terms of the warrant agreement dated March 16, 2000, and as amended as of September 21, 2006, our shareholder Solimar owns warrants to purchase up to 146,384 shares of our common stock at an exercise price of $6.83 per share. These warrants may be exercised at any time up to and including March 1, 2010 for restricted and unregistered shares.

REGISTRATION RIGHTS AGREEMENT

We are parties to a registration rights agreement with Los Avellanos, Hazels and Solimar, our shareholders prior to our IPO, pursuant to which we granted them and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements to which Los Avellanos, Hazels and Solimar are party, to require us to register under the Securities Act shares of our common stock held by Los Avellanos, Hazels or Solimar. Under the registration rights agreement, Los Avellanos, Hazels and Solimar have the right to request that we register the sale of shares held by them on their behalf and may require that we make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. We are required to pay all registration expenses in connection with the demand registrations under the registration rights agreement except that the underwriters' expenses reimbursement will be limited to one counsel. In addition, Los Avellanos, Hazels and Solimar have the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by us, for which we must pay all expenses. The selling shareholders participation in this offering is the result of the exercise of those piggyback registration rights.

SHAREHOLDERS AGREEMENT

Solimar, Los Avellanos and Hazels are party to a second amended and restated shareholders agreement, dated September 21, 2006, that became effective upon the completion of our IPO that contains, among other things, provisions relating to director designation rights, restrictions of transfers of stock held by them and an agreement to vote their shares together on certain matters.

EMPLOYMENT AGREEMENTS

We have entered into employment contracts with our President and Chief Executive Officer, Felipe Menendez R., our Executive Vice President, Ricardo Menendez R., our Chief Financial Officer, Leonard J. Hoskinson, and our Chief Accountant, Mr. Alberto G. Deyros. Each of these employment agreements has an initial term of three years from the date of the closing of our IPO and is subject to one year renewals at our written election. In addition, on July 20, 2006, we entered into separate consulting agreements that became effective October 18, 2006 with companies controlled by our chief executive officer, executive vice president, chief financial officer and chief accountant for work they performed for us in various different jurisdictions. Some of these consulting agreements obligate us to grant these companies an aggregate of 310,000 shares of restricted stock (for which we expect to incur charges over the three year period of the agreement equal in the aggregate to the number of shares granted multiplied by $11.00 (the IPO price) and 348,750 shares issuable upon the exercise of options with an exercise price of $11.00 pursuant to the Plan.

Shares eligible for future sale

We have 28,346,952 shares of common stock outstanding (not including options to purchase an additional 348,750 shares, both granted pursuant to our equity
incentive plan). Of these shares, only                 shares, including the of
shares sold in this offering, or                shares if the underwriters'
over-allotment option is exercised in full, will be freely transferable in the United States without restriction under the Securities Act, except for any shares purchased by one of our "affiliates," which would then be subject to the resale limitations of Rule 144 under the Securities Act. Immediately after consummation of this offering, and assuming that the underwriters do not exercise their over-allotment option, our existing shareholders will own
        shares, or              shares if the underwriters' over allotment
option is exercised in full, of common stock (not including 146,384 shares issuable upon exercise of warrants held by Solimar) which were acquired in private transactions not involving a public offering and are therefore treated as "restricted securities" for purposes of Rule 144. The restricted securities held by the selling shareholders will be subject to the underwriters' 90-day lock-up agreement as described below. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who owns shares that were acquired from the issuer or an affiliate at least one year ago, would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of our
common stock, which would be approximately             shares immediately after
this offering, and (ii) an amount equal to the average weekly reported volume of trading in shares of our common stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice, volume limitations and availability of current public information about us. A person or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale may sell restricted securities in reliance on Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which the same restricted securities were acquired from us or one of our affiliates. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

Our selling shareholders, officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of each of UBS Securities LLC and Bear, Stearns & Co. Inc. for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless UBS Securities LLC and Bear, Stearns & Co. Inc. waive, in writing, such an extension.

We have entered into a registration rights agreement with our existing shareholders of record pursuant to which we granted them and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements to which Los Avellanos, Hazels and Solimar are party, to require us to register under the Securities Act shares of our common stock held by them. Also, under the registration rights agreement, Solimar will have certain rights to sell its shares exclusively during the three-year period following the first registration that meets certain specified criteria thereunder, subject to the right of Los Avellanos and Hazels to sell a stated amount of shares. Solimar's three-year exclusivity period under the registration rights agreement commences following the closing of the first public offering of shares of our common stock following our IPO that (a) meets certain criteria under the registration rights agreement and (b) with certain qualifications, either alone or when aggregated with one or more prior public offerings of our common stock (other than our IPO) that meet these criteria, results in aggregate gross proceeds to Solimar, Los Avellanos and Hazels (or any of them) of at least $50 million. If Solimar and Los Avellanos and Hazels participate in an offering, Solimar's participation and Los Avellanos' and Hazels' participation must be pro rata until Los Avellanos and Hazels have received aggregate gross proceeds from that offering and all prior offerings that meet these criteria of $18.32 million. After Los Avellanos and Hazels have received aggregate gross proceeds of $18.32 million, or if Los Avellanos and Hazels do not participate in an offering, Solimar may sell as many additional shares of common stock in such offering, Solimar may sell as many additional shares of common stock in such offering as it and the underwriters agree upon. Shares of common stock, when registered under any registration statement, will be available for sale in the open market unless restrictions apply. See "Related party transactions -- Registration Rights Agreement." In addition, all of these shares would be available for sale into the public market after one year pursuant to Rule 144, Regulation S and other exemptions under the Securities Act, as described above.

As a result of these lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as follows:

Days After the                 Number of Shares
Date of this Prospectus        Eligible for Sale       Comment
-----------------------        -----------------       -------

Date of prospectus             None                    Shares not locked up and
                                                       eligible for sale freely
                                                       or under Rule 144
90 days(1)                                             Shareholder lock-ups
                                                       released; shares eligible
                                                       for sale (as described
                                                       above)

----------
(1) Assuming the lock-up period is not extended in accordance with its terms or waived by the underwriters.

Description of capital stock

AUTHORIZED CAPITALIZATION

Under our Memorandum of Association, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 28,346,952 shares were issued and outstanding as of the date of this prospectus.
Upon completion of this offering, we will have outstanding         shares of
common stock. All shares of our common stock are in registered form.

COMMON STOCK

As of the date of this prospectus, we have 28,346,952 shares of common stock issued and outstanding. Upon consummation of this offering, we will have shares of common stock outstanding (not including 310,000 restricted shares and options to purchase an additional 348,750 shares, both granted pursuant to our equity incentive plan). Our selling shareholders are each entitled to seven votes for each share of our common stock that they hold and all others holders of our common stock are entitled to one vote for each share of common stock that they hold. Holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. In addition, Solimar, Los Avellanos and Hazels are party to a shareholders agreement that became effective upon completion of our IPO and that contains provisions affecting certain of the matters described below. See "Related party transactions -- Shareholders' Agreement."

OTHER MATTERS

Purpose

Our purpose is to engage in any act or activity that is not prohibited under any law for the time being in force in The Bahamas. Other than certain matters that are required by the International Business Companies Act, 2000, or the IBCA, to be approved or authorized by shareholders, our corporate powers will be exercised by our board of directors and our business and corporate affairs will be managed by our executive officers. Our memorandum and articles of association do not impose any limitations on the ownership rights of our shareholders.

Shareholder Meetings

Under our articles of association, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of The Bahamas. Special meetings may be called by the board of directors, or by the Chairman of the Board, by the President or by the holders of majority of the votes of the shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Directors

Our directors are elected annually by holders of a majority of the votes of the shares entitled to vote in the election. Cumulative voting may not be used to elect directors or for any other purpose.

Our board of directors consists of seven members. The shareholders may change the number of directors by a vote of not less than 50% of the votes of the shares issued and outstanding and entitled to vote. Each director shall be elected to serve until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Vacancies are filled by action of the board of directors. The board of directors determines the compensation of our directors. We may also reimburse our directors for all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

There is no limitation on the powers of our board of directors to incur indebtedness on our behalf. There is no requirement in our articles of association or the IBCA that directors hold any shares of our common stock or that our directors must retire at a certain age.

Approval of Mergers, Asset Sales and Certain Other Transactions

The IBCA contains certain provisions that address the subject of mergers and asset sales. Our articles of association, however, address the subject in greater detail and also address the subject of transactions between us and our controlling shareholders. Our articles provide that in:

o any merger or consolidation involving us on the one hand and Los Avellanos, Hazels or Solimar (to the extent that the parties to the merger or consolidation are shareholders at the time of the merger or consolidation), any of their affiliates or any member of our management or board of directors or their respective affiliates (each an "Interested Party") on the other hand;

o any sale, lease or other direct or indirect disposition of all or substantially all of our and our subsidiaries' assets in a transaction or series of related transactions to one or more Interested Parties;

o any merger or consolidation or sale, lease or other direct or indirect disposition of all or substantially all of our and our subsidiaries' assets in a transaction or series of related transactions that would result in the receipt of different types or amounts of consideration per share by one or more Interested Parties on the one hand, and any other of our shareholders, on the other hand; and

o any business transaction between us or our subsidiaries on the one hand and one or more Interested Parties on the other hand, involving a value in excess of $2.0 million;

it shall be a condition to the consummation of such transaction that (1) we shall have obtained, at our own expense, a fairness opinion confirming that the proposed transaction is fair from a financial standpoint for us and for those shareholders which are not Interested Parties and (2) that such transaction be approved by a majority of our disinterested directors. This fairness opinion is to be rendered by an internationally recognized investment banking, auditing or consulting firm (or, if the proposed transaction involves the sale or purchase of vessels or other floating assets, by an internationally recognized shipbroker) selected by our disinterested directors and engaged to the holders of our common stock. To qualify as a disinterested director for purposes of these provisions, the director must not have a personal interest in the transaction at hand and must not otherwise have a relationship that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Further, to the extent any such transaction is required to be approved by our shareholders, it must be approved by a majority vote of those of our shareholders that are not Interested Parties with an interest in the transaction.

Our articles further provide that the foregoing requirements do not apply to:

o any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership and other employee benefit plans approved by our board of directors;

o the grant of stock options or similar rights to our employees and directors pursuant to plans approved by our board of directors;

o loans or advances to our employees in the ordinary course of business in accordance with our past practices that are not otherwise prohibited by the Sarbanes-Oxley Act of 2002, Section 13(k) of the Securities Exchange Act of 1934 or other applicable law, but in any event not to exceed $500,000 in the aggregate outstanding at any one time; and

o    the payment of reasonable fees to our directors who are not our employees.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. Bahamian law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment thereof.

Dissenters' Rights of Appraisal and Payment

Under Sections 80 to 83 of the IBCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. The dissenting shareholder must follow the procedures set forth in Section 83 of the IBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the procedures under Section 83 of the IBCA involve, among other things, the designation of appraisers who will fix the fair value of the shares owned by such dissenting shareholder.

Shareholders' Derivative Actions

Under English common law (which is applicable in The Bahamas for these purposes), any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided, inter alia, that the shareholder bringing the action is a holder of our common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates and that the action falls within the scope of the certain limited circumstances in which a shareholder may bring such an action, for example, where a majority of shareholders has confirmed: (i) an act which is ultra vires to the company or otherwise illegal; (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of the company; (iii) an irregularity in the passing of a resolution which requires a qualified majority; or (iv) an act which infringes the personal rights of an individual shareholder.

Limitations on Liability and Indemnification of Officers and Directors

The IBCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties.

Our articles of association provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Provisions of our Charter Documents

Several provisions of our memorandum of association and articles of association may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Special Voting Rights

Super Voting Rights. Three of our existing shareholders, Solimar, Los Avellanos and Hazels, are expressly entitled to seven votes per share on all shares held directly by them, and all other holders of shares of our common stock are entitled to one vote per share. These special voting rights of the selling shareholders are transferable to each other but are not transferable to our other shareholders and apply only to shares held by them on the date of our IPO and not to any shares they subsequently purchase or repurchase.

Election and Removal of Directors. Our articles of association prohibit cumulative voting in the election of directors and require parties other than the board of directors to give advance written notice of nominations for the election of directors. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 30 days nor more than 60 days prior to the anniversary date of the immediately preceding annual meeting. Our articles of association also specify requirements as to the form and content of a shareholder's notice. These provisions may discourage, delay or prevent the removal of incumbent directors.

Limited Actions by Shareholders. Our articles of association provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders. Our articles of association provide that only our board of directors, or our Chairman of the Board, or our President or holders of majority of the votes of the shares entitled to vote may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

Tag-Along Right

Under our articles of association, if a third party makes a bona fide written offer to one or more of our existing shareholders to purchase shares of our common stock in a private transaction and, after giving effect to the sale, the purchaser would become the beneficial owner of shares of our common stock with voting power equal to 50% or more of the total voting power of all shares of common stock entitled to vote in the election of directors, then the purchaser will be required to make a public offer to all of our shareholders to purchase 100% of our issued and outstanding shares at the same purchase price, and would be prohibited from purchasing shares from the existing shareholder who received that written offer until the tender offer period has closed. The tender offer must remain open for at least 20 business days.

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is Computershare Trust Company, Inc.

LISTING

Our common stock is listed on the Nasdaq Global Market under the symbol "ULTR".

Description of credit facilities and other indebtedness

9% FIRST PREFERRED SHIP MORTGAGE NOTES DUE 2014

On November 24, 2004, we completed an offering of $180.0 million of 9% First Preferred Ship Mortgage Notes due 2014, or the Notes, through a private placement to institutional investors eligible for resale under Rule 144A and Regulation S, or the Note Offering. The net proceeds of the Note Offering were used to repay our 10.5% First Preferred Ship Mortgage Notes due 2008, or the Prior Notes, certain other existing credit facilities and to fund an escrow account.

Interest on the Notes is payable semi-annually on May 24 and November 24 of each year. The Notes are senior obligations guaranteed by some of our subsidiaries directly involved in our Ocean, River and Passenger Businesses. The Notes are secured by first preferred ship mortgages on 19 vessels, two oceangoing barges and 202 river barges.

The Notes are subject to certain covenants, including, among other things, limiting our and our subsidiaries' ability to incur additional indebtedness or issue preferred stock, pay dividends to shareholders, incur liens or execute sale leasebacks of certain principal assets and certain restrictions on our consolidating with or merging into any other person.

Upon the occurrence of a change of control event, each holder of the Notes shall have the right to require us to repurchase such notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest. A change of control means:

o if any person beneficially owns more than 35% of our voting stock and Solimar, Los Avellanos, SIPSA S.A. and their affiliates, the Permitted Holders, together beneficially own a lesser percentage and do not control the election of the majority of the board of directors of the Company, or

o during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

o our merger or consolidation with or into another Person or the merger of another Person with or into us, or the sale of all or substantially all of our assets (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which
     (1) in the case of a merger or consolidation transaction, holders of securities that represented 100% of our common stock eligible to vote on matters requiring a shareholder vote immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the common stock eligible to vote on matters requiring a shareholder vote of the surviving Person in such merger or consolidation transaction immediately after such transaction and
     (2) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a subsidiary of the transferor of such assets.

In the first quarter of 2005, pursuant to a registration rights agreement, we completed a registered exchange offer in which we exchanged registered Notes for the Notes that were originally issued in order to allow the Notes to be eligible for trading in the public markets.

LOAN WITH DVB BANK AMERICA NV (DVB NV) OF UP TO $30.0 MILLION:

On April 27, 2005 UP Offshore (Panama) S.A. (our subsidiary in the Offshore Supply Business) entered into a $30.0 million loan agreement with DVB NV for the purpose of providing post delivery financing of two PSVs named UP Esmeralda and UP Safira, which were delivered in May and June 2005, and repaying existing financing and shareholder loans.

This loan is divided into two tranches:

o Tranche A, amounting to $26.0 million, accrues interest at LIBOR rate plus 1.875% per annum, and shall be repaid by (i) 40 consecutive quarterly installments of $0.45 million each beginning in September 2005 and (ii) a balloon repayment of $8.0 million together with the 40th installment, and

o Tranche B, amounting to $4.0 million, accrues interest at LIBOR rate plus 2.25% per annum, and shall be repaid by 12 consecutive quarterly installments of $0.33 million each beginning in September 2005.

The loan is secured by a mortgage on the UP Safira and UP Esmeralda and is jointly and severally irrevocable and unconditionally guaranteed by Packet Maritime Inc. and Padow Shipping Inc. The loan also contains customary covenants that limit, among other things, the Borrower's and the Guarantors' ability to incur additional indebtedness, grant liens over their assets, sell assets, pay dividends, repay indebtedness, merge or consolidate, change lines of business and amend the terms of subordinated debt. The agreement governing the facility also contains customary events of default. If an event of default occurs and is continuing, DVB NV may require the entire amount of the loan be immediately repaid in full. Further, the loan agreement requires until June 2008 that the PSVs pledged as security have an aggregate market value of at least 85% of the value of the loan amount and at all times thereafter an aggregate market value of at least 75% of the value of the loan.

The aggregate outstanding principal balance of the loan was $25.3 million at December 31, 2006.

LOAN WITH DVB BANK AG (DVB AG) OF UP TO $15.0 MILLION

On January 17, 2006, UP Offshore Apoio Maritimo Ltda. (our subsidiary in the Offshore Supply Business) as Borrower, Packet Maritime Inc. and Padow Shipping Inc. as Guarantors and UP Offshore as Holding Company entered into a $15.0 million loan agreement with DVB AG for the purposes of providing post delivery financing of one PSV named UP Agua-Marinha delivered in February 2006.

This loan is divided into two tranches:

o Tranche A, amounting to $13.0 million, shall be repaid by (i) 120 consecutive monthly installments of $75,000 each beginning in March 2006 and (ii) a balloon repayment of $4.0 million together with the 120 installments which accrue interest at LIBOR rate plus a margin of 2.25% per annum, and

o Tranche B, amounting to $2.0 million, shall be repaid by 35 consecutive monthly installments of $56,000 each beginning in March 2006 which accrues interest at LIBOR rate plus a margin of 2.875% per annum.

On January 24, 2007 UP Offshore Apoio Maritimo Ltda. and DVB AG amended and restated the margin of both tranches to 1.20% per annum effective since February 1, 2007.

The loan is secured by a mortgage on the UP Agua-Marinha and is jointly and severally irrevocable and unconditionally guaranteed by Packet Maritime Inc. and Padow Shipping Inc. The loan also contains customary covenants that limit, among other things, the Borrower's and the Guarantors' ability to incur additional indebtedness, grant liens over their assets, sell assets, pay dividends, repay indebtedness, merge or consolidate, change lines of business and amend the terms of subordinated debt. The agreement governing the facility also contains customary events of default. If an event of default occurs and is continuing, DVB AG may require the entire amount of the loan be immediately repaid in full. Further, the loan agreement requires until February 2009 that the UP Agua Marinha pledged as security has an aggregate market value of at least 117.6% of the value of the loan amount and at all times thereafter an aggregate market value of at least 133.3% of the value of the loan.

The aggregate outstanding principal balance of the loan was $13.7 million at December 31, 2006.

LOAN WITH DVB BANK AG (DVB AG) OF UP TO $61.3 MILLION

On December 28, 2006, UP Offshore (Bahamas) Ltd., as Borrower, entered into a $61.3 million loan agreement with DVB AG for the purpose of re-financing three PSVs named UP Esmeralda, UP Safira and UP Topazio.

This loan is divided into two advances, and shall be repaid by 40 consecutive quarterly installments as set forth in the repayment schedule therein.

The loan is secured by a first priority mortgage on the UP Esmeralda, UP Safira, UP Topazio and by a second priorty mortgage on the UP Agua-Marinha and is jointly and severally irrevocable and unconditionally guaranteed by Packet Maritime Inc., Padow Shipping Inc., UP Offshore Apoio Maritimo Ltda. and Ultrapetrol (Bahamas) Limited. The loan also contains customary covenants that limit, among other things, the Borrower's ability to incur additional indebtedness, grant liens over their assets, sell assets, pay dividends, repay indebtedness, merge or consolidate, change lines of business and amend the terms of subordinated debt. The agreement governing the facility also contains customary events of default. If an event of default occurs and is continuing, DVB AG may require the entire amount of the loan be immediately repaid in full. Further, the loan agreement requires until December 2009 that the PSVs pledged as security have an aggregate market value of at least 117.6% of the value of the loan amount and at all times thereafter an aggregate market value of at least 133.3% of the value of the loan.

At December 31, 2006, there are no drawdowns under the loan agreement.

SENIOR SECURED TERM LOAN WITH NATIXIS OF $13.6 MILLION

On January 29, 2007, Stanyan Shipping Inc. (a wholly owned subsidiary in the Ocean Business and the owner of the Alejandrina) as Borrower, and Ultrapetrol (Bahamas) Limited as Guarantor and Holding Company entered into a $13.6 million loan agreement with Natixis for the purpose of providing post delivery financing of one Panamanian flag small product tanker named Alejandrina.

The loan must be repaid by (i) 40 consecutive quarterly installments of $0.2 million each beginning in June 2007 and (ii) a balloon repayment of $4.5 million payable simultaneously with the 40th quarterly installment. The loan accrues interest at LIBOR plus 1.00% per annum for so long as the Alejandrina remains chartered under standard conditions.

The loan is secured by a mortgage on the Alejandrina and is guaranteed by Ultrapetrol (Bahamas) Limited. The loan also contains customary covenants that limit, among other things, the Borrower's and the Guarantors' ability to incur additional indebtedness, grant liens over their assets, sell assets, pay dividends, repay indebtedness, merge or consolidate, change lines of business and amend the terms of subordinated debt. The agreement governing the facility also contains customary events of default.

Bahamian company considerations

Our corporate affairs are governed by our Memorandum and Articles of Association and by the International Business Companies Act, 2000, or the IBCA. There have been few, if any, court cases interpreting the IBCA in the Commonwealth of The Bahamas and we cannot predict whether Bahamian courts would reach the same conclusions as U.S. courts. Accordingly, you may have more difficulty protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the IBCA and the Delaware General Corporation Law relating to shareholders' rights.

               The Bahamas                              Delaware
               -----------                              --------

                              Shareholder Meetings
--------------------------------------------------------------------------------

o    Subject to any limitations in the        o    May be held at such time or
     Memorandum or Articles of                     place as designated in the
     Association or in any unanimous               certificate of incorporation
     shareholder agreement, may be held            or the bylaws, or if not so
     at such time, manner or place as              designated, as determined by
     determined by the board of                    the board of directors.
     directors or upon the written
     request of shareholders holding
     more than 50 percent of the votes
     of the outstanding voting shares
     (or any lesser percentage contained
     in the Memorandum or Articles of
     Association or any unanimous
     shareholder agreement).

o    May be held within or outside of         o    May be held within or without
     The Bahamas.                                  Delaware.

o    Notice:                                  o    Notice:

     o    Whenever shareholders are                o  Whenever stockholders are
          required to take action at a                required to take any
          meeting, the directors shall                action at a meeting, a
          give written notice stating                 written notice of the
          the place, date and hour of                 meeting shall be given
          the meeting.                                which shall state the
                                                      place, if any, date and
     o    Subject to any requirement in               hour of the meeting, and
          the Memorandum or Articles of               the means of remote
          Association or in any                       communication, if any.
          unanimous shareholder
          agreement to give longer                 o  Written notice shall be
          notice, written notice of any               given not less than 10 nor
          meeting shall be given not                  more than 60 days before
          less than seven days before                 the meeting.
          the meeting.

                           Shareholder's Voting Rights
--------------------------------------------------------------------------------

o    Subject to any limitations in the        o    Stockholders may act by
     Memorandum or Articles of                     written consent to elect
     Association, any action required to           directors.
     be taken by a meeting of
     shareholders may be taken without a
     meeting if there is written consent
     signed by shareholders holding a
     majority of votes.

o    Any person authorized to vote may        o    Any person authorized to vote
     authorize another person to act for           may authorize another person
     him by proxy.                                 or persons to act for him by
                                                   proxy.

o    The quorum is that fixed by the          o    For stock companies, the
     Memorandum or Articles of                     certificate of incorporation
     Association; but where no quorum is           or bylaws may specify the
     so fixed, a meeting is properly               number to constitute a
     constituted if at the commencement            quorum. In the absence of
     of the meeting there are present in           this, one-third of the
     person or by proxy shareholders               members shall constitute a
     representing more than one-half of            quorum.
     the shares of each class or series
     thereof.

o    The IBCA does not provide for            o    The certificate of
     cumulative voting, however the                incorporation may provide for
     Articles of Association may provide           cumulative voting.
     for cumulative voting.

                                    Directors
--------------------------------------------------------------------------------

o    Board must consist of at least one       o    Board must consist of at
     member.                                       least one member.

o    Number of members can be changed by      o    Number of board members shall
     an amendment to the Articles of               be fixed by the bylaws,
     Association, subject to any                   unless  the certificate of
     limitations in the Memorandum or              incorporation fixes the
     Articles of Association.                      number of directors, in which
                                                   case a change in the number
                                                   shall be made only by
                                                   amendment of the certificate
                                                   of incorporation.

                         Dissenter's Rights of Appraisal
--------------------------------------------------------------------------------

o    Shareholders have a right to             o    Appraisal rights shall be
     dissent from (i) a merger, (ii) a             available for the shares of
     consolidation, (iii) any sale                 any class or series of stock
     transfer, lease, exchange or other            of a corporation in a merger
     disposition of more than fifty                or consolidation.
     percent (50%), by value, of the
     assets of the company, if not made
     in the usual manner or regular
     course of business, (iv) a
     redemption of a shareholder's
     minority shares by the company, and
     (v) an arrangement, if permitted by
     the court, and to receive payment
     of the fair value of their shares.

                        Shareholder's Derivative Actions
--------------------------------------------------------------------------------

o    An action may be brought by an           o    In any derivative suit
     individual shareholder, registered            instituted by a stockholder
     in the share register of the                  or a corporation, it shall be
     company as a holder of its shares,            averred in the complaint that
     on behalf of himself and other                the plaintiff was a
     shareholders to exercise a right of           stockholder of the
     action vested in or derived from              corporation at the time of
     the company for the protection of             the transaction of which he
     the company of which he is a                  complains or that such
     member.                                       stockholder's stock
                                                   thereafter devolved upon such
                                                   stockholder by operation of
                                                   law.

o    A shareholder may bring a
     derivative action in the following
     limited circumstances: where the
     majority of shareholders has
     confirmed: (i) an act which is
     ultra vires the company or illegal;
     (ii) an act which constitutes a
     fraud against the minority and the
     wrongdoers are themselves in
     control of the company; (iii) an
     irregularity in the passing of a
     resolution which requires a
     qualified majority; and (iv) an act
     which infringes the personal rights
     of an individual shareholder.

o    A shareholder/plaintiff in a
     derivative action shall establish a
     prima facie case that the company
     is entitled to the relief claimed
     and that the action falls within
     the scope of the aforementioned
     limited circumstances in which a
     shareholder may bring such an
     action.

Tax considerations

The following is a discussion of the material Bahamian and United States federal income tax considerations relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common stock, may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

BAHAMIAN TAX CONSIDERATIONS

In the opinion of Higgs & Johnson, the following are the material Bahamian tax consequences of our activities to us and shareholders of our common stock. We are incorporated in the Commonwealth of The Bahamas. Under current Bahamian law, we are not subject to tax on income or capital gains, and no Bahamian withholding tax will be imposed upon payments of dividends by us to our shareholders for a period of twenty years from our date of incorporation.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, each as defined below, of our common stock. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion is based in part upon Treasury Regulations promulgated under Section 883 of the Code in August of 2003, which became effective on January 1, 2005, for calendar year taxpayers such as ourselves and our subsidiaries. The discussion below is based, in part, on the description of our business as described in "Business" above and assumes that we conduct our business as described in that section. References in the following discussion to "we" and "us" are to Ultrapetrol (Bahamas) Limited and its subsidiaries on a combined basis.

UNITED STATES FEDERAL INCOME TAXATION OF OUR COMPANY

Taxation of Operating Income: in General

We anticipate that the Company will earn substantially all its income from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses, which we refer to as "shipping income."

Unless exempt from United States federal income taxation under the rules of
Section 883 of the Code, or Section 883, as discussed below, we will be subject to United States federal income tax on our shipping income that is treated as derived from sources within the United States, to which we refer as "United States source shipping income." For these purposes, United States source shipping income includes 50% of our shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law and therefore do not expect to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below. Our subsidiaries did not derive any U.S.-source shipping income for the calendar year 2006, but may derive U.S.-source shipping income in future years.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code and the final Treasury Regulations promulgated thereunder, or the final regulations, which became effective on January 1, 2005, for calendar taxpayer such as ourselves, a foreign corporation will be exempt from United States federal income taxation on its U.S.-source shipping income if:

(1) it is organized in a qualified foreign country which, as defined, is one that grants an "equivalent exemption" to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 and to which we refer to as the "Country of Organization Test"; and

(2)  either

     (A) more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders which as defined includes individuals who are "residents" of a qualified foreign country which we refer to as the "50% Ownership Test," or

     (B) its stock, or that of its 100% parent, is "primarily and regularly traded on an established securities market" in a qualified foreign country or in the United States, which we refer to as the "Publicly-Traded Test."

The Commonwealth of The Bahamas and Panama, the jurisdictions where we and our vessel-owning subsidiaries are incorporated, each have been officially recognized by the United States Internal Revenue Service, or IRS, as a qualified foreign country that grants the requisite equivalent exemption from tax in respect of each category of shipping income we and our subsidiaries earn and currently expect to earn in the future. Therefore, we and each of our subsidiaries will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test. After this offering, we do not expect to be able to satisfy the 50% Ownership Test due to the widely-held ownership of our stock. Our ability and that of our subsidiaries to qualify for exemption under Section 883 is solely dependent upon satisfaction of the Publicly-Traded Test as discussed below.

The final regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Upon completion of this offering, our common stock, which is the sole class of our issued and outstanding stock, will be "primarily traded" on The Nasdaq Global Market.

Under the final regulations, our common stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, will be listed on the market, which we refer to as the listing threshold. Since our common stock is listed on The Nasdaq Global Market, we will satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the final regulations provide that the trading frequency and trading volume lists will be deemed satisfied if, as we expect to be the case with our common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the final regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the issued and outstanding shares of such class of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of stock, which we refer to as the "5 Percent Override Rule."

For purposes of being able to determine the persons who own 5% or more of our stock, or the 5% Shareholders, the final regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," as having a 5% or more beneficial interest in our common stock. The final regulations further provide that an investment company identified on a SEC Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

After the offering, we anticipate that our 5% Shareholders may own a majority of our common stock. If our 5% Shareholders own a majority of our common stock after the offering, then we will be subject to the 5% Override Rule unless we can establish that among the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are qualified 5% shareholders for purposes of
Section 883 to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of our common stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Shareholders that are qualified 5% shareholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders.

Taxation In the Absence of Exemption

We believe that immediately following the offering, we will be able to establish that there are sufficient qualified 5% shareholders among our 5% Shareholders in order to qualify for the benefits of Section 883. However, there can be no assurance that we will be able to continue to satisfy the substantiation requirements in the future.

To the extent the benefits of Section 883 are unavailable, our U.S. source shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S. source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

o we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

o substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

If we and our subsidiaries qualify for exemption under Section 883 in respect of the shipping income derived from the international operation of our vessels, then gain from the sale of any such vessel should likewise be exempt from tax under Section 883. In the absence of the benefits of exemption under Section 883, we and our subsidiaries will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is anticipated that any sale of a vessel by us will be considered to occur outside of the United States.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

As used herein, the term "U.S. Holder" means a beneficial owner of common stock that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as "passive category income" or, in the case of certain types of U.S. Holders, as "general category income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Individual Holder") should be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that: (1) our common stock is readily tradable on an established securities market in the United States (such as The Nasdaq Global Market on which our common stock will be traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any "extraordinary dividend" -- generally, a dividend equal to or in excess of ten percent of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of common stock -- paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. Depending upon the amount of a dividend paid by us, such dividend may be treated as an "extraordinary dividend."

Sale, Exchange or other Disposition of Common Stock

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

o at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

o at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the period chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we and our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from period charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing one copy of IRS Form 8621 with his United States federal income tax return and a second copy in accordance with the instructions to such form. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, our stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

o the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common stock;

o the amount allocated to the current taxable year would be taxed as ordinary income; and

o the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

UNITED STATES FEDERAL INCOME TAXATION OF "NON-U.S. HOLDERS"

A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

Dividends on Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is generally taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

o the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is generally taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

o the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a non-corporate U.S. Holder will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if a non-corporate U.S. Holder:

o    fails to provide an accurate taxpayer identification number;

o is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or

o in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If a Non-U.S. Holder sells its common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless such holder certifies that it is a non-U.S. person, under penalties of perjury, or otherwise establishes an exemption. If a Non-U.S. Holder sells its common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to such holder outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a Non-U.S. Holder outside the United States, if such holder sells its common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, a holder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed its income tax liability by filing a refund claim with the IRS.

Underwriting

We and the selling shareholders are offering the shares of common stock described in this prospectus through the underwriters named below. UBS Securities LLC and Bear, Stearns & Co. Inc. are the representatives of the underwriters. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

                                                                      Number of
Underwriter                                                            Shares
-----------                                                            ------

UBS Securities LLC(1).........................................
Bear, Stearns & Co. Inc.(2)...................................
Jeffreys & Company, Inc.(3)...................................
Raymond James & Associates, Inc.(4)...........................
DVB Capital Markets LLC(5)....................................
                                                                  -------------
     Total....................................................
                                                                  =============


----------
(1)  299 Park Avenue, New York, NY 10171
(2)  383 Madison Avenue, New York, NY 10179
(3)  520 Madison Avenue, New York, NY  10022
(4)  880 Carillon Parkway, Fifth Floor, St. Petersburg, FL  33716
(5)  609 Fifth Avenue, New York  10017

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock and the common stock of the selling shareholders are offered subject to a number of conditions, including:

o    receipt and acceptance of our common stock by the underwriters; and

o    the underwriters' right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

Solimar has granted the underwriters an option to purchase from it up to additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above. We will not receive any proceeds from the sale of such additional shares of stock.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount
of up to $           per share from the offering price. If all the shares are
not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The selling shareholders will pay the underwriting discounts and commissions applicable to any shares that they sell. The following table shows the per share and total underwriting discounts and commissions we and the selling shareholders will pay to the underwriters, assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional shares.

                             Paid by the
                               selling                  Paid by us
                            shareholders       No Exercise    Full Exercise
                            ------------       -----------    -------------

Per Share.................    $                                $
Total.....................    $                                $

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately
$      . This figure is net of the amount of $      , which the underwriters
have agreed to pay to us as reimbursement for our expenses in the offering.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors and selling shareholders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Bear, Stearns & Co. Inc., subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days, after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning in the last day of the "lock-up" period, then in either case the expiration of the "lock-up" period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless UBS Securities LLC and Bear, Stearns & Co. Inc. waive, in writing, such an extension. At any time and without public notice, UBS Securities LLC and Bear, Stearns & Co. Inc. may in their discretion release all or some of the securities from these lock-up agreements.

We and the selling shareholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NASDAQ GLOBAL MARKET QUOTATION

Our common stock is listed on The Nasdaq Global Market under the symbol "ULTR".

PRICE STABILIZATION, SHORT POSITIONS AND PASSIVE MARKET MAKING

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

o    stabilizing transactions;

o    short sales;

o    purchases to cover positions created by short sales;

o    imposition of penalty bids;

o    syndicate covering transactions; and

o    passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales", which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales", which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

AFFILIATIONS

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

The underwriters in this offering were underwriters for our IPO. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Notice to investors

The shares of common stock are offered for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers.

Other than with respect to the public offering of the shares of common stock listed on The Nasdaq Global Market, no action has been or will be taken in any country or jurisdiction by us or the underwriters that would permit a public offering of the shares of common stock, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed, published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase in any jurisdiction where such offer or solicitation would be unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each Underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than (euro)43,000,000 and (3) an annual net turnover of more than
     (euro)50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each of the underwriters severally represents, warrants and agrees to the following:

(a) It has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

France

The shares of common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to the shares of common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifies) in accordance with Article L.411-2 of the Monetary and Financial Code and decree no. 98-880 dated 1st October, 1998.

Netherlands

Our shares of common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, "Professional Investors"), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our shares of common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our shares of common stock, and this prospectus or any other offering material relating to our shares of common stock may not be considered an offer or the prospect of an offer to sell or exchange our shares of common stock.

Italy

Neither the shares of common stock, this prospectus nor any other material relating to the shares of common stock will be offered, sold, delivered, distributed or made available in the Republic of Italy other than to professional investors ("investiton professionali") as defined in Article 30, Paragraph 2, of Legislative Decree No. 58, of 24 February 1998 (the "Financial Laws Consolidation Act"), as subsequently amended and supplemented, which refers to the definition or "operatori qualificati" as defined in Article 31, Paragraph 2, of CONSOB Regulation No. 11,522, of 1 July 1998, as subsequently amended and supplemented, or pursuant to Article 100 of the Financial Laws Consolidation and
Article 33, Paragraph 1, of CONSOB Regulation n. 11,971, of 14 May 1999, as subsequently amended and supplemented and in accordance with applicable Italian laws and regulations.

Any offer of the shares of common stock to professional investors in the Republic of Italy shall be made only by banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of the Consolidated Banking Act, to the extent that they are duly authorized to engage in the placement and/or underwriting of financial instruments in the Republic of Italy in accordance with the relevant provisions of the Financial Laws Consolidations Act and/or any other applicable laws and regulations and in compliance with Article 129 of the Consolidated Banking Act.

Insofar as the requirements above are based on laws that are superseded at any time pursuant to the implementation of the Directive 20O3/71/CE ("Prospectus Directive"), such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

Spain

Neither the shares of common stock nor this prospectus have been approved or registered in the administrative registries of the Spanish Securities Markets Commission ("Comision Nacional del Mercado de Valores"). Accordingly, the shares of common stock may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Article 3Obis of the Spanish Securities Market Law, of 28 July 1988 ("Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

Switzerland

The common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters' prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The common stock offered hereby has not and will not be registered with the Swiss Federal Banking Commission and has not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.

Other expenses of issuance and distribution

We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee.............................................$
Printing and Engraving Expenses..................................
Legal Fees and Expenses..........................................
Accountants' Fees and Expenses...................................
Nasdaq Global Market Listing Fee.................................
NASD Fee.........................................................
Blue Sky Fees and Expenses.......................................
Transfer Agent's Fees and Expenses...............................
Miscellaneous Costs..............................................
Expense reimbursement from the underwriters......................
Total............................................................$
                                                                  =============

Legal matters

The validity of the common stock will be passed upon for us by Higgs & Johnson, Nassau, Bahamas. Certain legal matters are passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and New York law. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements of Ultrapetrol (Bahamas) Limited at December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 appearing in this prospectus and registration statement have been audited by Pistrelli, Henry Martin y Asociados S.R.L., independent registered public accounting firm and a member of Ernst & Young Global, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The section of this prospectus entitled "The international shipping industry" has been reviewed by DSC, an independent U.K.-based company providing market analysis and strategic planning services to the shipping industry. DSC has confirmed to us that "The international shipping industry" section accurately describes the industries that it purports to describe, subject to the availability and reliability of the data supporting the statistical and graphical information presented in such section, and DSC's consent to use such information herein is filed as an exhibit to the registration statement on Form F-1 under the Securities Act of which this prospectus is a part.

Where you can find additional information

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the common stock offered by this prospectus. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We will furnish holders of shares of our common stock with annual reports containing audited financial statements and a report by our independent public accountants, and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we will distribute proxy statements to shareholders. We do not expect to conform to those proxy statements to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we will be exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Glossary of shipping terms

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Aframax. A tanker ranging in size from 80,000 dwt to 119,999 dwt.

Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor or on behalf of the flag state, that takes place every year.

Bareboat charter. Charter of a vessel under which the vessel owner is usually paid a fixed amount of charterhire for a certain period of time during which the charterer is responsible for the vessel's operating expenses, and voyage expenses, as well as the management of the vessel, including crewing. A bareboat charter is also known as a "demise charter" or a "time charter by demise."

Bulk carrier. A vessel designed for the carriage of dry bulk cargos.

Bunker. The fuel used to operate a vessel's engines and generators.

Cabotage. Trade or transport in the coastal waters of, or between two ports within, a country or other sovereign jurisdiction; the right to engage in such activity.

Capesize. A dry bulk carrier that is greater than 80,000 dwt in size.

Charter. The hire of a vessel for a specified period of time or to carry a cargo from a loading port to a discharging port.

Charterer. The company that hires a vessel.

Charterhire. A sum of money paid to the vessel owner by a charterer under a charter.

Classification society. An independent society that certifies that a vessel has been built and maintained according to that society's rules for that type of vessel and complies with the applicable rules and regulations of the country of the vessel and the international conventions to which that country is a member. A vessel that receives its certification is referred to as being "in-class."

Clean petroleum products. Liquid products refined from crude oil whose color is less than or equal to 2.5 on the National Petroleum Association scale. Clean petroleum products include naphtha, jet fuel, gasoline and diesel/gas oil.

Contract of affreightment or COA. A contract for the carriage of a specific type and quantity of cargo, with payment based on metric tons of cargo carried, which will be carried in one or more shipments. For a COA, the vessel owner or operator generally pays all voyage expenses and vessel operating expenses and has the right to substitute one vessel for another. The rate is generally expressed in dollars per metric ton of cargo. Revenues earned under COAs are referred to as "freight." When used in this prospectus, COA also refers to a voyage charter.

Dirty petroleum products. Liquid products refined from crude oil whose color is greater than 2.5 on the National Petroleum Association scale. Dirty products will usually require heating during the voyage as their viscosity or waxiness makes discharge difficult at ambient temperatures. Dirty petroleum products include fuel oil, Low Sulphur Waxy Residue, or LSWR, and Carbon Black Feedstock, or CBFS.

Double hull. Hull construction design in which a vessel has an inner and outer side and bottom separated by void space.

Drydocking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued.

Dwt or Deadweight ton. A unit of a vessel's capacity for cargo, fuel oil, stores and crew measured in metric ton units which is equal to 1,000 kilograms.

Gross ton. A unit of measurement for the total enclosed space within a vessel equal to 100 cubic feet or 2.831 cubic meters.

Hidrovia Region. A region of navigable waters in South America on the Parana, Paraguay and Uruguay Rivers and part of the River Plate, which flow through Argentina, Bolivia, Brazil, Paraguay and Uruguay. The region covers the entire length of the Parana River south of the Itaipu Dam, the entire length of the Paraguay River south of Corumba, the Uruguay River and the River Plate west of Buenos Aires. Our definition of the Hidrovia Region is wider than the common usage of such term.

Hull. Shell or body of a vessel.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Intermediate survey. The inspection of a vessel by a classification society surveyor that takes place 24 to 36 months after each Special Survey.

ISM Code. The IMO's International Management Code for the Safe Operation of Ships and Pollution Prevention.

Newbuilding. A new vessel under construction or just completed.

OBO or Oil/Bulk/Ore. A combination carrier capable of transporting oil products, ore or dry bulk commodities.

Off hire. The period a vessel is unable to perform the services for which it is immediately required under a time charter. Off hire periods include days spent on repairs, drydocking and surveys, whether or not scheduled.

OPA. The United States Oil Pollution Act of 1990, as amended.

OPEC. Organization of Petroleum Exporting Countries.

Panamax. A vessel of approximately 50,000 to 79,999 dwt. The term is derived from the maximum length, breadth and draft of a vessel capable of passing through the Panama Canal.

Petroleum Products. Refined crude oil products, such as fuel oils, gasoline and jet fuel.

Product Tanker. A tanker designed to carry a variety of liquid products varying from crude oil to clean and dirty petroleum products, acids and other chemicals. The tanks are coated to prevent product contamination and hull corrosion. The vessel may have equipment designed for the loading and unloading of cargos with a high viscosity.

Protection and Indemnity or P&I insurance. Insurance obtained through a mutual association formed by vessel owners to provide liability insurance protection against large financial loss to one member by contribution to offset that loss by all members.

PSV or platform supply vessel. A vessel ranging in size from approximately 150 feet to 300 feet in length that serves oil drilling and production facilities by transporting supplies and equipment to offshore locations, utilizing a large clear deck and under deck tanks.

Scrapping. The disposal of old vessel tonnage by way of sale as scrap metal.

Special Survey. The inspection of a vessel while in drydock by a classification society surveyor that takes place every four to five years.

Spot Market. The market for immediate chartering of a vessel, usually for single voyages.

Suezmax. A tanker ranging in size from 120,000 dwt to 199,999 dwt. The term is derived from the maximum length, breadth and draft of a vessel capable of passing through the Suez Canal.

Tanker. A vessel designed for the carriage of liquid cargos in bulk with cargo space consisting of segregated tanks. Tankers carry a variety of products including crude oil, refined products, liquid chemicals and liquefied gas.

Time Charter. Charter under which the vessel owner is paid charterhire on a per day basis for a certain period of time. The vessel owner is responsible for providing the crew and paying vessel operating expenses while the charterer is responsible for paying the voyage expenses. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as off hire.

ULCC or Ultra large crude carrier. A tanker that is 320,000 dwt or greater in size.

Vessel operating expenses or running costs. The costs of operating a vessel that are incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses or running costs exclude fuel costs and port fees, which are known as "voyage expenses." For a time charter, the vessel owner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.

VLCC or Very large crude carrier. A tanker ranging in size from 200,000 to 319,999 dwt.

Voyage charter. Contract for hire of a vessel under which a vessel owner is paid freight on the basis of moving cargo from a loading port to a discharge port. The vessel owner is responsible for paying both vessel operating expenses and voyage expenses. The charterer is typically responsible for any delay at the loading or discharging ports. A voyage charter is also known as a contract of affreightment or COA.

Voyage expenses. Expenses incurred due to a vessel traveling to a destination, such as fuel cost and port fees.

                 ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES

             TABLE OF CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS                                PAGE
----------------------------------------------------------------------   -------

o    Financial statements

     -    Consolidated balance sheets as of December 31, 2006 and 2005       -1-

     -    Consolidated statements of income for the years ended
          December 31, 2006, 2005 and 2004                                   -2-

     -    Consolidated statements of changes in shareholders' equity
          for the years ended December 31, 2006, 2005 and 2004               -3-

     -    Consolidated statements of cash flows for the years ended
          December 31, 2006, 2005 and 2004                                   -4-

     -    Notes to consolidated financial statements                         -5-

             ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES

       CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2006 AND 2005
 (Stated in thousands of U.S. dollars, except par value and share amounts)
                                                                 At December 31,
                                                           ---------------------------
                                                               2006           2005
                                                           ------------   ------------
ASSETS

   CURRENT ASSETS

      Cash and cash equivalents                            $     20,648   $      7,914
      Restricted cash                                                --          3,638
      Accounts receivable, net of allowance for
          doubtful accounts of $709 and $324
          in 2006 and 2005, respectively                         17,333          9,017
      Receivables from related parties                            3,322         17,944
      Marine and river operating supplies                         3,020          3,547
      Prepaid expenses                                            2,530          3,239
      Other receivables                                           7,917          4,807
                                                           ------------   ------------
        Total current assets                                     54,770         50,106
                                                           ------------   ------------
   NONCURRENT ASSETS

      Other receivables                                           6,368          6,431
      Receivables from related parties                            2,280          1,995
      Restricted cash                                             1,088             68
      Vessels and equipment, net                                333,191        182,069
      Dry dock                                                    9,673         12,743
      Investment in affiliates                                    2,285         15,698
      Intangible assets                                           3,748             --
      Goodwill                                                    5,015             --
      Other assets                                                6,014          7,548
      Deferred tax assets                                         1,947          1,624
                                                           ------------   ------------
        Total noncurrent assets                                 371,609        228,176
                                                           ------------   ------------
        Total assets                                       $    426,379   $    278,282
                                                           ============   ============

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY

   CURRENT LIABILITIES

      Accounts payable                                     $     13,491   $     12,138
      Payable to related parties                                    420          2,008
      Accrued interest                                            1,691          1,723
      Current portion of long-term financial debt                 4,700          6,599
      Other payables                                              2,469            915
                                                           ------------   ------------
        Total current liabilities                                22,771         23,383
                                                           ------------   ------------
   NONCURRENT LIABILITIES

      Long-term debt                                            180,000        180,000
      Financial debt, net of current portion                     34,294         22,953
      Deferred tax liability                                      6,544          1,095
      Other payables                                                250             --
                                                           ------------   ------------
        Total noncurrent liabilities                            221,088        204,048
                                                           ------------   ------------
        Total liabilities                                       243,859        227,431
                                                           ------------   ------------

   MINORITY INTEREST                                              3,091          2,479
                                                           ------------   ------------
   MINORITY INTEREST SUBJECT TO PUT RIGHTS                           --          4,898
                                                           ------------   ------------

   SHAREHOLDERS' EQUITY
     Common stock, $.01 par value: 100,000,000
          authorized shares; 28,346,952 and
          15,500,000 shares issued and outstanding
          in 2006 and 2005, respectively                            283            155
      Additional paid-in capital                                173,826         48,418
      Accumulated earnings (deficit)                              5,231         (5,295)
      Accumulated other comprehensive income                         89            196
                                                           ------------   ------------
      Total shareholders' equity                                179,429         43,474
                                                           ------------   ------------
      Total liabilities, minority interests and
          shareholders' equity                             $    426,379   $    278,282
                                                           ============   ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

     (Stated in thousands of U.S. dollars, except share and per share data)
                                                            For the year ended December 31,
                                                      --------------------------------------------
                                                          2006            2005            2004
                                                      ------------    ------------    ------------
REVENUES

      Revenues from third parties                     $    169,387    $    123,385    $     89,956
      Revenues from related parties                          4,079           1,976           5,204
                                                      ------------    ------------    ------------
      Total revenues                                       173,466         125,361          95,160
                                                      ------------    ------------    ------------

OPERATING EXPENSES (1)

      Voyage expenses                                      (43,445)        (33,827)        (15,923)
      Running costs                                        (54,165)        (39,234)        (24,892)
      Amortization of dry docking                           (7,830)         (6,839)         (5,195)
      Depreciation of vessels and equipment                (19,920)        (14,494)        (13,493)
      Management fees to related parties                      (511)         (2,118)         (1,513)
      Amortization of intangible assets                       (590)             --              --
      Administrative and commercial expenses               (13,905)         (7,617)         (7,494)
      Other operating (expense) income                        (198)         22,021             784
                                                      ------------    ------------    ------------
                                                          (140,564)        (82,108)        (67,726)
                                                      ------------    ------------    ------------
   Operating profit                                         32,902          43,253          27,434
                                                      ------------    ------------    ------------

OTHER INCOME (EXPENSES)

      Financial expense                                    (19,025)        (19,141)        (16,134)
      Financial gain on extinguishment of debt                  --              --           1,344
      Financial loss on extinguishment of debt              (1,411)             --          (6,422)
      Financial income                                         733           1,152             119
      Investment in affiliates                                 588            (497)            406
      Other, net                                               859             384             174
                                                      ------------    ------------    ------------
      Total other expenses                                 (18,256)        (18,102)        (20,513)
                                                      ------------    ------------    ------------

   Income before income taxes and minority interest         14,646          25,151           6,921

      Income taxes                                          (2,201)           (786)           (642)
      Minority interest                                     (1,919)         (9,797)         (1,140)
                                                      ------------    ------------    ------------
   Net income                                         $     10,526    $     14,568    $      5,139
                                                      ============    ============    ============

      Basic net income per share                      $       0.59    $       0.94    $       0.33
      Diluted net income per share                    $       0.58    $       0.94    $       0.33

      Basic weighted average number of shares           17,965,753      15,500,000      15,500,000
      Diluted weighted average number of shares         18,079,091      15,500,000      15,500,000

(1) In addition to management fees to related parties, operating expenses included $3,163, $5,089 and $2,451 in 2006, 2005 and 2004, respectively, from related parties.

                 The accompanying notes are an integral part of
                     these consolidated financial statements


                                     ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES


                               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                  FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                (Stated in thousands of U.S. dollars, except share data)
                                                           Additional                  Accumulated
                                                Common      paid-in      Accumulated      other
                                   Shares       stock       capital        earnings    comprehensive
      Balance                      amount     (Note 12)    (Note 12)      (deficit)     income            Total
                                 ----------   ----------   ----------    ----------    -------------    ----------
December 31, 2003                15,500,000   $      155   $   48,418    $  (25,002)   $         222    $   23,793

Comprehensive income:
-  Net income                            --           --           --         5,139               --         5,139
-  Net loss on EURO hedge
    agreement designated
    as cash flow hedge                   --           --           --            --              (22)          (22)
                                                                                                        ----------
Total comprehensive income                                                                                   5,117
                                 ----------   ----------   ----------    ----------    -------------    ----------
December 31, 2004                15,500,000          155       48,418       (19,863)             200        28,910

Comprehensive income:
-  Net income                            --           --           --        14,568               --        14,568
-  Net loss on EURO hedge
    agreement designated
    as cash flow hedge                   --           --           --            --               (4)           (4)
                                                                                                        ----------
Total comprehensive income                                                                                  14,564
                                 ----------   ----------   ----------    ----------    -------------    ----------
December 31, 2005                15,500,000          155       48,418        (5,295)             196        43,474

Issuance of common stock         12,500,000          125      137,375            --               --       137,500

Underwriting fees and
      issuance expenses                  --           --      (12,314)           --               --       (12,314)

Issuance of restricted stock
      and recognition of stock
      options                       346,952            3          347            --               --           350

Comprehensive income:
-  Net income                            --           --           --        10,526               --        10,526
-  Net loss on forward fuel
    purchase agreement
    designated as cash
    flow hedge                           --           --           --            --              (98)          (98)
-  Net loss on EURO hedge
    agreement designated as
    cash flow hedge                      --           --           --            --               (9)           (9)
                                                                                                        ----------
Total comprehensive income                                                                                  10,419
                                 ----------   ----------   ----------    ----------    -------------    ----------
December 31, 2006                28,346,952   $      283   $  173,826    $    5,231    $          89    $  179,429
                                 ==========   ==========   ==========    ==========    =============    ==========

                 The accompanying notes are an integral part of
                     these consolidated financial statements

                 ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                      (Stated in thousands of U.S. dollars)
                                                                                         For the year ended December 31,
                                                                                       -----------------------------------
                                                                                         2006         2005         2004
                                                                                       ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income                                                                          $  10,526    $  14,568    $   5,139

   Adjustments to reconcile net income to net cash provided by operating activities:

      Depreciation of vessels and equipment                                               19,920       14,494       13,493
      Amortization of dry docking                                                          7,830        6,839        5,195
      Expenditure for dry docking                                                         (4,836)      (8,427)     (11,139)
      Note issuance expenses amortization                                                    750        1,037          568
      Minority interest in equity of subsidiaries                                          1,919        9,797        1,140
      Amortization of intangible assets                                                      590           --           --
      Financial gain on extinguishment of debt                                                --           --       (1,344)
      Financial loss on extinguishment of debt                                             1,411           --        6,422
      (Gain) on disposal of assets                                                          (630)     (21,867)         (41)
      Net (gain) loss from investment in affiliates                                         (588)         497         (406)
      Allowance for doubtful accounts                                                      1,065         (246)         355
      Share - based compensation                                                             350           --           --

   Changes in assets and liabilities net of effects from purchase of Ravenscroft and UP Offshore (Bahamas) companies in 2006 and UABL Limited and UABL
   Terminals companies in 2004:
         (Increase) Decrease in assets:
              Accounts receivable                                                         (8,636)      (2,217)       5,365
              Receivable from related parties                                              3,276         (905)       3,783
              Marine and river operating supplies                                             17       (1,353)         405
              Prepaid expenses                                                             1,350          862         (994)
              Other receivables                                                           (1,405)       2,114         (318)
              Other                                                                         (135)          --           --
         Increase (Decrease) in liabilities:
              Accounts payable                                                              (436)       1,209        1,801
              Payable to related parties                                                  (4,510)       1,240       (3,498)
              Other payables                                                               1,620         (583)        (251)
              Other                                                                         (647)        (388)      (2,546)
                                                                                       ---------    ---------    ---------
              Net cash provided by operating activities                                   28,801       16,671       23,129
                                                                                       ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of vessels and equipment                                                     (52,699)     (51,461)     (59,934)
   Purchase of Ravenscroft and UP Offshore (Bahamas) companies, net of cash acquired     (59,014)          --           --
   (Decrease) Increase in loan to affiliate                                               11,391      (13,141)          --
   Purchase of minority interest in UABL Limited                                          (6,225)          --           --
   Proceeds from disposals of assets                                                       2,630       37,888        6,430
   Investment in affiliates                                                                   --           --       (1,713)
   Purchase of UABL and UABL Terminals companies, net of cash acquired                        --           --       (1,542)
   Other                                                                                    (112)         (11)        (797)
                                                                                       ---------    ---------    ---------
              Net cash (used in) investing activities                                   (104,029)     (26,725)     (57,556)
                                                                                       ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES

   Payments of long-term debt                                                            (33,077)     (19,354)     (39,149)
   Decrease (Increase) in restricted cash                                                  3,273       29,279      (13,333)
   Proceeds from initial public offering, net of issuance costs                          125,186           --           --
   (Payment) Issuance of redeemable preference shares of subsidiary                       (4,303)          --        3,000
   Proceeds from long-term financial debt                                                     --       10,500       27,700
   Redemption of minority interest                                                        (2,600)     (13,400)          --
   Proceeds from 2014 Senior notes, net of issuance costs                                     --           --      173,345
   Minority interest in equity of subsidiaries                                                --           --       17,959
   Payments of 2008 Senior Notes                                                              --           --     (131,502)
   Other                                                                                    (517)        (659)        (239)
                                                                                       ---------    ---------    ---------
              Net cash provided by financing activities                                   87,962        6,366       37,781
                                                                                       ---------    ---------    ---------
              Net increase (decrease) in cash and cash equivalents                        12,734       (3,688)       3,354

              Cash and cash equivalents at the beginning of year                       $   7,914    $  11,602    $   8,248
                                                                                       ---------    ---------    ---------
              Cash and cash equivalents at the end of year                             $  20,648    $   7,914    $  11,602
                                                                                       ---------    ---------    ---------

                   The accompanying notes are an integral part of these consolidated financial statements

                 ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (Stated in thousands of U.S. dollars, except per share data and otherwise indicated)

1.   NATURE OF OPERATIONS AND CORPORATE ORGANIZATION

     Nature of operations

     Ultrapetrol (Bahamas) Limited ("Ultrapetrol Bahamas", "Ultrapetrol", "the Company", "us" or "we") is a company organized and registered as a Bahamas Corporation since December 1997.

     We are a shipping transportation company serving the marine transportation needs of our clients in the markets on which we focus. We serve the shipping markets for grain, forest products, minerals, crude oil, petroleum, and refined petroleum products, as well as the offshore oil platform supply market, and the leisure passenger cruise market through our operations in the following four segments of the marine transportation industry. In our Ocean Business, we are an owner and operator of oceangoing vessels that transport petroleum products and dry cargo. In our Passenger Business, we are an owner of cruise vessels that transport passengers primarily cruising the Mediterranean and Black Sea. In our River Business we are an owner and operator of river barges and push boats in the Hidrovia region of South America, a region of navigable waters on the Parana, Paraguay and Uruguay Rivers and part of the River Plate, which flow through Brazil, Bolivia, Uruguay, Paraguay and Argentina. In our Offshore Supply Business we own and operate vessels that provide logistical and transportation services for offshore petroleum exploration and production companies, primarily in the North Sea and the coastal waters of Brazil.

     Initial Public Offering (IPO)

     On October 18, 2006 the Company closed on the sale of 12,500,000 shares of its common stock at $11.00 per share through an IPO. The proceeds of $137,500 were used:

     - to repay the note we issued to LAIF XI Ltd., a related company, in connection with our purchase of its 66.67% interest in UP Offshore (Bahamas) Ltd. for $48,000,

     - to repay the notes we issued to Crosstrade Maritime Inc. and Crosstrees Maritime Inc., related companies, in connection with our purchase of 100% of Ravenscroft Shipping (Bahamas) for $11,500,

     - to redeem UP Offshore (Bahamas) Ltd. 's redeemable preferred shares issued to IFC for $4,303,

     - to discharge the obligations to the International Finance Corporation resulting from our purchase of its interest in our River Business for $6,225,

     - to repay some of our variable interest rate indebtedness owed to the International Finance Corporation and other lenders for $26,763 (included accrued interest at the cancellation date) and,

     - to cancel underwriters fees and additional fees and incremental issuance expenses amounted to $12,314, with the remaining $28,395 set aside $20,000 for funding a portion of the balance of the construction costs of the two PSVs being built in Brazil and the balance for general corporate purpose.

     Ultrapetrol common share is now traded on the NASDAQ Global Market under the symbol "ULTR".

     Subsequent to the IPO, an aggregate of 232,712 shares were sold by our Original Shareholders in connection with the underwriters' exercise of their over-allotment option. The Company did not receive any proceeds from the sale of the over-allotment shares.

2.   SIGNIFICANT ACCOUNTING POLICIES

     a)   Basis of presentation and principles of consolidation

          The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

          The consolidated financial statements include the accounts of the Company and its subsidiaries, both majority and wholly owned. Significant intercompany accounts and transactions have been eliminated in this consolidation. Investments in 50% or less owned affiliates, in which the Company exercises significant influence, are accounted for by the equity method.

     b)   Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the years. Significant estimates have been made by management, including the allowance for doubtful accounts, insurance claims receivables, useful lives and valuation of vessels, realizability of deferred tax assets and certain accrued liabilities. Actual results may differ from those estimates.

     c)   Revenues and related expenses

          Revenue is recorded when services are rendered, the Company has a signed charter agreement or other evidence of an arrangement, pricing is fixed or determinable and collection is reasonably assured.

          Revenues are earned under time charters, bareboat charters, consecutive voyage charters or affreightment/voyage contracts. Revenue from time charters and bareboat charters is earned and recognized on a daily basis. Revenue from affreightment/voyage contracts and consecutive voyage charters is recognized based upon the percentage of voyage completion. A voyage is deemed to commence upon the departure of discharged vessel of previous cargo and is deemed to end upon the completion of discharge of the current cargo. The percentage of voyage completion is based on the miles transited at the balance sheet date divided by the total miles expected on the voyage. The position of the barge at the balance sheet date is determined by locating the position of the boat with the barge in tow through use of a global positioning system.

          Demurrage income represents payments by the charterer to the vessel owner when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized as it is earned.

          Revenue from our Passenger Business is recognized upon completion of voyages, together with revenues from on board and other activities.

          From time to time we provide ships salvage services under Lloyd's Standard Form of Salvage Agreement ("LOF"). The Company recognizes costs as incurred on these LOF services. Revenue is recognized to the extent of costs incurred in order to appropriately match revenues with costs, provided that the Company has earned the revenue. The Company has historically recovered at least its cost in all of its prior salvage operations. Additional revenues in excess of costs incurred are recorded at the time the final LOF settlement or arbitration award occurs.

          Vessel voyage costs, primarily consisting of port, canal and bunker expenses that are unique to a particular charter, are paid for by the charterer under time charter arrangements or by the Company under voyage charter arrangements. The commissions paid in advance are deferred and amortized over the related voyage charter period to the extent revenue has been deferred since commissions are earned as the Company's revenues are earned. Bunker expenses and gift shop for resale are capitalized when acquired as operating supplies and subsequently charged to voyage expenses as consumed/resold. All other voyage expenses and other vessel operating expenses are expensed as incurred.

     d)   Foreign currency translation

          The Company uses the US dollar as its functional currency. Operations denominated in other currencies are remeasured into US dollars in accordance with Statement of Financial Accounting Standard No. 52, Foreign Currency Translation ("SFAS 52"). Receivables and payables denominated in foreign currencies are translated into US dollars at the rate of exchange at the balance sheet date, while revenues and expenses are translated using the average exchange rate for each month. Certain subsidiaries enter into transactions denominated in currencies other than their functional currency. Changes in currency exchange rates between the functional currency and the currency in which a transaction is denominated is included in the consolidated statements of income in the period in which the currency exchange rate changes.

     e)   Cash and cash equivalents

          The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market instruments and overnight investments. The credit risk associated with cash and cash equivalents is considered low due to the high credit quality of the financial institutions.

     f)   Restricted cash

          Certain of the Company's loan agreements require the Company to fund:
          (a) a loan retention account equivalent to either one sixth or one third of the loan installment (depending on the frequency of the repayment elected by the Company, i.e. quarterly or semi annually) plus interest which is used to fund the loan installments coming due,
          (b) a minimum cash deposit, and (c) a drydocking account which is restricted for use and can only be used for the purpose of paying for drydocking or special survey expenses.

     g)   Accounts receivable

          Substantially all of the Company's accounts receivable are due from international oil companies and traders. The Company performs ongoing credit evaluations of its trade customers and generally does not require collateral. Expected credit losses are provided for in the consolidated financial statements for all expected uncollectible accounts.

          Changes in the allowance for doubtful accounts for the three years ended December 31, 2006, were as follow:

                                        For the year ended December 31,
                                        -------------------------------
                                          2006       2005       2004
                                        -------    -------    -------

          Balance at January 1          $   324    $   739    $ 1,142
          Provision                       1,065        290        679
          Recovery                           --        (44)      (324)
          Amounts written off (1)          (680)      (661)      (758)
                                        -------    -------    -------
          Balance at December 31        $   709    $   324    $   739
                                        =======    =======    =======

          (1)  Accounts charged to the allowance when collection efforts cease.

     h)   Insurance claims receivable

          Insurance claims receivable represent costs incurred in connection with insurable incidents for which the Company expects to be reimbursed by the insurance carriers, subject to applicable deductibles. Deductible amounts related to covered incidents are expensed in the period of occurrence of the incident. Expenses incurred for insurable incidents in excess of deductibles are recorded as receivables pending the completion of all repair work and the administrative claims process. The credit risk associated with insurance claims receivable is considered low due to the high credit quality and funded status of the insurance underwriters and Protection & Indemnity ("P&I") clubs in which the Company is a member. The Company has historically recovered at least its cost in substantially all of its prior covered incidents. Insurance claims receivable, included in other receivables in the accompanying balance sheets, amounts $2,435 and $6,152 at December 31, 2006 and 2005, respectively.

     i)   Marine and river operating supplies

          Such amounts consist principally of fuel and supplies that are recorded for at the lower of cost or market and are charged to operating expenses as consumed determined on a first-in, first-out basis.

     j)   Vessels and equipment, net

          Vessels and equipment are stated at cost less accumulated depreciation. This cost includes the purchase price and all directly attributable costs (initial repairs, improvements and delivery expenses, interest and on-site supervision costs incurred during the construction periods). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the safety of the vessels.

          Depreciation is computed net from the estimated scrap value which is equal to the product of each vessel's lightweight tonnage and estimated scrap value per lightweight ton and is recorded using the straight-line method over the estimated useful lives of the vessels. Acquired secondhand vessels are depreciated from the date of their acquisition over the remaining estimated useful life.

          Listed below are the estimated useful lives of vessels and equipment:

                                               Useful lives
                                                (in years)
                                               ------------

          Ocean-going vessels                      24
          PSVs                                     24
          Passenger vessels                        45
          River barges and push boats              35
          Furniture and equipment                5 to 10

          However, when regulations place limitations over the ability of a vessel to trade, its useful life is adjusted to end at the date such regulations become effective. Currently, these regulations only affect one of our vessels in the Passenger Business with no significant effects on its useful life.

          At the time vessels are disposed of, the assets and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded in other operating income (expense).

          Long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-lived Assets ("SFAS 144"), whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

     k)   Dry dock costs

          The Company's vessels must be periodically drydocked and pass inspections to maintain their operating classification, as mandated by maritime regulations. Costs incurred to drydock the vessel are deferred and amortized using the straight - line method over the period to the next drydocking, generally 24 to 36 months. Drydocking costs are comprised of painting the vessel hull and sides, recoating cargo and fuel tanks, and performing other engine and equipment maintenance activities to bring the vessel into compliance with classification standards. Costs include actual costs incurred at the yard, cost of fuel consumed, and the cost of hiring riding crews to effect repairs. The unamortized portion of dry dock costs for vessels that are sold are written off and included in the calculation of the resulting gain or loss in the year of the vessels' sale.

          Expenditures for maintenance and minor repairs are expensed as incurred.

     l)   Investments in affiliates

          These investments are accounted for by the equity method. At December 31, 2006 and 2005 this includes our interest in 50% of Puertos del Sur S.A. and OTS S.A. and 49% of Maritima Sipsa S.A. At December 31, 2005 it also included a 27.78% interest in UP Offshore (Bahamas) Ltd.

     m)   Business combinations

          The Company accounts for business combinations under the provisions of Statement of Financial Accounting Standard No. 141, Business Combination ("SFAS 141"), which requires the use of the purchase method of accounting for all business combinations. The purchase method of accounting requires the Company to adjust the carrying value of the assets acquired and liabilities assumed to their fair value at the date of the purchase with any excess of purchase price over the fair value of assets acquired and liabilities assumed to be recorded as goodwill. Under the provisions of SFAS 141, the Company has one year from the purchase date to finalize the fair value of the assets acquired and liabilities assumed. The operating results of entities acquired are included in the accompanying consolidated statements of operations from the date of acquisition.

     n)   Identifiable intangible assets

          The Company accounts for its intangible assets in accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). The Company's intangible assets arose as a result of the Ravenscroft acquisition (see Note 3), and consist of principally a safety management system, software and customer existing contracts, which are being amortized over useful lives ranging from three to eight years using the straight - line method.

          Accumulated amortization at December 31, 2006 and amortization for 2006 amounted to $590. Amortization of intangible assets for the five years subsequent to December 31, 2006 is expected to approximate $786 in each 2007 and 2008, $720 in 2009, $306 in 2010 and $175 in 2011.

     o)   Goodwill

          Goodwill is accounted for under the provisions of SFAS 142. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. In accordance with SFAS 142, the Company performs an annual impairment test of goodwill and further periodic tests to the extent indicators of impairment develop between annual impairment tests. The Company's impairment review process compares the fair value of the reporting unit to its carrying value, including the goodwill related to the reporting unit. To determine the fair value of the reporting unit, the Company uses a discounted future cash flow approach that uses estimates for revenue, estimated costs and appropriate discount rates, among others. These various estimates are reviewed each time the Company tests goodwill for impairment and many are developed as part of the Company's routine business planning and forecasting process. The Company believes its estimates and assumptions are reasonable; however, variations from those estimates could produce materially different results.

     p)   Other assets

          This account includes costs incurred to issue debt net of amortization costs, which are being amortized over the debts' term using the effective interest rate method.

     q)   Accounts payable

          Accounts payable at December 31, 2006 and 2005 consists of insurance payables, operating expenses, customers advances collected, among others.

     r)   Comprehensive Income (Loss)

          Statement of Financial Accounting Standard No. 130 Reporting Comprehensive Income ("SFAS 130"), establishes standards for the reporting and display of comprehensive income (loss), which is defined as the change in equity arising from non-owner sources. Comprehensive income (loss) is reflected in the consolidated statement of shareholders' equity.

     s)   Derivative financial instruments

          The Company from time to time uses forward fuel purchases to provide partial short-term protection against a sharp increase in diesel fuel prices. These instruments generally cover some portion of the Company's forecasted diesel fuel needs for push boat operations. The Company accounts for these instruments as cash flow hedges. In accordance with Statement of Financial Accounting Standard Accounting for Derivative Instruments and Hedging Activities No.133 ("SFAS 133"), such financial instruments are market-to-market and, as they qualify for hedge accounting, the offset is recorded to other comprehensive income and then subsequently recognized as a component of fuel expense when the underlying fuel being hedged is used.

     t)   Earnings per share

          In accordance with Statement of Financial Accounting Standards No. 128, Earnings per share ("SFAS 128") basic net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the relevant periods. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common shares result in the issuance of such shares. In determining dilutive shares for this purpose the Company assumes, through the application of the treasury stock method, all restricted stock grants have vested, all common shares have been issued pursuant to the exercise of all outstanding stock options and all common shares have been issued pursuant to the issuance of all outstanding warrants.

                                                          For the year ended December 31,
                                                      ---------------------------------------
                                                         2006          2005          2004
                                                      -----------   -----------   -----------
          Net income                                  $    10,526   $    14,568   $     5,139
          Basic weighted average number of shares      17,965,753    15,500,000    15,500,000
          Effect on dilutive shares:
             Options and restricted stock                  56,837            --            --
             Warrants issued                               56,501            --            --
                                                      -----------   -----------   -----------
          Diluted weighted average number of shares    18,079,091    15,500,000    15,500,000
                                                      ===========   ===========   ===========
          Basic net income per share                  $      0.59   $      0.94   $      0.33
          Diluted net income per share                $      0.58   $      0.94   $      0.33

     u)   Stock compensation

          Statement of Financial Accounting Standard No. 123 (revised 2004) Share-Based Payments ("SFAS 123 (R)") requires all share based payments to employees, including grants of employee stock options, to be recognized in the statements of income based on their fair values. The Company uses the Black-Scholes valuation model and straight-line amortization of compensation expense over the requisite service periods of the grants. The Company will reconsider its use of this model if additional information becomes available in the future that indicates another model would be more appropriate, or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model.

     v)   Other operating (expense) income

          For the three years ended December 31, 2006, this account includes:

                                               For the year ended December 31,
                                               -------------------------------
                                                 2006        2005       2004
                                               --------    --------   --------

          Gain on vessels disposal             $     --    $ 21,867   $     41
          Claims against insurance companies         --          --        743
          Other                                    (198)        154         --
                                               --------    --------   --------
                                               $   (198)   $ 22,021   $    784
                                               ========    ========   ========

     w)   Income taxes

          The Company accounts for Income Taxes under the liability method in accordance with Statement of Financial Accounting Standard No. 109 Accounting for Income Taxes ("SFAS 109").

          Under this method, deferred taxes assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at each period end corresponding to those jurisdictions subject to income taxes. Deferred tax assets are recognized for all temporary items and an offsetting valuation allowance is recorded to extent that it is not more likely than not that the asset will be realized. Deferred tax is measured based on tax rates and laws enacted or substantively enacted at the balance sheet date in any jurisdiction.

     x)   New accounting pronouncements:

          In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS109, Accounting for Income Taxes ("FIN 48"), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that the adoption of FIN 48 will have a significant impact on the Company's financial position and results of operations.

3.   BUSINESS ACQUISITIONS

     a)   Acquisition of 100% of Ravenscroft

          On March 20, 2006, we purchased, for $11,500 all of the issued and outstanding capital stock of Ravenscroft Shipping (Bahamas) S.A. (Ravenscroft) from two of our related companies Crosstrade Maritime Inc. and Crosstrees Maritime Inc. Ravenscroft and its affiliated entities manage the vessels in our Ocean Business, Offshore Supply Business and Passenger Business.

          The results of the Ravenscroft acquisition are included in the consolidated financial statements since the date of acquisition.

          The Company expects with this acquisition to open new business opportunities on ship management services and to eliminate the management fees paid to related parties, while bringing the costs of ship management in-house.

          The purchase price of this acquisition was paid with the proceeds of our initial public offering described in note 1.

          The following table summarizes the estimated fair values of the assets acquired and liabilities assumed and the allocation of purchase price at the date of acquisition.

          Current assets                                       $   106
          Buildings and equipment                                4,614
          Other noncurrent assets                                   52
          Identifiable intangible assets                         4,338
          Goodwill                                               5,015
                                                               -------
             Total assets acquired                              14,125
                                                               -------

          Noncurrent liabilities                                 2,634
                                                               -------
             Total liabilities assumed                           2,634
                                                               -------

             Total purchase price                              $11,491(1)
                                                               =======

          (1)  Net of $9 of cash acquired.

          Due to immateriality, the Company has not prepared pro forma information related to this business combination.

     b)   Acquisition of an additional 66.67% of UP Offshore (Bahamas) Ltd.

          On March 21, 2006, we purchased for $48,000, an additional 66.67% of the issued and outstanding capital stock of UP Offshore (Bahamas) Ltd., from LAIF XI Ltd. (LAIF), an affiliate of Solimar Holdings Ltd, one of our shareholders. Following the acquisition of the shares of UP Offshore (Bahamas) Ltd. from LAIF, we hold 94.45% of the issued and outstanding shares of UP Offshore (Bahamas) Ltd.

          The results of UP Offshore (Bahamas) Ltd. acquisition are included in the consolidated financial statements since the date of acquisition.

          The purchase price was paid with the proceeds of our initial public offering described in note 1.

          The following table summarizes the estimated fair values of the assets acquired and liabilities assumed and the allocation of purchase price at the date of acquisition.

          Current assets                                       $ 1,073
          Vessels and equipment                                 79,580
          Other noncurrent assets                                1,516
                                                               -------
          Total assets acquired                                 82,169
                                                               -------

          Current liabilities                                    6,070
          Noncurrent liabilities                                26,310
                                                               -------
          Total liabilities assumed                             32,380
                                                               -------
          Redeemable preferred shares issued                     2,266
                                                               -------
          Total purchase price                                 $47,523(1)
                                                               =======

          (1)  Net of $477 of cash acquired.

          If the transaction had been consummated on January 1, 2005, the unaudited Company's pro forma revenues and net income for the years ended December 31, 2006 and 2005, would have been as shown below. However, such pro forma information is not necessarily indicative of what actually would have occurred had the transaction occurred on such date.

                                                 For the year ended
                                                    December 31,
                                                    (unaudited)
                                             -------------------------
                                                 2006          2005
                                             -----------   -----------

          Revenues                           $   173,793   $   125,361
          Net income                         $    11,328   $    13,934
          Basic net income per share         $      0.63   $      0.90
          Diluted net income per share       $      0.63   $      0.90

     c)   UP River (Holdings) Ltd.

          In June 2003, the Company sold to International Finance Corporation
          (IFC) a 7.14% interest in UP River (Holdings) Ltd., which holds the 50% in UABL, our subsidiary in the River Business.

          Also the Company agreed to pay to IFC 7.14% of the amount of the respective Charter Party Payments pursuant to the Charter Party Agreements between Ultrapetrol and UABL.

          In full consideration for (a) the sale of the shares, and (b) the right to receive a portion of the Charter Party Payments IFC paid to the Company $5,000.

          Upon the occurrence of an Ultrapetrol IPO the IFC had the right to receive in exchange for all but not less than all of the shares owned by it in UP River (Holdings) Ltd., at the option of Ultrapetrol (a) a number of registered Ultrapetrol shares that, when multiplied by the Ultrapetrol IPO price, gave the IFC a realized internal return rate of 12% per annum on its investment in the UP River (Holdings) Ltd's shares or (b) a number of Ultrapetrol shares (valued at the Ultrapetrol IPO price) and an amount of cash that, in the aggregate, gave the IFC a realized internal return rate of 12% per annum on its investment in the UP River (Holdings) Ltd's shares.

          On May 3, 2006, we signed an agreement with the IFC, to purchase from the IFC the 7.14% of our subsidiary UP River (Holdings) Ltd., which we did not own. As part of this agreement the IFC waived its option to convert its interest in UP River (Holdings) Ltd. to our shares and its right to participate in our IPO.

          The Company paid the purchase price of $6,225 with the proceeds of its initial public offering described in note 1.

          At December 31, 2005, the Company presents $4,898, as a "Minority interest subject to put rights", which represents the initial proceeds received by the IFC plus accrued interest less Charter Party Payments made to the IFC.

     d)   Ultracape Delaware LLC

          In October 2004 the Company through a subsidiary, Ultracape Delaware LLC, purchased 99.99% of Parque Ecologico Industrial Altamira S.A. (PEISA) for $2,000 from a related party of its shareholder, Solimar Holdings Ltd.

          On September 22, 2006, Ultracape (a 60% subsidiary) exercised its option to sell 100% of its interest in Ultracape Delaware LLC to MexPlus Puertos S.A. de C.V., a related party of our shareholder Solimar Holdings Ltd., for a total price of $2,630. Ultrapetrol recorded a gain of $630 from this disposition in "Other income (expense) -- Other, net".

     e)   Acquisition of UABL and river fleet

          On April 23, 2004, the Company acquired in a series of related transactions, through two wholly owned subsidiaries from ACBL Hidrovias Ltd. ("ACBL"), the remaining 50% equity interest in UABL Limited and UABL Terminals that it did not own (together "UABL"), as well as a fleet of 50 river barges and 7 push boats, which UABL Limited and its subsidiaries previously leased from ACBL, certain receivables and liabilities all for an aggregate purchase price of $26,100.

     f)   Other

          In March 2006 we hired the administrative personnel and purchased the administrative related assets of Oceanmarine for $321 (See Note 10 - Management fee).

          On September 8, 2006 we entered into a Memorandum of Agreement with the Argos Group to form a joint venture to establish a river transportation company on the Magdalena River in Colombia.

4.   DRY DOCK

     The capitalized amounts in dry dock at December 31, 2006 and 2005 were as follows:

                                                      At December 31 ,
                                                  ------------------------
                                                    2006            2005
                                                  --------        --------

     Original book value                          $ 26,769        $ 23,549
     Accumulated amortization                      (17,096)        (10,806)
                                                  --------        --------
     Net book value                               $  9,673        $ 12,743
                                                  ========        ========

5.   VESSELS AND EQUIPMENT, NET

     The capitalized cost of the vessels and equipment, and the related accumulated depreciation at December 31, 2006 and 2005 were as follows:

                                                      At December 31,
                                                  ------------------------
                                                     2006           2005
                                                  ---------      ---------

     Ocean-going vessels                          $ 152,122      $ 126,776
     River barges and pushboats                     125,172        116,054
     PSVs                                            87,599             --
     Construction of PSVs in progress                34,943             --
     Passenger vessels                               38,321         28,105
     Furniture and equipment                          7,571          6,173
     Building, land and operating base                8,782          6,525
                                                  ---------      ---------
     Total original book value                      454,510        283,633
     Accumulated depreciation                      (121,319)      (101,564)
                                                  ---------      ---------
     Net book value                               $ 333,191      $ 182,069
                                                  =========      =========

     In 2006 we capitalized interest totaled $2,299 in our PSVs under construction. In 2005 and 2004 we capitalized interest totaled $557 and $685, respectively in our equity investment in UP Offshore (Bahamas) Ltd.

     Acquisition and disposition of vessels

     In October 2006, the Company purchased the product tanker, named M/T Rea, renamed Amadeo with a carrying capacity of 39,530 dwt, for a total purchase price of $19,100.

     Also, in November 2006, the Company purchased the product tanker, named Cadenza, renamed Alejandrina with a carrying capacity of 9,219 dwt for a purchase price of $17,000 of which 10% was paid as advance payment in 2006. The vessel was delivered in January 2007.

     In June 2003, UP Offshore Apoio Maritimo Ltda. (our wholly owned subsidiary in the Offshore Supply Business) signed shipbuilding contracts for construction of four PSVs with EISA Estaleiro Ilha S/A (EISA), a Brazilian corporation. During November 2005 UP Offshore Apoio Maritimo Ltda. and EISA amended some conditions of the shipbuilding contracts, including the purchase price and the delivery dates.

     The four PSVs are to be built by EISA at a combined cost of $69,750. In March 2006, the first of the four PSVs, named UP Agua Marinha was delivered and in August 2006, the second of the four PSVs, named UP Topazio was delivered. The total remaining commitment at December 31, 2006 for the two PSVs cost is approximately $14,000, which includes the minimum contractual obligation with the shipyard and the remaining necessary expenditure to commission the two PSVs in service.

     In January 2005 the Company purchased, for $7,614, 35 dry barges for our River Business. $7,500 was funded by a draw down of the loan granted to our river subsidiaries by the IFC and KFW in 2002 and the balance with available cash.

     In March 2005, the Company entered into an agreement to sell its vessel, Cape Pampas for a total price of $37,880, net of the related expenses. The vessel was delivered to the new owners on May 6, 2005, at which time a gain on sale of $21,875 was recognized. The Company used part of the proceeds from the sale mentioned above to settle financial obligations related to the purchase of this vessel.

     In March 2005, the Company entered into a contract with Cruise Elysia Inc. to purchase a passenger vessel, named New Flamenco for a total purchase price of $13,500. 90% of the purchase price, $12,150, was funded by funds deposited in the Escrow Account and the balance with available cash.

     In April 2005 the Company agreed to purchase the product tanker Mt Sun Chemist, renamed Miranda I, for a total price of $10,275. The vessel was delivered and fully paid for on July 7, 2005. 90% of the purchase price, $9,247, was funded by funds deposited in the Escrow Account and the balance with available cash.

     In April 2005, the Company purchased at auction for a price of $3,493 the cruise vessel World Renaissance, renamed Grand Victoria, which was delivered and fully paid for on April 19, 2005. 90% of the purchase price, $3,143 was funded by funds deposited in the Escrow Account and the balance with available cash.

     In October 2005 the Company purchased 11 dry barges from our river subsidiary UABL International S.A. $2,900 was funded by funds deposited in the Escrow Account. Since the transaction was between the parent and a subsidiary, the transaction was accounted for at historical cost and no gain or loss was recognized.

     During 2004 the Company sold certain older single hull tankers serving the regional trade of Argentina and Brazil. A gain of $41 in 2004 relating to disposal of such vessels are presented in other operating income (expense).

6.   LONG-TERM DEBT AND OTHER FINANCIAL DEBT

     9% First Preferred Ship Mortgage Notes due 2014

     On November 24, 2004 the Company completed a debt offering of $180 million of 9% First Preferred Ship Mortgage Notes due 2014 (the "2014 Senior Notes"), through a private placement to institutional investors eligible for resale under Rule 144A and Regulation S (the "Offering"). The net proceeds of the Offering were used to repay the 2008 Senior Notes, certain other existing credit facilities and to fund the Escrow Account.

     Interest on the 2014 Senior Notes is payable semi-annually on May 24 and November 24 of each year. The 2014 Senior Notes are senior obligations guaranteed by the majority of the Company's subsidiaries directly involved in our Ocean and Passenger Business. The Notes are secured by first preferred ship mortgages on 18 vessels, 2 oceangoing barges and 193 river barges.

     The 2014 Senior Notes are subject to certain covenants, including, among other things, limiting the parent's and guarantor subsidiaries' ability to incur additional indebtedness or issue preferred stock, pay dividends to stockholders, incur liens or execute sale leasebacks of certain principal assets and certain restrictions on the Company consolidating with or merging into any other person.

     Upon the occurrence of a change of control event, each holder of the 2014 Senior Notes shall have the right to require the Company to repurchase such notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest. Our indenture governing our 2014 Senior Notes describes the circumstances that are considered a change of control event.

     In the first quarter of 2005 the SEC declared effective an exchange offer filed by the Company to register substantially identical senior notes to be exchanged for the 2014 Senior Notes pursuant to a registration rights agreement, to allow the 2014 Senior Notes be eligible for trading in the public markets.

     Although Ultrapetrol (Bahamas) Limited, the parent company, subscribed the issued Notes, principal and related expenses will be paid through funds obtained from the operations of the Company's subsidiaries.

     At December 31, 2006 the net book value of the assets pledged as a guarantee of the 2014 Senior Notes was $132,067.

     Loan with the DVB Bank America NV (DVB NV) of up to $30,000:

     On April 27, 2005 UP Offshore (Panama) S.A. (our subsidiary in the Offshore Supply Business), which was first consolidated in 2006) as Holding Company entered into a $30,000 loan agreement with DVB NV for the purpose of providing post delivery financing of two PSVs named UP Esmeralda and UP Safira, which were delivered in May and June 2005, and repaying existing financing and shareholder loans.

     This loan is divided into two tranches:

     Tranche A, amounting to $26,000, accrues interest at LIBOR rate plus 1.875% per annum, and shall be repaid by (i) 40 consecutive quarterly installments of $450 each beginning in September 2005 and (ii) a balloon repayment of $8,000 together with the 40th installment.

     Tranche B, amounting to $4,000, accrues interest at LIBOR rate plus 2.25% per annum, and shall be repaid by 12 consecutive quarterly installments of $333 each beginning in September 2005.

     The loan is secured by a mortgage on the UP Safira and UP Esmeralda and is jointly and severally irrevocable and unconditionally guaranteed by Packet Maritime Inc. and Padow Shipping Inc. The loan also contains customary covenants that limit, among other things, the Borrower's and the Guarantors' ability to incur additional indebtedness, grant liens over their assets, sell assets, pay dividends, repay indebtedness, merge or consolidate, change lines of business and amend the terms of subordinated debt. The agreement governing the facility also contains customary events of default. If an event of default occurs and is continuing, DVB NV may require the entire amount of the loan be immediately repaid in full. Further, the loan agreement requires until June 2008 that the PSVs pledged as security have an aggregate market value of at least 85% of the value of the loan amount and at all times thereafter an aggregate market value of at least 75% of the value of the loan.

     At December 31, 2006, the outstanding principal balance under the loan agreement was $25,300 and the aggregate net book value of the assets pledged was $41,800. In January 2007, the Company fully prepaid the outstanding principal balance of the loan with the proceeds of the loan with DVB Bank AG of up to $61,306.

     Loan with DVB Bank AG (DVB AG) of up to $15,000

     On January 17, 2006 UP Offshore Apoio Maritimo Ltda. (our subsidiary in the Offshore Supply Business) as Borrower, Packet Maritime Inc. and Padow Shipping Inc. as Guarantors and UP Offshore (Bahamas) Ltd. as Holding Company entered into a $15,000 loan agreement with DVB AG for the purposes of providing post delivery financing of one PSV named UP Agua Marinha delivered in February 2006.

     This loan is divided into two tranches:

     - Tranche A, amounting to $13,000, accrues interest at LIBOR rate plus a margin of 2.25% per annum and shall be repaid by (i) 120 consecutive monthly installments of $75 each beginning in March 2006 and (ii) a balloon repayment of $4,000 together with the 120 installments.

     - Tranche B, amounting to $2,000, shall be repaid by 35 consecutive monthly installments of $56 each beginning in March 2006 and accrues interest at LIBOR rate plus a margin of 2.875% per annum.

     On January 24, 2007 UP Offshore Apoio Maritimo Ltda. and DVB AG amended and restated the margin of both tranches to 1.20% per annum effective since February 1, 2007.

     The loan is secured by a mortgage on the UP Agua Marinha and is jointly and severally irrevocable and unconditionally guaranteed by Packet Maritime Inc. and Padow Shipping Inc. The loan also contains customary covenants that limit, among other things, the Borrower's and the Guarantors' ability to incur additional indebtedness, grant liens over their assets, sell assets, pay dividends, repay indebtedness, merge or consolidate, change lines of business and amend the terms of subordinated debt. The agreement governing the facility also contains customary events of default. If an event of default occurs and is continuing, DVB AG may require the entire amount of the loan be immediately repaid in full. Further, the loan agreement requires until February 2009 that the PSV pledged as security has an aggregate market value of at least 117.6% of the value of the loan amount and at all times thereafter an aggregate market value of at least 133.3% of the value of the loan.

     At December 31, 2006 the outstanding principal balance under the loan agreement was $13,694 and the aggregate net book value of the asset pledged was $21,892.

     Loan with DVB Bank AG (DVB AG) of up to $61,306

     On December 28, 2006 UP Offshore (Bahamas) Ltd. (our subsidiary in the Offshore Supply Business) as Borrower, Packet Maritime Inc, Padow Shipping Inc. and UP Offshore Apoio Maritimo Ltda. (collectively the owners of our PSVs UP Safira, UP Esmeralda, UP Agua Marinha and UP Topazio) and Ultrapetrol (Bahamas) Limited as Guarantors entered into a $61,306 loan agreement with DVB AG for the purposes of providing post delivery re-financing of our Panamanian registered PSVs named UP Safira and UP Esmeralda and the Brazilian registered PSV UP Topazio.

     The loan bears interest at LIBOR rate plus 1.20% per annum with quarterly principal and interest payments and maturing through December 2016. Beginning in March 2007, the principal payments equal to the regularly scheduled quarterly principal payments ranging from $1,075 to $1,325 with a balloon installment of $16,000 in December 2016. If a PSV is sold or becomes a total loss, the Borrower shall prepay the loan in an amount equal to the stipulated value of such PSV, which is initially stipulated in $18,750 and shall be reduced in the amount of $387.5 on each repayment date.

     The loan is secured by a first priority mortgage on the UP Safira, UP Esmeralda and UP Topazio and by a second priority mortgage on the UP Agua - Marinha and is jointly and severally irrevocable and unconditionally guaranteed by Packet Maritime Inc., Padow Shipping Inc., UP Offshore Apoio Maritimo Ltd. and Utrapetrol (Bahamas) Limited. The loan also contains customary covenants that limit, among other things, the Borrower's ability to incur additional indebtedness, grant liens over their assets, sell assets, pay dividends, repay indebtedness, merge or consolidate, change lines of business and amend the terms of subordinated debt. The agreement governing the facility also contains customary events of default. If an event of default occurs and is continuing, DVB AG may require the entire amount of the loan be immediately repaid in full. Further, the loan agreement requires until December 2009 that the PSVs pledged as security have an aggregate market value of at least 117.6% of the value of the loan amount and at all times thereafter an aggregate market value of at least 133.3% of the value of the loan.

     At December 31, 2006 there are no drawdowns under the loan agreement.

     Loans with IFC and KfW entered into by UABL Barges and UABL Paraguay

     On December 17, 2002, UABL Barges, a subsidiary in our River Business, entered into a loan agreement with the International Finance Corporation
     (IFC) in an aggregate principal amount of $20,000.

     In addition, on February 27, 2003, UABL Barges entered into a loan agreement with Kreditanstalt fur Wiederaufbau (KfW) in an aggregate principal amount of $10,000.

     The Company fully prepaid the outstanding principal balance of the loans of $22,286 with the proceeds of its initial public offering described in note 1.

     On March 27, 2003, UABL Paraguay, a subsidiary in our River Business, entered into a loan agreement with the IFC in an aggregate principal amount of $10,000. In 2005, UABL Paraguay received a disbursement for an amount totaled $3,000. The outstanding principal amount of $2,625 was fully repaid with the proceeds of our initial public offering described in note 1.

     As a result of the early prepayment of these debts in 2006 the Company recorded a loss on extinguishment of debt of $1,411.

     10.5% First Preferred Ship Mortgage Notes due 2008

     At December 31, 2003 the aggregate outstanding amount related with its 10.5% First Preferred Ship Mortgage Notes due 2008 (the "2008 Senior Notes") was $128,341, due in full in 2008.

     In connection with the issue of its 9% First Preferred Ship Mortgage Notes due 2014, on November 24, 2004 the Company repaid all its 2008 Senior Notes.

     Early Extinguishment of Debt

     In connection with the 2014 Senior Notes offering, the Company paid $122,641 to redeem principal of its 2008 Senior Notes. In addition, an early extinguishment premium of $4,600 was paid. Such premium and a $1,822 balance of unamortized deferred financial cost were charged to expenses for a total of $6,422 in 2004.

     Previously the Company recognized a gain of extinguishment of debt of $1,344 in 2004 related to the repurchases of nominal value $5,700 of its 2008 Senior Notes.

     Loan with Deutsche Schiffbank Aktiengesellschaft ("DSA")

     On October 27, 2004, Braddock Shipping Inc, a 60% owned subsidiary in our Ocean Business ("Braddock"), entered into a $10,000 loan agreement with DSA for the purpose of refinancing debt previously incurred in connection with the purchase of the vessel Cape Pampas. The loan accrued interest at LIBOR rate plus 1.625% per annum. The loan was secured by a mortgage on the Cape Pampas and a pledge of 100% of the stock of Braddock and was guaranteed by both the direct and indirect parents of Braddock.

     In March 2005, the Company entered into an agreement to sell its vessel Cape Pampas (see Note 5). After that the Company used part of the proceeds from the sale mentioned to cancel its financial obligation with a principal amount of $9,250.

     Balances of long-term debt and other financial debt at December 31, 2006 and 2005:

                            Financial institution /                      Nominal value
                                                                     --------------------

                                                                     --------------------
                                  Other                 Due-year     Current   Noncurrent   Total      Average rate
                            ------------------------------------------------------------------------ ---------------
Ultrapetrol (Bahamas) Ltd   Private Investors (Notes)     2014       $    --   $ 180,000  $ 180,000         9.000%
UP Offshore Panama          DVB  Tranche A             Through 2015    1,800      21,500     23,300   Libor + 1.875%
UP Offshore Panama          DVB  Tranche B             Through 2008    1,333         667      2,000   Libor + 2.250%
UP Offshore Apoio           DVB  Tranche A             Through 2016      900      11,350     12,250   Libor + 2.250%
UP Offshore Apoio           DVB  Tranche B             Through 2009      667         777      1,444   Libor + 2.875%
                                                                     --------  ---------  ----------
     December 31, 2006                                               $ 4,700   $ 214,294  $ 218,994
                                                                     ========  =========  ==========
     December 31, 2005                                               $ 6,599   $ 202,953  $ 209,552
                                                                     ========  =========  ==========

     Aggregate annual future payments due to the long-term debt:

                            Year ending December 31
                            ------------------------
                            2007            $  4,700
                            2008               4,034
                            2009               2,810
                            2010               2,700
                            2011               2,700
                            Thereafter       202,050
                                            --------
                                    Total   $218,994
                                            ========

7.   FINANCIAL INSTRUMENTS

     Fair values

     The carrying amounts of the following financial instruments approximate their fair values; cash and cash equivalents and restricted cash accounts, accounts and other accounts receivable, receivables from related parties, accounts and other payables and payable to related parties. The fair values of long-term loans approximate the recorded values, generally, due to their variable interest rates. In the case of fixed rate borrowings, fair value approximates the estimated quoted market prices.

     The fair value of forward fuel purchases agreement is the amount at which they could be settled, based on quoted market prices.

     The following table presents the carrying value and fair value of the financial instruments:

                                               At December 31
                                  -----------------------------------------
                                         2006                   2005
                                  -------------------   -------------------
                                  Carrying     Fair     Carrying     Fair
                                   value       value      value      value
                                  --------   --------   --------   --------
     Assets

     Cash and cash equivalents    $ 20,648   $ 20,648   $  7,914   $  7,914
     Restricted cash                 1,088      1,088      3,706      3,706

     Liabilities

     Forward fuel purchases             98         98         --         --
     Financial debt (Note 6)        38,994     38,994     29,552     29,552
     Long-term notes (Note 6)      180,000    176,400    180,000    175,500

     Credit Risk

     The Company believes that no significant credit risk exists with respect to the Company's cash due to the spread of this risk among various different banks and the high credit status of these counterparties. The Company is also exposed to credit risk in the event of non-performance by counterparties to derivative instruments. However, the Company limits this exposure by entering into transactions with counterparties that have high credit ratings. Credit risk with respect to accounts receivable is reduced by the Company by chartering its vessels to established international charterers.

     Forward fuel purchases

     UABL Limited, our subsidiary in the River Business, has entered into forward fuel purchase agreements, which are guaranteed by Ultrapetrol (Bahamas) Limited.

     Outstanding forward fuel purchase agreements involve both the risk of a counterparty not performing under the terms of the contract and the risk associated with changes in market value. The Company monitors its positions, the credit ratings of counterparties and the level of contracts it enters into with any one party. The counterparties to these contracts are major financial institutions. Given the high level of credit quality of its derivative counterparties, the Company does not believe it is necessary to obtain collateral arrangement.

     At December 31, 2006, UABL Limited had forward fuel purchases agreements outstanding for 1.18 million gallons with an aggregate notional value of $2,112 and a fair value of $(98), which has been recorded in other current liabilities on the consolidated balance sheet. Under these agreements, starting February and ending August 2007, UABL Limited pays a fixed price of $1.79 per gallon.

8.   COMMITMENTS AND CONTINGENCIES

     The Company is subject to legal proceedings, claims and contingencies arising in the ordinary course of business. When such amounts can be estimated and the contingency is probable, management accrues the corresponding liability. While the ultimate outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not believe the costs of such actions will have a material effect on the Company's consolidated financial position or results of operations.

     a)   Paraguayan Customs Dispute

          On September 21, 2005 the local Customs Authority of Ciudad del Este, Paraguay issued a finding that certain UABL entities owe taxes to that authority in the amount of $2,200, together with a fine for non-payment of the taxes in the same amount, in respect of certain operations of our River Business for the prior three-year period. This matter was referred to the Central Customs Authority of Paraguay. We believe that this finding is erroneous and UABL has formally replied to the Paraguayan Customs Authority contesting all of the allegations upon which the finding was based.

          After review of the entire case the Paraguayan Central Tax Authorities who have jurisdiction over the matter have confirmed the Company has no liability in respect of two of the three matters at issue, while they held a dissenting view on the third issue. Through a Resolution which was notified to UABL on October 13, 2006 the Paraguayan Undersecretary for Taxation has confirmed that, in his opinion, the Company is liable for a total of approximately $539 and has applied a fine of 100% of this amount. On November 24, 2006, the court confirmed that UABL is not liable for the first two issues. The Company has entered a plea with the respective court contending the interpretation on the third issue where the Company claims to be equally non-liable.

          We have been advised by UABL's counsel in the case that they believe that there is only a remote possibility that a court would find UABL liable for any of these taxes or fines.

     b)   Brazilian Customs Dispute

          Ultrapetrol S.A. was involved in a customs dispute with the Brazilian Customs Tax Authorities over the alleged infringement of customs regulations by the Alianza G-3 and Alianza Campana (collectively, the "Alianza Campana") in Brazil during 2004. As a result, the Brazilian Customs Tax Authorities commenced an administrative proceeding and applied the penalty of apprehension against the Alianza Campana which required the Alianza Campana to remain in port or within a maximum of five nautical miles from the Brazilian maritime coast. The maximum customs penalty that could be imposed would be confiscation of the Alianza Campana, which is estimated by the Brazilian Customs Tax Authorities to be valued at $4,560. The Secretary of Brazilian Federal Revenue decided to cancel the penalty of confiscation of the Alianza Campana by means of a decision issued on August 14, 2006. However, the conditioned his decision on the compliance with the following requirements: (1) the classification of the Alianza Campana under the Regime Advaneiro Especial Para a Industria do Petroleo, or REPETRO regime and, if such classification is confirmed; (2) the payment by Ultrapetrol S.A. of $46 as a penalty in the amount of one percent of the customs value of the Alianza Campana.

          On February 2, 2007, our customer Petroleo Brasileiro S.A. ("Petrobras") obtained from Brazilian Customs Tax Authorities the recognition of the classification of the Alianza Campana under the REPETRO regime and we paid the penalty mentioned above. Finally, on March 5, 2007 the Federal Internal Revenue Service confirmed such decision and, therefore, the confiscation penalty was automatically canceled and the administrative proceeding was finalized with no further consequences to us.

     c)   Tax claim in Bolivia

          On November 3, 2006 the Bolivian Tax Authority (Departamento de Inteligencia Fiscal de la Gerencia Nacional de Fiscalizacion) issued a notice in the Bolivian press advising that UABL International S.A. (a Panamanian subsidiary of the Company in the River Business) would owe taxes to that authority in the amount of approximately $2,500 (including interest) together with certain fines that have not been determined yet. No claims have been noticed to this company.

          We believe that this finding is incorrect and UABL International S.A. will formally reply to the Bolivian Tax Authority contesting the allegations of the finding, when we would be notified by the Bolivian Tax Authority. We have been advised by our local counsel in the case that there is only a remote possibility that UABL International S.A. would be found liable for any of these taxes or fines.

     d)   Fuel supply contract of UABL Paraguay

          In January 2007, UABL Paraguay, a river subsidiary of the Company, entered into a fuel supply contract. Under this contract UABL Paraguay has contracted to purchase a minimum amount of fuel per month through the year 2007 and to make a minimum annual payment of $12,000. The price of the cubic meter is equivalent to the price in the international market plus a margin.

     e)   Lease obligations

          The Company and its subsidiaries lease buildings and operating equipment under various leases, which expire from 2007 to 2,016 and which generally have renewal options at similar terms. Rental expense under continuing obligations for the three years ended December 31, 2006 was $475, $322 and $235, respectively. At December 31, 2006, obligations under the companies' operating leases with initial or remaining noncancellable lease terms longer than one year were as follows:

                             Year ending December 31
                             -----------------------
                             2007            $  568
                             2008               537
                             2009               408
                             2010               275
                             2011                46
                             Thereafter         228
                                             ------
                                     Total   $2,062
                                             ======

     f)   Other

          At December 31, 2006, we employed many employees and seafarers as crew of our vessels. These seafarers are covered by industry-wide collective bargaining agreements that set basic standards applicable to all companies who hire such individuals as crew. Because most of our employees are covered by these industry-wide collective bargaining agreements, failure of industry groups to renew these agreements may disrupt our operations and adversely affect our earnings. In addition, we cannot assure that these agreements will prevent labor interruptions. While we have had no labor interruption in the past we do not believe any labor interruptions will disrupt our operations and harm our financial performance.

9.   INCOME TAXES

     The Company operates through its subsidiaries, which are subject to several tax jurisdictions, as follows:

     a)   Bahamas

          The earnings from shipping operations were derived form sources outside the Bahamas and such earnings were not subject to Bahamanian taxes.

     b)   Panama

          The earnings from shipping operations were derived from sources outside Panama and such earnings were not subject to Panamanian taxes.

     c)   Paraguay

          Two of our Ocean Business subsidiaries, Parfina S.A. and Oceanpar S.A. and four or our River Business subsidiaries, UABL Paraguay, Parabal S.A., Yataity and Riverpar are subject to Paraguayan corporate income taxes.

     d)   Argentina

          Ultrapetrol S.A., one of our Ocean Business subsidiaries and three of our River Business subsidiaries, UABL S.A., Argenpar S.A. and Sernova S.A., are subject to Argentine corporate income taxes.

          In Argentina, the tax on minimum presumed income ("TOMPI"), supplements income tax since it applies a minimum tax on the potential income from certain income generating-assets at a 1% tax rate. The Company's tax obligation in any given year will be the higher of these two tax amounts. However, if in any given tax year TOMPI exceeds income tax, such excess may be computed as payment on account of any excess of income tax over TOMPI that may arise in any of the ten following years.

     e)   Brazil

          Our subsidiaries in the Offshore Supply Business, UP Offshore Apoio Maritimo Ltda. and Agriex Importadora e Exportadora de Generos Alimenticios Ltda. are subject to Brazilian corporate income taxes.

          UP Offshore Apoio Maritimo Ltda., has foreign currency exchange gains recognized for tax purposes only in the period the debt (including intercompany transactions) is extinguished. A deferred tax liability is recognized in the period the foreign currency exchange rate changes equal to the future taxable income at the applicable tax rate.

     f)   Chile

          Our subsidiary in the Ocean Business, Corporacion de Navegacion Mundial S.A. (Cor.Na.Mu.S.A.) is subject to Chilean corporate income taxes.

     g)   US federal income tax

          Under the United Stated Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of our vessel owning or chartering subsidiaries attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. are characterized as U.S. source shipping income. Such income is subject to 4% U.S. federal income tax without allowance for deduction, unless our subsidiaries qualify for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder, which became effective for our calendar year subsidiaries on January 1, 2005.

          For the years 2006, 2005 and 2004, our subsidiaries did not derive any U.S. source shipping income. Therefore our subsidiaries are not subject to any U.S. federal income taxes, except our ship management services provided by Ravenscroft.

          The provision for income taxes (which includes TOMPI) is comprised of:

                                      For the year ended December 31,
                                      --------------------------------
                                       2006         2005         2004
                                      ------       ------       ------

          Current                     $1,305       $  178       $  570
          Deferred                       896          608           72
                                      ------       ------       ------
                                      $2,201       $  786       $  642
                                      ======       ======       ======

          Ultrapetrol's pre-tax income for the three years ended December 31, 2006 was taxed in foreign jurisdictions (principally Chile, Brazil, Argentina and Paraguay).

          Reconciliation of tax provision to taxes calculated based on the statutory tax rate is as follows:

                                                              For the year ended December 31,
                                                             ----------------------------------
                                                               2006         2005         2004
                                                             --------     --------     --------
     Pre-tax income                                          $ 14,646     $ 25,151     $  6,921
         Sources not subject to income tax
         (tax exempt income)                                   (8,784)     (23,480)      (7,468)
                                                             --------     --------     --------
                                                                5,862        1,671         (547)
     Statutory tax rate                                            35%          35%          35%
                                                             --------     --------     --------
     Tax expense (benefit) at statutory tax rate                2,052          585         (192)
     Decrease in valuation allowance                               --           --
         Rate differential                                     (1,027)        (360)
         Effects of foreign exchange changes
         related to Argentinian and Brazilian subsidiaries        716           --          527
     Others                                                       460          561          307
                                                             --------     --------     --------
     Income tax provision                                    $  2,201     $    786     $    642
                                                             ========     ========     ========

     At December 31, 2006, Argentine subsidiaries had a consolidated credit related to TOMPI of $1,319 which expires $155 in 2010, $186 in 2011, $318 in 2012, $171 in 2013, $241 in 2014 and $248 in 2015.

     At December 31, 2006, Argentine subsidiaries had accumulated tax loss carryforwards ("NOLs") for a consolidated total of $223 that expire $187 in 2010 and $36 in 2011. The use of the NOLs and TOMPI will depend upon future taxable income in Argentina.

     The components of deferred taxes included on the balance sheets were as follows:

                                                          At December 31,
                                                        -------------------
                                                          2006        2005
                                                        -------     -------
     Deferred tax assets

         Other, deferred current assets                 $   143     $   100
                                                        -------     -------

         NOLs                                                78         110
         TOMPI credit                                     1,319       1,514
         Other                                              550          --
                                                        -------     -------

         Total deferred noncurrent assets                 1,947       1,624
                                                        -------     -------

         Total deferred tax assets                        2,090       1,724
                                                        -------     -------

     Deferred tax liabilities

         Vessels and equipment, net                       2,493         826
         Intangible assets                                1,274          --
         Unrealized exchange diferences                   2,650          --
         Other                                              127         269
                                                        -------     -------

         Total deferred noncurrent liabilities            6,544       1,095
                                                        -------     -------

         Net deferred tax (liabilities) assets          $(4,454)    $   629
                                                        =======     =======

10.  RELATED PARTY TRANSACTIONS

     At December 31, 2006 and 2005, the balances of receivables from related parties, were as follows:

                                                            At December 31,
                                                           -------   -------
                                                             2006      2005
                                                           -------   -------
     Current:

     Receivable from related parties

     - Ravenscroft Shipping Inc.                           $   421   $ 2,574
     - UP Offshore Bahamas Ltd. and its subsidiaries (1)        --    13,726
     - Maritima Sipsa S.A                                      278        16
     - Puertos del Sur S.A. and O.T.S                        2,584     1,612
     - Other                                                    39        16
                                                           -------   -------
                                                           $ 3,322   $17,944
                                                           =======   =======

                                                           At December 31,
                                                         ------------------
                                                          2006        2005
                                                         ------      ------

     Noncurrent  Receivable from related
        parties - Puertos del
           Sur S.A. (2)a                                 $2,280      $1,995
                                                         ======      ======

     (1) This loan accrued interest at a nominal interest rate of 9.50% per year. The principal and the interest accrued have been repaid in full in February 2006.

     (2) This loan accrues interest at a nominal interest rate of 7% per year, payable semi-annually. The principal will be repaid in 8 equal annual installments, beginning on June 30, 2008.

     At December 31, 2006 and 2005 the balance of payable to related parties, were as follows:

                                                         At December 31,
                                                       --------------------
                                                        2006          2005
                                                       ------        ------
          Payable to related parties:

           - Ravenscroft Shipping Inc.                 $   --        $2,008
           - Maritima Sipsa S.A                           420            --
                                                       ------        ------

                                                       $  420        $2,008
                                                       ======        ======

     For the three years ended December 31, 2006, the revenues derived from related parties, were as follows:

                                               For the year ended December 31,
                                               -------------------------------
                                                2006         2005        2004
                                               ------       ------      ------

     Maritima Sipsa S.A. (1)                   $3,885       $1,976      $2,467
     Maritima Sipsa S.A. (2)                      194           --          --
     UABL and its subsidiaries (3)                 --           --       2,737
                                               ------       ------      ------
                                               $4,079       $1,976      $5,204
                                               ======       ======      ======

     (1)  Sale and repurchase of vessel Princess Marina

          In 2003, the Company entered into certain transactions to sell, and repurchase in 2006, to and from Maritima Sipsa S.A., a 49% owned company, the vessel Princess Marina. The combined effect of the sale at $15,100, repurchase at $7,700 and a loan granted to Maritima Sipsa S.A. for $7,400 resulted in no cash flow on a consolidated basis at the time of execution. The loan is repaid to the Company on a quarterly basis over a three-year period ended June 2006. In June 2006, the Company and Maritima Sipsa S.A. entered into an amended agreement to modify the delivery date of the vessel to February 2007 or at a later date if the charter is further extended, at a purchase price not exceeding $7,700. In March 2007, the delivered date was postponed to September 2007 and the purchase price was reduced to $3,645. The transaction was recognized in the Company's statements of income as a lease, reflecting quarterly payments as charter revenues for $ 3,885, $1,976 and $2,467 in 2006, 2005 and 2004, respectively, while the vessel remains presented in the accompanying balance sheets as an asset.

     (2)  Management fee billed by Ravenscroft

          Since the date of acquisition of Ravenscroft we included the management fee billed by Ravenscroft to Maritima Sipsa S.A., a 49% owned company, for the ship management services for the vessel Princess Marina. The stipulated fee is $21 per month.

     (3)  River barges and push boat leases

          Through its subsidiaries, the Company entered into a lease agreement with UABL Limited and its subsidiaries for the rental by UABL Limited of certain river barges and push boats for a daily lease amount for each river barge or push boat. Since April 23, 2004 the date of UABL Limited acquisition our financial statements included the operations of UABL Limited on consolidated bases. Therefore, these transactions have been eliminated in the consolidated financial statements. Prior to acquisition, the equity method was used.

     Management fee paid

     For the three years ended December 31, 2006 management fees were expensed with the following related parties:

                                               For the year ended December 31,
                                               -------------------------------
                                                2006         2005        2004
                                               ------       ------      ------

     Oceanmarine (1)                           $  150       $  620      $  680
     Ravenscroft Shipping Inc. (2)                361        1,498         833
                                               ------       ------      ------
     Total                                     $  511       $2,118      $1,513
                                               ======       ======      ======

     (1) The Company through certain of its subsidiaries has contracted with Oceanmarine, a company under the same control group as Inversiones Los Avellanos S.A., a shareholder, for certain administrative services. This agreement stipulated a fee of $10 per month and per ocean going cargo vessel.

     (2) Pursuant to the individual ship management agreement between Ravenscroft Ship Management Ltd., a Bahamas Corporation ("Ravenscroft Bahamas") a company of the same control group as Inversiones Los Avellanos S.A., a shareholder, and the Company's relevant vessel-owning subsidiaries, Ravenscroft Bahamas had agreed to provide certain ship management services for all of the Company's vessels. Ravenscroft Bahamas had subcontracted the provision of these services to Ravenscroft Shipping Inc., a Miami-based related party of the Company. This agreement stipulated a fee of $12.5 per month per ocean going cargo vessel.

          Under these contracts, these related parties were to provide all services necessary for such companies to operate, including but not limited to crewing, insurance, accounting and other required services. Additionally, commissions and agency fees were paid to those related parties.

          In addition, the Company paid Ravenscroft a monthly technical ship management fee of (euro)20,000 per passenger vessel for services including technical management, crewing, provisioning, superintendence and related accounting functions. The Company paid Ravenscroft for each passenger vessel (euro)25,000 administrative and operational fee per month for all operational functions as well as administering the subcontractors, concessions and credit card/collection system onboard.

     We purchased Ravenscroft (see Note 3) and hired the administrative personnel and purchased the administration related assets of Oceanmarine in March 2006 (see Note 3); accordingly, after those acquisitions, we did not pay fees to these related parties, but directly incurred in-house all costs of ship management and administration.

     Voyage expenses paid to related parties

     For the three years ended December 31, 2006, the voyage expenses paid to related parties were as follows:

                                             For the year ended December 31,
                                             -------------------------------
                                              2006        2005         2004
                                             ------      ------       ------

     Bareboat charter paid (1)               $2,640      $3,977       $   --
     Brokerage commissions (2)                  319         707          694
     Commercial commissions (3)                 125          --           --
     Agency fees (4)                             79           6           21
     Ship management fees (5)                    --          --        1,736
                                             ------      ------       ------
     Total                                   $3,163      $4,690       $2,451
                                             ======      ======       ======

     (1)  Bareboat charter paid to related parties

          Since the second quarter of 2005, through our subsidiary, Corporacion de Navegacion Mundial S.A., the Company entered into a bareboat charter with UP Offshore (Panama) S.A., a wholly owned subsidiary of UP Offshore, for the rental of the two PSVs named UP Safira and UP Esmeralda for a daily lease amount for each one. Since March 21, 2006, the date of our acquisition of control of UP Offshore, our consolidated financial statements included the operations of UP Offshore (Panama) S.A., a wholly owned subsidiary of UP Offshore, on a consolidated basis. Therefore, these transactions have been eliminated in the consolidated financial statements since that date. Prior to the acquisition of control, the equity method was used.

     (2)  Brokerage commissions

          Ravenscroft from time to time acted as a broker in arranging charters for the Company's oceangoing vessels for which Ravenscroft charged brokerage commissions of 1.25% on the freight, hire and demurrage of each such charter.

          In addition, in 2005, the Company paid to Ravenscroft $399 for its participation in the sale of one of our vessels.

          Since March 20, 2006, the date of Ravenscroft acquisition, our consolidated financial statements included the operations of Ravenscroft, on a consolidated basis. Therefore, these transactions have been eliminated in the consolidated financial statements since that date.

     (3)  Commercial commissions

          In 2003, UP Offshore (Bahamas) Ltd. signed a commercial agreement with Comintra, one of its shareholders.

          Under this agreement Comintra agreed to assist UP Offshore (Bahamas) Ltd. regarding the commercial activities of UP Offshore (Bahamas) Ltd.'s fleet of six PSVs with the Brazilian offshore oil industry. Comintra's responsibilities, among others, include marketing the PSVs in the Brazilian market and negotiating the time charters or other revenues contracts with prospective charterers of the PSVs.

          The parties agreed that Comintra's professional fees under this agreement shall be 2% of the gross time charters revenues from Brazilian charters collected by UP Offshore (Bahamas) Ltd. on a monthly basis.

          Comintra's services in connection with this agreement began on June 25, 2003, and, unless earlier terminated end on June 25, 2013.

          UP Offshore (Bahamas) Ltd. may terminate this agreement (a) at any time upon 30 days notice if (i) PSVs representing more than 50% of the gross time charter revenues of UP Offshore (Bahamas) Ltd. arising from contracts in Brazil are sold or (ii) Ultrapetrol and LAIF cease owning, jointly or separately, more than 50% of UP Offshore (Bahamas) Ltd.'s outstanding voting stock; (b) Comintra breaches any material term of this agreement; (c) in the event of gross negligence or material failure to perform the services by Comintra, or (d) upon mutual agreement.

          In the event of termination under subsections (a) or (d) above, such termination shall not be effective unless and until UP Offshore (Bahamas) Ltd. shall have also paid to Comintra $2,500 (less any fees already paid to Comintra through the termination date). Other than the figures mentioned above no further indemnification will be due by UP Offshore (Bahamas) Ltd. to Comintra.

          During 2005 UP Offshore (Bahamas) Ltd. paid in advance to Comintra fees under this agreement in the amount of $1,500.

          Since March 21, 2006 the date of UP Offshore (Bahamas) Ltd. acquisition, our financial statements included the operations of UP Offshore (Bahamas) Ltd. on a consolidated basis. Therefore, these transactions have been included in the consolidated financial statements since that date.

     (4)  Agency fees

          Pursuant to an agency agreement with Ultrapetrol S.A., UABL S.A. and Ravenscroft, Shipping Services Argentina S.A. (formerly I. Shipping Service S.A.) a company of the same control group as Inversiones Los Avellanos S.A., has agreed to perform the duties of port agent for the Company in Argentina.

     (5)  Ship management fees

          Certain of our subsidiaries have had a ship management agreement with Lonehort S.A., a wholly owned subsidiary of UABL Limited, to provide operating and technical ship management services for the river barges and push boat rented by us to UABL Limited and its subsidiaries. Since April 23, 2004, the date of UABL Limited acquisition, our financial statements included the operations of Lonehort S.A., a wholly owned subsidiary of UABL Limited, on a consolidated basis. Therefore, these transactions have been eliminated in the consolidated financial statements. Prior to acquisition, the equity method was used.

          Operations in OTS S.A.'s terminal

          UABL Paraguay, our subsidiary in the River Business, operates the terminal that pertains to Obras Terminales y Servicios S.A. (OTS S.A.), a related party.

          In 2006 and 2005, UABL Paraguay paid to OTS S.A. $646 and $610, respectively, for this operation.

          Financial advisory services

          Prior to the commencement of the offering of its 2014 Senior Notes, an affiliate of one of Ultrapetrol's shareholders provided advice to the initial purchaser on the terms and structure of the proposed offering for which it was paid a fee of $500 in 2004.

11.  SHARE CAPITAL

     Common shares and shareholders

     On July 20, 2006, the Company adopted a resolution authorizing the amendment and restatement of its Memorandum and Articles of Association which provides among other things for the authorized capital stock of the Company to increase to 100,000,000 shares of common stock, par value $.01 per share.

     The shares held directly by Inversiones Los Avellanos S.A., Hazels (Bahamas) Investment Inc. and Solimar Holdings Ltd (collectively the "Original Shareholders") are entitled to seven votes per share and all other holders of our common stock are entitled to one vote per share. The special voting rights of the Original Shareholders are transferable to each other but are not transferable to our other shareholders and apply only to shares held by the Original Shareholders on the date of the IPO and not to any shares they subsequently purchase or repurchase.

     At December 31, 2006 UPB had 100,000,000 authorized shares and 28,346,952 shares issued and outstanding.

     At December 31, 2006 our shareholders Solimar Holdings Ltd., Inversiones Los Avellanos S.A. and Hazels (Bahamas) Investments Inc. (a wholly owned subsidiary of Inversiones Los Avellanos S.A.) hold 9,672,664, 4,892,465 and 702,159 shares which represent 34.12%, 17.26% and 2.48%, respectively of our common stock. The voting power for these shares which represent 89.10% of the total voting power is combined pursuant to an agreement between the Original Shareholders who have agreed to vote their respective shares together in all matters where a vote of UPB's shareholders is required.

     Solimar Holdings Ltd. warrants

     Under the terms of the warrant agreement dated March 16, 2000, our shareholder Solimar owns warrants to purchase, up to 146,384 shares of our common stock at an exercise price of $6.83 per share. These warrants may be exercised at any time up to and including March 1, 2010 for restricted and unregistered shares.

     Registration rights agreement

     On September 21, 2006, prior to its IPO the Company entered into a registration rights agreement with Inversiones Los Avellanos S.A., Hazels (Bahamas) Investments Inc. and Solimar Holdings Ltd., its shareholders of record immediately prior to the IPO, pursuant to which the Company has granted them and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, including any applicable lock-up agreements then in place, to require the Company to register under the Securities Act shares of its common stock held by them. Under the registration rights agreement, these persons will have the right to request the Company to register the sale of shares held by them on their behalf and may also require to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, these persons will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by shareholders or initiated by the Company.

12.  STOCK SPLIT AND TREASURY STOCK

     Stock split

     For purpose of effecting a reduction in the unit price of the common shares in order to improve their marketability, the shareholders of the Company declared a stock split to shareholders of record as of September 25, 2006 whereby 7.34862 common shares were issued for each common share held at that date.

     A capitalization of $134 from "Additional paid-in capital" to the "Common stock" account has been reflected retroactively for all of the periods presented.

     Therefore, the Company distributed 13,390,760 additional common shares on a proportionate basis. After this stock split, the issued and outstanding shares have been increased from 2,109,240 to 15,500,000.

     Treasury stock

     On October 12, 2000 the Company through a wholly owned subsidiary, Avemar Holdings (Bahamas) Limited ("Avemar"), purchased 537,144 shares (3,947,266 shares after the stock split of 7.34862 per share) of the Company. Therefore, the Company recorded $20,332 in the "Treasury stock" account in the shareholders' equity, $20,000 of which relates to the amount paid to Societe Internationale D'Invertissement S.A. (Bahamas) ("SII") and $332 relates to direct cost of acquisition.

     On March 20, 2006 and September 21, 2006 two of our shareholders, Inversiones Los Avellanos S.A. and Avemar (our wholly owned subsidiary), cancelled their agreement pursuant to which Avemar had previously granted Inversiones Los Avellanos S.A. an irrevocable proxy to vote our shares owned by Avemar and agreed to transfer the shares owned by Avemar to the remaining shareholders of the Company, in proportion to their existing ownership in the Company before our IPO of shares.

     On October 16, 2006 the 3,947,266 shares held in treasury were transferred in proportion to their existing ownership, to Solimar Holdings Ltd., Inversiones Los Avellanos S.A. and Hazels Investment Inc., our shareholders of record immediately prior to the IPO in the amount of 2,500,809 shares, 1,245,927 shares and 200,530 shares, respectively.

     This transaction partakes of the nature of a stock split, therefore a reclassification of $20,332 from "Treasury stock" to "Additional paid-in capital" account has been reflected retroactively for all of the periods presented.

13.  PREFERRED SHARES OF UP OFFSHORE (BAHAMAS) LTD.

     In January 2004, UP Offshore (Bahamas) Ltd. issued 3,000,000 of its Series A 6% non-voting redeemable preferred shares for a subscription price of $3,000.

     The preferred shares accrued cumulative preferred dividends (whether or not declared, whether or not UP Offshore (Bahamas) Ltd. had earnings or profits, and whether or not there were funds legally available for the payment of such dividends) at the annual rate of 6% of the purchase price of such shares.

     UP Offshore (Bahamas) Ltd. could, at any time prior to December 15, 2010, redeem all, but not less than all, of the Series A preferred shares. The redemption price was an amount equal to the amount necessary to cause the holder to realize an internal rate of return of 14% per annum on the subscription amount of such shares.

     On October 20, 2006 UP Offshore (Bahamas) Ltd. redeemed at its option all of the outstanding Series A preferred shares for an amount of $ 4,303 with the proceeds of our initial public offering described in note 1.

     The Company incurred a loss of $914, that was recorded in 2006 in "Minority interest".

14.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Interest and income taxes paid for three years ended December 31, 2006, were as follows:

                                           For the year ended December 31,
                                          ---------------------------------
                                            2006         2005         2004
                                          -------      -------      -------

     Interest paid                        $18,574      $17,932      $18,346
     Income taxes paid                    $   604      $   209      $   784

15.  BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION

     The Company organizes its business and evaluates performance by its operating segments, Ocean, River, and beginning in 2005 the Offshore Supply and Passenger Business. The accounting policies of the reportable segments are the same as those for the consolidated financial statements (Note 2). The Company does not have significant intersegment transactions. These segments and their respective operations are as follows:

     Ocean Business: In our Ocean Business, we own and operate five oceangoing vessels and semi-integrated oceangoing tug barge units under the trade name Ultrapetrol. Our Suezmax and Aframax vessels transport dry and liquid bulk goods on major trade routes around the globe. Major products carried include liquid cargo such as petroleum and petroleum derivatives, as well as dry cargo such as iron ore, coal and other bulk cargoes.

     River Business: In our River Business, we own and operate several dry and tanker barges, and push boats. In addition, we use one barge from our ocean fleet, the Alianza G2, as a transfer station. The dry barges transport basically agricultural and forestry products, iron ore and other cargoes, while the tanker barges carry petroleum products, vegetable oils and other liquids.

     We operate our push boats and barges on the navigable waters of Parana, Paraguay and Uruguay Rivers and part of the River Plate in South America, also known as the Hidrovia region.

     Offshore Supply Business: We operate our Offshore Supply Business, using PSVs owned by UP Offshore (Bahamas), two are employed in the spot market in the North Sea and two in the Brazilian market. PSVs are designed to transport supplies such as containerized equipment, drill casing, pipes and heavy loads on deck, along with fuel, water, drilling fluids and bulk cement in under deck tanks and a variety of other supplies to drilling rigs and platforms.

     Passenger Business: We own and operate two vessels purchased in 2005. The business is concentrated in the Mediterranean and Black Sea.

     Ultrapetrol's vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries. In addition, the Company does not manage its operating profit on a geographic basis.

                                          For the year ended December 31,
                                       ------------------------------------
                                         2006          2005          2004
                                       --------      --------      --------
     Revenues (1)
     - South America                   $ 87,573      $ 55,455      $ 39,871
     - Europe                            70,548        59,245        30,356
     - Asia                              13,568         9,989        21,647
     - Other                              1,777           672         3,286
                                       --------      --------      --------
                                       $173,466      $125,361      $ 95,160
                                       ========      ========      ========

     (1)  Classified by country of domicile of charterers.

     Revenue by segment consists only of services provided to external customers, as reported in the consolidated statement of operations. Resources are allocated based on segment profit or loss from operation, before interest and taxes.

     Identifiable assets represent those assets used in the operations of each segment.

     The following schedule presents segment information about the Company's operations for the year ended December 31, 2006:

                                                                                        Offshore
                                                     Ocean       River      Passenger    Supply
                                                   Business    Business     Business    Business      Total
                                                   ---------   ---------    ---------   ---------   ---------
     Revenues                                      $  39,202   $  79,124    $  28,851   $  26,289   $ 173,466
     Running and voyage expenses                      14,390      54,131       19,374       9,715      97,610
     Depreciation and amortization                    14,238       8,136        3,626       2,340      28,340
     Segment operating profit                          5,566      10,755        5,101      11,480      32,902
     Segment assets                                  130,960     125,490       38,839     131,090     426,379
     Investments in affiliates                           349       1,936           --          --       2,285
     Income (Loss) from investment in affiliates         384        (124)          --         328         588
     Additions to long-lived assets                $  24,953   $   9,090    $  10,217   $   8,439   $  52,699

     The following schedule presents segment information about the Company's operations for the year ended December 31, 2005:

                                                                           Offshore
                                            Ocean      River    Passenger   Supply
                                          Business   Business   Business   Business     Total
                                          --------   --------   --------   --------   --------
     Revenues                             $ 49,874   $ 54,546   $ 14,409   $  6,532   $125,361
     Running and voyage expenses            14,007     43,530      9,326      6,198     73,061
     Depreciation and amortization          13,063      7,166      1,104         --     21,333
     Gain on disposal of vessels            21,867         --         --         --     21,867
     Segment operating profit               39,289        366      3,415        183     43,253
     Segment assets                         98,252    122,594     27,625     29,811    278,282
     Investments in affiliates                  --      2,060         --     13,638     15,698
     Loss from investment in affiliates        179        306         --         12        497
     Additions to long-lived assets       $ 10,678   $ 12,678   $ 28,105   $     --   $ 51,461

     In 2006 revenues from one customer of Ultrapetrol River Business represent approximately $23,700, or 14% of the Company's consolidated revenues, revenues from one customer of Ultrapetrol Ocean Business represent approximately $19,200, or 11% of the Company's consolidated revenues and the revenues from one customer of the Passenger Business represent approximately $17,600, or 10% of the Company's consolidated revenues.

     In 2005 revenues from one customer of Ultrapetrol Ocean and River Business represent approximately $31,000, or 25% of the Company's consolidated revenues, revenues from one customer of Ultrapetrol Ocean Business represent approximately $21,000, or 17% of the Company's consolidated revenues and revenues for the only customer of the Passenger Business represent approximately $14,400, or 11% of the Company's consolidated revenues.

     In 2004 revenues from one customer of Ultrapetrol Ocean and River Business represent approximately $31,000, or 33% of the Company's consolidated revenues and revenues from one customer of Ultrapetrol Ocean Business represent approximately $17,000, or 18% of the Company's consolidated revenues.

16.  STOCK COMPENSATION

     We have adopted the 2006 Stock Incentive Plan, or the 2006 Plan, dated July 20, 2006, which entitles our officers, key employees and directors to receive restricted stock, stock appreciation rights, stock options dividend equivalent rights, unrestricted stock, restricted stock units or performance shares. Under the 2006 Plan, a total of 1,400,000 shares of common stock have been reserved for issuance. The 2006 Plan is administered by our Board of Directors. Under the terms of the 2006 Plan, our Board of Directors is able to grant new options exercisable at a price per share to be determined by our Board of Directors. Under the terms of the 2006 Plan, no options would be able to be exercised until at least one year after the closing of our initial public offering (October 18, 2006). Any shares received on exercise of the options would not be able to be sold until one year after the date of the stock option grant. All options will expire ten years from the date of grant. The 2006 Plan expires ten years from the closing of our IPO.

     In addition, on July 20, 2006 we entered into separate consulting agreements that became effective upon completion of our initial public offering (October 18, 2006) with companies controlled by our chief executive officer, executive vice president, chief financial officer and chief accountant for work they perform for us in various different jurisdictions.

     In connection with these agreements, the Company awarded a total of 310,000 shares of restricted common stock at no cost to two companies, one of which is controlled by our chief executive officer and the other by our executive vice president. These shares are non-transferable until they vest, which occurs ratably over a three year period. During the vesting period, the shares have voting rights and cash dividends will be paid if declared. The fair market value of the Company's share on the grant date was $11.00. Accordingly, $3.450 is being amortized as compensation expenses over the vesting period of three years, using the straight-line method.

     On December 5, 2006, the Company granted a total of 36,952 shares of restricted common stock at no cost to its non-employee directors. These shares are non-transferable until they vest, which occurs ratably over a three year period. During the vesting period, the shares have voting rights and cash dividends will be paid if declared. The fair market value of the Company's share on the grant date was $12.99. Accordingly, $480 is being amortized as compensation expenses over the vesting period of three years, using the straight-line method.

     Activity with respect to restricted common stock is summarized as follows:

     Nonvested shares outstanding at December 31, 2005                   --
     Granted                                                        346,952
     Vested                                                              --
     Forfeited                                                           --
                                                                    -------
     Nonvested shares outstanding at December 31, 2006              346,952
                                                                    =======

     Total stock based compensation expense was $242 for the period from October 18, 2006 to December 31, 2006 and is recorded in the same line items used for cash compensation. The unrecognized compensation cost at December 31, 2006 was $3,688 and the weighted average remaining life for unrecognized compensation was 2.75 years.

     In addition, the Company awarded to three companies, one of which is controlled by our chief executive officer, one by our executive vice president and the other by our chief financial officer, stock options to purchase a total of 348,750 shares of common stock at an exercise price of $ 11.00 per share. These stock options vest ratably over a three-year period and expire ten years from the date of grant. The fair value of the options granted were estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 4.77% which is based on the U.S. Treasury yield curve in effect at the time of the grant, expected dividend yield of 0%, expected stock price volatility of 10.32% and expected life of 6 years, which has been computed based on the short-cut method per the Securities and Exchange Commission Staff Accounting Bulletin N(degree) 107. The aggregate fair market value of the stock options on the grant date, $1,444, is being amortized as compensation expenses over the vesting period of three years, using the straight-line method.

     Activity and related information with respect to the Company's stock options is summarized as follows:

                                                                     Exercise
                                                           Shares     price
                                                           -------   --------

     Under option at December 31, 2005a                         --        --
     Options granted                                       348,750    $11.00
     Options exercised                                          --        --
     Options forfeited or expired                               --        --
                                                           -------    ------
     Under option at December 31, 2006a                    348,750    $11.00
     Options exercisable at December 31, 2006a                  --        --

     Options outstanding at December 31, 2006 had a remaining contractual life of 9.75 years and had an exercise price of $11.00.

     Total stock based compensation expenses was $108 for the period from October 18, 2006 to December 31, 2006 and is recorded in the same line items used for cash compensation. The unrecognized compensation cost at December 31, 2006 was $1,336 and the weighted average remaining life for unrecognized compensation was 2.75 years.

17.  SUPPLEMENTAL GUARANTOR INFORMATION

     On November 24, 2004, the Company issued $180 million 9% First Preferred Ship Mortgage Notes due 2014.

     The 2014 Senior Notes are fully and unconditionally guaranteed on a joint and several basis by the majority of the Company's subsidiaries directly involved in our Ocean and Passenger Business.

     The Indenture provides that the 2014 Senior Notes and each of the guarantees granted by Subsidiaries, other than the Mortgage, are governed by, and construed in accordance with, the laws of the state of New York. Each of the mortgaged vessels is registered under either the Panamanian flag, or another jurisdiction with similar procedures. All of the Subsidiary Guarantors are outside of the United States.

     Supplemental condensed combining financial information for the Guarantor Subsidiaries for the 2014 Senior Notes is presented below. This information is prepared in accordance with the Company's accounting policies. This supplemental financial disclosure should be read in conjunction with the consolidated financial statements.


                                               ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES


                                               SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEET

                                                         AS OF DECEMBER 31, 2006

                                                 (stated in thousands of U.S. dollars)
                                                                         Combined
                                                          Combined      subsidiary                          Total
                                                          subsidiary        non       Consolidating      consolidated
                                                Parent    guarantors    guarantors     adjustments          amounts
                                               --------   -----------   -----------   --------------    --------------
Current assets
Receivables from related parties                198,033        26,615        13,158         (234,484)            3,322
Other current assets                             16,191        13,351        21,906               --            51,448
                                               --------   -----------   -----------   --------------    --------------
Total current assets                            214,224        39,966        35,064         (234,484)           54,770
                                               --------   -----------   -----------   --------------    --------------

Noncurrent assets
Vessels and equipment, net                           --       130,666       205,990           (3,465)          333,191
Investment in affiliates                        142,759            --         2,285         (142,759)            2,285
Other noncurrent assets                           6,233        10,732        19,168               --            36,133
                                               --------   -----------   -----------   --------------    --------------
Total noncurrent assets                         148,992       141,398       227,443         (146,224)          371,609
                                               --------   -----------   -----------   --------------    --------------
Total assets                                    363,216       181,364       262,507         (380,708)          426,379
                                               ========   ===========   ===========   ==============    ==============

Current liabilities
Payables to related parties                       1,097       144,779        89,028         (234,484)              420
Other financial debt                                 --            --         4,700               --             4,700
Other current liabilities                         2,690         4,289        10,672               --            17,651
                                               --------   -----------   -----------   --------------    --------------
Total current liabilities                         3,787       149,068       104,400         (234,484)           22,771
                                               --------   -----------   -----------   --------------    --------------

Noncurrent liabilities
Long-term debt                                  180,000            --            --               --           180,000
Other financial debt, net of current portion         --            --        34,294               --            34,294
Other noncurrent liabilities                         --           346         6,448               --             6,794
                                               --------   -----------   -----------   --------------    --------------
Total noncurrent liabilities                    180,000           346        40,742               --           221,088
                                               --------   -----------   -----------   --------------    --------------
Total liabilities                               183,787       149,414       145,142         (234,484)          243,859

Minority interests                                   --            --            --            3,091             3,091

Shareholders' equity                            179,429        31,950       117,365         (149,315)          179,429
                                               --------   -----------   -----------   --------------    --------------

Total liabilities, minority interests
  and shareholders' equity                      363,216       181,364       262,507         (380,708)          426,379
                                               ========   ===========   ===========   ==============    ==============


                                             ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES


                                              SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEET

                                                          AS OF DECEMBER 31, 2005

                                                   (stated in thousands of U.S. dollars)
                                                                          Combined
                                                           Combined      subsidiary                          Total
                                                           subsidiary        non       Consolidating      consolidated
                                                Parent     guarantors    guarantors     adjustments          amounts
                                               --------    -----------   -----------   --------------    --------------
Current assets
Receivables from related parties               $ 150,558   $     4,147   $     5,580   $     (142,341)   $       17,944
Other current assets                               3,207        11,222        17,733               --            32,162
                                               ---------   -----------   -----------   --------------    --------------
Total current assets                             153,765        15,369        23,313         (142,341)           50,106
                                               ---------   -----------   -----------   --------------    --------------

Noncurrent assets
Vessels and equipment, net                            --       128,589        54,696           (1,216)          182,069
Investment in affiliates                          68,150            --        15,698          (68,150)           15,698
Other noncurrent assets                            6,260        14,641         9,508               --            30,409
                                               ---------   -----------   -----------   --------------    --------------
Total noncurrent assets                           74,410       143,230        79,902          (69,366)          228,176
                                               ---------   -----------   -----------   --------------    --------------
Total assets                                   $ 228,175   $   158,599   $   103,215   $     (211,707)   $      278,282
                                               =========   ===========   ===========   ==============    ==============

Current liabilities
Payables to related parties                    $   3,056   $   119,972   $    21,321   $     (142,341)   $        2,008
Other financial debt                                  --            --         6,599               --             6,599
Other current liabilities                          1,645         6,431         6,700               --            14,776
                                               ---------   -----------   -----------   --------------    --------------
Total current liabilities                          4,701       126,403        34,620         (142,341)           23,383
                                               ---------   -----------   -----------   --------------    --------------

Noncurrent liabilities
Long-term debt                                   180,000            --            --               --           180,000
Other financial debt, net of current portion          --            --        22,953               --            22,953
Other noncurrent liabilities                          --           537           558               --             1,095
                                               ---------   -----------   -----------   --------------    --------------
Total noncurrent liabilities                     180,000           537        23,511               --           204,048
                                               ---------   -----------   -----------   --------------    --------------
Total liabilities                                184,701       126,940        58,131         (142,341)          227,431

Minority interests                                    --            --            --            2,479             2,479

Minority interests subject to put right               --            --            --            4,898             4,898

Shareholders' equity                              43,474        31,659        45,084          (76,743)           43,474
                                               ---------   -----------   -----------   --------------    --------------

Total liabilities, minority interests
  and shareholders' equity                     $ 228,175   $   158,599   $   103,215   $     (211,707)   $      278,282
                                               =========   ===========   ===========   ==============    ==============

                                    ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES


                                 SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME

                                         FOR THE YEAR ENDED DECEMBER 31, 2006

                                         (stated in thousands of U.S. dollars)
                                                 Combined
                                            Combined       subsidiary                           Total
                                            subsidiary         non        Consolidating      consolidated
                                Parent      guarantors     guarantors      adjustments          amounts
                               --------     -----------    -----------    --------------    --------------
Revenues                       $      --    $    94,823    $    97,599    $      (18,956)   $      173,466

Operating expenses                (2,974)       (78,174)       (78,314)           18,898          (140,564)
                               ---------    -----------    -----------    --------------    --------------
Operating profit (loss)           (2,974)        16,649         19,285               (58)           32,902

Investment in affiliates          11,857             --            588           (11,857)              588
Other income (expenses)            1,643        (15,545)        (4,942)               --           (18,844)
                               ---------    -----------    -----------    --------------    --------------
Income before income tax and
minority interest                 10,526          1,104         14,931           (11,915)           14,646

Income taxes                          --           (813)        (1,388)               --            (2,201)
Minority interest                     --             --             --            (1,919)           (1,919)
                               ---------    -----------    -----------    --------------    --------------
Net income                     $  10,526    $       291    $    13,543    $      (13,834)   $       10,526
                               =========    ===========    ===========    ==============    ==============

                           SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME

                                   FOR THE YEAR ENDED DECEMBER 31, 2005

                                   (stated in thousands of U.S. dollars)
                                                        Combined
                                        Combined       subsidiary                           Total
                                        subsidiary         non        Consolidating      consolidated
                            Parent      guarantors     guarantors      adjustments          amounts
                           --------     -----------    -----------    --------------    --------------
Revenues                   $      --    $    73,243    $    58,869    $       (6,751)   $      125,361

Operating expenses            (1,606)       (49,725)       (37,509)            6,732           (82,108)
                           ---------    -----------    -----------    --------------    --------------
Operating profit (loss)       (1,606)        23,518         21,360               (19)           43,253

Investment in affiliates      15,768             --           (497)          (15,768)             (497)
Other income (expenses)          406        (14,842)        (3,169)               --           (17,605)
                           ---------    -----------    -----------    --------------    --------------
Income before income tax
and minority interest         14,568          8,676         17,694           (15,787)           25,151

Income taxes                      --           (409)          (377)               --              (786)
Minority interest                 --             --             --            (9,797)           (9,797)
                           ---------    -----------    -----------    --------------    --------------
Net income                 $  14,568    $     8,267    $    17,317    $      (25,584)   $       14,568
                           =========    ===========    ===========    ==============    ==============

                              ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES


                           SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME

                                   FOR THE YEAR ENDED DECEMBER 31, 2004

                                   (stated in thousands of U.S. dollars)
                                                        Combined
                                        Combined       subsidiary                           Total
                                        subsidiary         non        Consolidating      consolidated
                            Parent      guarantors     guarantors      adjustments          amounts
                           --------     -----------    -----------    --------------    --------------
Revenues                   $     --     $    61,856    $    54,121    $      (20,817)   $       95,160

Operating expenses           (1,222)        (39,667)       (47,654)           20,817           (67,726)
                           --------     -----------    -----------    --------------    --------------
Operating profit (loss)      (1,222)         22,189          6,467                --            27,434

Investment in affiliates     14,317              --            356           (14,267)              406
Other income (expenses)      (7,956)         (9,236)        (1,752)           (1,975)          (20,919)
                           --------     -----------    -----------    --------------    --------------
Income before income tax
and minority interest         5,139          12,953          5,071           (16,242)            6,921

Income taxes                     --             265           (907)               --              (642)
Minority interest                --              --             --            (1,140)           (1,140)
                           --------     -----------    -----------    --------------    --------------
Net income                 $  5,139     $    13,218    $     4,164    $      (17,382)   $        5,139
                           ========     ===========    ===========    ==============    ==============

                         SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOW

                                   FOR THE YEAR ENDED DECEMBER 31, 2006

                                   (stated in thousands of U.S. dollars)
                                                            Combined
                                            Combined       subsidiary                           Total
                                            subsidiary         non        Consolidating      consolidated
                                Parent      guarantors     guarantors      adjustments          amounts
                               --------     -----------    -----------    --------------    --------------
Net income                     $  10,526    $       291    $    13,543    $      (13,834)   $       10,526
Adjustments to reconcile net
  income to net cash (used
  in) provided by operating
  activities                      (8,733)        19,521         (6,347)           13,834            18,275
                               ---------    -----------    -----------    --------------    --------------
Net cash (used in) provided
  by operating activities          1,793         19,812          7,196                --            28,801
                               ---------    -----------    -----------    --------------    --------------

Intercompany sources             (58,516)       (22,035)         2,000            78,551                --
Non-subsidiary sources           (53,848)       (17,511)       (32,670)               --          (104,029)
                               ---------    -----------    -----------    --------------    --------------
Net cash (used in) provided
  by investing activities       (112,364)       (39,546)       (30,670)           78,551          (104,029)
                               ---------    -----------    -----------    --------------    --------------

Intercompany sources              (2,000)        17,900         62,651           (78,551)               --
Non-subsidiary sources           125,129             --        (37,167)               --            87,962
                               ---------    -----------    -----------    --------------    --------------
Net cash (used in) provided
by financing activities          123,129         17,900         25,484           (78,551)           87,962
                               ---------    -----------    -----------    --------------    --------------
Net increase (decrease) in
  cash and cash equivalents    $  12,558    $    (1,834)   $     2,010    $           --    $       12,734
                               =========    ===========    ===========    ==============    ==============


                              ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES

                         SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOW

                                   FOR THE YEAR ENDED DECEMBER 31, 2005

                                   (stated in thousands of U.S. dollars)

                                                            Combined
                                            Combined       subsidiary                           Total
                                            subsidiary         non        Consolidating      consolidated
                                Parent      guarantors     guarantors      adjustments          amounts
                               --------     -----------    -----------    --------------    --------------
Net income                     $ 14,568    $     8,267    $    17,317    $      (25,584)   $       14,568
Adjustments to reconcile net
  income to net cash (used
  in) provided by operating
  activities                    (15,057)         7,919        (16,343)           25,584             2,103
                               --------    -----------    -----------    --------------    --------------
Net cash (used in) provided
  by operating activities          (489)        16,186            974                --            16,671
                               --------    -----------    -----------    --------------    --------------

Intercompany sources            (15,745)        (3,835)          (457)           20,037                --
Non-subsidiary sources          (13,401)       (41,214)        27,890                --           (26,725)
                               --------    -----------    -----------    --------------    --------------
Net cash provided by (used
  in) investing activities      (29,146)       (45,049)        27,433            20,037           (26,725)
                               --------    -----------    -----------    --------------    --------------

Intercompany sources              3,056         25,994         (9,013)          (20,037)               --
Non-subsidiary sources           29,386             --        (23,020)               --             6,366
                               --------    -----------    -----------    --------------    --------------
Net cash provided by (used
  in) financing activities       32,442         25,994        (32,033)          (20,037)            6,366
                               --------    -----------    -----------    --------------    --------------
Net increase (decrease) in
  cash and cash equivalents    $  2,807    $    (2,869)   $    (3,626)   $           --    $       (3,688)
                               ========    ===========    ===========    ==============    ==============

                               SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOW

                                       FOR THE YEAR ENDED DECEMBER 31, 2004

                                       (stated in thousands of U.S. dollars)

                                                            Combined
                                            Combined       subsidiary                           Total
                                            subsidiary         non        Consolidating      consolidated
                                Parent      guarantors     guarantors      adjustments          amounts
                               --------     -----------    -----------    --------------    --------------
Net income                     $  5,139     $    13,218    $     4,164    $      (17,382)   $        5,139
Adjustments to reconcile net
  income to net cash (used
  in) provided by operating
  activities                     (7,155)         10,333         (2,570)           17,382            17,990
                               --------     -----------    -----------    --------------    --------------
Net cash provided by
  operating activities           (2,016)         23,551          1,594                --            23,129
                               --------     -----------    -----------    --------------    --------------

Intercompany sources            (18,115)          6,402          2,154             9,559                --
Non-subsidiary sources               --         (14,982)       (42,574)               --           (57,556)
                               --------     -----------    -----------    --------------    --------------
Net cash provided by (used
  in) investing activities      (18,115)         (8,580)       (40,420)            9,559           (57,556)
                               --------     -----------    -----------    --------------    --------------

Intercompany sources             (8,556)          2,224         15,891            (9,559)               --
Non-subsidiary sources           28,063         (14,750)        24,468                --            37,781
                               --------     -----------    -----------    --------------    --------------
Net cash provided by (used
  in) financing activities       19,507         (12,526)        40,359            (9,559)           37,781
                               --------     -----------    -----------    --------------    --------------
Net increase (decrease) in
  cash and cash equivalents    $   (624)    $     2,445    $     1,533    $           --    $        3,354
                               ========     ===========    ===========    ==============    ==============

                 ULTRAPETROL (BAHAMAS) LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  SUBSEQUENT EVENTS

     Delivery of Alejandrina and loan draw down:

     On January 5, 2007 the Company took delivery of the Alejandrina (note 5) and paid the balance of the purchase price of $15,300. On January 29, 2007, Stanyan Shipping Inc. (our wholly owned subsidiary in the Ocean Business and the owner of the Alejandrina) entered into a loan agreement with Natixis for an amount of $13,616 to provide post-delivery secured financing on the Alejandrina.

     The loan is secured by a mortgage on the Alejandrina is guaranteed by Ultrapetrol (Bahamas) Limited, and contains customary covenants.

     Loan draw down and re-finance an existing loans

     On January 2, 2007, UP Offshore (Bahamas) Ltd. drew down $37,500 of its loan agreement with DVB AG of up to $61,306, which was used to refinance the current $30 million loan facility with DVB NV.

     On March 7, 2007, UP Offshore (Bahamas) Ltd. drew down $23,806 of its loan agreement with DVB AG of up to $61,306, which was partially used to funded the Otto Candies acquisition.

     Otto Candies acquisition

     On March 7, 2007, the Company through its subsidiaries in the River Business acquired all of the issued and outstanding shares of Candies Paraguayan Ventures LLC and Compania Paraguaya de Transporte Fluvial S.A. (the "Otto Candies acquisition") for $13,800 in cash. At time of acquisition, Otto Candies owned 12 river barges and 1 push boat.

     The purchase price allocation for this acquisition has not yet been completed, but the purchase price is expected to be in excess of the carrying value of the net assets acquired.

     PSVs construction

     On February 21, 2007, UP Offshore (Bahamas) Ltd. signed a shipbuilding contract with a shipyard in India for construction of two PSVs with a combined cost of $43,300, will be delivered schedule begins in 2009.

     UP Offshore (Bahamas) Ltd. has at its own, the option to acquire two additional PSVs.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of ULTRAPETROL (BAHAMAS) LIMITED:

We have audited the accompanying consolidated balance sheets of Ultrapetrol (Bahamas) Limited and subsidiaries, as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ultrapetrol (Bahamas) Limited and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Buenos Aires, Argentina
  March 21, 2007                      PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
                                            Member of Ernst & Young Global


                                                 EZEQUIEL A. CALCIATI
                                                       Partner

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The articles of association of the Registrant and the International Business Companies Act, 2000 of the Commonwealth of The Bahamas, or the IBCA, provide for indemnification of every director and officer of the Registrant out of the funds of the Registrant. The indemnification provisions of the articles of associations provide as follows:

(1) Actions by Others. The Registrant (a) will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director or an officer of the Registrant and (b) except as otherwise required by paragraph (3) below, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent of or participant in another person, against expenses (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in the Right of the Registrant. The Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent of or participant in another person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted honestly and in good faith with a view to the best interests of the Registrant and except that no indemnification will be made in respect of any claim, issue or matter as to which such person have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court will deem proper.

(3) Successful Defense. To the extent that a person who is or was a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (1) or paragraph (2) above, or in defense of any claim, issue or matter therein, such person will be indemnified through the use of Registrant funds against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4) Specific Authorization. Any indemnification under paragraph (1) or paragraph
(2) above (unless ordered by a court) will be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in said paragraph
(1) and (2) above. Such determination will be made (a) by the board of directors by a majority vote of a quorum consisting of the directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders of the Registrant.

(5) Advance of Expenses. Expenses incurred by any person who may have a right of indemnification under the articles of association of the Registrant in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it will ultimately be determined that he is entitled to be indemnified by the Registrant pursuant to the indemnification provisions of the articles of association.

(6) Right of Indemnity not Exclusive. The indemnification provided by the indemnification provisions of the articles of association is not deemed exclusive of any other rights to which those seeking indemnification may be entitled under any provision of the articles of association, agreement, vote of shareholders or disinterested directors of the Registrant or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of or participant in another person against any liability asserted against him and incurred by him in any such capacity, or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify him against such liability under the indemnification provisions of the articles of association.

Section 57 of the IBCA provides as follows:

Indemnification

(1) Subject to subsection (2) and any limitations in its memorandum or articles of association in any unanimous shareholder agreement, a company incorporated under the IBCA may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal or administrative proceedings any person who:

     (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil or administrative by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

     (b) is or was, at the request of the company, serving as a director, officer or liquidator, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) only applies to a person if the person acted honestly and in good faith with a view to the best interests of the company.

Section 58 of the IBCA allows for directors' and officers' insurance to be purchased by the Registrant and provides as follows:

Insurance

A company incorporated under IBCA may purchase and maintain insurance in relation to any person who is or was a director, a registered agent, an officer or a liquidator of the company, or who at the request of the company is or was serving as a director, a registered agent, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under subsection (1) of Section 57 of the IBCA, described above.

Item 7. Recent Sales of Unregistered Securities.

In November 2004, we issued $180,000 of 9% First Preferred Ship Mortgage Notes due 2014, or the Notes. The Notes were issued pursuant to the exemption under
Section 4(2) of the Securities Act. The proceeds of the Notes offering were used principally to prepay the $135,000 of 10 1/2% First Preferred Ship Mortgage Notes due 2008 we issued in 1998, or the Prior Notes, and to buy an additional Ocean Business asset, further invest in our River Business and to diversify into the Passenger Business with the acquisition of two passenger vessels.

In the first quarter of 2005, pursuant to a registration rights agreement, we completed a registered exchange offer in which we exchanged registered Notes for the Prior Notes in order to allow the Notes to be eligible for trading in the public markets. Credit Suisse First Boston acted as underwriter for the issuance and exchange of the Notes.

Item 8. Exhibits and Financial Statement Schedules.

(3)  Exhibits

    Exhibit
    Number     Description
    ------     -----------

    1          Form of Underwriting Agreement (4)

    3.1        Form of Amended and Restated Articles of Association of the
               Company (2)

    3.2        Form of Amended and Restated Memorandum of Association of the
               Company (2)

    4          Form of Share Certificate (1)

    5 Form of Opinion of Higgs & Johnson, Bahamas Counsel to the Company, as to the validity of the Shares (3)

    8 Form of Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain tax matters (3)

    10.1       Registration Rights Agreement (2)

    10.2       Equity Incentive Plan (2)

    10.3 Second Amended and Restated Shareholders Agreement by and between Inversiones Los Avellanos S.A., Hazels (Bahamas) Investments Inc., and Solimar Holdings Ltd. (2)

    21         Subsidiaries of the Company (3)

    23.1       Consent of Seward & Kissel LLP (contained in Exhibit 8)

    23.2 Consent of Pistrelli, Henry Martin y Asociados S.R.L., an independent registered public accounting firm and a member of Ernst & Young Global, independent registered public accounting firm (3)

    23.3       Consent of Doll Shipping Consultancy (3)

    23.4       Consent of Higgs & Johnson (3)

    24         Powers of Attorneys (5)


----------
(1) Incorporated by reference to our Registration Statement on Form F-1 (File No. 333-132856) filed on March 30, 2006.

(2) Incorporated by reference to our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-132856) filed on September 26, 2006.

(3)  Filed herewith.

(4)  To be filed by amendment.

(5)  Contained on the signature page hereto.

Item 9.      Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230,424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, That:

          (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (ss.239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

          (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (ss.239.13 of this chapter) or Form F-3 (ss.239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (ss.230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (ss.239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-I9 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (i) If the registrant is relying on Rule 430B (ss.230.430B of this chapter):

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
          (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430E relating to an offering made pursuant to Rule 4l5(a)(1)(i), (vii), or
          (x) (ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (ii) If the registrant is subject to Rule 430C (ss.230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (i)  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-l and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on March 21, 2007.


                                      ULTRAPETROL (BAHAMAS) LIMITED

                                      By: /s/ Felipe Menendez R.
                                          --------------------------------
                                          Name:  Felipe Menendez R.
                                          Title: President and Chief Executive
                                                 Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Lawrence Rutkowski and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 21, 2007 in the capacities indicated.


          Signature                              Title
          ---------                              -----

/s/ Felipe Menendez R.                  Chief Executive Officer,
-----------------------------------     President and Director
   Felipe Menendez R.                   (Principal Executive Officer)



/s/ Felipe Menendez R.                 Executive Vice President and
-----------------------------------    Director
  Ricardo Menendez R.




/s/ Leonard J. Hoskinson               Chief Financial Officer, Secretary and
-----------------------------------    Director (Principal Financial Officer
  Leonard J. Hoskinson                 and Principal Accounting Officer)



/s/ Katherine Downs                    Director
-----------------------------------
    Katherine Downs


/s/   James Martin                     Director
-----------------------------------
      James Martin


/s/   George Wood                      Director
-----------------------------------
      George Wood


/s/ Michael C. Hagan                   Director
-----------------------------------
    Michael C. Hagan



 Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of America, has signed this registration statement in the City of New York, New York, on March 21, 2007.

RAVENSCROFT SHIP MANAGEMENT INC.

By:  /s/ Leonard J. Hoskinson
     -----------------------------------
     Name: Leonard J. Hoskinson
     Authorized Representative in the United States

                                  EXHIBIT INDEX

    Exhibit
    Number     Description
    ------     -----------

      1        Form of Underwriting Agreement (4)

      3.1      Form of Amended and Restated Articles of Association of the
               Company (2)

      3.2 Form of Amended and Restated Memorandum of Association of the Company (2)

      4        Form of Share Certificate (1)

      5 Form of Opinion of Higgs & Johnson, Bahamian Counsel to the Company, as to the validity of the Shares (3)

      8 Form of Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain tax matters (3)

     10.1      Registration Rights Agreement (2)

     10.2      Equity Incentive Plan (2)

     10.3 Second Amended and Restated Shareholders Agreement by and between Inversiones Los Avellanos S.A., Hazels (Bahamas) Investments Inc., and Solimar Holdings Ltd. (2)

     21        Subsidiaries of the Company (3)

     23.1      Consent of Seward & Kissel LLP (contained in Exhibit 8)

     23.2 Consent of Pistrelli, Henry Martin y Asociados S.R.L., an independent registered public accounting firm and a member of Ernst & Young Global, independent registered public accounting firm (3)

     23.3      Consent of Doll Shipping Consultancy (3)

     23.4      Consent of Higgs & Johnson (3)

     24        Powers of Attorney(5)


--------------
(1) Incorporated by reference to our Registration Statement on Form F-1 (File No. 333-132856) filed on March 30, 2006.

(2) Incorporated by reference to our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-132856) filed on September 26, 2006.

(3)  Filed herewith.

(4)  To be filed by amendment.

(5)  Contained on the signature page hereto.